Exhibit 2.1

Vincent P. Slusher, State Bar No. 00785480

vince.slusher@dlapiper.com

DLA PIPER LLP (US)

1717 Main Street, Suite 4600

Dallas, Texas 75201

Telephone: (214) 743-4572

Facsimile: (972) 813-6267

Gregg M. Galardi, NY Bar No. 4535506

gregg.galardi@dlapiper.com

James C. Knox, NY Bar No. 4373213

jamie.knox@dlapiper.com

Gabriella L. Zborovsky, NY Bar No. 4851614

gabriella.zborovsky@dlapiper.com

Sarah E. Castle, NY Bar No. 4932240

sarah.castle@dlapiper.com

DLA PIPER LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 335-4500

Facsimile: (212) 335-4501

Chris L. Dickerson

chris.dickerson@dlapiper.com

Jeremy R. Hall

jeremy.hall@dlapiper.com

DLA Piper LLP (US)

203 N. LaSalle Street, Suite 1900

Chicago, Illinois 60601

Telephone: (312) 368-4000

Facsimile: (312) 236-7516

Proposed Attorneys for Reddy Ice Holdings, Inc. and

Reddy Ice Corporation, Debtors and Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re:	§
	§	Case Nos.: 12-32349 and 12-32350
REDDY ICE HOLDINGS, INC. and	§
REDDY ICE CORPORATION,	§	Chapter 11
§
Debtors.	§	Jointly Administered

CONFORMED FIRST AMENDED JOINT PLAN OF REORGANIZATION OF REDDY

ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

Dated: May 22, 2012

E.	Reddy Corp. General Unsecured Claim Settlement Payment	36

F.	Reddy Holdings General Unsecured Claim Settlement Payments	37

G.	MDL Settlement Agreements	37

H.	Chamberlain Litigation Settlement	37

I.	Reddy Corp. Insured Claims	38

J.	New Stockholders’ Agreement	38

K.	Corporate Existence	38

L.	Reorganized Company’s Boards of Directors	38

M.	Employee Benefits	39

N.	New Management Incentive Plan	39

O.	Vesting of Assets in the Reorganized Company	39

P.	Restructuring Transactions	40

Q.	Pursuit of Arctic Acquisition	40

R.	Corporate Action	40

S.	Effectuating Documents; Further Transactions	41

T.	Section 1146 Exemption from Certain Taxes and Fees	41

U.	D&O Liability Insurance Policies	41

V.	Indemnification Agreements	42

W.	Preservation of Causes of Action	42

X.	Single Satisfaction of Claims	43

Y.	Non-Voting Equity Securities	43

Z.	Change in Control	43

ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		43

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	43

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	44

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	44

D.	Insurance Policies	45

E.	Modifications, Amendments, Supplements, Restatements or Other Agreements	45

F.	Reservation of Rights	45

G.	Contracts and Leases Entered Into After the Petition Date	45

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		46

A.	Record Date for Distributions	46

B.	Timing and Calculation of Amounts to Be Distributed	46

C.	Disbursing Agent	47

D.	Rights and Powers of Disbursing Agent	47

E.	Distributions on Account of Claims Allowed After the Effective Date	48

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	48

G.	Withholding and Reporting Requirements	50

H.	Setoffs	50

I.	Claims Paid or Payable by Third Parties	51

J.	Allocation of Distributions Between Principal and Unpaid Interest	51

ARTICLE VIII PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		52

A.	Prosecution of Objections to Claim	52

B.	Allowance of Claims	52

C.	Distributions After Allowance	52

D.	Estimation of Claims	52

E.	Deadline to File Objections to Claims	53

ARTICLE IX SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		53

A.	Compromise and Settlement of Claims, Interests and Controversies	53

B.	Mutual Releases by the Debtors and the Released Parties	53

C.	Releases by Holders of Claims or Interests of Reddy Corp.	54

D.	Releases by Holders of Claims or Interests of Reddy Holdings	55

E.	Government Carveout	55

F.	Exculpation	55

G.	Discharge of Claims and Termination of Interests	56

H.	Injunction	56

I.	Term of Injunctions or Stays	58

J.	Protection Against Discriminatory Treatment	58

K.	Release of Liens	58

L.	Release of Avoidance Actions under Section 547 of the Bankruptcy Code	59

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		59

A.	Conditions Precedent to Confirmation	59

B.	Conditions Precedent to the Effective Date	59

C.	Waiver of Conditions	60

D.	Effect of Failure of Conditions	60

ARTICLE XI MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		61

A.	Modification and Amendments	61

B.	Effect of Confirmation on Modifications	61

C.	Revocation or Withdrawal of the Plan	61

ARTICLE XII RETENTION OF JURISDICTION		62

ARTICLE XIII MISCELLANEOUS PROVISIONS		64

A.	Immediate Binding Effect	64

B.	Additional Documents	64

C.	Reservation of Rights	65

D.	Successors and Assigns	65

E.	Service of Documents	65

F.	Entire Agreement	66

G.	Payment of Statutory Fees	66

H.	Severability of Plan Provisions	67

I.	Exhibits	67

J.	Votes Solicited in Good Faith	67

K.	Notice of Effective Date	68

L.	Dissolution of Creditors’ Committee	68

M.	Closing of Chapter 11 Cases	68

N.	Conflicts	68

TABLE OF EXHIBITS AND APPENDICES

INTRODUCTION

Reddy Ice Holdings, Inc. and Reddy Ice Corporation respectfully propose the following joint plan of reorganization. Capitalized terms used in the Plan (as defined below) and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A.                     Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1.         “2003 Merger Consideration Claim” means any Claim related to Reddy Corp.’s obligation to distribute consideration under the Agreement and Plan of Merger dated as of May 12, 2003, by and among CAC Holdings Corp., Cube Acquisition Corp., and Packaged Ice, Inc., in an amount not to exceed $565,000.

2.         “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees (including success fees) for legal, financial advisory, accounting and other services and obligations for reimbursement of expenses rendered or incurred before the Effective Date that are unpaid and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code by any retained Professional in the Chapter 11 Cases, or that are unpaid and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid. To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation. For the avoidance of doubt, Accrued Professional Compensation shall not include any accrued, contingent and/or unpaid fees for services and obligations for reimbursement of expenses rendered or incurred before the Effective Date by any Person retained pursuant to the Ordinary Course Professional Order and authorized to be compensated thereunder without filing a fee application.

3.         “Ad Hoc Discount Noteholder Group” means those certain holders of Discount Notes that are party to the Plan Support Agreement.

4.         “Ad Hoc Noteholder Group” means those certain holders of First Lien Notes and Second Lien Notes that are party to the Plan Support Agreement.

5.         “Administrative Claim” means a (1) Claim for payment of costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and

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reimbursement of expenses Allowed pursuant to sections 328, 330(a), 331 or 363 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-4001; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; (2) the reimbursable expenses of Committee members and (3) the Indenture Trustee Claims, without any requirement for filing fee applications in the Chapter 11 Cases.

6.         “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

7.         “Allowed” means, with respect to a Claim within a particular Class, an Allowed Claim of the type described in such Class.

8.         “Allowed Claim” means a Claim (i) as to which no objection or request for estimation has been filed on or before the expiration of an applicable period fixed by the Bankruptcy Court or the Plan; (ii) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; or (iii) that is allowed (a) by a Final Order, (b) by an agreement between the holder of such Claim and the Debtors or the Reorganized Company or (c) pursuant to the terms of the Plan; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” under (i) above (the expiration of an applicable deadline), the Debtors do not waive their rights to contest the amount and validity of any disputed, contingent and/or unliquidated Claim in the time, manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced. An Allowed Claim (i) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (ii) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Petition Date.

9.         “Amended First Lien Notes Indenture” means that certain indenture that will govern the First Lien Notes after the Effective Date, substantially in the form attached hereto as Exhibit G, whether accomplished pursuant to a supplement to the First Lien Notes Indenture, or an amendment and restatement or replacement of the First Lien Notes Indenture.

10.       “Arctic” means Arctic Glacier Income Fund and its direct and indirect subsidiaries that are debtors in a proceeding under the CCAA, pending before the Court of Queen’s Bench Winnipeg Centre, and in a case under chapter 15 of title 11 of the United States Code pending in the United States Bankruptcy Court for the District of Delaware.

11.       “Arctic Acquisition” means, with respect to Arctic, a transaction that results in the Reorganized Company’s direct or indirect acquisition in any manner, including by way of a tender offer, exchange offer, merger, consolidation, share exchange, joint venture, partnership, dissolution, liquidation, recapitalization, reorganization, other business combination or similar transaction, of beneficial ownership of at least 70% of the equity securities entitled to vote generally in the election of directors calculated on a fully-diluted basis, taking into account any

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securities convertible into, exchangeable for or exercisable for any such securities (whether immediately or otherwise) on an as-converted, exchanged or exercised basis, or of all or substantially all of the consolidated assets of Arctic and its Subsidiaries taken as a whole.

12.       “Arctic Acquisition Discount Notes Payment” has the meaning set forth in Article V.D.

13.       “Arctic Acquisition Discount Notes Payment Date” has the meaning set forth in Article V.D.

14.       “Arctic Termination” means (a) the Company’s final determination, with the consent of the Sponsor in its sole discretion, to abandon or no longer pursue the potential Arctic Acquisition or (b) if earlier, an Arctic Acquisition being consummated by a third party.

15.       “Avoidance Actions” means causes of action or rights arising under sections 510, 542, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code.

16.       “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

17.       “Bankruptcy Court” means the United States Bankruptcy Court having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court in such jurisdiction.

18.       “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, 28 U.S.C. §§ 1-4001, as well as the general and local rules of the Bankruptcy Court.

19.       “Business Day” means any day, excluding Saturday, Sunday or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.

20.       “CCAA” means Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C 36, as amended.

21.       “Cash” means legal tender of the United States of America or the equivalent thereof.

22.       “Causes of Action” means any action, proceeding, agreement, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code (including those on account of any turnover, preference, fraudulent transfer, or any other actions which could be brought by the Debtors under section 542, 544, 547, 548, 549, 550 and 551); (d)

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any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.

23.       “Chamberlain Litigation Claims” means Claims arising under the Chamberlain Litigation Settlement Agreement.

24.       “Chamberlain Litigation Settlement Agreement” means with respect to the three putative class action lawsuits filed in the United States District of the Eastern District of Michigan alleging violations of federal securities laws and asserting claims against Reddy Holdings and certain of its officers an directors (consolidated under the case captioned John Chamberlain, individually and on behalf of all others similarly situated, v. Reddy Ice Holdings, Inc. et al., Civil Action No. 08-13451), the settlement agreement resolving any and all claims of the class action plaintiffs, as approved by the Bankruptcy Court on May 18, 2012 [Docket. No. 424].

25.       “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to both Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court under Case No. 12-32349 (SGJ).

26.       “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

27.       “Claim Objection Bar Date” means such date or other period of limitation, if any, as may be specifically fixed by an order of the Bankruptcy Court for objecting to Claims.

28.       “Class” means a category of holders of Claims or Interests as set forth in Article III.

29.       “Collateral” means any property or interest in property of the Estate subject to a lien or security interest to secure the payment or performance of a Claim, which lien or security interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.

30.       “Company” means Reddy Holdings together with its wholly owned subsidiary, Reddy Corp., prior to and after commencement of these Chapter 11 Cases through the Effective Date.

31.       “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

32.       “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

33.       “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

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34.       “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

35.       “Consummation” means the occurrence of the Effective Date.

36.       “Corporate Governance Documents” means, collectively, the articles of incorporation, by-laws and other corporate organization documents of the Debtors and the Reorganized Company, the forms of which shall be acceptable to the Sponsor.

37.       “Courage Capital” means Courage Capital Management, LLC.

38.       “Creditors’ Committee” means the statutory committee of unsecured creditors appointed in the Reddy Corp. Chapter 11 Case by the U.S. Trustee pursuant to section 1102 of the Bankruptcy Code.

39.       “Cure” means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of one or both the Debtors and to permit the Debtors to assume that contract or lease under sections 365(a) or 1123 of the Bankruptcy Code.

40.       “D&O Liability Insurance Policies” means all insurance policies of the Company or current or past officers, directors, and managers providing liability coverage for the Company and such officers, directors and/or managers.

41.       “DTC” means The Depository Trust Company.

42.       “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in these Chapter 11 Cases.

43.       “Debtors” means, collectively, Reddy Ice Holdings, Inc. and Reddy Ice Corporation.

44.       “DIP Agent” means the administrative agent and collateral agent named in the DIP Loan Agreement, solely in its capacities as such, which, as of the Petition Date, is Macquarie.

45.       “DIP Facility” means the credit facility or facilities established pursuant to the DIP Loan Agreement.

46.       “DIP Facility Claim” means any Claim arising under or in connection with the DIP Facility. The DIP Facility Claim shall be Allowed in the principal amount borrowed pursuant to the DIP Facility, plus interest, fees and expenses and, for the avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

47.       “DIP Lenders” means the banks, financial institutions and other lender parties to the DIP Loan Agreement from time to time, each in their capacity as such.

48.       “DIP Loan Agreement” means (i) that certain Senior Secured Priming Debtor-in-Possession Credit Agreement by and between the Debtors, Macquarie, as Agent and certain

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lenders signatory thereto, dated on or about the Petition Date, in an amount not to exceed Seventy Million Dollars ($70,000,000) and (ii) such other loan or credit agreements, security agreements, pledge agreements, guarantees, or similar agreements or instruments executed and delivered by the Debtor relating to or executed and delivered pursuant to such agreement, and all Uniform Commercial Code financing statements required thereby that were filed, or other filings and/or registrations that were made or obtained, as the case may be, with respect to the security interests in personal property, real property and fixtures created pursuant to any of the foregoing agreements, as amended by the parties thereto and approved by the Bankruptcy Court.

49.       “DIP Order” means the Final Order of the Bankruptcy Court approving the DIP Facility.

50.       “Disallowed” means, with respect to a Claim within a particular Class, a Disallowed Claim of the type described in such Class.

51.       “Disallowed Claim” means any Claim against the Debtors that has been disallowed, in whole or in part, by Final Order or written agreement between the Debtors and the holder of such Claim, to the extent of such disallowance.

52.       “Disbursing Agent” means the Reorganized Company or the Person or Persons chosen by the Reorganized Company to make or facilitate distributions pursuant to the Plan.

53.       “Disclosure Statement” means the written disclosure statement entitled Disclosure Statement Soliciting Acceptances of a Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated April 11, 2012, that relates to the Plan, as amended, supplemented or modified from time to time, and that is prepared and distributed in accordance with applicable nonbankruptcy law, as well as section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018.

54.       “Discount Notes” means the 10.5% Senior Discount Notes due 2012 issued by Reddy Holdings pursuant to the Discount Notes Indenture.

55.       “Discount Notes Claim” means any Claim against Reddy Holdings arising under or in connection with the Discount Notes. The Discount Notes Claim shall be Allowed in the principal amount of $11,736,000, plus interest, fees and expenses and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person. For the avoidance of doubt, no Proof of Claim must be filed in connection with the Discount Notes Claim and/or the Discount Notes Indenture.

56.       “Discount Notes Claim Distributions” means the distributions to the holders of Allowed Discount Notes Claims, including, but not limited to, the issuance of the Discount Notes Promissory Notes, as set forth in greater detail in Articles III.D and V.D.

57.       “Discount Notes Indenture” means the Indenture dated as of October 27, 2004, by and between Reddy Holdings and the Discount Notes Indenture Trustee, as supplemented by the First Supplemental Indenture dated as of July 28, 2005, as further supplemented by the Second Supplemental Indenture dated as of March 3, 2010.

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58.       “Discount Notes Indenture Trustee” means U.S. Bank National Association solely in its capacity as set forth under the Discount Notes Indenture, and/or its duly appointed successor solely in such capacity.

59.       “Discount Notes Indenture Trustee Claim” means any Claim, whether pre- or post-Petition Date or pre- or post-Effective Date, of the Discount Notes Indenture Trustee for reasonable and documented fees, expenses, disbursements and advances under the terms of the Discount Notes Indenture (including, but not limited to, the reasonable documented fees, costs and expenses incurred by the Discount Notes Indenture Trustee’s counsel, agents and advisors).

60.       “Discount Notes Initial Payment” has the meaning set forth in Article V.D.

61.       “Discount Notes Promissory Notes” has the meaning set forth in Article V.D.

62.       “Discount Notes Subsequent Payment” has the meaning set forth in Article V.D.

63.       “Discount Notes Subsequent Payment Date” has the meaning set forth in Article V.D.

64.       “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that has not been Allowed or Disallowed.

65.       “Distribution Date” means the date, occurring as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in Article VII hereof and any date thereafter on which the Disbursing Agent makes distributions to holders of Allowed Claims as provided in Article VII hereof.

66.       “Distribution Record Date” means the Effective Date.

67.       “Effective Date” means the first business day after which (a) all provisions, terms and conditions specified in Article X.B have been satisfied or waived pursuant to Article X.C and (b) no stay of the Confirmation Order is in effect. Unless otherwise specifically provided for in the Plan, anything required to be done by the Debtors or the Reorganized Debtors on the Effective Date shall be done on the Effective Date.

68.       “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

69.       “Exculpated Claim” means any claim related to any act or omission in connection with, relating to or arising out of the Debtors’ in or out of court restructuring efforts, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the negotiation, consummation, implementation, or enforcement of the DIP Facility, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Plan securities, the negotiation, consummation, implementation or enforcement of the Exit Credit Facility, or the distribution of property under the Plan or any other related agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct or fraud to the extent imposed by applicable

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non-bankruptcy law; provided further, however, that “Exculpated Claim” shall not include any claim to enforce the Plan or the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan. For the avoidance of doubt, no Cause of Action, obligation or liability expressly preserved by the Plan or the Plan Supplement constitutes an Exculpated Claim. Further, no Reddy Corp. Subordinated 510(b) Claim or Reddy Holdings Subordinated 510(b) Claim, whether relating to indemnification obligations or otherwise, shall constitute an Exculpated Claim.

70.       “Exculpated Party” means each of: (a) the Debtors, the Reorganized Company and their Affiliates; (b) the current and former directors and officers of the Company; (c) the members of the Ad Hoc Noteholder Group; (d) the members of the Ad Hoc Discount Noteholder Group; (e) the Sponsor; (f) the Creditors’ Committee (g) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement, and (iii) the Prepetition Revolving Loan Credit Agreement; (h) the Disbursing Agent; (i) the Indenture Trustees; (j) Macquarie Capital; and (k) with respect to each of the foregoing Persons in clauses (a) through (j), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such.

71.       “Exculpation” means the exculpation provision set forth in Article IX.E hereof.

72.       “Executory Contract” means any contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

73.       “Exit Credit Facility Agreement” means one or more financing agreements to be executed by the Reorganized Company on or after the Effective Date, including any agreements, amendments, modifications or supplements or documents related thereto, and substantially on the terms set forth in Exhibit J attached hereto.

74.       “Exit Credit Facility” means the credit facility or facilities established pursuant to the Exit Credit Facility Agreement.

75.       “Exit Financing” means any financing provided to the Reorganized Company on the Effective Date pursuant to the Exit Credit Facility Agreement, a form of which shall be attached as an exhibit to the Plan Supplement.

76.       “Exit Lenders” means the banks, financial institutions and other lender parties to the Exit Credit Facility Agreement from time to time, each in their capacity as such.

77.       “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

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78.       “First Lien Notes” means the 11.25% Senior Secured Notes due 2015 issued by Reddy Corp. pursuant to the First Lien Notes Indenture.

79.       “First Lien Notes Claim” means any Claim against Reddy Corp. arising under or in connection with the First Lien Notes. The First Lien Notes Claims shall be Allowed in the aggregate amount of $300 million, plus interest, fees and expenses and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person. For the avoidance of doubt, no Proof of Claim must be filed in connection with the First Lien Notes Claim and/or the First Lien Notes Indenture.

80.       “First Lien Notes Guarantee Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the First Lien Notes Indenture.

81.       “First Lien Notes Indenture” means the Indenture, dated as of March 15, 2010, by and among Reddy Ice Corporation, Reddy Ice Holdings, Inc., the guarantors party thereto and the First Lien Notes Indenture Trustee, as trustee and collateral agent, relating to Reddy Corp.’s outstanding 11.25% Senior Secured Notes due 2015, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

82.       “First Lien Notes Indenture Trustee” means Wells Fargo Bank, National Association, solely in its capacities as trustee and collateral agent under the First Lien Notes Indenture, and/or its duly appointed successor(s) solely in such capacity.

83.       “First Lien Notes Indenture Trustee Claim” means any Claim, whether pre- or post-Petition Date or pre- or post-Effective Date, of the First Lien Notes Indenture Trustee for reasonable and documented fees, expenses, disbursements and advances under the terms of the First Lien Notes Indenture (including, but not limited to, the reasonable documented fees, costs and expenses incurred by the First Lien Notes Indenture Trustee’s counsel, agents and advisors).

84.       “Impaired Claim” means any Claim in an Impaired Class of Claims.

85.       “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code. For the avoidance of doubt, Impaired Classes are Classes 2A, 3A, 8A, 9A, 2B, 3B, 6B, 8B, 9B and 10B.

86.       “Impaired Interest” means any Interest in an Impaired Class of Interests.

87.       “Indemnification Agreements” means any agreement, understanding or acknowledgement to indemnify the Company, its predecessors, successors, subsidiaries and affiliates or their respective past or present directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents, other than those indemnification provisions or obligations contained in the Company’s bylaws, certificates of incorporation or other formation documents.

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88.       “Indenture Trustee Claims” means together, any First Lien Notes Indenture Trustee Claim, Second Lien Notes Indenture Trustee Claim or Discount Notes Indenture Trustee Claim.

89.       “Indenture Trustees” means the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee and the Discount Notes Indenture Trustee.

90.       “Indentures” means, collectively, the First Lien Notes Indenture, the Second Lien Notes Indenture and the Discount Notes Indenture.

91.       “Insurance Letters of Credit” means the outstanding letters of credit posted by either of the Debtors or their predecessors to support and collateralize obligations under certain of the Insurance Policies and the agreements related thereto.

92.       “Insurance Policies” means, collectively, all of the Company’s insurance policies issued to one or more of the Debtors, including, but not limited to, the D&O Liability Insurance Policies, automobile liability policies, workers’ compensation policies and general liability policies.

93.       “Insured Claim” means any Claim that is covered by any of the Company’s Insurance Policies.

94.       “Insurer” means any company or other entity that issued, or is responsible for, a policy of liability insurance, including, without limitation, workers compensation and automobile liability insurance, under which either of the Debtors or any third party could have asserted or did assert, or may in the future assert, a right to coverage for any claim under an Insurance Policy.

95.       “Intercompany Claim” means any Claim arising from a promissory note Reddy Corp. entered into in March 2012 with Reddy Holdings for the original principal amount of approximately $8.6 million, which loan matures on September 1, 2012 and bears an interest rate of 12.5% per annum.

96.       “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

97.       “Interest” means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized or outstanding shares of capital stock of the Debtors together with any warrants, options or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto.

98.       “Investment Agreement” means that certain agreement between the Company and the Sponsor, attached hereto as Exhibit H, pursuant to which, among other things, the Sponsor has agreed to purchase, and the Company has agreed that Reorganized Reddy Holdco shall issue and sell, Reorganized Reddy Holdco Preferred Stock, on the terms and subject to the conditions set forth therein, including in connection with the consummation, if any, of the Arctic Acquisition by the Reorganized Company.

99.       “Investor Acquisition Closing Amount” means the aggregate amount invested by the Sponsor, pursuant to the Investment Agreement, in connection with the consummation of the

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Arctic Acquisition (including, without limitation, amounts invested by the Sponsor to fund payments to be made pursuant to the Plan).

100.     “Investor Acquisition Closing Shares” means a number of shares of Reorganized Reddy Holdco Preferred Stock equal to the Investor Acquisition Closing Amount divided by $7.1377853.

101.     “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

102.     “Macquarie” means Macquarie Bank Limited.

103.     “Macquarie Capital” means Macquarie Capital (USA) Inc.

104.     “Macquarie Capital M&A Agreement” means that certain agreement between Reddy Holdings and Macquarie Capital dated November 19, 2010, as amended February 27, 2012, for Macquarie Capital to act as financial advisor to Reddy Holdings in its effort to acquire the primary assets of Arctic in an out of court transaction.

105.     “Macquarie Capital Rejection Damages Claim” means the Claim, if any, of Macquarie Capital arising out of the rejection of the Macquarie Capital M&A Agreement, which rejection was authorized by the Bankruptcy Court on May 4, 2012 [Docket No. 252].

106.     “MDL Litigations” means all lawsuits filed against the Company in various federal and state courts in multiple jurisdictions alleging violations of federal and state antitrust laws and related claims and seeking damages and injunctive relief, including, but not limited to, the proceedings transferred and consolidated for pretrial proceedings in the United States District Court for the Eastern District of Michigan.

107.     “MDL Litigation Claims” means any and all Claims arising under the MDL Settlement Agreements; provided however that MDL Unsettled Claims shall not be considered MDL Litigation Claims.

108.     “MDL Unsettled Claims” means any and all Claims arising out of the MDL Litigations that are not otherwise resolved pursuant to a MDL Settlement Agreement, including Claims held by parties that are allowed to and do “opt-out” of either the direct purchaser class or the indirect purchaser class, each as described in the applicable MDL Settlement Agreement, provided, however that Allowed Claims, if any, that are asserted pursuant to the Claims Process described in Article V.G herein shall not be considered MDL Unsettled Claims.

109.     “MDL Settlement Agreements” mean, with respect to the MDL Litigations, the settlement agreements resolving any and all claims of the direct purchaser class action plaintiffs and the indirect purchaser class action plaintiffs, as approved by the Bankruptcy Court on May 18, 2012 [Docket Nos. 422, 423].

110.     “New Board” means, with respect to each Reorganized Company, the initial board of directors or managers, as applicable, appointed as of the Effective Date, the members of which shall be determined in accordance with Article V.L and be deemed to have been endorsed and approved by the members of the Boards of Directors of the Debtors immediately prior to the Effective Date.

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111.     “New Management Incentive Plan” shall have the meaning set forth in Article V.N.

112.     “New Stockholders’ Agreement” means that certain New Stockholders’ Agreement, as may be amended, restated, supplemented or otherwise modified from time to time, in form and substance consistent with the Term Sheet attached as Exhibit D to the Investment Agreement and otherwise reasonably acceptable to the Requisite Ad Hoc Noteholders.

113.     “Old Reddy Equity Acquisition Closing Cash Amount” means the quotient of (a) $1,199,106 divided by (b) the aggregate number of shares of Old Reddy Holdings Common Stock that are to receive any distribution pursuant to the Plan.

114.     “Old Reddy Equity Acquisition Closing Shares” means a number of shares of Reorganized Reddy Holdco Common Stock equal to (a) the quotient of (i) the product of $3,601,959 multiplied by the Old Reddy Equity Election Percentage divided by (ii) $7.1377853 minus (b) 336,638.5 multiplied by the Old Reddy Equity Election Percentage.

115.     “Old Reddy Equity Distribution Date” means the date, occurring as soon as practicable after the Effective Date, on which each holder of Allowed Interests in Reddy Holdings shall receive, as applicable, a Cash payment or shares of New Reorganized Reddy Holdco Common Stock, as set forth in greater detail in Article III.D.

116.     “Old Reddy Equity Election Percentage” means the quotient, expressed as a percentage of (i) the aggregate number of shares of Old Reddy Common Stock that elect to receive Reorganized Reddy Holdco Common Stock pursuant to the Plan divided by (ii) the aggregate number of shares of Old Reddy Common Stock that are to receive any distribution pursuant to the Plan.

117.     “Old Reddy Equity Initial Closing Cash Amount” means the quotient of (a) $2,402,853 divided by (b) the aggregate number of shares of Old Reddy Holdings Common Stock that are to receive any distribution pursuant to the Plan.

118.     “Old Reddy Holdings Common Stock” means the Common Stock, par value $0.0001 per share, of Reddy Holdings, prior to the Effective Date.

119.     “Ordinary Course Professional Order” means the Order Pursuant to 11 U.S.C. §§ 105(a), 327, 330 and 331 Authorizing Retention and Compensation of Professionals Utilized by Debtors in Ordinary Course of Business.

120.     “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

121.     “Petition Date” means the date on which the Debtors file their petitions for reorganization relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

122.     “Plan” means this Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, including the Plan Supplement, all exhibits, appendices and schedules hereto, which are incorporated herein by reference, in either present form or as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules.

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123.     “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the Debtors, including any exhibits and appendices to the Plan to the extent not already appended and attached, and including to the extent known, the identity of the members of the New Board of each Reorganized Company, as well as the nature and amount of compensation for any member of a New Board who is an “insider” under section 101(31) of the Bankruptcy Code, on or before the date that is five (5) days prior to the Confirmation Hearing; provided, however that the Plan Supplement documents may be updated and revised until the Effective Date (with final forms of all Plan Supplement Documents filed on or before the Effective Date); provided further, however that the Debtors shall seek the consent of the Creditors’ Committee for any revision to the list of retained causes of action made after the date that is five (5) days prior to the Confirmation Hearing, such consent not to be unreasonably withheld.

124.     “Plan Support Agreement” means the Restructuring and Plan Support Agreement dated as of April 11, 2012, among Reddy Corp., Reddy Holdings and the holders of First Lien Notes, Second Lien Notes and Discount Notes party thereto.

125.     “Prepetition Revolver Guarantee Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the Prepetition Revolving Loan Credit Agreement. The Prepetition Revolver Guarantee Claim shall be an Allowed Claim and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

126.     “Prepetition Revolving Loan Agent” means Macquarie in its capacity as administrative agent under the Prepetition Revolving Loan Credit Agreement, or any successor agent thereunder.

127.     “Prepetition Revolving Loan Claim” means any Claim arising under or in connection with the Prepetition Revolving Loan Credit Agreement. The Prepetition Revolving Loan Claim shall be Allowed in the aggregate amount of $50 million, less any amounts paid from proceeds of the DIP Facility prior to the Effective Date, plus interest, fees and expenses and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person.

128.     “Prepetition Revolving Loan Credit Agreement” means that certain Amended and Restated Credit Agreement dated October 22, 2010, as amended, restated, supplemented or otherwise modified as of the date hereof, by and among Reddy Corp., as borrower, the Prepetition Revolving Loan Agent, and Macquarie, as lender.

129.     “Prepetition Revolving Loan Credit Facility” means the credit facility established pursuant to the Prepetition Revolving Loan Credit Agreement.

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130.              “Priority Tax Claim” means any Claim of a governmental unit, as defined in section 101(27) of the Bankruptcy Code, of the kind specified in section 507(a)(8) of the Bankruptcy Code.

131.              “Pro Rata” means, as applicable, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, or the proportion that all Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes entitled to share in the same recovery under the Plan.

132.              “Professional” means a Person: (a) retained pursuant to an order of the Bankruptcy Court in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 363 or 331 of the Bankruptcy Code, or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

133.              “Proof of Claim” means any proof of Claim filed against either of the Debtors in the Chapter 11 Cases.

134.              “Reddy Corp.” means Reddy Ice Corporation, a Nevada corporation.

135.              “Reddy Corp. General Unsecured Claim” means any Unsecured Claim against Reddy Corp., including, but not limited to (i) Reddy Corp. Uninsured Claims, (ii) Reddy Corp. MDL Unsettled Claims and (iii) the Second Lien Notes Deficiency Claim; provided, however that the following Claims shall not be Reddy Corp. General Unsecured Claims: (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a Reddy Corp. Priority Claim, (d) a Claim for Accrued Professional Compensation, (e) a Reddy Corp. Unsecured Operations Claim, (f) a Reddy Corp. Subordinated 510(b) Claim, (g) a Reddy Corp. MDL Litigation Claim or (h) a Macquarie Capital Rejection Damages Claim.

136.              “Reddy Corp. General Unsecured Claim Settlement Payment” means the payment of $100,000 to be shared on a Pro Rata basis by the holders of Allowed Reddy Corp. General Unsecured Claims, as set forth in greater detail in Article III.C and Article V.E herein.

137.              “Reddy Corp. Insured Claim” means any Insured Claim against Reddy Corp.

138.              “Reddy Corp. MDL Litigation Claim” means any MDL Litigation Claim against Reddy Corp.

139.              “Reddy Corp. MDL Unsettled Claim” means any MDL Unsettled Claim against Reddy Corp.

140.              “Reddy Corp. Other Secured Claim” means any Secured Claim against Reddy Corp., including, but not limited to the 2003 Merger Consideration Claims, unless such Claim is: (a) a Prepetition Revolving Loan Claim, (b) a DIP Facility Claim, (c) a First Lien Notes Claim or (d) a Second Lien Notes Claim.

141.              “Reddy Corp. Priority Claim” means any Claim against Reddy Corp. entitled to priority under section 507(a) of the Bankruptcy Code other than a DIP Facility Claim, an Administrative Claim or a Priority Tax Claim.

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142.              “Reddy Corp. Subordinated 510(b) Claim” means any Claim, including but not limited to any Claim under or related to the Securities Litigations and any Claim for reimbursement, contribution or indemnification in respect of the Securities Litigations, subordinated pursuant to Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Interests in Reddy Corp., for damages arising from the purchase or sale of any Interests in Reddy Corp., or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

143.              “Reddy Corp. Uninsured Claim” means any Claim that is not covered by the Company’s Insurance Policies.

144.              “Reddy Corp. Unsecured Operations Claims” means all unsecured, non-priority ordinary course business trade Claims for goods and services related to the business operations reflected on the books and records of Reddy Corp. (or that would otherwise constitute an account payable of Reddy Corp.), in each instance subject to reconciliation, regardless of any Claim holder’s ongoing business relationship with Reddy Corp.; provided however that Reddy Corp. Unsecured Operations Claims shall not include Administrative Claims.

145.              “Reddy Holdings” means Reddy Ice Holdings, Inc., a Delaware corporation.

146.              “Reddy Holdings General Unsecured Claim” means any Unsecured Claim against Reddy Holdings, including, but not limited to, (i) a Reddy Holdings MDL Unsettled Claim and (ii) a Second Lien Notes Guarantee Deficiency Claim, unless such Claim is: (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a Reddy Holdings Priority Claim, (d) a Claim for Accrued Professional Compensation, (e) a Discount Notes Claim, (f) a Reddy Holdings Unsecured Operations Claim, (g) a Reddy Holdings MDL Litigation Claim or (h) a Reddy Holdings Subordinated 510(b) Claim.

147.              “Reddy Holdings General Unsecured Claim Settlement Payments” means two annual payments, each totaling $150,000, with the first to be made on the first anniversary of the Effective Date and the second payment to be made on the second anniversary of the Effective Date to the holders of Allowed Reddy Holdings General Unsecured Claims, as set forth in greater detail in Article III.D and Article V.F.

148.              “Reddy Holdings MDL Litigation Claim” means any MDL Litigation Claim against Reddy Holdings.

149.              “Reddy Holdings MDL Unsettled Claim” means any MDL Unsettled Claim against Reddy Holdings.

150.              “Reddy Holdings Other Secured Claim” means any Secured Claim against Reddy Holdings, other than a Prepetition Revolver Guarantee Claim, a DIP Facility Claim, a First Lien Notes Guarantee Claim or a Second Lien Notes Guarantee Claim.

151.             “Reddy Holdings Priority Claim” means any Claim against Reddy Holdings entitled to priority under section 507(a) of the Bankruptcy Code other than a DIP Facility Claim, an Administrative Claim or a Priority Tax Claim.

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152.              “Reddy Holdings Subordinated 510(b) Claim” means any Claim, including but not limited to Claims under or related to the Securities Litigations and any Claim for reimbursement, contribution or indemnification in respect of the Securities Litigations, subordinated pursuant to Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Interests in Reddy Holdings, for damages arising from the purchase or sale of any Interests in Reddy Holdings, or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

153.              “Reddy Holdings Unsecured Operations Claim” means any Unsecured Claim directly relating to and arising solely from the receipt of goods and services by the Debtors and held by Persons with whom the Debtors are conducting, and will continue to conduct, business as of the Effective Date; provided however that Reddy Holdings Unsecured Operations Claims shall not include Administrative Claims or any Claim arising from the rejection of a contract of Reddy Holdings.

154.              “Reinstate,” “Reinstated” or “Reinstatement” means (i) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) issuing stock in the Reorganized Company to holders of Allowed Interests in the Debtors, or (iii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement and shall be deemed cured on the Effective Date.

155.              “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

156.              “Released Party” means each of: (a) the Company, the Debtors, the Reorganized Company and their Affiliates; (b) the current and former directors and officers of the Company; (c) the members of the Ad Hoc Noteholder Group; (d) the members of the Ad Hoc Discount Noteholder Group; (e) the Sponsor; (f) the Creditors’ Committee (g) the lender(s), arranger(s) and agent(s) under each of (i) the Exit Credit Facility Agreement, (ii) the DIP Loan Agreement and (iii) the Prepetition Revolving Loan Credit Agreement; (h) the Indenture Trustees; (i) Macquarie Capital; and (j) with respect to each of the foregoing Persons in clauses (a) through (i), such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such.

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157.              “Releasing Parties” means all Persons who have held, hold or may hold Claims or Interests that have been released pursuant to Article IX.B, IX.C or Article IX.D, discharged pursuant to Article IX.F or are subject to exculpation pursuant to Article IX.E.

158.              “Reorganized” means, with respect to either of the Debtors or the Company, any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

159.              “Reorganized Reddy Holdco Class A Common Stock” means one share of the Class A Common Stock, par value $0.0001 per share, of Reorganized Reddy Holdings authorized pursuant to the Plan, having the terms substantially set forth in Reorganized Reddy Holdings Certificate of Incorporation, which one share shall be issued and outstanding as of the Effective Date.

160.              “Reorganized Reddy Holdco Common Stock” means 200 million shares of the Common Stock, par value $0.0001 per share, of Reorganized Reddy Holdings authorized pursuant to the Plan, having the terms set forth in Reorganized Reddy Holdings’ Certificate of Incorporation, of which up to approximately 6.5 million shares shall be initially issued and outstanding as of the Effective Date.

161.              “Reorganized Reddy Holdco Preferred Stock” means 100 million shares of the 7.0% Series A Convertible Preferred Stock, par value $0.0001 per share, of Reorganized Reddy Holdings authorized pursuant to the Plan, having the terms substantially set forth in the form of Certificate of Designation attached as Exhibit B to the Investment Agreement and which, on such terms, shall be convertible into Reorganized Reddy Holdco Common Stock, of which up to approximately 3.97 million shares shall be initially issued and outstanding as of the Effective Date.

162.              “Requisite Ad Hoc Noteholders” means no fewer than two members of the Ad Hoc Noteholder Group, which members hold at least 50% of the aggregate principal amount of the First Lien Notes and Second Lien Notes held by all members of the Ad Hoc Noteholder Group; provided that for purposes of the definition of “New Stockholders’ Agreement” and Articles X.A.3, X.B.4, X.C and XI.A hereof (with respect to material changes to the Plan), the Requisite Ad Hoc Noteholders shall include at least one holder of Second Lien Notes that does not hold any First Lien Notes.

163.              “Rights Offering” means the offering to the holders of Second Lien Notes of the non-transferable right to purchase $17,500,000 of Reorganized Reddy Holdco Preferred Stock for a price equal to $7.1377853 per share, as set forth in the Rights Offering Procedures and Disclosure Statement, and the backstop of such Rights Offering by the Sponsor on the terms set forth in the Investment Agreement.

164.              “Rights Offering Procedures” means the conditions, limitations and procedures governing the Rights Offering set forth on Exhibit C of the Investment Agreement.

165.             “Schedules” means, collectively, any schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as may be amended from time to time before entry of a final decree;

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provided, however, that the Debtors may seek a waiver of the requirement set forth in section 521 of the Bankruptcy Code.

166.              “Second Lien Acquisition Closing Shares” means a number of shares of Reorganized Reddy Holdco Common Stock equal to (a) the quotient of $87.5 million divided by $7.1377853 minus (b) 6,094,327.3.

167.              “Second Lien Notes” means the 13.25% Senior Secured Notes due 2015 issued by Reddy Corp. pursuant to the Second Lien Notes Indenture.

168.              “Second Lien Notes Claim” means any Claim against Reddy Corp. arising under or in connection with the Second Lien Notes. The Second Lien Notes Claims shall be Allowed in the aggregate amount of $147.5 million, plus fees and expenses as of the Petition Date and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person. For the avoidance of doubt, no Proof of Claim must be filed in connection with the Second Lien Notes Claim and/or the Second Lien Notes Indenture.

169.              “Second Lien Notes Deficiency Claim” means that portion of the Claims against the Debtors arising under, in connection with, or related to the Second Lien Notes Indenture that exceeds the recovery to the holders of the Second Lien Notes Claims, which deficiency is estimated to be between $124.7 and $73.5 million. For purposes of voting on the Plan, the Debtors and those holders of Second Lien Notes who have executed the Plan Support Agreement have agreed that the Second Lien Notes Deficiency Claim shall be $73.5 million.

170.              “Second Lien Notes Guarantee Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the Second Lien Notes Indenture.

171.              “Second Lien Notes Guarantee Deficiency Claim” means any Claim on account of Reddy Holdings’ guarantee of Reddy Corp.’s obligations arising under or in connection with the Second Lien Notes Indenture that exceeds the recovery to the holders of the Second Lien Notes Guarantee Claims, which deficiency is estimated to be between $124.7 and $73.5 million. For purposes of voting on the Plan, the Debtors and those holders of Second Lien Notes who have executed the Plan Support Agreement have agreed that the Second Lien Notes Guarantee Deficiency Claim shall be $73.5 million.

172.              “Second Lien Notes Indenture” means the Indenture, dated as of March 15, 2010, by and among Reddy Corp., Reddy Holdings, the guarantors party thereto and the Second Lien Notes Indenture Trustee, as trustee and collateral agent, relating to Reddy Corp.’s outstanding 13.25% Senior Secured Notes due 2015, as amended, restated, supplemented or otherwise modified from time to time as of the date hereof, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith.

173.              “Second Lien Notes Indenture Trustee” means Law Debenture Trust Company of New York, as successor to Wells Fargo Bank, National Association, solely in its capacities as trustee and collateral agent under the Second Lien Notes Indenture, and/or its duly appointed successor(s) solely in such capacities.

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174.              “Second Lien Notes Indenture Trustee Claim” means any Claim, whether pre- or post-Petition Date or pre- or post-Effective Date, of the Second Lien Notes Indenture Trustee for reasonable and documented fees, expenses, disbursements and advances under the terms of the Second Lien Notes Indenture (including, but not limited to, the reasonable documented fees, costs and expenses incurred by the Second Lien Notes Indenture Trustee’s counsel, agents and advisors).

175.              “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

176.              “Securities Litigations” means any action that would give rise to a Claim arising under Bankruptcy Code section 510(b), which shall include any Claim arising from the rescission of a purchase or sale of any Interests in the Debtors, for damages arising from the purchase or sale of such an Interest, or any Claim for reimbursement, contribution or indemnification on account of any such Claim, including, but not limited to, the case captioned Chamberlain v. Reddy Ice Holdings, Inc., et al., No. 2:08-cv-13451 (PDB)(RSW)(E.D. Mich.).

177.              “Sponsor” means Centerbridge Partners, L.P. or one or more of its parallel funds and related vehicles.

178.              “Sponsor Direct Investment” means the purchase by Sponsor of not less than $7.975 million of Reorganized Reddy Holdco Preferred Stock for Cash, as contemplated by Sections 1.1(e) through 1.1(h) and Section 1.2 of the Investment Agreement.

179.              “Sponsor Equitization” means the acquisition by Sponsor of $75 million of Reorganized Reddy Holdco Preferred Stock in exchange for First Lien Notes, as contemplated by Section 1.3 of the Investment Agreement.

180.              “Subordinated 510(b) Claim” means any Claim subordinated pursuant to Bankruptcy Code section 510(b), including but not limited to the Reddy Corp. Subordinated 510(b) Claims and the Reddy Holdings Subordinated 510(b) claims, which shall include any Claim arising from the rescission of a purchase or sale of any Interests in the Debtors, for damages arising from the purchase or sale of such an Interest, or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

181.              “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

182.             “Unimpaired” means any Claim or Interest in a Class that is not designated as an Impaired Class. For the avoidance of doubt, Unimpaired Classes are Classes 1A, 4A, 5A, 6A, 7A, 10A, 1B, 4B, 5B and 7B.

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183.              “Unsecured Claim” means a Claim against the Debtors arising prior to the Petition Date that is neither a Secured Claim nor entitled to priority under section 507 of the Bankruptcy Code or any order of the Bankruptcy Court.

184.              “U.S. Trustee” means the United States Trustee for the Northern District of Texas.

185.              “Voting Deadline” means 5:00 p.m. (New York City time) on May 9, 2012.

B.                       Rules of Interpretation

For purposes of this Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any immaterial effectuating provisions may be interpreted by the Reorganized Company in a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order. In addition, unless otherwise expressly stated, any payment or distribution described as being made on the Effective Date shall be made on the Effective Date or as soon thereafter as practical.

C.                      Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.                      Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Texas, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Company, as applicable, not incorporated in Texas shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

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E.                       Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.                       Reference to the Debtors or the Reorganized Company

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Company shall mean the Debtors and the Reorganized Company, as applicable, to the extent the context requires.

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and DIP Facility Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III and shall have the following treatment:

A.                       Administrative Claims

1.                  Administrative Claims

Except with respect to Administrative Claims that are Claims for Accrued Professional Compensation, each holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for its Administrative Claim, on the latest of (i) the Distribution Date, (ii) the date on which its Administrative Claim becomes an Allowed Administrative Claim, (iii) the date on which its Administrative Claim becomes payable under any agreement with the Debtors relating thereto, (iv) in respect of liabilities incurred in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of the Debtors’ business, consistent with past practice, or (v) such other date as may be agreed upon between the holder of such Allowed Administrative Claim and the Debtors or the Reorganized Company, as the case may be, Cash equal to the unpaid portion of its Allowed Administrative Claim.

In the case of the Indenture Trustee Claims, such Claims will be paid promptly in the ordinary course of business (subject to the Debtors’ prior receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court) on the later of the Effective Date or two business days from the Reorganized Company’s receipt of invoices for such Indenture Trustee Claims; provided, that such fees, expenses, disbursements and advances are reimbursable under the terms of the Indentures, as applicable; and provided further, that the Indenture Trustees will receive payment in the ordinary course of business (subject to the Debtors’ prior receipt of invoices in customary form in connection therewith) for all reasonable fees, expenses, disbursements and advances incurred after the

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Effective Date in connection with the distributions required to be made pursuant to this Plan or the implementation of any provisions of this Plan.

2.                  Professional Compensation

(A)                               Claims for Accrued Professional Compensation

Professionals or other Persons asserting a Claim for Accrued Professional Compensation for services rendered before the Effective Date must file and serve on the Debtors and such other Persons who are designated by the Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order or other order of the Bankruptcy Court an application for final allowance of such Claim for Accrued Professional Compensation no later than 30 days after the Effective Date. Objections to any Claim for Accrued Professional Compensation must be filed and served on the Reorganized Company and the Office of the U.S. Trustee and the requesting party no later than 50 days after the Effective Date.

(B)                               Post-Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Company may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court.

B.                       Priority Tax Claims

The legal and equitable rights of the holders of Priority Tax Claims are Unimpaired under the Plan. Unless the holder of such Claim and the Debtors agree to a different treatment, holders of Priority Tax Claims shall be paid in the ordinary course of the Debtors’ business, consistent with past practice; provided, however that in the event the balance of any such Claim becomes due during the pendency of these Chapter 11 Cases and remains unpaid as of the Effective Date, the holder of such Claim shall be paid in full in Cash on the Effective Date.

C.                      DIP Facility Claims

Except to the extent that a holder of a DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Facility Claim, each such DIP Facility Claim shall be paid in full in Cash on the Effective Date, provided that such payments shall be distributed to the DIP Agent on behalf of holders of such DIP Facility Claims.

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ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.                       Classification of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and receiving distributions pursuant to the Plan only to the extent that such Claim or Interest has not been paid, released, withdrawn or otherwise settled before the Effective Date.

The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in Article III shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

B.                       Summary of Classification

A creditor that holds multiple Claims against a single Debtor or multiple Claims against multiple Debtors, all of which Claims are based upon or relate to the same or similar indebtedness or obligations, whether by reason of guarantee, indemnity agreement, joint and several obligation or otherwise, shall be deemed to have only one Claim against the Estates in an amount equal to the largest of all such similar Allowed Claims, solely for purposes of distributions under the Plan. For purposes of voting on the Plan, any Creditor holding such similar Claims against a Debtor or multiple Debtors may only vote the largest of all such similar Allowed Claims.

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The categories of Claims and Interests are classified for all purposes, including voting, confirmation, and distribution, pursuant to the Plan as follows:

REDDY CORP.

Class	Designation	Impairment	Entitled to Vote
Class 1A	Prepetition Revolving Loan Claims	Unimpaired	No (deemed to accept)
Class 2A	First Lien Notes Claims	Impaired	Yes
Class 3A	Second Lien Notes Claims	Impaired	Yes
Class 4A	Reddy Corp. Other Secured Claims	Unimpaired	No (deemed to accept)
Class 5A	Reddy Corp. Priority Claims	Unimpaired	No (deemed to accept)
Class 6A	Reddy Corp. Unsecured Operations Claims	Unimpaired	No (deemed to accept)
Class 7A	Intercompany Claim	Unimpaired	No (deemed to accept)
Class 8A	Reddy Corp. General Unsecured Claims	Impaired	No (deemed to reject)
Class 9A	Reddy Corp. Subordinated 510(b) Claims	Impaired	No (deemed to reject)
Class 10A	Intercompany Interests in Reddy Corp.	Unimpaired	No (deemed to accept)

REDDY HOLDINGS

Class	Designation	Impairment	Entitled to Vote
Class 1B	Prepetition Revolver Guarantee Claims	Unimpaired	No (deemed to accept)
Class 2B	First Lien Notes Guarantee Claims	Impaired	Yes
Class 3B	Second Lien Notes Guarantee Claims	Impaired	Yes
Class 4B	Reddy Holdings Other Secured Claims	Unimpaired	No (deemed to accept)
Class 5B	Reddy Holdings Priority Claims	Unimpaired	No (deemed to accept)
Class 6B	Discount Notes Claims	Impaired	Yes
Class 7B	Reddy Holdings Unsecured Operations Claims	Unimpaired	No (deemed to accept)
Class 8B	Reddy Holdings General Unsecured Claims	Impaired	Yes
Class 9B	Reddy Holdings Subordinated 510(b) Claims	Impaired	No (deemed to reject)
Class 10B	Interests in Reddy Holdings	Impaired	No (deemed to reject)

C.                      Treatment of Claims and Interests of Reddy Corp.

1.                        Class 1A—Prepetition Revolving Loan Claims.

1.                  Impairment and Voting. Class 1A is Unimpaired under the Plan. Each holder of an Allowed Prepetition Revolving Loan Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                  Distribution. In full and final satisfaction of each Prepetition Revolving Loan Claim, to the extent not previously paid with the proceeds of the DIP Facility, on the Effective Date, except to the extent that a holder of an Allowed Prepetition Revolving Loan Claim agrees to less favorable treatment, each holder of an Allowed Prepetition Revolving Loan Claim shall receive payment in full, in Cash, of the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts owed to such holder under the Prepetition Revolving

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Loan Credit Agreement and each other agreement, certificate, document, letter agreement or instrument delivered in connection with the Prepetition Revolving Loan Credit Agreement.

2.                        Class 2A— First Lien Notes Claims.

1.                  Impairment and Voting. Class 2A is Impaired under the Plan. Each holder of an Allowed First Lien Notes Claim is entitled to vote to accept or reject the Plan.

2.                  Distribution. On the Effective Date, except to the extent that a holder of an Allowed First Lien Notes Claim agrees to less favorable treatment, each holder of an Allowed First Lien Notes Claim will retain such holder’s First Lien Notes, which First Lien Notes will be governed by the terms of the Amended First Lien Notes Indenture; provided, that the Sponsor’s First Lien Notes, shall, in the event of an Arctic Termination, be subject to the Sponsor Equitization in accordance with the terms and conditions of the Investment Agreement.

On the Effective Date, the acceptance of the Plan by Class 2A shall operate as and be deemed to constitute a proper, complete and effective direction and consent of the requisite holders of the First Lien Notes, notwithstanding anything set forth to the contrary in the First Lien Notes Indenture, to the First Lien Notes Indenture Trustee to execute and deliver the Amended First Lien Notes Indenture, together with any related documents or agreements, including, without limitation, any supplemental indentures or amendments and/or any collateral, security or intercreditor agreements, supplements, joinders or amendments (collectively, the “Related Documents”). The First Lien Notes Indenture Trustee shall execute and deliver the Amended First Lien Notes Indenture and any Related Documents without the benefit of receiving any other direction or consent from the holders of the First Lien Notes.

3.                  Waivers. As of the Effective Date, each holder of a First Lien Note shall be deemed to have waived (a) any acceleration of the principal, interest or any other amounts due with respect to the First Lien Notes as a result of these Chapter 11 Cases (the “Acceleration”), (b) the right to interest on the interest that was due between March 15, 2012 and the Petition Date (the “Interest on Interest”) and (c) the right to interest at an additional 1% over the interest rate of the First Lien Notes on the principal of the First Lien Notes and on the Interest on Interest for the period of certain Events of Default (as defined in the First Lien Notes Indenture) relating to these Chapter 11 Cases. For the avoidance of doubt, absent certain Events of Default (as defined in the Amended First Lien Notes Indenture and as set forth in the First Lien Notes) after the Effective Date, the only interest due on the next interest payment date for the First Lien Notes, September 15, 2012, will be interest at the rate of 11.25% on the principal amount of the First Lien Notes.

As of the Effective Date, all Defaults and Events of Default (each as defined in the First Lien Notes Indenture) and the Acceleration will be deemed waived.

3.                        Class 3A—Second Lien Notes Claims.

1.                  Impairment and Voting. Class 3A is Impaired under the Plan. Each holder of an Allowed Second Lien Notes Claim is entitled to vote to accept or reject the Plan.

2.                  Distribution. On the Effective Date, except to the extent that a holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, each holder’s Second Lien Notes

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shall be exchanged for each holder’s Pro Rata share of: (i) 6,094,327.3 shares of Reorganized Reddy Holdco Common Stock, subject to dilution pursuant to the terms of the Plan and (ii) the right to purchase shares of Reorganized Reddy Holdco Preferred Stock pursuant to the Rights Offering. For the avoidance of doubt, holders of Allowed Second Lien Notes Deficiency Claims shall not receive any share of the Reddy Corp. General Unsecured Claims Settlement Payment provided for holders of Class 8A Reddy Corp. General Unsecured Claims.

3.                  Further Distribution. In the event that the Arctic Acquisition is consummated, on or after the Effective Date, holders of Allowed Second Lien Notes Claims shall also be entitled to receive their Pro Rata Share of the Second Lien Acquisition Closing Shares.

4.                        Class 4A— Reddy Corp. Other Secured Claims.

1.                  Impairment and Voting. Class 4A is Unimpaired under the Plan. Each holder of an Allowed Reddy Corp. Other Secured Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                  Distribution. Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Corp. Other Secured Claim shall (i) have its Claim Reinstated, or (ii) receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Reddy Corp. Other Secured Claim, either (w) Cash in the full amount of such Allowed Reddy Corp. Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the collateral securing such Allowed Reddy Corp. Other Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (y) the collateral securing such Allowed Reddy Corp. Other Secured Claim and any interest on such Allowed Reddy Corp. Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code. If the Claim of a holder of an Allowed Reddy Corp. Other Secured Claim exceeds the value of the Collateral that secures it, such holder will have a Reddy Corp. Other Secured Claim equal to the Collateral’s value and a Reddy Corp. General Unsecured Claim for the deficiency.

5.                        Class 5A—Reddy Corp. Priority Claims.

1.                  Impairment and Voting. Class 5A is Unimpaired under the Plan. Each holder of an Allowed Reddy Corp. Priority Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                  Distribution. Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Corp. Priority Claim shall have its Claim Reinstated.

6.                        Class 6A—Reddy Corp. Unsecured Operations Claims.

1.                  Impairment and Voting. Class 6A is Unimpaired under the Plan. Each holder of an Allowed Reddy Corp. Unsecured Operations Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

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2.                  Distribution. Unless the holder of such Claim and the Debtors agree to different treatment and to the extent not otherwise paid, in full and final satisfaction of each Allowed Reddy Corp. Unsecured Operations Claim, holders of Allowed Reddy Corp. Unsecured Operations Claims shall be paid Cash in the full amount of such Allowed Reddy Corp. Unsecured Operations Claim on the later of the Effective Date or the date on which such Claim would otherwise become due in the ordinary course of Reddy Corp.’s business.

7.                        Class 7A—Intercompany Claim

1.                  Impairment and Voting. Class 7A is Unimpaired under the Plan. The holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                  Distribution. To preserve the Debtors’ corporate structure, the Intercompany Claim shall be Reinstated as of the Effective Date to the extent that the proceeds of such Claim are not used to make settlement payments and/or distributions under the Plan.

8.                        Class 8A—Reddy Corp. General Unsecured Claims.

1.                  Impairment and Voting. Class 8A is Impaired under the Plan. Each holder of an Allowed Reddy Corp. General Unsecured Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                  Distribution. Each holder of a Reddy Corp. General Unsecured Claim shall receive, in full and final satisfaction of each Allowed Reddy Corp. General Unsecured Claim, its Pro Rata share of the Reddy Corp. General Unsecured Claim Settlement Payment; provided however that holders of Allowed MDL Litigation Claims and Allowed Second Lien Notes Deficiency claims shall not receive any share of the Reddy Corp. General Unsecured Claims Settlement Payment.

9.                           Class 9A—Reddy Corp. Subordinated 510(b) Claims.

1.                  Impairment and Voting. Class 9A is Impaired by the Plan. Each holder of a Reddy Corp. Subordinated 510(b) Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                  Distribution. As of the Effective Date, except as otherwise provided herein, all Reddy Corp. Subordinated 510(b) Claims against Reddy Corp. shall not be entitled to any distribution under the Plan and shall be discharged.

10.                 Class 10A—Intercompany Interests in Reddy Corp.

1.                  Impairment and Voting. Class 10A is Unimpaired under the Plan. Each holder of an Allowed Intercompany Interest in Reddy Corp. is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                 Distribution. Intercompany Interests in Reddy Corp. shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

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D.                      Treatment of Claims and Interests of Reddy Holdings

1.                        Class 1B—Prepetition Revolver Guarantee Claims.

1.                  Impairment and Voting. Class 1B is Unimpaired under the Plan. Each holder of an Allowed Prepetition Revolver Guarantee Claim is conclusively presumed to have accepted the Plan.

2.                  Distribution.  In full and final satisfaction of each Prepetition Revolver Guarantee Claim, to the extent not previously paid with the proceeds of the DIP Facility, on the Effective Date, except to the extent that a holder of an Allowed Prepetition Revolver Guarantee Claim agrees to less favorable treatment, each holder of an Allowed Prepetition Revolver Guarantee Claim shall receive payment in full, in Cash, of the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts contractually owing to such holder.

2.                        Class 2B—First Lien Notes Guarantee Claims.

1.                  Impairment and Voting. Class 2B is Impaired under the Plan. Each holder of an Allowed First Lien Notes Guarantee Claim is entitled to vote to accept or reject the Plan.

2.                  Distribution. On the Effective Date, in full and final satisfaction of each First Lien Notes Guarantee Claim, except to the extent that a holder of an Allowed First Lien Notes Guarantee Claim agrees to less favorable treatment, each holder of an Allowed First Lien Notes Guarantee Claim will receive a guarantee from Reorganized Reddy Holdings, which guarantee shall secure the obligations of Reorganized Reddy Corp. under the Amended First Lien Notes Indenture.

3.                        Class 3B—Second Lien Notes Guarantee Claims.

1.                  Impairment and Voting. Class 3B is Impaired under the Plan. Each holder of an Allowed Second Lien Notes Guarantee Claim is entitled to vote to accept or reject the Plan.

2.                  Distribution. Holders of Second Lien Notes Guarantee Claims will receive the proceeds of the Intercompany Claim, but only to the extent necessary to make the Discount Notes Claim Distributions, the Reddy Holdings General Unsecured Claim Settlement Payments and transfers to Class 10B.

4.                        Class 4B—Reddy Holdings Other Secured Claims.

1.                  Impairment and Voting. Class 4B is Unimpaired under the Plan. Each holder of an Allowed Reddy Holdings Other Secured Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                 Distribution. Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Holdings Other Secured Claim shall (i) have its Claim Reinstated, or (ii) receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Reddy Holdings Other Secured Claim, either (w) Cash in the full amount of such Allowed Reddy Holdings Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (x) the proceeds of the sale or disposition of the collateral securing such Allowed Reddy Holdings Other

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Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (y) the collateral securing such Allowed Reddy Holdings Other Secured Claim and any interest on such Allowed Reddy Holdings Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (z) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code. If the Claim of a holder of a Reddy Holdings Other Secured Claim exceeds the value of the Collateral that secures it, such holder will have a Reddy Holdings Other Secured Claim equal to the Collateral’s value and a Reddy Holdings General Unsecured Claim for the deficiency.

5.                        Class 5B—Reddy Holdings Priority Claims.

1.                  Impairment and Voting. Class 5B is Unimpaired under the Plan. Each holder of an Allowed Reddy Holdings Priority Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                  Distribution. Unless the holder of such Claim and the Debtors agree to a different treatment, on the Effective Date, each holder of an Allowed Reddy Holdings Priority Claim shall have its Claim Reinstated.

6.                        Class 6B—Discount Notes Claims.

1.                  Impairment and Voting. Class 6B is Impaired under the Plan. Each holder of an Allowed Discount Notes Claim is entitled to vote to accept or reject the Plan.

2.                  Distribution. On the Effective Date, unless the holder of such Claim and the Debtors agree to less favorable treatment, each holder of an Allowed Discount Notes Claim shall receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, such holder’s Pro Rata share of the Discount Notes Initial Payment. On the three-month anniversary of the Effective Date, unless the holder of such Claim and the Debtors agree to less favorable treatment, each holder of an Allowed Discount Notes Claim shall receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, such holder’s Pro Rata share of the Discount Notes Subsequent Payment.

3.                  Further Distribution. As set forth in Article V.D, in the event that the Arctic Acquisition is consummated, upon such consummation, holders of Allowed Discount Notes Claims shall also be entitled to receive, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, their Pro Rata Share of the Arctic Acquisition Discount Notes Payment.

7.                        Class 7B—Reddy Holdings Unsecured Operations Claims.

1.                 Impairment and Voting. Class 7B is Unimpaired under the Plan. Each holder of an Allowed Reddy Holdings Unsecured Operations Claim, is not entitled to vote to accept or reject the Plan and is conclusively presumed to have accepted the Plan.

2.                  Distribution. Unless the holder of such Claim and the Debtors agree to different treatment and to the extent not otherwise paid, in full and final satisfaction of each Allowed Reddy Holdings Unsecured Operations Claim, holders of Allowed Reddy Holdings Unsecured

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Operations Claims shall be paid in the ordinary course of the Debtors’ business, consistent with past practice; provided, however that in the event the balance of any such Claim becomes due during the pendency of these Chapter 11 Cases, the holder of such Claim shall be paid Cash in the full amount of such Allowed Reddy Holdings Unsecured Operations Claim on the Effective Date.

8.                        Class 8B—Reddy Holdings General Unsecured Claims.

1.                       Impairment and Voting. Class 8B is Impaired under the Plan. Each holder of an Allowed Reddy Holdings General Unsecured Claim is entitled to vote to accept or reject the Plan.

2.                       Distribution.

(a)                        If Class 8B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments, and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments; provided however that holders of Allowed MDL Litigation Claims shall not receive any share of the Reddy Holdings General Unsecured Claims Settlement Payments.

(b)                        If Class 8B Reddy Holdings General Unsecured Claims votes as a class to reject the Plan, then on the Effective Date the holders of Reddy Holdings General Unsecured Claims shall not receive any property under the Plan on account of such Reddy Holdings General Unsecured Claims and the obligations of the Debtors on account of such Claims shall be discharged.

9.                        Class 9B—Reddy Holdings Subordinated 510(b) Claims.

1.                       Impairment and Voting. Class 9B is Impaired by the Plan. Each holder of a Reddy Holdings Subordinated 510(b) Claim is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                       Distribution. The holders of Reddy Holdings Subordinated 510(b) Claims shall not receive or retain any property under the Plan on account of such Reddy Holdings Subordinated 510(b) Claims and the obligations of the Debtors on account of the Reddy Holdings Subordinated 510(b) Claims shall be discharged.

10.                 Class 10B—Interests in Reddy Holdings.

1.                       Impairment and Voting. Class 10B is Impaired by the Plan. Each holder of an Allowed Interest in Reddy Holdings is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

2.                       Distribution. Each holder of an Allowed Interest in Reddy Holdings shall not receive or retain any property under the Plan on account of such Allowed Interests in Reddy Holdings. Notwithstanding the foregoing, each holder of an Allowed Interest in Reddy Holdings shall

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receive from the Company on the Old Reddy Equity Distribution Date, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, either (a) a Cash payment per share equal to the Old Reddy Equity Initial Closing Cash Amount or (b) solely with respect to those holders of Allowed Interests in Reddy Holdings holding at least 25,000 shares of Old Reddy Holdings Common Stock as of the Distribution Record Date, the opportunity to elect to receive, in lieu of the Cash payment described in (a) above, such Allowed Interest holder’s Pro Rata share of 336,638.5 shares of New Reorganized Reddy Holdco Common Stock. This Pro Rata share will be subject to further effective dilution by the Reorganized Reddy Holdco Common Stock issued under the New Management Incentive Plan.

3.                       Further Distribution. In the event that the Arctic Acquisition is consummated by the Reorganized Company, which may occur on or after the Effective Date, upon such consummation, from amounts to which holders of the Allowed Second Lien Notes Claims and Allowed Second Lien Notes Guarantee Claims would otherwise be entitled, (a) those holders of Allowed Interests in Reddy Holdings who received a Cash payment on the Old Reddy Equity Distribution Date shall be entitled to receive an additional Cash payment per share of the Old Reddy Holdings Common Stock previously held by such holder equal to the Old Reddy Acquisition Closing Cash Amount and (b) those holders of Allowed Interests in Reddy Holdings who received a distribution of New Reorganized Reddy Holdco Common Stock on the Old Reddy Equity Distribution Date shall be entitled to receive such Allowed Interest holder’s ratable share of the Old Reddy Equity Acquisition Closing Shares. This ratable share will be subject to further dilution by the Reorganized Reddy Holdco Common Stock issued under the New Management Incentive Plan.

ARTICLE IV

ACCEPTANCE REQUIREMENTS

A.                       Acceptance or Rejection of the Plan

1.              Voting Classes

Classes 2A, 3A, 2B, 3B, 6B and 8B are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

2.              Conclusive Presumed Acceptance of the Plan

Classes 1A, 4A, 5A, 6A, 7A, 10A, 1B, 4B, 5B and 7B are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.              Deemed Not to Accept the Plan

Classes 2A, 3A, 8A, 9A, 2B, 3B, 8B, 9B and 10B are Impaired under the Plan and holders of Class 8A, 9A, and 9B Claims and Class 10B Interests shall not receive or retain any property

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under the Plan on account of such Claims and Interests and are, therefore, deemed not to accept the Plan pursuant to section 1126(g) of the Bankruptcy Code.

B.                       Confirmation Pursuant to 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any Classes of Claims and Interests that vote, or are deemed, not to accept the Plan. The Debtors reserve the right to modify the Plan in accordance with Article XI.A hereof, to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                       Sources of Consideration for Plan Distributions

1.              Cash Consideration

Except to the extent otherwise set forth herein, all Cash consideration necessary for the Reorganized Company to make payments or distributions pursuant hereto shall be obtained from the Exit Financing or other Cash on hand of the Debtors, including Cash derived from business operations, and Cash derived from the Rights Offering and the Sponsor Direct Investment. Further, the Debtors and the Reorganized Company will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Company to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate or otherwise be affected by the terms of the Plan.

2.              Exit Financing

On the Effective Date, the Reorganized Company shall, to the extent necessary to meet obligations under the Plan, (a) enter into the Exit Credit Facility together with all guarantees evidencing obligations of the Reorganized Company thereunder and security documents and (b) execute such mortgages, certificates and other documentation and deliveries as the agent under the Exit Credit Facility reasonably requests, all of which shall be in form and substance satisfactory to the Exit Lenders, and such documents and other documents, instruments and agreements to be entered into, delivered or contemplated thereunder shall become effective in accordance with their terms on the Effective Date. In the Confirmation Order, the Bankruptcy Court shall approve the Exit Credit Facility and authorize the Reorganized Company to execute the same together with such other documents as the Exit Lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Exit Credit Facility.

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3.              Reorganized Reddy Holdco Preferred and Common Stock

On the Effective Date, Reorganized Reddy Holdings shall (i) issue Reorganized Reddy Holdco Common Stock for distribution to holders of Allowed Second Lien Notes Claims and Allowed Interests in Reddy Holdings in accordance with Article III herein and (ii) issue the Reorganized Reddy Holdco Preferred Stock in connection with the Rights Offering and the Investment Agreement. All of the shares of Reorganized Reddy Holdco Preferred Stock and Reorganized Reddy Holdco Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully-paid and non-assessable. Each distribution and issuance referred to in Article III herein shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

Pursuant to the Investment Agreement, the Sponsor shall receive on the Effective Date one share of Reorganized Reddy Holdco Class A Common Stock, which shall entitle the Sponsor to 10,000,000 votes on all matters upon which holders of the Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock have the right to vote.

4.              Investment Agreement

The Investment Agreement attached hereto as Exhibit H is hereby incorporated by reference and made a part of this Plan and the Debtors are hereby authorized to perform all of their obligations under, and all actions necessary to effectuate such agreement, including the Sponsor Direct Investment, the Sponsor Equitization and the Sponsor backstop of the Rights Offering.

B.                       Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Prepetition Revolving Loan Credit Agreement, the Second Lien Notes Indenture, the Discount Notes Indenture and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (other than the First Lien Notes Indenture, which shall be restated in the form of the Amended First Lien Notes Indenture, and other certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated or assumed pursuant to the Plan, including the First Lien Notes), shall be cancelled as to the Debtors, and the Reorganized Company shall not have any continuing obligations thereunder and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except (A) such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically

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Reinstated or assumed pursuant to the Plan, including the First Lien Notes and the First Lien Notes Indenture, and (B) provided that no objections to the confirmation of the Plan are received or filed by such Indenture Trustee, any indemnification obligations with respect to the Indenture Trustees under the Indentures, which shall survive as contingent unsecured obligations having Administrative Claim status notwithstanding the cancellation of the Indentures except with respect to the First Lien Notes Indenture Trustee, in which case indemnification obligations will be governed by the Amended First Lien Notes Indenture) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, that any such indenture (including, but not limited to, the Indentures) or agreement that governs the rights of the holder of a Claim shall continue in effect solely (a) for purposes of allowing holders of the Prepetition Revolving Loan Claims, Discount Notes Claims, First Lien Notes Claims and Second Lien Notes Claims (as applicable) to receive distributions under the Plan as provided herein (and the Indenture Trustees shall specifically maintain any charging lien and priority of payment that they may have against the distributions under the Plan to be made to the holders of applicable Claims for any fees, expenses, disbursements and advances under the Indentures or any other agreements until all such fees, expenses, disbursements and advances are paid pursuant to the Plan or otherwise), (b) for purposes of allowing the Prepetition Revolving Loan Agent and the Indenture Trustees, if applicable, to make distributions under the Plan as provided herein, (c) for purposes of allowing the Prepetition Revolving Loan Agent and Indenture Trustees to seek compensation and/or reimbursement of reasonable fees and expenses in accordance with the terms of this Plan; and (d) with respect to the rights, claims, liens and interests of the applicable Indenture Trustee that are not assertable against the Debtors; provided, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Company, except to the extent set forth in or provided for under this Plan; provided further, however that notwithstanding the foregoing, all mortgages, deeds of trust, Liens, pledges or other security interests (excluding liens securing the First Lien Notes and other amounts due under the First Lien Notes Indenture and the Amended First Lien Notes Indenture, and the DIP Facility) shall be and are hereby deemed to be fully released and discharged in accordance with Article IX.J hereof, except to the extent (i) such mortgages, deeds of trust, Liens, pledges or other security interests are Reinstated and (ii) the Indenture Trustees may recover any amounts due to the Indenture Trustees from distributions to holders of the First Lien Notes Claims, Second Lien Notes Claims and Discount Notes Claims, as applicable, under this Plan; provided further, however that notwithstanding the foregoing the Indenture Trustees shall not be granted and shall not have any charging lien and/or priority of payment against the Debtors, the Reorganized Company, and/or their property, assets, or Estates except (i) as set forth in the Amended First Lien Notes Indenture and (ii) for distributions under this Plan. On and after the Effective Date, all duties and responsibilities of the Prepetition Revolving Loan Agent under the Prepetition Revolving Loan Credit Agreement and the Indenture Trustees (other than the First Lien Notes Indenture Trustee) under the Indentures, as applicable, shall be discharged except to the extent required in order to effectuate the Plan.

C.                      Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any securities contemplated by the Plan and all agreements incorporated herein, including the

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Reorganized Reddy Holdco Common Stock, and Reorganized Reddy Holdco Preferred Stock, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities and the Confirmation Order shall so provide. In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by the Plan and any and all agreements incorporated therein, including the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities and instruments, including, without limitation, those set forth herein; and (4) applicable regulatory approval.

D.                      Discount Notes Claim Distributions

Each holder of an Allowed Discount Notes Claim shall be entitled to receive such holder’s Pro Rata share of: (i) $4.68 million in Cash on the Effective Date (the “Discount Notes Initial Payment”) and (ii) $1.17 million (the “Discount Notes Subsequent Payment”) on the three month anniversary of the Effective Date or, in the Sponsor’s sole discretion, an earlier date (the “Discount Notes Subsequent Payment Date”), and such Discount Notes Subsequent Payment shall accrue interest at a rate of 7% per annum from the Effective Date until the Discount Notes Subsequent Payment Date. In the event that the Arctic Acquisition is consummated prior to the Discount Notes Subsequent Payment Date, the distribution to the holders of Allowed Discount Notes Claims shall be increased by $2.34 million (the “Arctic Acquisition Discount Notes Payment”), which additional amount shall accrue interest at a rate of 7% per annum from the Effective Date until the Discount Notes Subsequent Payment Date. In the event that the Arctic Acquisition is consummated after the Discount Notes Subsequent Payment Date, the Arctic Acquisition Discount Notes Payment shall be made within ten (10) business days following the Arctic Acquisition (the “Arctic Acquisition Discount Notes Payment Date”) and shall accrue interest at a rate of 7% per annum from the Effective Date until the Arctic Acquisition Discount Notes Payment Date. For the avoidance of doubt, any obligation with respect to the Arctic Acquisition Discount Notes Payment, including payment of interest thereon, will terminate upon an Arctic Termination. Reorganized Reddy Holdings’ obligation to make the Discount Notes Subsequent Payment and the Arctic Acquisition Discount Notes Payment, as applicable, shall be evidenced by promissory notes setting forth the terms of the distributions described in the Plan and otherwise reasonably acceptable to the holders of Allowed Discount Notes Claims, in substantially the form of Exhibit K to the Plan (the “Discount Notes Promissory Notes”). For the avoidance of doubt, there will be no indenture or indenture trustee for the Discount Notes Promissory Notes.

E.                       Reddy Corp. General Unsecured Claim Settlement Payment

The holders of Allowed Reddy Corp. General Unsecured Claims shall be entitled to receive, in full and final satisfaction of each Allowed Reddy Corp. General Unsecured Claim, their Pro Rata share of the Reddy Corp. General Unsecured Claim Settlement Payment; provided however that holders of Allowed MDL Litigation Claims and Allowed Second Lien Notes

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Deficiency Claims shall not receive any share of the Reddy Corp. General Unsecured Claims Settlement Payment. For the avoidance of doubt, the Reddy Corp. General Unsecured Claim Settlement Payment shall not be evidenced by any promissory note or other instrument.

F.                       Reddy Holdings General Unsecured Claim Settlement Payments

In the event that Class 8B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments, and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments; provided however that holders of Allowed MDL Litigation Claims and Allowed Second Lien Notes Guarantee Deficiency Claims shall not receive any share of the Reddy Holdings General Unsecured Claims Settlement Payment. The Reddy Holdings General Unsecured Claim Settlement Payments shall be made in complete satisfaction, settlement, discharge, and release of, all Claims and Causes of Action, including, but not limited to, any fraudulent conveyance or lien avoidance action relating to, in connection with or arising out of the Intercompany Claim. For the avoidance of doubt, the Reddy Holdings General Unsecured Claim Settlement Payments shall not be evidenced by any promissory note or other instrument.

G.                      MDL Settlement Agreements

The holders of Allowed MDL Litigation Claims shall be entitled to receive, in full and final satisfaction of each Allowed MDL Litigation Claim, payment in accordance with the MDL Settlement Agreements, as applicable. For the avoidance of doubt, nothing in the Plan or Confirmation Order shall affect the Debtors’ or Reorganized Company’s, as the case may be, obligations under the MDL Settlement Agreements.

With respect to the MDL Litigation Claims asserted by the direct purchaser class action plaintiffs, the applicable MDL Settlement Agreement (the “Direct MDL Settlement Agreement”) provides for, inter alia, the establishment of a Claims Process (as defined in the Direct MDL Settlement Agreement) in the event the Approval Order (as defined in the Direct MDL Settlement Agreement) is not entered. Notwithstanding anything to the contrary contained in this Plan or in the Confirmation Order, in the event the Approval Order is not entered, the Claims Process shall be conducted in accordance with the terms set forth in paragraph 26 of the Direct MDL Settlement Agreement.

H.                      Chamberlain Litigation Settlement

The holders of Allowed Chamberlain Litigation Settlement Claims shall be entitled to receive, in full and final satisfaction of each Allowed Chamberlain Litigation Settlement Claim, payment in accordance with the Chamberlain Litigation Settlement Agreement.

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I.                           Reddy Corp. Insured Claims

Each holder of an Allowed Reddy Corp. Insured Claim shall recover first from insurance proceeds available under applicable Insurance Policies (including, if applicable, any deductible amounts); and then to the extent any Reddy Corp. Insured Claim is not paid in full by available proceeds under any applicable Insurance Policy, the holder of such Reddy Corp. Insured Claim shall receive, solely to the extent of such deficiency, its Pro Rata share of the Reddy Corp. General Unsecured Claim Settlement Payment. For the avoidance of doubt, nothing alters, amends, modifies, waives or impairs (i) the terms and conditions of the Insurance Policies and all related agreements or (ii) the rights of any Insurer with respect to the Insurance Letters of Credit or the proceeds thereof.

J.                         New Stockholders’ Agreement

Each holder of shares of New Common Stock and New Preferred Stock representing 5% of the New Common Stock and the New Preferred Stock (on an as converted basis and without giving effect to the New Management Incentive Plan) may elect to become parties to the New Stockholders’ Agreement, pursuant to which such electing holders would be subject to transfer restrictions, voting obligations and drag-along obligation and would be entitled certain preemptive rights, tag-along rights and piggyback registration rights.

K.                      Corporate Existence

Except as otherwise provided herein, in the Corporate Governance Documents or elsewhere in the Plan Supplement, the Debtors, as Reorganized Company, shall continue to exist after the Effective Date with all the powers of a corporation or limited liability company, as the case may be, under the laws of their respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law, except as such rights may be limited and conditioned by the Plan and the documents and instruments executed and delivered in connection therewith.

L.                        Reorganized Company’s Boards of Directors

The board of directors of Reorganized Reddy Holdings shall be initially comprised of seven (7) members, consisting of: (i) five (5) members to be appointed by the Sponsor (one (1) of which members shall be a current member of the existing board of directors for Reddy Holdings acceptable to the Sponsor), (ii) one (1) member to be appointed by Courage Capital and (iii) Reorganized Reddy Holdings’ Chief Executive Officer. The board of directors of Reorganized Reddy Corp. shall initially be identical to the New Board of Reorganized Reddy Holdings. The identity of the members of the New Board of the Reorganized Company will be identified in the Plan Supplement or in a filing with the Bankruptcy Court at or prior to the Confirmation Hearing and all such members of the New Boards shall be deemed endorsed and approved by the existing boards of Reddy Holdings and Reddy Corp.

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M.                    Employee Benefits

Except as otherwise provided herein, on and after the Effective Date, the Reorganized Company shall: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation (other than equity based compensation related to Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising before the Petition Date; provided, however, that the Debtors’ or Reorganized Company’s performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing herein shall limit, diminish or otherwise alter the Reorganized Company’s defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. For the avoidance of doubt, and in accordance with section 1129(a)(13) of the Bankruptcy Code, the Reorganized Company shall continue payment of all “retiree benefits,” as defined in section 1114(a) of the Bankruptcy Code, if any, at previously established levels and will continue to perform all of its obligations with respect to workers’ compensation insurance in the ordinary course of business.

N.                      New Management Incentive Plan

As soon as reasonably practicable after the Effective Date, the new board of directors of Reorganized Reddy Holdings shall be authorized to adopt the New Management Incentive Plan. Under the New Management Incentive Plan, up to 15% of the Reorganized Reddy Holdco Common Stock, on a fully diluted basis (after giving effect to the Reorganized Reddy Holdco Preferred Stock on an as converted basis), shall be allocable at the discretion of the New Board of Reorganized Reddy Holdings.

O.                      Vesting of Assets in the Reorganized Company

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Releases by the Debtors) and any property acquired by any of the Reorganized Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Exit Financing and the First Lien Notes and other amounts due under the First Lien Notes Indenture and the Amended First Lien Notes Indenture). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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P.                       Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Company may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Persons may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Persons agree; (3) the filing of appropriate certificates or articles of incorporation or amendments thereof, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

Q.                      Pursuit of Arctic Acquisition

The Company shall pursue the Arctic Acquisition in a manner consistent with and subject to the terms of the Investment Agreement.

R.                       Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Company; (2) the execution of and entry into the Exit Financing; (3) the distribution of the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock as provided herein and in the Investment Agreement; and (4) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Company, and any corporate action required by the Debtors or the Reorganized Company in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Company.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Company, as applicable, shall be authorized to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, bylaws, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Company, including the Exit Financing and any and all other agreements, documents, securities and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article V.R shall be effective notwithstanding any requirements under non-bankruptcy law.

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S.                        Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Company and the managers, officers and members of the boards of directors thereof are authorized to issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Company, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.

T.                        Section 1146 Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property in contemplation of, in connection with, or pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article V hereof; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.

U.                      D&O Liability Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies shall be deemed to be, and shall be treated as though they are, executory contracts and the Debtors shall assume (and assign to the Reorganized Company if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. On or before the Effective Date, the Reorganized Company shall obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers for a period of six (6) years, which tail policy shall be acceptable to the Sponsor.

In addition, on the Effective Date, to the extent the Corporate Governance Documents of the Reorganized Company do not already contain such provisions, the Reorganized Company shall amend their Corporate Governance Documents to contain provisions which (i) eliminate the personal liability of the Debtors’ and the Reorganized Company’s then-present and future

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directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Debtors’ and the Reorganized Company’s directors, officers, and other key employees (as such key employees are identified by the New Board) serving on or after the Effective Date for all claims and actions (excluding with respect to the Securities Litigations) arising after the Effective Date to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized.

V.                       Indemnification Agreements

Notwithstanding anything herein to the contrary, as of the Effective Date, all Indemnification Agreements or indemnification obligations of the Company or its predecessors, successors, subsidiaries and affiliates with current and former directors, officers and employees of Reddy Corp. and Reddy Holdings shall be rejected and all claims arising from such rejections shall be afforded the treatment set forth in Classes 8A and 8B, respectively. Claims arising from indemnification provisions or obligations contained in the Company’s bylaws, certificates of incorporation or other formation documents shall also be afforded the treatment set forth in Classes 8A and 8B.

W.                    Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Article IX hereof), the Reorganized Company shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Company’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, provided, however, that all preference claims under section 547 of the Bankruptcy Code against holders of Class 6A Claims (regardless of whether such Claims are Allowed Claims) shall be forever released and discharged on the Effective Date. The Reorganized Company may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Company. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Company, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Company have released any Person or Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise under this Plan), the Debtors or Reorganized Company, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Company expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.

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X.                       Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim.

Y.                        Non-Voting Equity Securities

The Corporate Governance Documents of the Reorganized Company shall provide, to the extent not already included in such Corporate Governance Documents, that the Reorganized Company shall not issue any non-voting equity securities to the extent required by Bankruptcy Code section 1123(a)(6).

Z.                        Change in Control

The consummation of the Plan shall not constitute a change in ownership or change in control under any employee benefit plan or program, Executory Contract or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party. Nothing in this paragraph shall affect any change in ownership or change in control provisions contained in any employment or severance agreement to which a Debtor is a party.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                       Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases, including the Investment Agreement and the Plan Support Agreement, shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) expired or terminated pursuant to its own terms before the Effective Date; (3) is the subject of a motion to reject filed on or before the Effective Date (and the Company shall file such motion with respect to contracts so designated by the Ad Hoc Noteholder Group); or (4) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement before the Effective Date, provided however that the Debtors will seek the consent of the Creditors’ Committee with respect to the rejection of any vendor contracts for goods and services.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise

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indicated, all assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Company, as applicable, reserve the right to alter, amend, modify or supplement the list of Executory Contracts and Unexpired Leases identified in the Plan Supplement at any time before the Effective Date. After the Effective Date, the Reorganized Company shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

B.                       Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; provided, that any such Rejection Claims arising from the rejection of an Unexpired Lease shall be subject to the cap on rejection damages imposed by Bankruptcy Code section 502(b)(6). Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Company, the Estates or their property without the need for any objection by the Reorganized Company or further notice to, or action, order or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as an Unsecured Claim against the applicable Debtor and shall be treated in accordance with Article III hereof. For the avoidance of doubt, any rejection damages shall be subject to any applicable statutory damages caps, including but not limited to those caps set forth in Bankruptcy Code section 502(b).

C.                      Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Company to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

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D.                      Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Company if necessary to continue the Insurance Policies in full force) all of the Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Insurance Policies.

E.                       Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

F.                       Reservation of Rights.

Nothing contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Company, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.                      Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

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ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

A.                       Record Date for Distributions

As of the Effective Date, the various transfer registers for each of the Classes of Claims or Interests (excluding Class 10B) as maintained by the Debtors or their respective agents (except for the register for the First Lien Notes) shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests. The Debtors and the Indenture Trustees (other than the First Lien Notes Indenture Trustee) shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.                       Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, on the next Distribution Date or as soon as reasonably practicable thereafter), each holder of an Allowed Claim against the Debtors (except for holders of First Lien Notes Claims) shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. All distributions provided for in the Plan shall be made only to the extent permitted by applicable law. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII hereof. Except as otherwise provided herein, holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

No fractional shares of Reorganized Reddy Holdco Common stock or fractional shares of Reorganized Reddy Holdco Preferred Stock shall be issued or distributed under the Plan or by the Reorganized Debtors, or any Disbursing Agent, agent or servicer. Each Person entitled to receive Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock (collectively, the “New Securities”) shall receive the total number of whole shares of Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a New Security, the Reorganized Debtors, or any Disbursing Agent, agent or servicer, shall allocate separately one whole share of the Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock to such Person in order of the fractional portion of its entitlements, starting with the largest such fractional portion, until all remaining whole shares of Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock have been allocated. Upon the allocation of a whole share of the Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be

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deemed cancelled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares of Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock which remain to be allocated, the Reorganized Debtors, or any Disbursing Agent, agent or servicer shall allocate the remaining whole shares of Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock to such holders by random lot or such other impartial method as the Reorganized Debtors, or any Disbursing Agent, agent or servicer deems fair. Upon the allocation of all of the whole shares of Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock authorized under the Plan, all remaining fractional portions of the entitlements, if any, shall be cancelled and shall be of no further force and effect. No shares of Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock will be issued and no other property will be distributed under the Plan or by the Reorganized Debtors or any Disbursing Agent, agent or servicer on account of entitlements, if any, to a fractional share of Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock which fall below a threshold level to be determined by the Reorganized Debtors, or any Disbursing Agent, agent or servicer, after allocation of whole shares of Reorganized Reddy Holdco Common Stock or Reorganized Reddy Holdco Preferred Stock in respect of fractional entitlements as described above. Accordingly, a Person who otherwise would be entitled to receive a distribution of a fractional share of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock will not receive any such distribution if the fractional share of Reorganized Reddy Holdco Common Stock or fractional shares of Reorganized Reddy Holdco Preferred Stock such Person was to receive falls below such threshold.

C.                      Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Company as Disbursing Agent or such other Person designated by the Reorganized Company as a Disbursing Agent on the Effective Date.

D.                      Rights and Powers of Disbursing Agent

1.                       Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) affect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.                       Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable

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attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Company in their reasonable discretion.

E.                       Distributions on Account of Claims Allowed After the Effective Date

1.                       Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be made in accordance with the provisions of the Plan.

2.                       Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Reorganized Company, on the one hand, and the holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

F.                       Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.                       Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Disbursing Agent: (a) to the signatory set forth on any of the Proof of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim; (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address; (d) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf or (e) at the addresses reflected in the Debtors’ books and records. Distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. None of the Debtors, the Reorganized Company and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan except for gross negligence, willful misconduct or fraud.

Except as otherwise provided in the Plan, (i) all distributions to holders of Prepetition Revolving Loan Claims shall be governed by the Prepetition Revolving Loan Credit Agreement, and shall be deemed completed when made to the Prepetition Revolving Loan Agent, who shall in turn make distributions in accordance with the Prepetition Revolving Loan Credit Agreement, (ii) all distributions to holders of Second Lien Notes Claims shall be governed by the Second Lien Notes Indenture, and shall be deemed completed when made to or at the direction of the Second Lien Notes Indenture Trustee, who shall in turn make or direct to be made distributions

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in accordance with the Second Lien Notes Indenture and (iii) all distributions to holders of Discount Notes Claims shall be governed by the Discount Notes Indenture, and shall be deemed completed when made to or at the direction of the Discount Notes Indenture Trustee, who shall in turn make or direct to be made distributions in accordance with the Discount Notes Indenture.

Distributions to be made on account of Second Lien Notes Claims shall be made by the Disbursing Agent to or at the direction of the Second Lien Notes Indenture Trustee, who shall act as the Disbursing Agent with respect to the distributions to holders of Second Lien Notes Claims. The Second Lien Notes Indenture Trustee may transfer or direct the transfer of such distributions through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Second Lien Notes Claims to the extent consistent with the customary practices of DTC.

The Cash distributions to be made on account of Discount Notes Claims shall be made by the Disbursing Agent or at the direction of the Discount Notes Indenture Trustee, who shall act as the Disbursing Agent with respect to the distributions to holders of Discount Notes Claims. Regarding the Discount Notes Promissory Notes, the Discount Notes Indenture Trustee will assist with the distribution of same pursuant to its (i) delivery of a letter of transmittal with a 90 day expiration period in form satisfactory to the Discount Notes Indenture Trustee and which will request certain information from the holders of Discount Notes Claims (the identity and amount held by each holder for inclusion in the Discount Notes Promissory Notes), and (ii) subsequent delivery to Reorganized Reddy Holdings of the information received in response to same. Reorganized Reddy Holdings will then deliver the Discount Notes Promissory Notes, executed and including the name of the Holder thereof by Reorganized Reddy Holdings, directly to the holders of Discount Notes Claims. The Discount Notes Indenture Trustee may transfer or direct the transfer of the Discount Notes Initial Payment through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Discount Notes Claims to the extent consistent with the customary practices of DTC. The Discount Notes Promissory Notes and the payments thereunder will not be distributed by the Discount Notes Indenture Trustee, but by Reorganized Reddy Holdings, and the Discount Notes Promissory Notes and the payments thereunder will not be distributed through the facilities of DTC.

2.                       Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the Effective Date. After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Company (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim, right and/or entitlement of any holder to such property shall be discharged and forever barred.

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Any Holder of an Allowed Claim or Interest that does not make a demand upon the Reorganized Company for an undeliverable or unclaimed Distribution pursuant to this Plan within six months after the Effective Date shall be deemed to have forfeited its Claim, right and/or entitlement for such undeliverable or unclaimed Distribution and shall be forever barred and enjoined from asserting any such Claim, right and/or entitlement for an undeliverable or unclaimed Distribution against the Debtors and their Estates, the Disbursing Agents, and their respective agents, attorneys, representatives, employees or independent contractors, and/or any of its and their property. In such cases, any Cash or Interests otherwise reserved for undeliverable or unclaimed Distributions shall become the property of the Reorganized Debtors, as applicable, free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary and shall be distributed in accordance with the terms of this Plan. Nothing contained in this Plan shall require the Debtors to attempt to locate any holder of an Allowed Claim or Interest; provided, however, that in his or her sole discretion, the Disbursing Agent may periodically publish notice of unclaimed Distributions.

G.                      Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith, the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

H.                      Setoffs

Except as set forth herein, the Debtors and the Reorganized Company, in consultation with the Sponsor, may withhold (but not set off except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Company may hold against the holder of any such Allowed Claim. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Company may hold against the holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Company may hold against the holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Company of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Company may possess against any such holder, except as specifically provided herein.

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I.                           Claims Paid or Payable by Third Parties

1.                       Claims Paid by Third Parties

The Debtors, or the Reorganized Company, as applicable, shall reduce in part or in full a Claim to the extent that the holder of such Claim receives payment in part or in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.                       Insurance Claims

No distributions under the Plan shall be made on account of Allowed Claims until the holder of such Allowed Claim has exhausted all remedies with respect to the Debtors’ Insurance Policies. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3.                       Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made in accordance with the provisions of any applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Person may hold against any other Person, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

J.                         Allocation of Distributions Between Principal and Unpaid Interest

To the extent that any Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for U.S. federal income tax purposes, be allocated on the Debtors’ books and records to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the accrued but unpaid interest.

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ARTICLE VIII

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.                       Prosecution of Objections to Claim

Except as to Subordinated 510(b) Claims or by order of the Bankruptcy Court, holders of Claims shall not be required to file Proofs of Claim with the Bankruptcy Court. The amount and validity of any disputed, contingent and/or unliquidated Claim shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

B.                       Allowance of Claims

Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Company after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date. All Claims of any Person against any Debtor shall be Disallowed unless and until such Person pays, in full, the amount it owes each such Debtor.

C.                      Distributions After Allowance

On the Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

D.                      Estimation of Claims

The Debtors (before the Effective Date) or Reorganized Company (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Person, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized Company (after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, objected to, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

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E.                       Deadline to File Objections to Claims

The Debtors reserve their right to file objections to Claims, if any, on or before the Claim Objection Bar Date.

ARTICLE IX

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.                       Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Company may compromise and settle Claims against them and Causes of Action against other Persons.

B.                       Mutual Releases by the Debtors and the Released Parties

Pursuant to section 1123(b) of the Bankruptcy Code and to the extent allowed by applicable law, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Company, the Estates, and each other Released Party from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of the Debtors (other than the rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Company, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the

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Debtors or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF RELEASES BY THE DEBTORS AND THE RELEASED PARTIES, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE RELEASES ARE: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING A CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE RELEASE.

C.                      Releases by Holders of Claims or Interests of Reddy Corp.

As of the Effective Date, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Corp., Reorganized Reddy Corp. and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Corp., (other than rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Corp., Reddy Corp.’s restructuring, Reddy Corp.’s Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Corp. or Reorganized Reddy Corp., the subject matter of, or the transactions or events giving rise to, any Claim or an Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Corp. and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other

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occurrence including or pertaining to Reddy Corp. and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor, a Reorganized Debtor, or a Released Party that constitutes willful misconduct or gross negligence.

D.                      Releases by Holders of Claims or Interests of Reddy Holdings

As of the Effective Date, each holder of a Claim or an Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Reddy Holdings, Reorganized Reddy Holdings and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims assertable on behalf of Reddy Holdings, (other than the rights to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered and/or entered into in conjunction with the Plan), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, Reddy Holdings, Reddy Holdings’ restructuring, Reddy Holdings Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of Reddy Holdings or Reorganized Reddy Holdings, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan (whether or not such Claim or Interest is classified in the Plan), the business or contractual arrangements between Reddy Holdings and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence including or pertaining to the Debtors and taking place on or before the Confirmation Date, other than Claims or liabilities arising out of or relating to any act or omission of Reddy Holdings, Reorganized Reddy Holdings, or a Released Party that constitutes willful misconduct or gross negligence.

E.                       Government Carveout

Notwithstanding anything to the contrary in the release, exculpation, or related provisions of this Plan or the Confirmation Order, and except to the extent of applicable law, no claim of a Governmental Unit shall be discharged and no party shall be released or exculpated from any Claim of a Governmental Unit; provided, however, that any such Claims of a Governmental Unit shall be treated in accordance with the terms of the Plan. All Governmental Units shall maintain any and all setoff or recoupment rights they have under applicable law.

F.                       Exculpation

Notwithstanding anything contained in the Plan to the contrary, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, cause of action or liability for any Exculpated Claim, except for gross negligence or willful misconduct (to the extent such duty is imposed by applicable

55

non-bankruptcy law), but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Company (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

G.                      Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

H.                      Injunction

FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN ARTICLE IX HEREOF, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION

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OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE IX.J HEREOF.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE IX.C OR ARTICLE IX.D, DISCHARGED PURSUANT TO ARTICLE IX.F, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE IX.E, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH PERSONS OR THE PROPERTY OR ESTATE OF SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF

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THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

I.                           Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.                         Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Persons, including Governmental Units, shall not discriminate against the Reorganized Company or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Company or another Person with whom such Reorganized Company have been associated, solely because one of the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

K.                      Release of Liens

Except as otherwise provided herein, or in any contract, instrument, release or other agreement or document created pursuant to the Plan (including the Exit Facility), on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, all mortgages, deeds of trust, Liens, pledges or other security interests (excluding liens securing the First Lien Notes and other amounts due under the First Lien Notes Indenture and the Amended First Lien Notes Indenture) against any property of the Estates shall be and hereby are deemed to be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests (excluding liens securing the First Lien Notes and other amounts due under the First Lien Notes Indenture and the Amended First Lien Notes Indenture) shall revert to the Reorganized Company and their successors and assigns. For the avoidance of doubt, except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan (including the Exit Facility) all mortgages, deeds of trust, Liens, pledges or other security interests (excluding liens securing the First Lien Notes and other amounts due under the First Lien Notes Indenture and the Amended First Lien Notes Indenture) against any property of the Estates shall be, concurrently with the applicable distributions made pursuant to the Plan, and hereby are deemed to be fully released and discharged on the Effective

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Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

L.                        Release of Avoidance Actions under Section 547 of the Bankruptcy Code

Any Avoidance Actions under section 547 of the Bankruptcy Code against holders of Reddy Corp. Unsecured Operations Claims (regardless of whether such Claims are ultimately Allowed Claims) shall be deemed waived, released and discharged on the Effective Date.

ARTICLE X

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

A.                       Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

1.                            The Bankruptcy Court shall have entered an order, which shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code, in form and substance reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders, approving the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2.                            The Confirmation Order (a) shall be, in form and substance, reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the Confirmation Order affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent) (b) shall include a finding by the Bankruptcy Court that the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock to be issued on the Effective Date and thereafter will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code and (c) shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

3.                            The Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto shall, in form and substance, be reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the Plan or Plan Supplement affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).

B.                       Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Article X.C.

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1.                            The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated herein in form and substance acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent such rejections relate to property that serves as Collateral under the DIP Facility or Prepetition Loan Credit Facility, the DIP Agent and the Revolving Loan Agent).

2.                            The Exit Financing shall have been executed and delivered by all of the Persons that are parties thereto, and all conditions precedent to the consummation thereof shall have been waived, or satisfied in accordance with the terms thereof, and funding pursuant to the Exit Financing shall have occurred and the Exit Financing shall be acceptable to Debtors, the Requisite Ad Hoc Noteholders and, in their sole discretion, the Exit Lenders.

3.                            The Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the Confirmation Order affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent), shall have been entered by the Bankruptcy Court and shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code.

4.                            All of the schedules, documents, supplements and exhibits to the Plan shall have been filed in form and substance reasonably acceptable to the Debtors and the Requisite Ad Hoc Noteholders (and to the extent the schedules, documents, supplements and exhibits to the Plan affect the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).

5.                            All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws.

C.                      Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article X may be waived at any time by the Debtors, subject to the consent of the Requisite Ad Hoc Noteholders and the DIP Agent and Revolving Loan Agent (but only with respect to those conditions for which such Agents’ consent otherwise is required in Article X); provided, however, that the Debtors may not waive entry of the Order approving the Disclosure Statement and the Confirmation Order.

D.                      Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against the Debtors; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or any other Person; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders or any other Person in any respect.

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ARTICLE XI

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.                       Modification and Amendments

Except as otherwise specifically provided herein, the Debtors reserve the right to modify the Plan, subject to the consent of the Requisite Ad Hoc Noteholders (and (a) to the extent such modification affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent and (b) to the extent such modification adversely affects the resolution of the MDL Litigation Claims or the treatment or definition of Claims in Classes 6A or 8A, the Creditors’ Committee), and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend or modify materially the Plan with respect to any or all Debtors, subject to the consent of the Requisite Ad Hoc Noteholders (and (a) to the extent such modification affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent and (b) to the extent such modification adversely affects the resolution of the MDL Litigation Claims or the treatment or definition of Claims in Classes 6A or 8A, the Creditors’ Committee) one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission, or reconcile any inconsistencies in the Plan or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, in each case subject to the consent of the Requisite Ad Hoc Noteholders (and (a) to the extent such modification affects the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims or Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent and (b) to the extent such modification adversely affects the resolution of the MDL Litigation Claims or the treatment or definition of Claims in Classes 6A or 8A, the Creditors’ Committee). Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.

B.                       Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.                      Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Effective Date, subject to the consent of the Requisite Ad Hoc Noteholders. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and

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void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Person; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Person.

ARTICLE XII

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of or related to, the Chapter 11 Cases and the Plan including jurisdiction to:

1.                            allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or Unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or Unsecured status, priority, amount or allowance of Claims;

2.                            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.                            resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Rejection Claims, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Company amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

4.                            ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.                            adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.                            adjudicate, decide or resolve any and all matters related to any Cause of Action;

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7.                            adjudicate, decide or resolve any and all matters related to the Investment Agreement, but only to the extent that such matters relate to the Arctic Acquisition;

8.                            adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

9.                            enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

10.                     resolve any avoidance or recovery actions under sections 105, 502(d), 542 through 551 and 553 of the Bankruptcy Code;

11.                     resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

12.                     resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with or under the DIP Loan Agreement;

13.                     resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with or under the Prepetition Revolving Loan Credit Agreement, Second Lien Notes Indenture, First Lien Notes Indenture and Discount Notes Indenture;

14.                     issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of the Plan;

15.                     resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article IX and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

16.                     enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17.                     determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan;

18.                     adjudicate any and all disputes arising from or relating to distributions under or payments or transfers contemplated by the Plan;

19.                     consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

20.                     determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

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21.                     hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

22.                     hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

23.                     hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

24.                     enforce all orders previously entered by the Bankruptcy Court;

25.                     hear any other matter not inconsistent with the Bankruptcy Code; and

26.                     enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

A.                       Immediate Binding Effect

Subject to Article X.B, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or any other Bankruptcy Rule, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Company and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Person acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.                       Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan; provided that such agreements and documents are reasonably acceptable to the Requisite Ad Hoc Noteholders, the DIP Agent and the Revolving Loan Agent (but with respect to such Agents only to the extent that such documents affect the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims and the Prepetition Revolver Claims). The Debtors or Reorganized Company, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

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C.                      Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before the Effective Date.

D.                      Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Person.

E.                       Service of Documents

After the Effective Date, any pleading, notice or other document required by the Plan to be served or delivered shall be served as follows:

1. If to the Reorganized Company, to:

Reddy Ice Corporation

8750 North Central Expressway

Suite 1800

Dallas, TX 75231

Attn: Steven J. Janusek

with copies to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attn: Jamie Knox and Gregg Galardi

2. If to the Ad Hoc Noteholder Group, to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd

New York, NY 10019

Attn: Joshua A. Feltman

-and-

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Kirkland & Ellis LLP (as counsel to Centerbridge)
300 North LaSalle
Chicago, IL 60654
Attn: Anup Sathy

-and-

Kirkland & Ellis LLP (as counsel to Centerbridge)
601 Lexington Ave.

New York, NY 10022
Attn: Joshua Sussberg

3. If to the DIP Agent and Prepetition Revolving Loan Agent, to:

Macquarie

One North Wacker Drive, 7th Floor

Chicago, IL 60606

Attn: Ashok Vishnubhakta and Raymond Lam

with copies to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654

Attn: David R. Seligman and Sarah Hiltz Seewer

After the Effective Date, the Debtors may, in their sole discretion, notify Persons that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Persons must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Persons receiving documents pursuant to Bankruptcy Rule 2002 to those Persons who have filed such renewed requests.

F.                       Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

G.                      Payment of Statutory Fees

All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date, but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

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H.                      Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court void or unenforceable, the Bankruptcy Court, at the request of the Debtors and the Sponsors shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms and (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Sponsor’s consent (and to the extent such modifications affect the right to receive payment in full in Cash on the Effective Date under the DIP Facility Claims and Prepetition Revolving Loan Claims, the DIP Agent and the Revolving Loan Agent).

I.                           Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020, Attn: Sarah Castle, at the Bankruptcy Court’s website at https://ecf.txnb.uscourts.gov/ or at the website of Kurtzman Carson Consultants LLC, at www.kccllc.net. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

J.                         Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the Reorganized Reddy Holdco Common Stock and Reorganized Reddy Holdco Preferred Stock offered and sold under the Plan.

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K.                      Notice of Effective Date

No later than ten (10) business days after the occurrence of the Effective Date the Debtors will serve a notice of effective date on all holders of record of Claims and Interests as of the Confirmation Date, all parties who have entered their appearance in these Chapter 11 Cases and requested notice pursuant to Bankruptcy Rule 2002, and the Office of the United States Trustee. The Notice of Effective Date shall inform holders of Claims and Interests of (a) entry of this Confirmation Order; (b) the occurrence of the Effective Date; (c) the applicable Bar Dates; and (d) such other matters as the Reorganized Company deems to be appropriate.

L.                        Dissolution of Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve automatically, and its members shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases.

M.                    Closing of Chapter 11 Cases

The Reorganized Company shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.                      Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control and provided further, however, that if there is a conflict between the Plan and the DIP Order, the DIP Order shall control.

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Dated: May 22, 2012

Respectfully submitted,

Reddy Ice Holdings, Inc.
(for itself and on behalf of Reddy Ice
Corporation)

By:	/s/ Steven J. Janusek
Name: Steven J. Janusek
Title: Executive Vice President, Chief
Financial Officer and Treasurer

Vincent Slusher (TX-00785480)
DLA PIPER LLP (US)
1717 Main Street, Suite 4600
15th Floor
Dallas, Texas 75201
(214) 743-4500

-and-

Gregg M. Galardi
James C.Knox
Gabriella L. Zborovsky
Sarah E. Castle
DLA PIPER LLP (US)
1251 Avenue of the Americas
27th Floor
New York, New York 10020
(212) 335-4500

-and-

Chris L. Dickerson
Jeremy R. Hall
DLA PIPER LLP (US)
203 N. LaSalle Street
Suite 1900
Chicago, Illinois 60601
(312) 368-4000

Counsel for Debtors and Debtors in
Possession

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EXHIBIT A TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

NON-EXCLUSIVE LIST OF RETAINED CLAIMS AND CAUSES OF ACTION

Exhibit A to the Plan

List of Retained Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except as otherwise provided in the Plan, the Reorganized Company shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action (as that term is defined in the Plan and more fully described in the Debtors’ Disclosure Statement), whether arising before or after the Petition Date, and the Reorganized Company’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Company may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Company. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Company, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Company have released any Person or Person on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Company, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Company expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.

For the avoidance of doubt, among all other rights of action, the Causes of Action that the Debtors and the Reorganized Company wish to retain and preserve for prosecution on or after the Effective Date include, but are not limited to, the following:

1.              Any and all claims and Causes of Action against Anderson Kill & Olick, P.C. and its attorneys and employees in connection with the Company’s Director and Officer liability insurance policies, including but not limited to, any claims, Causes of Action or rights of action for breach of fiduciary duty and breach of contract.(1)

2.              Any and all claims and Causes of Action, including, but not limited to, claims and Causes of Action for indemnification, insurance recovery claims and any other rights of the Company under applicable insurance agreements, against the Debtors’ insurers in connection with certain pending cases, including but not limited to, the following: (i) EDWARD DYSON v. REDDY ICE Case No. C52-24515 Division D-19th Judicial District Court, Parish of East Baton Rouge, La; (ii) MYRTIS CALK v. REDDY ICE, Case No. 240-176 9th Judicial District Court, Parish of Rapides, La; (iii) DIDI DEDMON v. REDDY ICE, No.63012 in the Circuit Court for Rutherford County, Tennessee at

(1) For the avoidance of doubt, nothing in the Plan including, but not limited to, the release provisions contained therein, is intended to in any way limit the Debtors’ or Reorganized Company’s, as the case may be, ability to prosecute the claims and Causes of Action in this paragraph.

Murfreesboro; (iv) YOLANDA FLOYD v. REDDY ICE, Case No. 2011CV03115D Clayton County State Court, Georgia; (v) NEVEEN HAWALDAR v. REDDY ICE, Case No. 1202610 Broward County Circuit Court, Florida; (v) MARGARET HOCHRIEN v. REDDY ICE, Case No. 12CA625 Lake County Circuit Court, Florida; (vi) SANDY MACNAMARA v. REDDY ICE, Case No. CV2011-00401; and (vii) AMANDA CONDE V REDDY ICE, Case No. 2012CV210376 Fulton County Superior Court, Fulton, Georgia.

3.              Any and all claims, Causes of Action, cross-claims, counterclaims and rights of action that the Company holds against any of the parties to the Company’s pending litigation cases (including those being defended by the Company’s Insurers or that are otherwise covered by the Company’s Insurance Policies), to the extent such parties are not otherwise released, including but not limited to, claims, Causes of Action, cross-claims, counterclaims and rights of action against the following: (i) the named plaintiffs and any and all putative direct purchaser class members to the multidistrict litigation consolidated for pretrial proceedings in the United States District Court for the Eastern District of Michigan, Civil Action No. 2:08-MD-01952; (ii) the named plaintiffs and any and all putative indirect purchaser class members to the multidistrict litigation consolidated for pretrial proceedings in the United States District Court for the Eastern District of Michigan, Civil Action No. 2:08-MD-01952; (iii) the named plaintiffs and any and all putative class members to the Statement of Claim filed against the Debtors in the Ontario Superior Court of Justice in Canada, Court File No. CV10-14457; and (iv) the named plaintiffs and any and all putative class members to the Statement of Claim filed against the Debtors in the Court of Queen’s Bench of Alberta, Judicial District of Calgary, in Canada, Action No. 1001-03548.

4.              Any and all claims, Causes of Action and rights of action that the Company holds against the parties to the following pending litigation cases: (i) Reddy Ice Corporation v. Robby Edward Emery and Melba Sarah Emery, Cause No. D-133,493 in the 358th District Court, Ector County, Texas and (ii) Reddy Ice Corporation v. Brin Investment Corporation, in the Circuit Court of Halifax County, Virginia.

5.              Any and all claims, Causes of Action, cross-claims, counterclaims and rights of action that the Company holds or maintains pursuant to, or against any of the parties in, any and all sale or acquisition agreements (and all documents related thereto) entered into by the Company prior to the Petition Date for any right to indemnification, claims for breach of representations or warranties, or non-compete rights.

6.              Any and all claims, Causes of Action, cross-claims, counterclaims and rights of action that the Company holds or maintains pursuant to any agreements with employees of the Company (except the Released Parties) prior to the Petition Date.

7.              Any and all claims, Causes of Action. cross-claims, counterclaims and rights of action based in whole or in part upon any and all postings of a security deposit, adequate assurance payment, or any other type of deposit or collateral, regardless of whether such

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posting of security deposit, adequate assurance payment, or any other type of deposit or collateral.

8.              Any and all claims, Causes of Action. cross-claims, counterclaims and rights of action based in whole or in part upon any and all contracts and leases to which any Debtor or Reorganized Debtor is a party or pursuant to which any Debtor or Reorganized Debtor has any rights whatsoever. The claims and Causes of Actions reserved include, without limitation, Causes of Action against vendors, suppliers of goods or services, or any other parties: (a) for overpayments, back charges, duplicate payments, improper holdbacks, deposits, warranties, guarantees, indemnities, recoupment, or setoff; (b) for wrongful or improper termination, suspension of services or supply of goods, or failure to meet other contractual or regulatory obligations; (c) for failure to fully perform or to condition performance on additional requirements under contracts with any one or more of the Debtors before the assumption or rejection, if applicable, of such contracts; (d) for payments, deposits, holdbacks, reserves, or other amounts owed by any creditor, utility, supplier, vendor, insurer, surety, factor, lendor, bondholder, lessor, or other party; (e) for any liens, including mechanic’s, artisan’s, materialmen’s, possessory, or statutory liens held by any one or more of the Debtors; (f) arising out of environmental or contaminant exposure matters against landlords, lessors, environmental consultants, environmental agencies, or suppliers of environmental services or goods; (g) counter-claims and defenses related to any contractual obligations; (h) any turnover actions arising under section 542 or 543 of the Bankruptcy Code; and (i) for unfair competition, interference with contract or potential business advantage, breach of contract, infringement of intellectual property, or any business tort claims.

9.              Any and all claims, Causes of Action. cross-claims, counterclaims and rights of action against or related to all customers that owe or may in the future owe money to the Debtors or Reorganized Debtors, whether for unpaid invoices; unreturned, missing, or damaged inventory; or any other matter whatsoever, including contracts.

10.       Any and all claims, Causes of Action. cross-claims, counterclaims and rights of action against or related to all entities that owe or that may in the future owe money to the Debtors or Reorganized Debtors. Furthermore, the Debtors expressly reserve all Causes of Action against or related to all entities who assert or may assert that the Debtors or Reorganized Debtors owe money to them.

Pursuant to Article XI of the Plan, the Debtors reserve their right to modify this list to amend, add or remove parties or otherwise update this list, but disclaim any obligation to do so.

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EXHIBIT B TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

REORGANIZED REDDY HOLDINGS’ CERTIFICATE OF INCORPORATION

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REDDY ICE HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is Reddy Ice Holdings, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.  The name of the registered agent of the Corporation for service of process at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is three hundred million one (300,000,001) shares, consisting of:

(a)                                 One hundred million (100,000,000) shares of initially undesignated Preferred Stock, par value $0.01 per share (the “Preferred Stock”);

(b)                                 200,000,000 (200,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and the Corporation is specifically authorized to issue fractional shares of Common Stock; and

(c)                                  One (1) share of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”).

The Preferred Stock, the Common Stock and the Class A Common Stock shall have the rights, preferences and limitations set forth below.

Section 2. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law or any stock exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such class or series, and any qualifications, limitations or restrictions thereof, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, in each case, as may be stated in such resolution or resolutions.  Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class. Subject to Section 1 of this Article Four, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any class or series of Preferred Stock subsequent to the issuance of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section 3. Common Stock.

(a)           General Except as (i) otherwise required by law or (ii) expressly provided in this Second Amended and Restated Certificate of Incorporation (as amended from time to time, this “Certificate of Incorporation”), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(b)           Voting Rights. Except as otherwise provided by the DGCL or this Certificate of Incorporation and subject to the rights of holders of the Class A Common Stock and any class or series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock, and each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders of the Corporation.

(c)           Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock (i) shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section 2 of this Article Four.

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(d)           Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of any Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(d).

(e)           Preemptive Rights.  Except to the extent provided in that certain Stockholders Agreement, to be dated on or about                           , 2012, among the Corporation and its stockholders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), no holder of Common Stock shall have any preemptive or similar rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(f)            Registration or Transfer.  The Corporation shall keep or cause to be kept at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

(g)           Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at the stockholder’s expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(h)           Notices  All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

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(i)            Fractional Shares.  In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

Section 4. Class A Common Stock.

(a)           Voting Rights.  The holder of the share of Class A Common Stock shall be entitled to vote with all voting securities of the Corporation on all matters submitted to the holders of voting securities for vote. The holder of Class A Common Stock shall be entitled to cast 10,000,000 votes per share.

(b)           Dividends.  The holder of the share of Class A Common Stock shall not be entitled to the payment of any dividends or distributions.

(c)           Liquidation Rights.  In the event of any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of the Class A Common Stock shall be entitled to receive an amount in cash equal to $0.01.

(d)           Redemption. The Class A Common Stock shall not be redeemable except as set forth in this Section 4(d) of Article Four. Unless a later date or event is otherwise approved by the Board of Directors of the Corporation, the share of Class A Common Stock shall be automatically redeemed by the Corporation out of funds legally available therefor at a redemption price of $0.01 with no further action required on the part of the holder of the Class A Common Stock upon the earliest of any of the following to occur:

(i)            the Arctic Acquisition (as defined in that certain Investment Agreement by and among the Corporation, Reddy Ice Corporation, a Nevada corporation, and Centerbridge Capital Partners II, L.P., a Delaware limited partnership, dated as of [                   ,] 2012 (the “Investment Agreement”); or

(ii)           the Investor Equitization (as defined in the Investment Agreement).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Covered Period. Notwithstanding anything to the contrary in this Certificate of Incorporation, the provisions of this Article Six and the limitation of liability, indemnification, insurance and other rights contemplated hereby shall apply (a) with respect to only the period commencing from and after the Effective Date (as defined in that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated [              ], 2012 (the “Plan”)) and only after consummation of the transactions contemplated to be completed prior to or on the Effective Date pursuant to the Plan (such period, the “Covered

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Period”) and not in any way with respect to any time prior to the Covered Period, (b) with respect to the service of any individual covered hereby, only to the extent that such service occurred during the Covered Period and not with respect to any service that occurred prior to the Covered Period and (c) with respect to actions, breaches, alleged breaches, conduct, omissions or other matters that would otherwise be covered hereby, only in the event that, and only to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters occurred during the Covered Period and not with respect to, or to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters that occurred prior to the Covered Period.

Section 2. Limitation of Liability.

(a)           To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no person who is or at any time has been a director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b)           Any repeal or modification of subparagraph (a) of this Section 1 of Article Six shall not adversely affect any right or protection of a director existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

Section 3. Right to Indemnification.  Each director and officer, past or present, of the Corporation, and each person who serves or may have served at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, and their respective heirs, administrators and executors, shall be indemnified and held harmless by the Corporation in accordance with, and to the fullest extent permitted by, the provisions of the DGCL as it may from time to time be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto). Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall include indemnification for all expense, liability and loss (including attorneys’ fees, costs and charges, and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such indemnitee’s service as a director or officer of the Corporation (whether or not the expense, liability or loss arises out of such indemnitee’s official capacity as a director or officer), or service at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding to which the indemnitee is a party or threatened to be made a party, had no reasonable cause to believe the indemnitee’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which he or she

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reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Each employee and agent of the Corporation and each person who serves or may have served at the request of the Corporation as an employee or agent of another corporation, or as an employee or agent of any partnership, joint venture, limited liability company, trust, association or other enterprise may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the same extent as provided herein with respect to directors and officers of the Corporation. The provisions of this Section 2 of Article Six shall apply to any member of any committee appointed by the Board of Directors of the Corporation as fully as though such person shall have been an officer or director of the Corporation. The right to indemnification conferred in this Section 2 of Article Six shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 of Article Six or otherwise.

Section 4. Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under Section 2 of this Article Six shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the undertaking contemplated by Section 2 of this Article Six has been delivered to the Corporation), upon the written request of the indemnitee.  If a determination by the Corporation that the indemnitee is entitled to indemnification pursuant to this Article Six is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the undertaking contemplated by Section 2 of this Article Six has been delivered to the Corporation), the right to indemnification or advances as granted by this Article Six shall be enforceable by the indemnitee in any court of competent jurisdiction.  Such indemnitee’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any action by an indemnitee for indemnification or the advance of expenses (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this Article Six, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct. The

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procedure for indemnification of employees and other agents for whom indemnification and advancement of expenses is provided pursuant to Section 2 of this Article Six shall be the same procedure set forth in this Section 3 for directors and officers, unless otherwise set forth in the action of the Board of Directors of the Corporation providing indemnification and advancement of expenses for such employee or agent.

Section 5. Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 6. Service for Subsidiaries.  Any person serving, or who has served, as a director, officer, trustee or employee of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, at least 50% of whose equity interests or assets are owned, directly or indirectly, by the Corporation (a “subsidiary” for this Article Six) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the Corporation.

Section 7. Reliance.  Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director or officer of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Six in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this Article Six shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 8. Other Rights; Continuation of Right to Indemnification.  The provisions of this Article Six shall be in addition to and not in limitation of any other rights, indemnities, or limitations of liability to which any director or officer may now or in the future be entitled, as a matter of law or under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article Six shall be deemed to be a contract between the Corporation and each person entitled to indemnification under Section 2 of this Article Six at any time while this Article Six is in effect.  Any repeal or modification of this Article Six or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such person entitled to indemnification under Section 2 of this Article Six or the obligations of the Corporation arising hereunder with respect to any actual or threatened action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 9. Exception to Right of Indemnification and/or Advancement of Expenses.  Notwithstanding any other provisions of this Article Six and except as may otherwise be agreed

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by the Corporation, no person shall be entitled to indemnification or advancement of expenses by the Corporation with respect to any action, suit or proceeding brought by such person (other than an action, suit or proceeding brought by such person (a) by way of defense or counterclaim, (b) to enforce such person’s rights under this Certificate of Incorporation or under the Corporation’s bylaws, or (c) to enforce any other rights of such person to indemnification or advancement of expenses by the Corporation under any contract or under statute or applicable law, including any rights under Section 145 of the DGCL), unless the bringing of such action, suit or proceeding shall have been approved by the Board of Directors of the Corporation.

Section 10. Definitions.  For the purposes of this Article Six, (a) references to “the Corporation” include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, limited liability company, trust, association or other enterprise shall stand in the same position under the provisions of this Article Six with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity; (b) references to “other enterprises” include employee benefit plans; (c) references to “fines” include any excise taxes assessed on a person with respect to any employee benefit plan; (d) references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and (e) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation.”

Section 11. Savings Clause.  If this Article Six or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall, subject in all cases and respects to the limitations of Section 1 of this Article Six, nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 2 of this Article Six as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article Six to the fullest extent permitted by any applicable portion of this Article Six that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 12. Jurisdiction.  The Court of Chancery of the State of Delaware (the “Court of Chancery”) shall have exclusive jurisdiction to hear and determine all actions for indemnification or advancement of expenses brought with respect to this Article Six, and the Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees) under this Article Six.

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ARTICLE SEVEN

Section 1. Certain Acknowledgements.  In recognition and anticipation that: (i) the partners, principals, directors, officers, members, managers and/or employees of Centerbridge Capital Partners II, L.P. and its affiliates (collectively, “Centerbridge”), may serve as directors and/or officers of the Corporation, (ii) Centerbridge and Affiliated Companies thereof engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iii) non-employee directors of the Corporation may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage and (iv) the Corporation and its subsidiaries may engage in material business transactions with Centerbridge and Affiliated Companies thereof and that the Corporation is expected to benefit therefrom, the provisions of this Article Seven are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Centerbridge or Affiliated Companies and their respective principals, partners, directors, officers, members, managers, employees and/or agents, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this Article Seven to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision).

Section 2. Competition and Corporate Opportunities.  To the fullest extent permitted by law, none of Centerbridge nor any of its Affiliated Companies shall have any duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, (ii) doing business with any client, customer, supplier or other business relation of the Corporation or any of its subsidiaries, or (iii) making investments in any business that competes with the Corporation or any of its subsidiaries, and such acts shall not be deemed wrongful or improper.  To the fullest extent permitted by law, in the event that Centerbridge or any of its Affiliated Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves and the Corporation or any of its subsidiaries, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity, and neither Centerbridge nor any of its Affiliated Companies shall have any duty (contractual or otherwise) to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person.

Section 3. Allocation of Corporate Opportunities.  In the event that a non-employee director of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and such non-employee director, neither the Corporation nor any of its subsidiaries shall have any expectancy in such corporate opportunity and such non-employee director of the Corporation shall not have any duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and may pursue or acquire such corporate opportunity for itself or direct such corporate

9

opportunity to another person, unless such corporate opportunity is expressly offered to such non-employee director in connection with which reference is expressly made to his or her service as a member of the Board of Directors.

Section 4. Certain Matters Deemed Not Corporate Opportunities.  In addition to and notwithstanding the foregoing provisions of this Article Seven, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article Three or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Agreements and Transactions with Centerbridge.  To the fullest extent permitted by law, but subject to any applicable provisions of the Stockholders Agreement, in the event that either of Centerbridge or any of its Affiliated Companies enters into an agreement or transaction with the Corporation or any of its subsidiaries, a director or officer of the Corporation who is also a partner, principal, director, officer, member, manager, employee and/or agent of Centerbridge or any of its Affiliated Companies shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(a)           The agreement or transaction was approved and determined to be at least as favorable to the Corporation and its subsidiaries as could be obtained from an independent third party, after being made aware of the material facts of the relationship between each of the Corporation or subsidiary thereof and Centerbridge or any Affiliated Company thereof and the material terms and facts of the agreement or transaction, by (i) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons or entities with a material financial interest in the agreement or transaction (“Interested Persons”), or (ii) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons (in either case irrespective of whether the non-Interested Persons constitute a quorum of the Board of Directors of the Corporation or such committee); or

(b)           The agreement or transaction was approved in good faith, after being made aware of the material facts of the relationship between each of the Corporation or subsidiary thereof and Centerbridge or any Affiliated Company thereof and the material terms and facts of the agreement or transaction, by an affirmative vote of a majority of the votes represented by shares of the Corporation’s Preferred Stock, Class A Common Stock and Common Stock entitled to vote (other than such shares held by Centerbridge or any Affiliated Company), voting together as a single class.

Section 6. Certain Definitions.  For purposes of this Article Seven, “Affiliated Company” shall mean any entity which is directly or indirectly controlled by Centerbridge (other than the Corporation and any company that is controlled by the Corporation).

Section 7. Amendment of this Article.  Any amendment, repeal or modification of this Article Seven shall not in any way diminish the rights or protections afforded by this Article

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Seven with respect to or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, repeal or modification.

Section 8. Other Agreements.  Nothing in this Article Seven shall be construed to abrogate, terminate, override, limit or modify any agreement between Centerbridge or any Affiliated Company thereof and the Corporation or any of the Corporation’s subsidiaries with respect to the subject matter of this Article Seven.

Section 9. Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Seven.

ARTICLE EIGHT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

The Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

* - * - * - * - *

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EXHIBIT C TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

BY-LAWS OF REORGANIZED REDDY HOLDINGS

SECOND AMENDED AND RESTATED

BYLAWS

OF

REDDY ICE HOLDINGS, INC.

A Delaware Corporation

(Adopted as of              , 2012)

ARTICLE I.

OFFICES

Section 1. Registered Office.  The registered office of the corporation in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of the corporation’s registered agent at such address shall be The Corporation Trust Company.  The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices.  The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1. Annual Meetings.  An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place, if any, and/or the means of remote communication, if any, of the annual meeting shall be determined by the board of directors of the corporation. No annual meeting of stockholders need be held if not required by the corporation’s certificate of incorporation or by the General Corporation Law of the State of Delaware.

Section 2. Special Meetings.  Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place, within or without the State of Delaware, and/or by means of remote communication, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by a majority of the members of the board of directors and shall be called by the president upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the president.  The date, time and place, if any, and/or the means of remote communication, if any, of any special meeting of stockholders shall be determined by the board of directors of the corporation.

Section 3. Place of Meetings.  The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors and may also designate any means of remote communication with respect to such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4. Notice.  Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If given by electronic transmission, such notice shall be deemed to be delivered (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting, and (2) the giving of such separate notice, and (iv) if by any other form of electronic transmission, when directed to the stockholder.  Any such consent to a method of delivery of notice shall be revocable by the stockholder by written notice to the corporation. Any such consent to a method of delivery of notice shall be deemed revoked if (x) the corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the corporation in accordance with such consent and (y) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List.  The officer who has charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the entire time the meeting is in progress, and may be inspected by any

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stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder on a reasonably accessible electronic network during the entire time the meeting is in progress, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum.  The holders of a majority of the votes represented by the issued and outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the corporation’s certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place, if any. When a specified item of business requires a vote by a class or series (if the corporation shall then have outstanding shares of more than one class or series) voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business.

Section 7. Adjourned Meetings.  When a meeting is adjourned to another time and place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Vote Required.  When a quorum is present, the affirmative vote of the majority of votes represented by shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.

Section 9. Voting Rights.  Except as otherwise provided by the General Corporation Law of the State of Delaware or by the corporation’s certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.

Section 10. Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be

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made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11. Action by Written Consent.  Any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of issued and outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, or by reputable overnight courier service, or by facsimile or electronic mail, with confirmation of receipt. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. Any copy, facsimile or other reliable reproduction of consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12. Action by Facsimile, Electronic Mail or Other Electronic Transmission Consent. A facsimile, electronic mail or other electronic transmission by a stockholder (or by any person authorized to act on such person’s behalf) of a written consent to an action to be taken (including the delivery of such a document in the .pdf, .tif, .gif, .peg or similar format attached to an electronic mail message) shall be deemed to be written, signed, dated and delivered to the corporation for the purposes of this Article; provided that any such facsimile, electronic mail or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the facsimile, electronic mail or other electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such facsimile, electronic mail or other electronic transmission. The date on which such facsimile, electronic mail or other

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electronic transmission is transmitted shall be deemed to be the date on which such consent or proxy was signed, unless otherwise provided in such consent.  Any such facsimile, electronic mail or other electronic transmission of a consent or proxy shall be treated in all respects as an original executed consent and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of the board of directors or the Secretary of the corporation, each stockholder or other authorized person who delivered a consent by facsimile, electronic mail or other electronic transmission shall re-execute the original form thereof and deliver such original to the corporation at its registered office in the State of Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE III.

DIRECTORS

Section 1. General Powers.  The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office.  The number of directors as of the date of these by-laws shall be seven (7). Thereafter, the number of directors shall be established from time to time in accordance with the provisions of that certain Stockholders Agreement, to be dated on or about                    , 2012, among the corporation and its stockholders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), by resolution of the board of directors.  The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors in compliance with the provisions of the Stockholders Agreement. The directors shall be elected in this manner at the annual meeting of the stockholders, except as otherwise provided in Section 4 of this Article III.  Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal and Resignation.  Subject to the provisions of the Stockholders Agreement, Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation or the Stockholders Agreement, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

Section 4. Vacancies.  Except as otherwise provided in the corporation’s certificate of incorporation, board vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in accordance with the provisions of the Stockholders Agreement by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is

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duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5. Annual Meetings.  The annual meeting of each newly elected board of directors shall be held without notice (other than notice under these bylaws) immediately after, and at the same place, if any, as the annual meeting of stockholders.

Section 6. Other Meetings and Notice.  Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office. Special meetings of the board of directors may be called by or at the request of at least two of the directors on at least 24 hours notice to each director, either personally, by telephone, by mail, and/or by electronic transmission.  In like manner and on like notice, the president must call a special meeting on the written request of at least a majority of the directors then in office promptly after receipt of such request.

Section 7. Quorum, Required Vote and Adjournment.  Directors then in office holding a majority of the votes (or such greater number required by applicable law) of all directors then in office shall constitute a quorum for the transaction of business. The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors.  If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Each director shall be entitled to one vote on exactly the matter presented to the board for approval.

Section 8. Committees.  The board of directors may, by resolution passed by a majority of the directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9. Committee Rules.  Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee.  Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee then in office shall be necessary to constitute a quorum.

Section 10. Communications Equipment.  Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

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Section 11. Waiver of Notice and Presumption of Assent.  Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12. Action by Written Consent.  Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV.

OFFICERS

Section 1. Number.  The officers of the corporation shall be elected by the board of directors and shall consist of a president and chief executive officer, one or more vice-presidents, a chief financial officer, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2. Election and Term of Office.  The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal.  Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies.  Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

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Section 5. Compensation.  Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6. The President and Chief Executive Officer.  The president and chief executive officer shall be the chief executive officer of the corporation. In the absence of the chairman of the board, the president shall preside at all meetings of the stockholders and board of directors at which he or she is present. Subject to the powers of the board of directors, the president shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees, and shall see that all orders and resolutions of the board of directors are carried into effect.  The president shall execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.

Section 7. Chief Financial Officer.  The chief financial officer of the corporation shall, under the direction of the chief executive officer, be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller. The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the president or the board of directors or as may be provided in these bylaws, including, without limitation, all powers of the treasurer set forth in Section 10 of this Article IV.

Section 8. Vice-presidents.  The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these bylaws may, from time to time, prescribe.

Section 9. The Secretary and Assistant Secretaries.  The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose.  Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or bylaw, and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe, and shall have custody of the corporate seal of the corporation, if any. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

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Section 10. The Treasurer and Assistant Treasurer.  The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

Section 11. Other Officers, Assistant Officers and Agents.  Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may, from time to time, be prescribed by resolution of the board of directors.

Section 12. Absence or Disability of Officers.  In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1. Covered Period.  Notwithstanding anything to the contrary in these bylaws, the provisions of this Article V and the limitation of liability, indemnification, insurance and other rights contemplated hereby shall apply (i) with respect to only the period commencing from and after the Effective Date (as defined in that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated [          ], 2012 (the “Plan”)) and only after consummation of the transactions contemplated to be completed prior to or on the Effective Date pursuant to the Plan (such period, the “Covered Period”) and not in any way with respect to any time prior to the Covered Period, (ii) with respect to the service of any individual covered hereby, only to the extent that such service occurred during the Covered Period and not with respect to any service that occurred prior to the Covered Period and (iii) with respect to actions, breaches, alleged breaches, conduct, omissions or other matters that would

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otherwise be covered hereby, only in the event that, and only to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters occurred during the Covered Period and not with respect to, or to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters that occurred prior to the Covered Period.

Section 2. General.  The corporation shall indemnify and hold harmless, unless prohibited from doing so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the corporation or any of its subsidiaries and whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), or any appeal of such proceeding, by reason of or arising out of the fact that he or she, or any other person for whom he or she is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust, association or other enterprise, against all expenses, liabilities and losses (including attorneys’ fees, costs and charges, and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding to which he or she is a party or threatened to be made a party, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Each employee and agent of the corporation and each person who serves or may have served at the request of the corporation as an employee or agent of another corporation, or as an employee or agent of any partnership, joint venture, limited liability company, trust, association or other enterprise may, in the discretion of the board of directors, be indemnified by the corporation to the same extent as provided herein with respect to directors and officers of the corporation.  The provisions of this Section 1 of Article V shall apply to any member of any committee appointed by the board of directors of the corporation as fully as though such person shall have been an officer or director of the corporation. The right to indemnification conferred in this Article V shall be a contract right and, subject to Sections 2 and 3 of this Article V, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

Section 3. Procedure.  Any indemnification of a director or officer of the corporation provided for under Section 1 of this Article V or advance of expenses (including attorneys’ fees, costs and charges) provided for under Section 3 of this Article V shall be made promptly, and in any event within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days, provided that the undertaking contemplated by Section 3 of this Article V has been

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delivered to the corporation), upon the written request of the director or officer.  If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty (60) days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation wrongfully denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not properly made within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days, provided that the undertaking contemplated by Section 3 of this Article V has been delivered to the Corporation), the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation.  It shall be a defense to any such action for indemnification or the advance of expenses (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholder) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Advances for Expenses.  Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 5. Rights Not Exclusive.  The rights to indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may now or hereafter be entitled under any law, bylaw, provision of the corporation’s certificate of incorporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 6. Exception to Right of Indemnification and/or Advancement of Expenses.  Notwithstanding any other subsections of this Article V and except as may otherwise be agreed by the corporation, no person shall be entitled to indemnification or advancement of expenses by the corporation with respect to proceeding brought by such person (other than a proceeding brought by such person (i) by way of defense or counterclaim, (ii) to enforce such person’s rights under the corporation’s certificate of incorporation or under these bylaws, or (iii) to enforce any

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other rights of such person to indemnification or advancement of expenses by the corporation under any contract or under statute or applicable law, including any rights under Section 145 of the DGCL), unless the bringing of such proceeding shall have been approved by the board of directors of the corporation.

Section 7. Insurance.  The corporation shall have power to purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, association or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such expense, liability or loss under the provisions of this Article V.

Section 8. Service for Subsidiaries.  Any person serving, or who has served, as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, at least 50% of whose equity interests or assets are owned, directly or indirectly, by the corporation (a “subsidiary” for this Article V) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the corporation.

Section 9. Reliance.  Persons who after the date of the adoption of the provisions of this Article V become or remain directors or officers of the corporation or who, while a director or officer of the corporation, become or remain a director or officer of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article V in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this Article V shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 10. Contract Rights.  The provisions of this Article V shall be deemed to be a vested contract right between the corporation and each director and officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect. Such contract right shall vest for each director and officer at the time such person is elected or appointed to such position, and no repeal or modification of this Article V or any such law shall affect any such vested rights or obligations of any current or former director or officer with respect to any actual or threatened action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 11. Definitions.  For the purposes of this Article V, (a) references to “the corporation” include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, limited liability company, trust, association or other enterprise shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he or she would if he or she

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had served the resulting or surviving corporation in the same capacity; (b) references to “other enterprises” include employee benefit plans; (c) references to “fines” include any excise taxes assessed on a person with respect to any employee benefit plan; (d) references to “serving at the request of the corporation” shall include any service as a director or officer of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and (e) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation.”

Section 12. Survival of Rights.  The indemnification and advancement of expenses provided by or granted pursuant to this Article V shall continue as to a person who has ceased to be a director or officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 13. Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall, subject in all cases and respects to the limitations of Section 1 of this Article V, nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 1 of this Article V as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article V to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 14. Jurisdiction.  The Court of Chancery of the State of Delaware shall have exclusive jurisdiction to hear and determine all actions for indemnification or advancement of expenses brought with respect to this Article V, and the Court of Chancery of the State of Delaware may summarily determine the corporation’s obligation to advance expenses (including attorneys’ fees, costs and charges) under this Article V.

ARTICLE VI.

CERTIFICATES OF STOCK

Section 1. Form.  Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, president or a vice-president and the secretary or an assistant secretary or the treasurer or an assistant treasurer of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (i) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (ii) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, president, vice-president, secretary, or assistant secretary may be by facsimile, electronic mail or other electronic transmission.  In case any officer or officers who have signed, or whose facsimile, electronic mail or other electronic signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death,

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resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile, electronic mail or other electronic signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates representing shares shall be consecutively numbered or otherwise identified.  The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2. Replacement.  Upon receipt of evidence reasonably satisfactory to the corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of capital stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation, or, in the case of any such mutilation, upon surrender of such certificate, the corporation shall (at the stockholder’s expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 3. Fixing a Record Date for Stockholder Meetings.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 4. Fixing a Record Date for Action by Written Consent.  In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by

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the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by facsimile, electronic mail or other electronic transmission, with confirmation of receipt.  If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6. Registered Stockholders.  Prior to the surrender to the corporation of the certificate or certificates representing a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7. Subscriptions for Stock.  Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII.

GENERAL PROVISIONS

Section 1. Dividends.  Subject to any applicable provisions of the corporation’s certificate of incorporation, dividends payable upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends

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may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the corporation’s certificate of incorporation.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.  Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6. Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7. Voting Securities Owned By Corporation.  Voting securities in any other corporation or other entity (such as a limited liability company, limited partnership or trust) held by the corporation shall be voted as directed by the board of directors, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer.  Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have

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the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.  The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9. Exclusive Jurisdiction. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.

Section 10. Section Heading. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11. Inconsistent Provisions.  These bylaws (other than Article V hereof) are subject in all respects to the provisions of the Stockholders Agreement. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the Stockholders Agreement, the Stockholders Agreement shall control to the maximum extent permitted by the General Corporation Law of the State of Delaware.  In the event that any provision of these bylaws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII.

AMENDMENTS

These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors at which a quorum is present by a vote of a majority of the directors. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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EXHIBIT D TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

REORGANIZED REDDY CORP.’S CERTIFICATE OF INCORPORATION

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

REDDY ICE CORPORATION

Pursuant to the provisions of Nevada Revised Statutes (“NRS”) 78.390 and 78.403, the undersigned officer of Reddy Ice Corporation, a Nevada corporation, does hereby certify as follows:

A.            The corporation is under reorganization in a federal court pursuant to Title 11 of the United States Code.

B.            The corporation has filed a confirmed plan or order of reorganization, certified by the bankruptcy court, with the Nevada Secretary of State in accordance with NRS 78.622(2) and such plan or order (i) permits or requires the corporation to amend and restate its articles of incorporation as set forth in this certificate and (ii) authorizes the undersigned to cause this certificate to be filed with the Nevada Secretary of State without action of the corporation’s directors or stockholders pursuant to NRS 78.622(1) .

C.            This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

REDDY ICE CORPORATION

ARTICLE I

NAME

The name of the corporation is Reddy Ice Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may maintain offices in such other places within or without the State of Nevada as maybe from time to time designated by the Board of Directors, or by the bylaws of the Corporation, and the Corporation may conduct all corporate business of every kind, nature, including the holding of all meetings of directors and stockholders, outside the State of Nevada, as well as within the State of Nevada.

ARTICLE III

PURPOSE

The objects for which the Corporation is formed are to engage in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

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ARTICLE IV

AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,000 shares of common stock, $.01 par value per share.

ARTICLE V

DIRECTORS

The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this Corporation, provided that the number of directors shall not be reduced to less than one (1). The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The current Board of Directors consists of seven (7) directors.

ARTICLE VI

DURATION

The Corporation is to have perpetual existence.

ARTICLE VII

INDEMNIFICATION; EXCULPATION

Section 1.               Covered Period. Notwithstanding anything to the contrary in these Articles of Incorporation, the provisions of this Article VII and the limitation of liability, indemnification and other rights contemplated hereby shall apply (a) with respect to only the period commencing from and after the Effective Date (as defined in that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated [                ], 2012 (the “Plan”)) and only after consummation of the transactions contemplated to be completed prior to or on the Effective Date pursuant to the Plan (such period, the “Covered Period”) and not in any way with respect to any time prior to the Covered Period, (b) with respect to the service of any individual covered hereby, only to the extent that such service occurred during the Covered Period and not with respect to any service that occurred prior to the Covered Period and (c) with respect to actions, breaches, alleged breaches, conduct, omissions or other matters that would otherwise be covered hereby, only in the event that, and only to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters occurred during the Covered Period and not with respect to, or to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters that occurred prior to the Covered Period.

Section 2.               Payment of Expenses.  In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or

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officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 3.               Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.

Section 4.               Repeal and Conflicts. Any repeal or modification of Section 2 or Section 3 of this Article VII approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 2 or Section 3 of this Article VII and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Section 2 and/or Section 3 of this Article VII shall control.

ARTICLE VIII

AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

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IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of Reddy Ice Corporation as of                     , 2012.

Name:
Title:

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EXHIBIT E TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

BY-LAWS OF REORGANIZED REDDY CORP.

WRITTEN CONSENT OF THE [TRUSTEE]/[DESIGNATED OFFICER]

OF

REDDY ICE CORPORATION

                    , 2012

The undersigned, being [the trustee in bankruptcy]/[an officer] of Reddy Ice Corporation, a Nevada corporation (the “Corporation”), acting pursuant to Nevada Revised Statutes 78.622 and as directed by the [name of court] in accordance with that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated                     , 2012 (the “Plan”), hereby adopts the following recitals and resolutions by written consent, in lieu of an action by the Corporation’s board of directors and/or sole stockholder, to be effective as of the date first set forth above:

Adoption of Bylaws Amendments

WHEREAS, pursuant to and in accordance with the Plan, the bylaws of the Corporation (the “Bylaws”) are to be amended as and to the extent set forth in Annex A hereto (collectively, the “Bylaws Amendments”);

THEREFORE, IT IS HEREBY RESOLVED, that the Bylaws Amendments are hereby authorized, approved and adopted, effective as of the date hereof or such other date as indicated in or required under the Plan.

[Signature appears on the following page.]

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent to be effective as of the date first written above.

Name:
Title:

[Written Consent (Bylaws Amendments) — Reddy Ice Corporation]

Annex A

Bylaws Amendments

A.            Section 9 of Article II of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Method of Voting; Proxies.  Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders, except to the extent that the voting rights of the shares of any class or classes are enhanced or limited by statute, by the Articles of Incorporation (including amendments thereto) or by agreement. At any meeting of the shareholders, each shareholder having the right to vote shall be entitled to vote in person, or by written proxy appointed by an instrument executed by such shareholder. No proxy shall be valid after six (6) months from the date of its execution, unless otherwise provided in the proxy. A proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Each proxy shall be filed with the Secretary of the Corporation prior to or at the time of the meeting. Any vote may be taken by voice or by show of hands unless a shareholder entitled to vote objects, in which case written ballots shall be used.”

B.            Section 5 of Article III of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Removal. Any director may be removed either for or without cause at any special or annual meeting of the shareholders by the affirmative vote of the holders of shares having two-thirds of the entire number of votes entitled to be cast for the election of such director, if notice of the intention to act upon such matter shall have been given in the notice calling such meeting.”

C.            Section 10 of Article VIII of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Indemnification.

(A) Notwithstanding anything to the contrary in these Bylaws, the provisions of this Section and the indemnification, advancement and other rights contemplated hereby shall apply (i) with respect to only the period commencing from and after the Effective Date (as defined in that certain Prepackaged Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated [                ], 2012 (the “Plan”)) and only after consummation of the transactions contemplated to be completed prior to or on the Effective Date pursuant to the Plan (such period, the “Covered Period”) and not in any way with respect to any time prior to the Covered Period, (ii) with respect to the service of any individual covered hereby, only to the extent that such service occurred during the Covered Period and

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not with respect to any service that occurred prior to the Covered Period and (iii) with respect to actions, breaches, alleged breaches, conduct, omissions or other matters that would otherwise be covered hereby, only in the event that, and only to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters occurred during the Covered Period and not with respect to, or to the extent that, such actions, breaches, alleged breaches, conduct, omissions or other matters that occurred prior to the Covered Period.

(B) Any person who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, investigative or administrative, any appeal in such action suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (collectively, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation to the fullest extent authorized by the Nevada Revised Statutes, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, court costs, fines, penalties, excise taxes, and amounts paid in settlement) reasonably incurred or suffered in connection therewith and such indemnification shall continue as to any such person who has ceased to be a director or officer and shall inure to the benefit of such persons’ heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (court costs and attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, the applicable requirements of the Nevada Revised Statutes are met prior to such advancement.

(C) The right to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of, nor shall it be construed to limit, any other right which any person may have or hereafter acquire under any statute, the Articles of Incorporation, these Bylaws, agreement, vote of shareholders or otherwise.”

*      *      *      *

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EXHIBIT F TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

PLAN SUPPORT AGREEMENT

EXECUTION VERSION

RESTRUCTURING AND PLAN SUPPORT AGREEMENT

This RESTRUCTURING AND PLAN SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 11, 2012, by and among (i) Reddy Ice Holdings, Inc. (“Reddy Holdings”) and Reddy Ice Corporation (“Reddy Corp” and with Reddy Holdings, the “Company” or the “Debtors”) and (ii) each of the undersigned holders of the Notes (as defined below) set forth on the signature pages hereto solely in its capacity as a holder thereof and not in its capacity as a holder of any other claim or interest against the Debtors (each, a “Consenting Holder”) (each of the foregoing, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and the Consenting Holders have negotiated restructuring and recapitalization transactions (collectively, the “Transactions”), pursuant to the terms and conditions set forth in (a) the Joint Plan of Reorganization of Reddy Holdings and Reddy Corp pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan), a copy of which is attached hereto as Exhibit A, (b) the Investment Agreement, a copy of which is attached hereto as Exhibit B and (c) this Agreement, with respect to the capital structure of the Company, including the Company’s obligations under (i) the 11.25% Senior Secured Notes due 2015 (the “First Lien Notes”) issued pursuant to that certain Indenture, dated as of March 15, 2010 (the “First Lien Notes Indenture”), by and among Reddy Corp., as issuer, certain of its Affiliates, as guarantors, and Wells Fargo Bank, N.A., as Trustee (the “First Lien Notes Indenture Trustee”), the (ii) 13.25% Senior Secured Notes due 2015 (the “Second Lien Notes”) issued pursuant to that certain Indenture, dated as of March 15, 2010 (the “Second Lien Notes Indenture and together with the First Lien Notes Indenture, the “Indentures”), by and among Reddy Corp., as issuer, certain of its Affiliates, as guarantors, and Wells Fargo Bank, N.A., as Trustee (the “Second Lien Notes Indenture Trustee” and jointly in its capacity as First Lien Notes Indenture Trustee, the “Indenture Trustees”), and (iii) the 10 ½% Senior Discount Notes due 2012 (the “Holdco Notes and together with the First Lien Notes and the Second Lien Notes, the “Notes”) issued pursuant to that certain Indenture, dated as of October 27, 2004 (the “Holdco Indenture”), by and between Reddy Holdings, as issuer, and U.S. Bank National Association as Trustee (the “Holdco Trustee”);

WHEREAS, the Company intends to commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) in order to obtain Bankruptcy Court approval of the Plan and effectuate the Transactions;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Plan and Investment Agreement.  The Plan and the Investment Agreement are expressly incorporated herein and are made part of this Agreement. The Plan is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the Plan and this Agreement, this Agreement shall control. In the event of any inconsistency between the Investment Agreement and this Agreement, the Investment Agreement shall control (other than with respect to the treatment of the Holdco Notes under the Plan and distributions in respect thereof, as to which this Agreement shall control).

Section 2. Commitments Regarding the Transactions.

2.01.       Agreement to Vote. As long as this Agreement has not terminated in accordance with the terms hereof, each Consenting Holder agrees that it shall, subject to the commencement of the Plan solicitation pursuant to applicable law and receipt by such Consenting Holder of a disclosure statement and other solicitation materials in respect of the Plan, which disclosure statement and solicitation materials reflect the agreement set forth in the Plan and are otherwise substantially in the form attached hereto as Exhibit C (collectively, the “Solicitation Materials”):

(a) vote all of its Claims, including but not limited to its First Lien Notes Claims, First Lien Notes Guarantee Claims, Second Lien Notes Claims, Second Lien Notes Guarantee Claims, Second Lien Notes Deficiency Claims, Second Lien Notes Guarantee Deficiency Claims and Discount Notes Claims to accept the Plan by delivering its duly executed and completed ballot or ballots (as applicable) accepting the Plan on a timely basis, and not change or withdraw such vote; and

(b) vote all of its Claims, including but not limited to its First Lien Note Claims, First Lien Notes Guarantee Claims, Second Lien Note Claims, Second Lien Notes Deficiency Claims, Second Lien Notes Guarantee Claims, Second Lien Notes Guarantee Deficiency Claims, and Discount Notes Claims to reject any other proposed plan of reorganization that is not the Plan by delivering duly executed and completed ballot or ballots (as applicable) rejecting any such plan on a timely basis, and not change or withdraw such vote; and

(c) (1) actively support acceptance, implementation, confirmation and effectiveness of the Plan, and (2) not, in any capacity (A) object to, delay, impede or take any other action that would interfere with acceptance, implementation, confirmation or effectiveness of the Plan, (B) propose, file, support or vote for any restructuring, workout, plan of arrangement or plan of reorganization for the Company other than the Plan, or (C) direct the Indenture Trustees, the Holdco Trustee or any other party to take any action contemplated in subclauses (A) and (B) of this Section 3.01(b);

provided, however, that the foregoing provisions will not (1) prohibit any Consenting Holder from taking, or directing the Indenture Trustees or the Holdco Trustee to take, any action relating to the maintenance, protection and preservation of the interests of such Holder in the Collateral (as defined in the Indentures); (2) prohibit any Consenting Holder from objecting, or directing the Indenture Trustees or the Holdco Trustee to object, to any motion or pleading filed with the

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Bankruptcy Court seeking approval to use cash collateral (as defined in the Bankruptcy Code) or to obtain debtor-in-possession financing other than on substantially the same terms and conditions set forth on Exhibit D attached hereto; (3) limit any Consenting Holder’s rights under the Indentures, the Holdco Indenture and/or applicable law to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with the Plan and do not hinder, materially delay or prevent consummation of the Transactions; or (4) limit the ability of any Consenting Holder to consult with the Company or any other Consenting Holder.

2.02.       Commitments of Company. The Company shall:

(a) do all things necessary and appropriate in furtherance of the Transactions and the Plan, including, without limitation, (i) commencing solicitation of votes for the Plan on or before April 11, 2012, (ii) commencing the Chapter 11 Cases on or before April 12, 2012 (the “Outside Petition Date,” and the actual commencement date, the “Petition Date”), (iii) taking all steps necessary or desirable to obtain an order of the Bankruptcy Court, in form and substance acceptable to the Consenting Holders, confirming the Plan within the timeframes contemplated by this Agreement (including Section 4.01 hereof); (iv) obtain any and all required regulatory and/or third-party approvals for the Transactions embodied in the Plan; and (v) not take any action that is inconsistent with, or is intended or is likely to interfere with, consummation of the Transactions and the Plan;

(b) file a motion to approve the Plan and the applicable Solicitation Materials with the Bankruptcy Court on the Petition Date, together with such other first day motions and pleadings as may be reasonably acceptable, in form and substance, to the Consenting Holders;

(c)  (i) diligently pursue the acquisition of, or of all or substantially all of the assets of, Arctic Glacier Income Fund and its affiliates (collectively, “Arctic”) including by complying with, the procedures set forth in Schedule B to the Initial Order, dated as of February 22, 2012, entered in the proceedings of Arctic under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA Proceedings”) or any other order or obligation entered in the CCAA Proceedings or in the related Chapter 15 cases filed in the United States Bankruptcy Court for the District of Delaware; (ii) diligently pursue commitments in respect of the debt financing required to consummate the Arctic transaction on material economic terms reasonably acceptable to the Consenting Holders; and (iii) otherwise cooperate, and cause its advisors to cooperate, with the Consenting Holders and their advisors in connection with the Arctic acquisition, including without limitation by providing status reports on the Arctic acquisition to the Consenting Holders upon the reasonable request of any Consenting Holder;

(d) file no later than five days before the commencement of a hearing on confirmation of the Plan a proposed form of order confirming the plan (the “Confirmation Order”) that is reasonably acceptable to the Consenting Holders;

(e) provide draft copies of all documents and pleadings the Company intends to file with the Bankruptcy Court to counsel for the Consenting Holders at least one (1) business day before the date upon which the Company intends to file such document and shall consult in good faith

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with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court.

2.03.       Transfer of Interests and Securities. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Holder to sell, use, assign, transfer or otherwise dispose of (“Transfer”) any of the Notes; provided, however, that from and after the date hereof until termination of this Agreement pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Holder shall Transfer any Notes, and any purported Transfer of Notes shall be void and without effect, unless (a) the transferee is a Consenting Holder or (b) if the transferee is not a Consenting Holder prior to the Transfer, such transferee delivers to the Company, at or before the time of the proposed Transfer, an executed joinder to this Agreement in substantially the form of Exhibit E hereto (a “Joinder”).  This Agreement shall in no way be construed to preclude the Consenting Holders from acquiring additional Notes; provided, however, that such additional Notes shall automatically and immediately upon acquisition by a Consenting Holder be deemed subject to all of the terms of this Agreement whether or not notice of such acquisition is given to the Company.

Section 3. Representations and Warranties

3.01.       Representations of the Company. The Company represents and warrants that, as of the date hereof:

(a) Solicitation.  The Company believes the solicitation of votes on the Plan was conducted in compliance with section 1125(g) of the Bankruptcy Code.

3.02.       Representation of Consenting Holders. Each of the Consenting Holders, severally and not jointly, represents and warrants that, as of the date hereof:

(a) Note Holdings. It (i) is the beneficial owner of the face amount of Notes reflected in such Consenting Holder’s signature block to this Agreement, or (ii) has investment or voting discretion with respect to such Notes and the power and authority to bind the beneficial owner(s) of, such Notes to the terms of this Agreement.

(b) No Encumbrance. Other than pursuant to this Agreement, such Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially adversely affect such Consenting Holder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

(c) Securities Law. (i) It is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933 (the “Securities Act”) or (B) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, and (ii) any securities acquired by the Consenting Holder in connection with the transactions described herein will not have been acquired with a view towards distribution.

3.03.       Mutual Representations, Warranties and Covenants. Each of the Parties, severally and not jointly, represents, warrants and covenants to each other Party, as of the date hereof, as follows (each of which is a continuing representation, warranty and covenant):

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(a) Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

(b) No Consent or Approval. Except as expressly provided in this Agreement or the Bankruptcy Code, no consent or approval is required to be obtained by any such Party from any other person or entity in order for such Party to carry out the Transactions contemplated by, and perform its respective obligations under, this Agreement.

(c) Power and Authority. Except as expressly provided in this Agreement or the Bankruptcy Code it has all requisite power and authority to enter into this Agreement and to carry out the Transactions contemplated by, and perform its respective obligations under, this Agreement.

(d) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(e) Governmental Consents. The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body to be made or obtained by such Party.

(f) No Conflicts. The execution, delivery and performance of this Agreement does not and shall not: (i) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries; (ii) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

Section 4. Termination Events.

4.01.       Consenting Holder Termination Events.

(a) Subject to the terms of this section 4.01, this Agreement shall terminate as to each Consenting Holder, automatically and without requirement of notice or other action by such Consenting Holder, unless termination is waived in writing by such Consenting Holder in its sole discretion, following the occurrence of any of the following events:

(i)            failure of the Debtors to commence solicitation of the holders of First Lien Notes, Second Lien Notes and Holdco Notes in favor of the Plan, consistent with applicable law by April 11, 2012;

(ii)           failure of the Debtors to commence the Chapter 11 Cases with the Bankruptcy Court on or before the Outside Petition Date;

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(iii)          failure of the Debtors to receive the requisite Class vote of either the First Lien Note Claims, the Second Lien Note Claims or the Holdco Notes Claims in favor of the Plan by May 9, 2012;

(iv)          the Debtors fail to obtain interim or final Bankruptcy Court approval of, and enter into, debtor-in-possession financing arrangements reasonably acceptable to the Consenting Holders within 2 days after the Petition Date; and

(v)           the Investment Agreement shall have terminated in accordance with its terms;

(vi)          the Bankruptcy Court’s order setting a hearing to approve the Solicitation Materials and confirm the Plan shall not have been entered by the Bankruptcy Court within 2 days after the Petition Date, or as soon thereafter as the Bankruptcy Court’s schedule permits;

(vii)         the hearing to consider confirmation of the Plan shall not have commenced by the taking of a material amount of testimony by the Bankruptcy Court within 35 days after the Petition Date;

(viii)        the Bankruptcy Court shall enter an order denying confirmation of the Plan;

(ix)          the Confirmation Order shall not have been entered by the Bankruptcy Court by May 18, 2012;

(x)           the Confirmation Order shall not be in form and substance reasonably acceptable to the Consenting Holders;

(xi)          the Confirmation Order shall not have become a final non-appealable order by June 1, 2012;

(xii)         the effective date of the Plan shall not have occurred by June 5, 2012 ;

(xiii)        the Company shall enter into any debt commitment with respect to financing the acquisition of Arctic that is not reasonably acceptable to the Consenting Holders (other than Consenting Holders holding Holdco Notes); provided, Consenting Holders holding Holdco Notes shall have the right to object to any motion or other application filed by any party in the Chapter 11 Cases seeking approval of the Bankruptcy Court or any other relief with respect to any such debt commitment (and, for the avoidance of doubt, no such objection by a Consenting Holder holding Holdco Notes shall constitute a breach or other violation of this Agreement), and the Company agrees to use its best efforts to provide notice and a copy of any such motion (together with any exhibits and proposed form of order) to the Consenting Holders holding Holdco Notes not fewer than two days prior to filing any such motion;

(xiv)        the breach in any material respect by the Company of any of the obligations, representations, warranties or covenants of the Company set forth in this Agreement;

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(xv)         the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order preventing consummation of the Transactions (collectively, a “Governmental Stay”); provided, however, that the Company shall have five business days after receiving notice of the imposition of such Governmental Stay from such governmental authority to cause such Governmental Stay to be lifted, irrespective of whether such Governmental Stay may reasonably be expected to be lifted within such five-day period;

(xvi)        the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; the dismissal or termination of one or more of the Chapter 11 Cases; or, with respect to any of the foregoing, any Debtor’s application for, consent to, or acquiescence in, any such relief;

(xvii)       the appointment of an interim or permanent trustee, receiver or examiner with expanded powers to operate or manage the financial affairs, business or reorganization of any Debtor in one or more of the Chapter 11 Cases;

(xviii)      the material amendment or modification of, or filing of a pleading by the Company seeking to materially amend or modify the Plan, the Solicitation Materials, any exhibits thereto or any related documents in a manner not reasonably acceptable to each Consenting Holder;

(xix)        the Debtors file any motion or pleading with the Bankruptcy Court seeking approval to use cash collateral (as defined in the Bankruptcy Code) other than on terms and conditions reasonably acceptable to the Consenting Holders that hold First Lien Notes;

(xx)         the Debtors file any motion or pleading with the Bankruptcy Court or take any other action, or the Bankruptcy Court enters any Order, that is not consistent in any material respect with this Agreement, the Plan or any documents related to the foregoing; or

(xxi)        the Debtors shall have obtained any debtor-in-possession financing or an order governing cash collateral shall have been entered, in each case, that is not on the terms set forth on Exhibit D and otherwise reasonably acceptable to the Consenting Holders that hold First Lien Notes;

Notwithstanding the foregoing, any date by which the Company must accomplish any action set forth in this Agreement may be extended by up to 30 days through the written consent of Centerbridge, in its capacity as Investor under the Investment Agreement, and thereafter by the written consent of not fewer than two Consenting Holders, which Consenting Holders hold at least 50% of the aggregate principal amount of the First Lien Notes and Second Lien Notes held by all Consenting Holders.

(b) Consenting Holders holding Holdco Notes shall have the right to terminate their obligations under this Agreement, without any liability therefor, by written notice to the Parties hereto upon the occurrence of any of the following:

(i)            either the Plan or the Investment Agreement is revised, amended, superseded or otherwise modified to alter in a manner adverse to the interests of the Consenting

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Holders holding Holdco Notes, reduce or eliminate the obligation of the Sponsor to (A) convert (in accordance with the terms and conditions of the Investment Agreement as in effect on the date hereof) $68.18 million in aggregate principal amount and accrued and unpaid interest of its First Lien Notes into preferred stock of Reddy Holdings with a liquidation preference of $75 million; (B) directly purchase New Preferred Stock of Reddy Holdings in an amount not less than $7.5 million; or (C) backstop the $17.5 million rights offering for New Preferred Stock of Reddy Holdings (such obligations being referred to as the “Sponsor Equity Investments”); or

(ii)   either the Plan or Investment Agreement is amended or modified to provide that any of the Sponsor Equity Investments shall consist of any equity interest in Reorganized Reddy Corp. or any other entity other than Reddy Holdings.

4.02.       Company Termination Events. The Company may terminate this Agreement as to all Parties upon five business days’ prior written notice, delivered in accordance with Section 5.11 hereof, upon the occurrence of any of the following events: (a) the breach by one or more of the Consenting Holders representing more than 50% of the aggregate principal of Notes held by the Consenting Holders of any of the representations, warranties or covenants of such Consenting Holders set forth in this Agreement that would have a material adverse impact on the Company, or the consummation of the Transactions, that remains uncured for a period of five (5) business days after the receipt by the Consenting Holders of notice of such breach; (b) the board of directors of the Company (the “Board”) reasonably determines based upon the advice of counsel that proceeding with the Transactions would be a breach of its fiduciary duties; or (c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order preventing consummation of a material portion of the Transactions, unless the Company has sought or supported the entry of any such injunction, judgment, decree, charge, ruling or order.

4.03.       Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among (a) the Company and (b) the Consenting Holders.

4.04.       Effect of Termination.

(a) Upon termination of this Agreement pursuant to Section 4.01, 4.01(b) or 4.03, this Agreement (including, without limitation, any Joinder executed prior to such termination) shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement (including, without limitation, any Joinder executed prior to such termination) and shall have the rights and remedies that it would have had had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of termination.

(b) Upon any termination of this Agreement, each Consenting Holder may, upon written notice to the Company and the other Parties, revoke its vote or any consents given by such Consenting Holder prior to such termination, whereupon any such vote or consent shall be

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deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions, the Plan or this Agreement. If this Agreement has been terminated as to any Consenting Holder in accordance with this section at a time when permission of the Bankruptcy Court shall be required for a Consenting Holder to change or withdraw its vote to accept the Plan, the Company shall support and not oppose any attempt by such Consenting Holder to change or withdraw such vote at such time.

(c) Notwithstanding the foregoing, the Company agrees that its obligations pursuant to Section 5.17, and the provisions of Sections 5.02, 5.06, 5.08, 5.10, 5.13, 5.14, 5.15 and 5.16 shall survive any termination of this Agreement and shall at all times continue to be enforceable against the Company and, as applicable, the other Parties.

4.05.       Termination Upon Effective Date of Plan. This Agreement shall terminate automatically without any further required action or notice on the date that the Plan becomes effective (immediately following the effectiveness of the Plan).

Section 5. Miscellaneous.

5.01.       Further Assurances. Subject to the other terms of this Agreement, each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, implementation and consummation of the Plan and the Transactions, as well as the negotiation, drafting, execution and delivery of the definitive documentation relating thereto. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings (provided, however, that no Consenting Holder shall be required to incur any material cost, expense or liability in connection therewith), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

5.02.       Confidentiality; Disclosure.  The Company shall not, without the prior written consent of the applicable Consenting Holder, disclose publicly, or to any person (i) the amount of Notes held by any Consenting Holder or (ii) the identity of any Consenting Holder as a party to this Agreement, in any public manner, including in the Solicitation Materials, the Plan or any related press release; provided, however, that (i) the Company may disclose such names or amounts to the extent that it is required to do so by any governmental or regulatory authority, provided that the Company will exercise commercially reasonable efforts to provide reasonable prior notice of such disclosure to the Consenting Holders, and (ii) the Company may disclose the aggregate percentage or aggregate principal amount of First Lien Notes and Second Lien Notes held by the Consenting Holders (without naming such Consenting Holders).  No Consenting Holder shall, without the prior written consent of the Company, make any public announcement or otherwise communicate (other than to decline to comment) with any media with respect to this Agreement, the Plan, the Investment Agreement or any of the transactions contemplated hereby or thereby, other than as may be required by applicable law and regulation or by any governmental or regulatory Company. The Company shall not use the name of any Consenting Holder in any press release without such Consenting Holder’s prior written consent.

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5.03.       Complete Agreement. This Agreement (and the schedules and exhibits hereto) is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

5.04.       Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 2.03 hereof.

5.05.       Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

5.06.       GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, that when the Company commences the Chapter 11 Cases and for so long as the Chapter 11 Cases are pending, the Bankruptcy Court shall be the sole Chosen Court.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.07.       Execution of Agreement. This Agreement may be executed and delivered (by facsimile, electronic mail or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

5.08.       Interpretation. This Agreement is the product of negotiations between the Company, and the Consenting Holders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  Each Consenting Holder enters into this Agreement solely in its capacity as a Holder (as defined in the First Lien Notes Indenture, Second Lien Notes Indenture and the Holdco Indenture as applicable) and solely with respect to its claims as a Holder.

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5.09.       Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

5.10.       Relationship Among Parties. It is understood and agreed that no Consenting Holder has any fiduciary duty or other duty of trust or confidence in any form with any other Consenting Holder or the Company. No prior history, pattern or practice of sharing confidences among or between the Consenting Holders or a Consenting Holder and the Company shall in any way affect or negate this understanding and agreement.

5.11.       Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, electronic mail, courier or registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

(a) if to the Company, to:

Reddy Ice Corporation

8750 North Central Expressway

Suite 800

Dallas, TX 75231

Attention: Steven J. Janusek

Facsimile No.: (214) 528-1532

Email address: s.janusek@reddyice.com

with copies (which shall not constitute notice) to:

DLA Piper LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Jamie Knox, Esq. and Gregg Galardi, Esq.

Facsimile: (212) 884-8692

Email addresses: Jamie.Knox@dlapiper.com and Gregg.Galardi@dlapiper.com

(b) if to a Consenting Holder or a transferee thereof, to the addresses or telecopier numbers set forth below following the Consenting Holder’s signature (or as directed by any transferee thereof), as the case may be, with a copy to counsel to the Consenting Holders that represent certain holders of First Lien Notes, Second Lien Notes and Holdco Notes:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd St.

New York, NY 10019

Attention: Joshua A. Feltman, Esq.

Email address: JAFeltman@wlrk.com

-and-

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Kirkland & Ellis LLP (as counsel to Centerbridge)

300 North LaSalle

Chicago, IL 60654

Fax: (312) 862-2200

Attention: Anup Sathy, P.C.

(anup.sathy@kirkland.com)

-and-

Kirkland & Ellis LLP (as counsel to Centerbridge)

601 Lexington Avenue

New York, New York 10022

Fax: (212) 446-6460

Attention: Joshua A. Sussberg, Esq.

(joshua.sussberg@kirkland.com)

-and-

Arnold & Porter LLP

555 Twelfth Street, N.W.

Washington, D.C. 20004

Fax: (202) 942-5999

Attention: Andrew J. Varner

(andrew.varner@aporter.com)

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

5.12.       Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, or shall be deemed in any manner to waive, limit, impair or restrict any right or the ability of any Consenting Holder to protect and preserve its rights, remedies and interests, in respect of the Notes. Without limiting the foregoing sentence in any way, if the Transactions are not consummated, or if this Agreement is terminated for any reason (other than Section 4.05 hereof), the Parties each fully reserve any and all of their rights and remedies.

5.13.       Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder without any requirement to post a bond or other security in connection therewith.

5.14.       Several, Not Joint, Obligations. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

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5.15.       Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

5.16.       No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

5.17.       Expense Reimbursement/Indemnification.

(a) Regardless of whether the Transactions are consummated, the Company shall promptly pay in cash upon demand any and all reasonable and documented accrued and unpaid out-of-pocket expenses incurred by the Consenting Holders (including, without limitation, all reasonable and documented fees and out-of-pocket expenses of the legal counsel to the Consenting Holders, Wachtell, Lipton, Rosen and Katz, and to Centerbridge Advisors II, LLC, Kirkland & Ellis LLP) in connection with the negotiation, documentation and consummation of this Agreement, the Plan, the Solicitation Materials and all other documents related to the Plan and the Transactions.

(b) Whether or not the Transactions or the Arctic acquisition are consummated or this Agreement is terminated, and notwithstanding any investigation on the part of the Consenting Holders, the Debtors (in such capacity, the “Indemnifying Parties”) shall jointly and severally indemnify and hold harmless each Consenting Holder and its Affiliates, members, partners, equityholders, officers, directors, employees, representatives, agents, advisors and controlling persons (each, in such capacity, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (including counsel fees), joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation, action, complaint, charge, arbitration, audit, hearing, investigation, inquiry, suit or proceeding (collectively, “Actions”) with respect to the Transactions, this Agreement, the Arctic acquisition, the Plan (or the solicitation thereof), the Investment Agreement, the Chapter 11 Cases, in each case, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing; provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from gross negligence or willful misconduct on the part of such Indemnified Person. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Parties shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Parties on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Parties, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.

13

5.18.       Reservation.

(a) Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries), including without limitation any rights under the Intercreditor Agreement (as defined in the Indentures).

(b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require any Consenting Holder or representative of a Consenting Holder that becomes a member of a statutory committee that may be established in the Chapter 11 Cases to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member; provided, however, that nothing in this Agreement shall be construed as requiring any Consenting Holder to serve on any statutory committee in the Chapter 11 Cases.

5.19.       No Solicitation; Representation by Counsel; Adequate Information.

(a) This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases. The acceptances of the Consenting Holders with respect to the Plan will not be solicited until such Consenting Holder has received the Solicitation Materials and related ballots and solicitation materials.

(b) Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c) Each Consenting Holder acknowledges, agrees and represents to the other Parties that it has such knowledge and experience in financial and business matters that such Consenting Holder is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring Transactions and understands and is able to bear any economic risks with such investment.

5.20.       Amendments. Except as otherwise set forth herein, this Agreement may not be modified, amended or supplemented except in writing signed by the Company and each of the Consenting Holders (other than Consenting Holders holding Holdco Notes, except to the extent such modification, amendment or supplement materially adversely affects such Holders’ treatment under the Plan).

5.21.       Miscellaneous. Notwithstanding anything in this Agreement to the contrary, any Claims held as of the date hereof by Fidelity Research and Management Co. or any of its affiliates or any funds for which it is the investment advisor (collectively, “Fidelity”), including, without limitation, any Second Lien Notes, that are not set forth beside Fidelity’s signature pages hereto (the “Excluded Fidelity Claims”), are not subject to this Agreement or any of the terms hereof. For the avoidance of doubt, Fidelity may vote or transfer any Excluded Fidelity Claims without regard to any limitations set forth herein, and can act in any manner in its capacity as a

14

holder of such Excluded Fidelity Claims, including, without limitation, to vote against or oppose the Plan.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[signature pages follow]

15

Signature Page to the Restructuring and Plan Support Agreement

REDDY ICE HOLDINGS, INC.
REDDY ICE CORPORATION

By:	/s/ Steven J. Janusek
Name:	Steven J. Janusek
Title:	Executive Vice President,
Chief Financial Officer and
Treasurer

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Kellner Catalyst Master Fund, Ltd,

By:	/s/ Glen M. Friedman
Name: Glen M. Friedman
Title: CFO

Address:	900 Third Avenue,
Suite 1000
New York, NY 10022

Attention:	Glen M. Friedman
Telephone:	212-350-0262
Facsimile:	212-350-0320

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Summer Street Trust: Fidelity Global High Income Fund

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Deputy Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Summer Street Trust: Fidelity Capital & Income Fund

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Deputy Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Puritan Trust: Fidelity Puritan Fund

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Deputy Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Deputy Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Variable Insurance Products Fund V: Strategic Income Portfolio

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Assistant Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity School Street Trust: Fidelity Strategic Income Fund

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Assistant Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Assistant Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Funds SICAV / Fidelity Funds – US High Yield by Fidelity Management & Research Company, as investment manager

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Authorized Signatory

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Master Trust Bank Of Japan Ltd. Re: Fidelity US High Yield by Fidelity Management & Research Company, as investment manager

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Authorized Signatory

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Global Bond Series - US Dollar Monthly Income - US High Yield Pool by Fidelity Management & Research Company, as investment manager

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Authorized Signatory

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity IT High Yield Open Mother by Fidelity Management & Research Company, as investment manager

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Authorized Signatory

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity IT Strategic Income Fund Mother by Fidelity Management & Research Company, as investment manager

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Authorized Signatory

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Canadian Balanced Fund, by its trustee Fidelity Investments Canada ULC

By:	/s/ Peter Bowen
Name: Peter Bowen
Title: VP & Fund Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	IG FI Canadian Allocation Fund, by its Investment manager Fidelity Investments Canada ULC

By:	/s/ Peter Bowen
Name: Peter Bowen
Title: VP & Fund Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity American High Yield Fund, by its trustee Fidelity Investments Canada ULC

By:	/s/ Peter Bowen
Name: Peter Bowen
Title: VP & Fund Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Canadian Asset Allocation Fund, by its trustee Fidelity Investments Canada ULC

By:	/s/ Peter Bowen
Name: Peter Bowen
Title: VP & Fund Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	CCP II Debt Acquisition, L.P.

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

Address:	c/o Centerbridge Partners, L.P.
375 Park Avenue
New York, NY 10152
Attention:	General Counsel
Telephone:	212-672-5000
Facsimile:	212-672-4501

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Centerbridge Capital Partners SBS II, L.P.

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

Address:	c/o Centerbridge Partners, L.P.
375 Park Ave.
New York, NY 10152
Attention:	General Counsel
Telephone:	212-672-5000
Facsimile:	212-672-4501

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	CCP II Debt Acquisition, L.P.

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

Address:	c/o Centerbridge Partners, L.P.
375 Park Ave.
New York, NY 10152
Attention:	General Counsel
Telephone:	212-672-5000
Facsimile:	212-672-4501

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Centerbridge Capital Partners SBS II, L.P.

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

Address:	c/o Centerbridge Partners, L.P.
375 Park Ave.
New York, NY 10152
Attention:	General Counsel
Telephone:	212-672-5000
Facsimile:	212-672-4501

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Courage Credit Opportunities Fund II, L.P.

By:	/s/ Thomas G. Milne
Name: Thomas G. Milne
Title: President of Courage Capital Management, LLC as investment adviser to Courage Credit Opportunities Fund II, L.P.

Address:	4400 Harding Road, Suite 503
Nashville, TN 37205

Attention:	David Young
Telephone:	(615) 369-0119
Facsimile:	(615) 298-7529

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Arbiter Partners QP, LP

By:	/s/ Joshua Musher
Name: Joshua Musher
Title: COO, Fort Hoosac Management, Investment Advisor

Address:	11 E. 44th Street
New York, NY 10017

Attention:
Telephone:	212-452-9119
Facsimile:	212-585-1620

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	9 Interlaken corp

By:	/s/ Joshua Musher
Name: Joshua Musher
Title: COO, Fort Hoosac Management, Administrator

Address:	11 E. 44th Street
New York, NY 10017

Attention:
Telephone:	212-452-9119
Facsimile:	212-585-1620

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Marjorie L. Isaac

By:	/s/ Joshua Musher
Name: Joshua Musher
Title: COO, Fort Hoosac Management, Administrator

Address:	11 E. 44th Street
New York, NY 10017

Attention:
Telephone:	212-452-9119
Facsimile:	212-585-1620

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Isaac Brothers LLC

By:	/s/ Joshua Musher
Name: Joshua Musher
Title: COO, Fort Hoosac Management, Administrator

Address:	11 E. 44th Street
New York, NY 10017

Attention:
Telephone:	212-452-9119
Facsimile:	212-585-1620

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Foxhill Opportunity Fund, LP

By:	/s/ Neil Weiner
Name: Neil Weiner
Title: Managing Member

Address:	12 Roszel Rd
Suite C-101
Princeton, NJ 08550
Attention:	Neil Weiner
Telephone:	609-720-1700
Facsimile:	609-454-5921

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Assistant Treasurer

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Fidelity Funds SICAV / Fidelity Funds - US High Yield by Fidelity Management & Research Company, as investment manager

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Authorized Signatory

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

Signature Page to the Restructuring and Plan Support Agreement

Name of Entity:	Master Trust Bank Of Japan Ltd. Re: Fidelity US High Yield by Fidelity Management & Research Company, as investment manager

By:	/s/ Adrien Deberghes
Name: Adrien Deberghes
Title: Authorized Signatory

Address:

Attention:
Telephone:
Facsimile:

Amount First Lien Notes
Amount Second Lien Notes
Amount Holdco Notes

EXHIBIT G TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

FORM OF AMENDED FIRST LIEN INDENTURE

Supplemental Indenture

SUPPLEMENTAL INDENTURE, dated as of                           , 2012 (this “Supplemental Indenture”), among REDDY ICE CORPORATION, a corporation duly organized and existing under the laws of the State of Nevada (the “Company”), REDDY ICE HOLDINGS, INC. (“Parent”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Company, Parent, the Trustee and the Collateral Agent executed and delivered an Indenture, dated as of March 15, 2010 (the “Indenture”), which governs the terms of the Company’s 11.25% Senior Secured Notes due 2015 (the “Securities”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, on April 11, 2012 (the “Petition Date”), Company and Parent filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas Dallas Division (the “Bankruptcy Court”), which cases are being administered under case numbers 12-32349 and 12-32350 (collectively, the “Chapter 11 Cases”).

WHEREAS, the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation Pursuant to Chapter 11 of the Bankruptcy Code relating to the Chapter 11 Cases, dated April 11, 2012 (as amended and supplemented, the “Plan”) was confirmed on [May 18], 2012 by order of the Bankruptcy Court;

WHEREAS, Article IX of the Indenture provides that the Indenture and the Securities may be amended and supplemented, and their provisions waived, in certain circumstances, with or without the consent of the Holders;

WHEREAS, on the Effective Date (as defined in the Plan), the acceptance of the Plan by the Holders shall operate as and be deemed to constitute a proper, complete and effective direction and consent of the requisite Holders of the Securities, notwithstanding anything set forth to the contrary in the Indenture, to the Trustee and the Collateral Agent to execute and deliver this Supplemental Indenture, the Amended and Restated Indenture (as defined below), the Intercreditor Amendment (as defined below) and/or any collateral, security or intercreditor agreements, supplements, joinders or amendments (collectively, the “Related Documents”);

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and Parent; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Parent, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

AMENDMENTS AND WAIVERS

Section 1.1                                    Amendment of the Securities.  The Securities are hereby amended and supplemented by replacing the reference to the maturity date “March 15, 2015” therein with “the earlier of (i) 91 days prior to the Stated Maturity of any Indebtedness Incurred pursuant to Section 3.3(b)(xvii) of the Indenture (unless as of such 91st day such Indebtedness (including after giving effect to any amendment, waiver, modification, refinancing, replacement or amendment with respect thereto) has a Stated Maturity of March 15, 2015 or later) and (ii) March 15, 2015”.

Section 1.2                                    Amendment and Restatement of Indenture.  The Indenture is hereby amended and restated in the form attached hereto as Annex 1 (the “Amended and Restated Indenture”).

Section 1.3                                    Amendment to First Lien Intercreditor Agreement. The Collateral Agent shall be deemed to be authorized and directed by all Holders, at the request of the Company and without any further consent of the Holders, to enter into amendment(s) to the First Lien Intercreditor Agreement (the “Intercreditor Amendment”), to provide that:

(a)                                 upon foreclosure of any Collateral by any creditor of the Company subject to the First Lien Intercreditor Agreement, all Liens subject to the First Lien Intercreditor Agreement shall be released, subject to the application of the proceeds of such foreclosure in accordance with the First Lien Intercreditor Agreement, including by way of language substantially similar to the following:

“During an Event of Default, each Collateral Agent hereby appoints each other Collateral Agent as its agent and authorizes such other Collateral Agent(s) to exercise all remedies under any Security Document to which such other Collateral Agent is a party so long as such Collateral Agent is contemporaneously exercising remedies under the Security Documents to which such Collateral Agent is a party, and in connection with any sale or other disposition of Collateral by the Collateral Agent such Collateral Agent may release the security interest of any other Collateral Agent so long as the lien of such Collateral Agent is released simultaneously therewith and such Collateral Agent distributes the proceeds of any such sale or other disposition as provided in Section 2.01 hereof.”; and

(b)                                 any party to the First Lien Intercreditor Agreement in possession of, or with the power to direct disposition of, Collateral that any other Person subject to the First Lien Intercreditor Agreement wishes to foreclose upon (including cash collateral subject to a control agreement) in compliance with the First Lien Intercreditor Agreement shall turn over such Collateral and/or otherwise cooperate with the foreclosing party so as to facilitate the foreclosure, subject to the application of the proceeds thereof in accordance with the First Lien Intercreditor Agreement.

Section 1.4                                    Waivers Pursuant to the Plan.

(a)                                 The Company and Parent hereby confirm that, pursuant to the Plan, the Holders of the Securities have waived (i)any acceleration of the principal, interest or any other amounts

2

due with respect to the Securities as a result of the Chapter 11 Cases (the “Acceleration”), (ii) the right to interest on the interest that was due between March 15, 2012 and the Petition Date (the “Interest on Interest”) and (iii) the right to interest at an additional 1% over the interest rate of the Securities on the principal of the Securities and on the Interest on Interest for the period of the Event of Default relating to the Chapter 11 Cases. For the avoidance of doubt, the only interest due on the next Interest Payment Date, September 15, 2012, will be interest at the rate of 11.25% on the principal amount of the Securities.

(b)                                 The Company and Parent hereby confirm that, pursuant to the Plan, (i) all Defaults and Events of Default under the Indenture and (ii) the Acceleration have been waived as of the Effective Date.

ARTICLE II

MISCELLANEOUS

Section 2.1                                    Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company, Parent, the Trustee and the Collateral Agent, the Indenture and the Securities shall be amended and supplemented, and the provisions of the Indenture waived, in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

Section 2.2                                    Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3                                    Indenture and Supplemental Indenture Construed Together.  This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4                                    Confirmation and Preservation of Indenture.  The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5                                    Conflict with the Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be a part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.6                                    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7                                    Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any person, other than the parties

3

hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 2.8                                    Successors. All agreements of the Company and Parent shall bind their successors.  All agreements of the Trustee and the Collateral Agent in this Supplemental Indenture shall bind its successors.

Section 2.9                                    Acceptance by Trustee and Collateral Agent.  The Trustee and the Collateral Agent accept the amendments to the Indenture and the Securities effected by this Supplemental Indenture and agree to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10                             Certain Duties and Responsibilities of the Trustee and Collateral Trustee. In entering into this Supplemental Indenture, the Trustee and the Collateral Agent shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee and the Collateral Agent, whether or not elsewhere herein so provided.

Section 2.11                             Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.12                             Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by telecopy or other electronic transmission shall be effective as delivery of an original manually executed counterpart of this Supplemental Indenture.

Section 2.13                             Headings.  The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.14                             Trustee and Collateral Agent Make No Representation.  Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and Parent and not those of the Trustee or the Collateral Agent and neither the Trustee nor the Collateral Agent assumes any responsibility for their correctness.

Section 2.15                             Effectiveness of Amendments.  This Supplemental Indenture shall be effective on the Effective Date (as defined in the Plan) of the Plan.

* * * * *

4

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

REDDY ICE CORPORATION

By:
Name:
Title:

REDDY ICE HOLDINGS, INC.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

ANNEX 1

[AMENDED AND RESTATED INDENTURE]

REDDY ICE CORPORATION,

as Company

REDDY ICE HOLDINGS, INC.,

as Parent

and the Subsidiary Guarantors party hereto

11.25% Senior Secured Notes due 2015

AMENDED AND RESTATED INDENTURE

Dated as of                   , 2012

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

and

as Collateral Agent

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
303	1.4
310(a)(1)	7.9
(a)(2)	7.9
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.9
(b)	7.9
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	12.18
(c)	12.18
313(a)	7.12
(b)	7.12
(b)(1)	7.12
(b)(2)	7.6; 7.12
(c)	7.12; 12.1
(d)	7.12
314(a)	5.3; 12.3
(a)(1)	6.2
(a)(4)	3.12; 12.3
(b)	N.A.
(c)(1)	12.2
(c)(2)	12.2
(c)(3)	N.A.
(d)	N.A.
(e)	12.2; 12.3
(f)	N.A.
315(a)	7.1(b); 7.2
(b)	7.5; 12.1
(c)	7.1(a)
(d)	7.1(c)
(e)	6.11
316 (a)(last sentence)	2.16
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	2.17
317(a)(1)	6.8
(a)(2)	6.9

TIA Section	Indenture Section
(b)	2.4
318(a)	12.17
(c)	12.17

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part hereof.

i

Page

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge	103

SECTION 10.3. Right of Contribution	104

SECTION 10.4. No Subrogation	104

ARTICLE XI COLLATERAL AND SECURITY	105

SECTION 11.1. The Collateral	105

SECTION 11.2. Further Assurances	105

SECTION 11.3. Release of Liens on the Collateral	106

SECTION 11.4. Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Collateral Documents	107

SECTION 11.5. Recording, Registration and Opinions	109

ARTICLE XII MISCELLANEOUS	109

SECTION 12.1. Notices	109

SECTION 12.2. Certificate and Opinion as to Conditions Precedent	110

SECTION 12.3. Statements Required in Certificate or Opinion	110

SECTION 12.4. When Notes Disregarded	111

SECTION 12.5. Rules by Trustee, Paying Agent and Registrar	111

SECTION 12.6. Days Other than Business Days	111

SECTION 12.7. Governing Law	111

SECTION 12.8. Waiver of Jury Trial	111

SECTION 12.9. No Recourse Against Others	112

SECTION 12.10. Successors	112

SECTION 12.11. Multiple Originals	112

SECTION 12.12. Variable Provisions	112

SECTION 12.13. Table of Contents; Headings	112

SECTION 12.14. Direction by Holders to Enter into Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement	112

SECTION 12.15. Force Majeure	112

SECTION 12.16. USA Patriot Act	112

SECTION 12.17. Trust Indenture Act Controls	113

SECTION 12.18. Communication by Holders of Notes with Other Holders of Notes	113

Page
EXHIBITS

ANNEX A	Mortgaged Property

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Mortgage

v

AMENDED AND RESTATED INDENTURE, dated as of                         , 2012 (this “Indenture”), among REDDY ICE CORPORATION, a corporation duly organized and existing under the laws of the State of Nevada (the “Company”), REDDY ICE HOLDINGS, INC. (“Parent”), certain subsidiaries of the Company from time to time parties hereto (the “Subsidiary Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS OF THE COMPANY

The Company, Parent, the Trustee and the Collateral Agent were parties to the Indenture, dated as of March 15, 2010 (the “Original Indenture”). Pursuant to the Plan (as defined below), the Original Indenture is being amended and restated in accordance with the terms and provisions of this Indenture. Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2012 Restructuring” means the chapter 11 bankruptcy case and other transactions contemplated by the Plan.

“Additional Pari Passu Lien Indebtedness” means Indebtedness permitted to be incurred under Section 3.3 hereof and under the Credit Agreement which is by its terms intended to be secured on a pari passu basis with the Liens securing the Notes; provided the Lien securing such Indebtedness is permitted to be Incurred under this Indenture and the Credit Agreement and such Indebtedness (other than any Indebtedness Incurred to finance the Arctic Acquisition) has a Stated Maturity that is no earlier than the Stated Maturity of the Notes.

“Advisory Agreement” means the advisory agreement between the Company and/or Parent and certain of the CB Sponsors as in effect on the Emergence Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For purposes of

Sections 3.4, 3.7 and 3.8, as applicable, only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means, as determined by the Company with respect to a Note on any Redemption Date, the greater of:

(1)                         1.0% of the principal amount of such Note; and

(2)                         the excess, if any, of (a) the present value as of such Redemption Date of (i) the redemption price of such Note on March 15, 2013 as set forth in Section 5.1(a), plus (ii) the remaining scheduled interest payments due on such Note through March 15, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Arctic Acquisition” means the acquisition, whether by purchase of assets, merger or otherwise, of the assets of Arctic Glacier Income Fund and its subsidiaries (collectively, “Arctic”) accounting for at least 85% of the revenue of Arctic Glacier Income Fund and its subsidiaries during the four fiscal quarter period of such Persons most recently ended for which financial statements are available (after giving effect to any dispositions which are necessary to obtain HSR Act antitrust or any other regulatory approval). In the event the Company or any of its Restricted Subsidiaries completes the Arctic Acquisition, the Company shall give prompt notice to the Trustee of the date of completion of the Arctic Acquisition.

“Asset Disposition” means with respect to any Person (the “Specified Person”) any sale, lease, issuance, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Specified Person or any Restricted Subsidiary of the Specified Person, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) of:

(1)                         any shares of Capital Stock of a Restricted Subsidiary of the Specified Person (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Specified Person or a Restricted Subsidiary of the Specified Person);

(2)                         all or substantially all the assets of any division or line of business of the Specified Person or any Restricted Subsidiary of the Specified Person; or

(3)                         any other assets of the Specified Person or any Restricted Subsidiary of the Specified Person outside of the ordinary course of business of the Specified Person or such Restricted Subsidiary of the Specified Person.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)                         a disposition by a Restricted Subsidiary of the Specified Person to the Specified Person or by the Specified Person or a Restricted Subsidiary of the Specified Person to a Restricted Subsidiary of the Specified Person;

(2)                         for purposes of Section 3.7 only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 3.4 and (y) a disposition of all or substantially all the assets of the Specified Person in accordance with the Section 4.1, as applicable;

(3)                         a disposition of assets in any transaction or series of related transactions where such assets have an aggregate Fair Market Value of less than $2.0 million;

(4)                         a disposition of cash or Temporary Cash Investments;

(5)                         the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(6)                         the sale or disposition in the ordinary course of business of obsolete, damaged or worn out assets no longer used or useful to the business of the Company and its Restricted Subsidiaries;

(7)                         the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(8)                         the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations thereof and other similar intellectual property;

(9)                         any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(10)                  leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Specified Person or any of its Restricted Subsidiaries;

(11)                  any disposition of receivables, equipment and related assets (including contract rights of the type described in the definition of “Qualified Securitization Transaction”) to a Securitization Entity pursuant to a Qualified Securitization Transaction for the Fair Market Value thereof, including cash and Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof (for purposes of this clause (11), Purchase Money Notes shall be deemed to be cash);

(12)                  any transfer of receivables, equipment and related assets (including contract rights of the type described in the definition of “Qualified Securitization Transaction”), or a fractional undivided interest therein, by a Securitization Entity in a Qualified Securitization Transaction; and

(13)                  any dispositions which are necessary to obtain HSR antitrust or any other regulatory approval in connection with the Arctic Acquisition, so long as the Net Available Cash from any such transaction (treating such transaction as an Asset Disposition for purposes of such definition) is applied pursuant to Section 3.7(b) and (c).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the rate of interest implied in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Broker-Dealer” means any broker or dealer registered under the Exchange Act.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated)

equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Management Obligations” means obligations owed by the Company or any Subsidiary Guarantor to Person who was a lender or Affiliate of a lender at the time of entry of such obligations under the Credit Agreement in respect of any overdraft and related liabilities arising from treasury, depository, credit and debit card and cash management services or any automated clearing house transfers of funds.

“Change of Control” means the occurrence of any of the following events:

(i)                               any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent; provided, however, that for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (i)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity;

(ii)                            individuals who on the Emergence Date constituted the Board of Directors of the Company or the Board of Directors of Parent (the “Parent Board”) (together with any new directors whose election by such Board of Directors of the Company or Parent Board or whose nomination for election by the shareholders of the Company or Parent, as the case may be, was approved by a vote of a majority of the directors of the Company or Parent, as the case may be, then still in office who were either directors on the Emergence Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent Board then in office;

(iii)                         the adoption of a plan relating to the liquidation or dissolution of the Company or Parent; or

(iv)                        the failure at any time by Parent to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of the Company (except to the extent Parent is merged with and into the Company in accordance with the terms of this Indenture).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Guarantees pursuant to the Collateral Documents.

“Collateral Agent” means Wells Fargo Bank, National Association, acting in its capacity as collateral agent under the Collateral Documents, or any successor thereto.

“Collateral Documents” means the Security Agreement, each mortgage and any other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Secured Parties.

“Commodity Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Company” has the meaning set forth in the preamble hereto.

“Company Order” means a written request or order signed in the name of the Company by any Officer.

“Consolidated Coverage Ratio” with respect to any Person (the “Specified Person”) as of any date of determination means the ratio of (x) the aggregate amount of EBITDA of the Specified Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to such date of determination for which internal financial statements are available to (y) Consolidated Interest Expense of the Specified Person and its Restricted Subsidiaries for such four fiscal quarters; provided, however, that:

(1)                                 if the Specified Person or any of its Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)                                 if the Specified Person or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Specified Person or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)                                 if since the beginning of such period the Specified Person or any of its Restricted Subsidiaries shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Specified Person or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Specified Person and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any of its Restricted Subsidiaries is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Specified Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)                                 if since the beginning of such period the Specified Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Specified Person (or any person which becomes a Restricted Subsidiary of the Specified Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period, it being understood, for the avoidance of doubt, that in calculating pro forma EBITDA, historical costs of the acquired business of the type added back to net income to arrive at Consolidated Net Income or EBITDA shall be added back; and

(5)                                 if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Specified Person or was merged with or into the Specified Person or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Specified Person or a Restricted Subsidiary of the Specified Person during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Specified Person (and, to the extent applicable, may include any pro forma expense and cost reductions recognizable within 12-months of the acquisition of such assets; provided that the Company reasonably believes that such expense and cost reductions could be achieved within such 12-month period as a result of such acquisition and such reductions are identified and quantified in an Officers’ Certificate delivered to the Trustee on or prior to the date of such acquisition). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent such Interest Rate

Agreement has a remaining term that includes some or all of the 12-month period of the date of determination). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation (but, in the case of any revolving credit facility incurred other than pursuant to Section 3.3(b)(i) hereof, only to the extent such Indebtedness is incurred solely for working capital purposes or other general corporate purposes in the ordinary course of business and not, in any case, to support directly or indirectly any acquisitions).

“Consolidated Interest Expense” means, with respect to any Person (the “Specified Person”) for any period, the total interest expense of the Specified Person and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Specified Person or its Restricted Subsidiaries, without duplication:

(1)                   interest expense attributable to Capital Lease Obligations;

(2)                   amortization of debt discount and debt issuance cost;

(3)                   capitalized interest;

(4)                   non-cash interest expense;

(5)                   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)                   net payments pursuant to Hedging Obligations with respect to Interest Rate Agreements;

(7)                   dividends accrued in respect of all Disqualified Stock of the Specified Person or Preferred Stock of a Restricted Subsidiary of the Specified Person held by Persons other than the Specified Person or a Restricted Subsidiary of the Specified Person (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Specified Person); provided, however, that such dividends shall be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Specified Person in good faith);

(8)                   interest incurred in connection with Investments in discontinued operations;

(9)                   interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Specified Person or any Restricted Subsidiary of the Specified Person; and

(10)            the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Specified Person) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, with respect to any Person (the “Specified Person”) for any period, the net income of the Specified Person and its consolidated Subsidiaries (other than non-controlling interests); provided, however, that there shall not be included in such Consolidated Net Income:

(1)                   any net income of any Person (other than the Specified Person) if such Person is not a Restricted Subsidiary of the Specified Person, except that:

(A)                               subject to the exclusions contained in clauses (4) and (6) below, the Specified Person’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Specified Person or a Restricted Subsidiary of the Specified Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)                               the Specified Person’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)                   any net income of any Restricted Subsidiary of the Specified Person if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary (other than any such restriction that is permitted pursuant to Section 3.6 hereof), directly or indirectly, to the Specified Person, except that:

(A)                               subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Specified Person or another Restricted Subsidiary of the Specified Person as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary of the Specified Person, to the limitation contained in this clause); and

(B)                               the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)                   any gain (or loss) realized upon the sale or other disposition of any assets of the Specified Person, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)                   extraordinary gains or losses;

(5)                   the cumulative effect of a change in accounting principles;

(6)                   any non-recurring fees, charges or other expenses (including bonus and retention payments and severance expenses) directly related to (x) the Transactions and (y) any acquisitions, divestitures or similar transactions entered into after the Issue Date (including, without limitation, the Arctic Acquisition);

(7)                   fees, expenses and amounts paid in defense of, or to discharge judgments, pursuant to settlements or as fines or penalties arising from or related to, lawsuits, governmental proceedings or regulatory actions or investigations in connection with the pending Department of Justice investigation of Parent and its subsidiaries;

(8)                   the amount of any write-off of deferred financing costs or of debt issuance costs and the amount of charges related to any premium paid in connection with repurchasing Indebtedness, in each case as a result of the Transactions; and

(9)                   any income, gains, losses, expenses, charges or other items resulting from cancellation of Indebtedness, fresh-start accounting and any restructuring costs incurred in connection with a bankruptcy, Canada’s Companies’ Creditors Arrangement Act (“CCAA”) or like proceeding, including the 2012 Restructuring and the U.S. bankruptcy and CCAA proceedings of Arctic (following the acquisition of Arctic, if applicable), including professional fees and expenses.

Notwithstanding the foregoing, for the purposes of Section 3.4 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Specified Person or any of its Restricted Subsidiaries to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted pursuant to clause (a)(iii)(D) thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Company or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means the [Exit Credit Facility Agreement] executed by Company on or after the Emergence Date as such agreement may be amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time, including any additional financing facility agreement and any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of holder) or upon the happening of any event:  (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise; (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or (3) is mandatorily redeemable or must be purchased upon the occurrence of any event, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)                   the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under Sections 3.7 and 3.9 hereof; and

(2)                   any such requirement only becomes operative after compliance with such terms applicable to the Notes including the purchase of any Notes tendered pursuant thereto.

“EBITDA” with respect to any Person (the “Specified Person”) for any period means the sum of Consolidated Net Income of the Specified Person, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)                   all income tax expense of the Specified Person and its consolidated Restricted Subsidiaries;

(2)                   Consolidated Interest Expense;

(3)                   depreciation and amortization expense of the Specified Person and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4)                   unrealized non-cash gains or losses or non-cash charges in respect of Hedging Obligations required to be taken under GAAP;

(5)                   unrealized foreign currency translation gains or losses;

(6)                   the amount of expenses reimbursed and other payments pursuant to the Advisory Agreement, paid in such period to the extent otherwise permitted under Section 3.8; and

(7)                   all other non-cash charges (including any goodwill impairment charges) of the Specified Person and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period.  Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Specified Person shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income in accordance with the definition of Consolidated Net Income.

“Emergence Date” means the Effective Date (as defined in the Plan).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued in the Exchange Offer pursuant to Section 2.6(i) hereof in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Property” shall have the meaning set forth in Section 2.1 of the Security Agreement.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by management of the Company or by the Board of Directors of the Company or a duly authorized committee thereof. Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

“First Lien Intercreditor Agreement” means, that certain Intercreditor Agreement, dated as of the Issue Date, among the Trustee, the Collateral Agent and the collateral agent under the Credit Agreement.

“First Lien Leverage Ratio” means at the date of calculation, the ratio of (a) all Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on any assets of the Company and its Restricted Subsidiaries (other than Junior Lien Obligations) on such date on a consolidated basis in accordance with GAAP to (b) EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to such date of determination for which internal financial statements are available.  For purposes of making the computation referred to above, EBITDA shall be calculated on a pro forma basis in accordance with the definition of “Consolidated Coverage Ratio.”

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)                   the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)                   statements and pronouncements of the Financial Accounting Standards Board;

(3)                   such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)                   the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Note Legend” means the legend set forth in Section 2.1(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.1 or 2.6 hereof.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)                   entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each of Parent and the Subsidiary Guarantors.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, Commodity Agreement or derivative contract entered into to hedge weather exposure.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary of the Company. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 3.3 hereof:

(1)                   amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)                   the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)                   the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(4)                   unrealized losses or charges in respect of Hedging Obligations shall be deemed not to be the Incurrences of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                   the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)                   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)                   all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)                   all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)                   the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or any Preferred Stock of a Subsidiary of such Person, with the amount of Indebtedness represented by such Disqualified Stock or Preferred Stock, as applicable, being equal to the greatest of (A) its voluntary liquidation preference, (B) its involuntary liquidation preference and (C) its maximum fixed repurchase price, but excluding, in each case, accrued and unpaid dividends, if any;

(6)                   all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)                   all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)                   to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of the Company of any business, the term “Indebtedness” shall exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

The amount of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock or Preferred Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock or Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock or Preferred Stock as reflected on the most recent financial statements of such Person.

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $300,000,000 in aggregate principal amount of 11.25% Senior Secured Notes due 2015 of the Company issued under this Indenture on the Issue Date.

“Initial Purchasers” means, with respect to the Initial Notes, J.P. Morgan Securities Inc., Broadpoint Capital, Inc., Wells Fargo Securities, LLC and Oppenheimer & Co. Inc.

“Interest Payment Date” means March 15 and September 15 of each year, commencing, in the case of the Initial Notes, on September 15, 2010 and ending at the Stated Maturity of the Notes.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 3.4:

(1)                                 “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)                                 any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Agreement” means the investment agreement between certain of the CB Sponsors and the Company and/or Parent as in effect on the Emergence Date.

“Issue Date” means March 15, 2010, the date on which the Initial Notes are originally issued.

“Junior Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, among the Trustee, the Collateral Agent, the collateral agent under the Credit Agreement and the trustee and collateral agent with respect to the Second Lien Notes and the trustee and collateral agent with respect to any other Junior Lien Obligations.

“Junior Lien Obligations” means (i) any Indebtedness Incurred pursuant to Section 3.3(b)(xv) hereof and any Refinancing Indebtedness in respect thereof, in each case, which is by its terms intended to be secured by the Collateral on a basis junior to the Liens securing the Notes and (ii) other Indebtedness permitted to be incurred under Section 3.3 hereof and under the Credit Agreement which is by its terms intended to be secured by the Collateral on a basis junior to the Liens securing the Notes; provided such Lien is permitted to be incurred under this Indenture and the Credit Agreement and, in the case of clause (ii) only, such Indebtedness (other than Indebtedness Incurred to finance the Arctic Acquisition) has a Stated Maturity after the Stated Maturity of the Notes.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Material Real Property” means owned real properties owned by Parent, the Company and the Subsidiary Guarantors with a cost or book value (whichever is greater) in excess of $1.5 million; provided, any owned real property acquired in connection with the Arctic Acquisition shall not be a Material Real Property unless it shall have a cost or book value (whichever is greater) in excess of $2.5 million.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or other document, creating and evidencing a Lien on Mortgaged Property, which shall be substantially in the form of Exhibit D, in each case, with such schedules and including such provisions as shall be necessary to conform such documents to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means (i) each real property designated as “Mortgaged Property” on Annex A to Schedule 2 to each of the Purchase Agreements and (ii) each real property encumbered by a Mortgage delivered after the Issue Date, if any, pursuant to Sections 3.15 and 11.2.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (2) all payments made on any Indebtedness (other than Pari Passu Lien Indebtedness and Junior Lien Obligations) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries of the Company as a result of such Asset Disposition, (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition and (5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in escrow that are released to the Company or any Restricted Subsidiary of the Company.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Securitization Entity Indebtedness” has the meaning set forth in the definition of “Securitization Entity.”

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes, the Exchange Notes and any Additional Notes, treated as a single class of securities.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes First Lien Percentage” means, at any time for purposes of Section 3.7, a fraction (expressed as a percentage), the numerator of which is the outstanding principal amount of the Notes at such time and the denominator of which is the outstanding principal amount of all outstanding Pari Passu Lien Indebtedness (including the Notes) at such time requiring a prepayment from a specified Asset Disposition.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including in respect of letters of credit), and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Memorandum” means the confidential Offering Memorandum dated February 26, 2010, as supplemented by that certain offering memorandum supplement dated March 3, 2010, used in connection with the offering of the Initial Notes issued on the Issue Date.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent” means Reddy Ice Holdings, Inc., a Delaware corporation.

“Parent Board” means the Board of Directors of Parent or any committee thereof duly authorized to act on behalf of such Board.

“Parent Guaranty” means the Guarantee by Parent of the Company’s obligations with respect to the Notes and this Indenture.

“Pari Passu Lien Indebtedness” means (i) the Notes and (ii) Additional Pari Passu Lien Indebtedness.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Holder” means, at any time, (1) Centerbridge Partners, L.P. and any of its Affiliates (collectively, the “CB Sponsors”) and (2) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 13(d)(2) of the Exchange Act, or any successor provision) with any CB Sponsors, provided that the CB Sponsors own a majority of the voting power of such group. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made and completed in accordance with this Indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary of the Company in:

(1)                                 the Company, a Restricted Subsidiary of the Company or a Person that shall, upon the making of such Investment, become a Restricted Subsidiary of the Company; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)                                 another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company; provided, however, that such Person’s primary business is a Related Business;

(3)                                 cash and Temporary Cash Investments;

(4)                                 receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)                                 payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                 loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)                                 stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary of the Company or in satisfaction of judgments;

(8)                                 any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 3.7 or (ii) a disposition of any assets not constituting an Asset Disposition;

(9)                                 any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the acquisition of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary in a transaction otherwise permitted hereunder to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(10)                          any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)                          any Person to the extent such Investments consist of Hedging Obligations otherwise permitted pursuant to Section 3.3 hereof;

(12)                          any Person existing on the Emergence Date, and any extension, modification or renewal of any such Investments existing on the Emergence Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Emergence Date);

(13)                          Investments by the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction which Investments consist of the transfer of receivables, equipment and related assets; provided, however, that any Investment in a Securitization Entity is in the form of (a) a Purchase Money Note, (b) an equity interest, (c) obligations of the

Securitization Entity to pay the purchase price for assets transferred to it or (d) interests in either (x) equipment owned by the Company or a Restricted Subsidiary of the Company or (y) accounts receivable generated by the Company or a Restricted Subsidiary of the Company and, in each case, transferred to such Securitization Entity or other Person in connection with a Qualified Securitization Transaction; and

(14)                          Persons to the extent such Investments, when taken together with all other Investments made after the Emergence Date pursuant to this clause (14) outstanding on the date such Investment is made, do not exceed $25.0 million; provided that no Investments made pursuant to this clause (14) may be used to directly or indirectly purchase, repurchase, redeem, defease or otherwise acquire or retire for value (x) any Indebtedness or equity of any Affiliate of the Company or (y) any (i) Subordinated Obligations, (ii) unsecured Indebtedness of the Company or a Restricted Subsidiary or (iii) Junior Lien Obligations.

“Permitted Liens” means, with respect to any Person:

(1)                                 pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)                                 Liens in favor of carriers, warehousemen, mechanics, suppliers, repairmen, materialmen and landlords and other similar Liens imposed by law, in each case for sums not overdue or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to the depository institution;

(3)                                 Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)                                 Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)                                 minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)                                 Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)                                 (i) Liens on the Collateral securing Indebtedness Incurred pursuant to Section 3.3(b)(iv), (ii) Liens on the Collateral securing Indebtedness (including Additional Pari Passu Lien Indebtedness) Incurred pursuant to Section 3.3(b)(xvii), (iii) other Liens on the Collateral securing Additional Pari Passu Lien Indebtedness and (iv) Liens on the Collateral securing Refinancing Indebtedness in respect of any of the foregoing; provided, solely in the case of clause (iii) or (to the extent the relevant Refinancing Indebtedness is Refinancing Junior Lien Obligations or unsecured Indebtedness and such Refinancing Indebtedness will be Additional Pari Passu Lien Indebtedness) clause (iv), that the First Lien Leverage Ratio, after giving effect to the incurrence of such Additional Pari Passu Lien Indebtedness and Liens, shall not exceed 3.50 to 1.0; provided further that, in the case of each of clauses (ii), (iii) and (iv), an authorized representative of the holders of such Indebtedness shall have executed a joinder to the First Lien Intercreditor Agreement in the form provided therein;

(8)                                 Liens existing on the Emergence Date other than Liens securing the Notes and the Priority Payment Lien Obligations;

(9)                                 Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof);

(10)                          Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto or proceeds or distributions thereof);

(11)                          Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12)                          Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(13)                          Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)                               such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)                               the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14)                          Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be Incurred under this Indenture; provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(15)                          Liens securing Priority Payment Lien Obligations; provided that an authorized representative of the holders of such Indebtedness shall be party to a joinder to the First Lien Intercreditor Agreement;

(16)                          Liens on the Collateral securing Junior Lien Obligations; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Junior Lien Intercreditor Agreement in the form provided therein;

(17)                          Liens on cash securing reimbursement obligations under letters of credit in aggregate amount not to exceed (x) $15.0 million prior to the Arctic Acquisition or (y) $25.0 million following the Arctic Acquisition;

(18)                          Liens securing Hedging Obligations otherwise permitted to be Incurred under this Indenture in an aggregate amount not to exceed (x) $7.5 million prior to the Arctic Acquisition or (y) $15.0 million following the Arctic Acquisition; and

(19)                          other Liens not to exceed $10.0 million outstanding at any time.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Payments to Parent” means the declaration and payment of dividends by the Company to, or the making of loans to, Parent in amounts required for Parent to pay, in each case, without duplication, interest and principal on Parent’s Indebtedness or other payment obligations Incurred in connection with the Plan (in an amount not to exceed the amount of Parent’s Indebtedness immediately prior to the Emergence Date) and to pay expenses and any other payments owed by the Company, Parent and any of its Restricted Subsidiaries pursuant to the Advisory Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means that certain Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation, dated as of April 11, 2012, as amended and supplemented, as confirmed by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, on [May 18], 2012, including the agreements and documents contemplated by or entered into in connection with Plan.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of such Note, plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Priority Payment Lien Obligations” means any Indebtedness Incurred pursuant to Section 3.3(b)(i); provided that Hedging Obligations Incurred under such Section 3.3(b)(i) and secured pursuant to clause (18) of the definition of “Permitted Liens” that are cash collateralized shall not constitute Priority Payment Lien Obligations.

“Private Placement Legend” means the legend set forth in Section 2.1(c) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Public Equity Offering” means an underwritten public offering of common stock of the Company or Parent (so long as Parent makes a capital contribution to the Company with the net proceeds thereof) pursuant to an effective registration statement under the Securities Act.

“Purchase Agreements” means the Purchase Agreement, dated February 26, 2010 and the Purchase Agreement, dated March 3, 2010, among the Company, Parent and the Initial Purchasers.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company or Parent (to the extent the net proceeds are contributed to the Company).

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity, in the case of a transfer by the Company or any of its Subsidiaries, and (2) any other Person, in the case of a transfer by a Securitization Entity, or may grant a security interest in, any accounts receivable or equipment, whether now existing or arising or acquired in the future, of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets, including contract rights, that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

“Record Date” for the interest payable on any applicable Interest Payment Date means March 1 and September 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary of the Company existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)                                 such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)                                 such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)                                 such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)                                 if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company, (B) Indebtedness of the Company or a Restricted Subsidiary of the Company that Refinances Indebtedness of an Unrestricted Subsidiary or (C) Indebtedness under any Credit Agreement.

“Registration Rights Agreement” means (1) in the case of the Initial Notes, the registration rights agreement dated the Issue Date, among Parent, the Company and the Initial Purchasers, entered into in connection with the Initial Notes and (2) in the case of any Additional Notes, any registration rights agreement with respect to such Additional Notes entered into in connection with the initial issuance thereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Related Business” means any business in which the Company or any of its Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company or any of its Subsidiaries was engaged on the Issue Date or any reasonable extension, development or expansion of the business of the Company or its Restricted Subsidiaries.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Payment” with respect to any Person means:

(1)                                 the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary of the Company and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)                                 the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary of the Company) or of any Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary of the Company), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)                                 other than the payment of principal at Stated Maturity, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any (i) Subordinated Obligations, (ii) unsecured Indebtedness or (iii) Junior Lien Obligations, in each case of the Company (other than from the Company or a Restricted Subsidiary of the Company); and

(4)                                 the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary of the Company whereby the Company or a Restricted Subsidiary of the Company transfers such property to a Person and the Company or a Restricted Subsidiary of the Company leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Notes” means those notes issued by the Company on the Issue Date or any subsequent settlement thereafter in the Parent Exchange Offer (as defined below in the definition of “Transactions”) and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, which notes were cancelled pursuant to the Plan.

“Secured Parties” means (i) the Noteholders, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Entity” means a wholly owned Subsidiary of the Company (or a wholly owned Subsidiary of another Person in which the Company or any Subsidiary of the Company makes an Investment and in which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

(1)                                 no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)                                 is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)                                 is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(c)                                  subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings

(such Indebtedness described in this clause (1), “Non-Recourse Securitization Entity Indebtedness”);

(2)                                 with which neither the Company nor any Restricted Subsidiary of the Company (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

(3)                                 to which neither the Company nor any Restricted Subsidiary of the Company (other than such Securitization Entity) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions and was permitted by this Indenture.

“Security Agreement” means the First Lien Notes Pledge and Security Agreement dated March 15, 2010, among the Company, Parent, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company that are reasonably customary in an accounts receivable or equipment securitization transaction, including servicing of the obligations thereunder.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)                                 such Person;

(2)                                 such Person and one or more Subsidiaries of such Person; or

(3)                                 one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that after the Issue Date guarantees the Notes pursuant to the terms of this Indenture or required by Section 3.11, in each case, unless and until released from such guarantees in accordance with the terms of this Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes and this Indenture.

“Tax Sharing Arrangement” means any tax sharing agreement or arrangement between the Company and any other Person with which the Company is required to, or is permitted to,

file a consolidated, combined or unitary tax return or with which the Company is or could be part of a consolidated group for tax purposes.

“Temporary Cash Investments” means any of the following:

(1)         any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)         investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)         repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)         investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group;

(5)         investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.; and

(6)         investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“TIA” means the Trust Indenture Act of 1939 as in effect on the Issue Date, except as provided in Section 9.6 hereof.

“Transactions” means the (i) offering and sale of the Initial Notes and the application of the proceeds to refinance certain existing Indebtedness of the Company and Parent, (ii) the entering into the Credit Agreement and repayment and termination of the Company’s existing credit agreement, (iii) the exchange offer and consent solicitation relating to Parent’s existing 10½% Senior Discount Notes due 2012 for the Second Lien Notes (the “Parent Exchange

Offer”), (iv) the transactions contemplated by the Plan and (v) the transactions contemplated by the Investment Agreement.

“Treasury Rate” means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2013; provided, however, that if the period from the Redemption Date to March 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)         any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)         any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary;

provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted pursuant to Section 3.4 hereof.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness pursuant to Section 3.3(a) hereof and (B) no Default shall have occurred and be continuing.  Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described pursuant to Section 3.3 hereof, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount shall be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” of a Person means a Restricted Subsidiary of such Person all the Capital Stock of which (other than directors’ qualifying shares) is owned by such Person or one or more other Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Defined in
Term	Section
“Actual Knowledge”	7.2(g)
“Additional Notes”	2.2
“Affiliate Transaction”	3.8(a)
“Agent Member”	2.1(c)
“Asset Disposition Offer”	3.7(c)
“Asset Disposition Offer Amount”	3.7(d)
“Asset Disposition Offer Period”	3.7(d)
“Asset Disposition Purchase Date”	3.7(d)
“Bankruptcy Law”	6.1
“Change of Control Offer”	3.9(b)
“covenant defeasance option”	8.1(b)
“cross acceleration period”	6.1(a)(vi)
“Custodian”	6.1
“Defaulted Interest”	2.12
“defeasance trust”	8.2(i)
“DTC”	2.1(b)
“Event of Default”	6.1(a)
“Excess Proceeds”	3.7(c))
“Guarantor Obligations”	10.1
“Initial Lien”	3.5
“judgment default provision”	6.1(a)(ix)
“legal defeasance option”	8.1(b)
“Notice of Default”	6.1
“Paying Agent”	2.3
“Redemption Date”	5.4
“Registrar”	2.3
“Special Interest Payment Date”	2.12(a)
“Special Record Date”	2.12(a)
“Successor Company”	4.1(a)(i)
“Unutilized Excess Proceeds”	3.7(c)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g)                                  references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)                                 unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)                                     the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j)                                    any requirement to pay interest on the Notes shall include all additional interest required pursuant to the Registration Rights Agreement or Section 6.1.

SECTION 1.4. Incorporation by Reference of Trust Indenture Act.  Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part hereof.

The following TIA term used in this Indenture has the following meanings:

“obligor” on the Notes means each of the Company and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by reference to another statute or defined by the SEC rule under the TIA have the meanings so assigned to them.

ARTICLE II

THE NOTES

SECTION 2.1. Form and Dating.

(a)                                 The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Company, and required by law, stock exchange rule, agreements to which the Company is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)                                 The Notes shall initially be issued in the form of one or more Global Notes and The Depository Trust Company (“DTC”), its nominees, and their respective successors, shall act as the Depositary with respect thereto. Each Global Note (i) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or held by the Trustee as custodian for the Depositary pursuant to such Depositary’s instructions, and (iii) shall bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY.  THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(c)                                  Except as permitted by Section 2.6(g), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR IN THE CASE OF RULE 144A NOTES AND 40 DAYS IN THE CASE OF REGULATION S NOTES AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A

REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND SHALL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the global Note for all purposes whatsoever, including but not limited to notices and payments. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. Any notice to be delivered to DTC (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee in accordance with applicable procedures of DTC.

SECTION 2.2. Form of Execution and Authentication. An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $300,000,000, (ii) pursuant to the Exchange Offer, Exchange Notes from time to time for issue only in exchange for a like principal amount of Initial Notes and (iii) subject to compliance with Sections 3.3 and 3.5, one or more series of Notes (“Additional Notes”) for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A ) in an unlimited amount (and if issued with a Private Placement Legend, the same principal amount of Exchange Notes in exchange therefor upon consummation of an Exchange Offer for such Additional Notes), in each case upon written order of the Company in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Sections 3.3 and 3.5, together with an enforceability opinion that contains customary exceptions. In addition, each such Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes, Exchange Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary or its nominee and (iii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or any Affiliate of the Company.

SECTION 2.3. Registrar and Paying Agent. The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note. The Company shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture. The Company may act as Paying Agent, Registrar or co-registrar. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions hereof that relate to such Agent. The Company shall notify the Trustee in writing of the name and address of any such Agent.  If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.11.

The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the

Trustee in writing of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee.  If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent.

SECTION 2.5. Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes, including the aggregate principal amount of the Notes held by each thereof, and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6. Transfer and Exchange.

(a)                                 Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes shall be exchanged by the Company for Definitive Notes, subject to any applicable laws, only if (i) the Company delivers to the Trustee notice from the Depositary that (A) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or (B) the Depositary is no longer a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor Depositary after the date of such notice from the Depositary, (ii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes or (iii) if the Company notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes. In any such case, the Company shall notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes shall be issued to each Person that such Participants, Indirect Participants and DTC jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6. However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (i) below.

(b)                                 Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i)                                     Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser) unless permitted by applicable law and made in compliance with Sections 2.6(b)(ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i) unless specifically stated above.

(ii)                                  All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon consummation of an Exchange Offer by the Company in accordance with Section 2.6(i) below, the requirements of this Section 2.6(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the holder of such beneficial interests in the Restricted Global Notes (or delivered in accordance with Applicable Procedures). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(m) below.

(iii)                               Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global

Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A)                               if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)                               if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)                              Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above, and

(A)                               such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                               such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                               such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                 if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(z)                                  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)                                  Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i)                                     Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A)                               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)                               if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                               if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; and

(D)                               if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(m) below, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)                            Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes.  Subject to Section 2.6(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)                               such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                               such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                               such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                 if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(z)                                  if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof,

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)        Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(m) below, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall not bear the Private Placement Legend.

(d)                                 Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)                                     Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)                               if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)                               if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(C)                               if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii)                            Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)                               such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                               such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                               such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                 if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(z)                                  if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)                               Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to Section 2.6(d)(ii)(B), (d)(ii)(D) or (d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e)                                  Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(f)                                   Transfer of Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)                               if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                               if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                               if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Registrar so requests, a certification or Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act.

(g)                                  Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if

(A)                               such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an “affiliate” (as defined in Rule 144) of the Company;

(B)                               any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                               any such transfer is effected by a Broker-Dealer pursuant to an Exchange Offer Registration Statement and such Broker-Dealer complies with the terms of the Registration Rights Agreement; or

(D)                               the Registrar receives the following:

(y)                                 if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(z)                                  if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(h)                                 Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(i)                                     Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that make the certifications in the applicable Letters of Transmittal required by Section 2(a) of the Registration Rights Agreement, and accepted for exchange in an Exchange Offer and (ii) subject to Section 2.6(a) Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in an Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amounts.

(j)                                    Reserved.

(k)                                 Private Placement Legend.

(A)                               Except as permitted by subparagraph (B) below, each Global Note (other than an Unrestricted Global Note) and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(B)                               Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(l)                                     Global Note Legend. Each Global Note shall bear the Global Note Legend.

(m)                             Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(n)                                 General Provisions Relating to Transfers and Exchanges.

(i)                                     To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii)                                  No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.7, 3.9 and 5.7 ).

(iii)                               The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

(iv)                              All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)                                 The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi)                              Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)                           The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii)                        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)                              The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this

Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x)                                 Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.7. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. The Holder must supply indemnity or security sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Company.

SECTION 2.8. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because the Company, a Subsidiary of the Company or an Affiliate of the Company holds the Note.

SECTION 2.9. Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent (including any direction, waiver or consent with respect to the exercise of remedies under the Collateral Documents and/or rights and obligations in respect of the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement), Notes owned by the Company, any Subsidiary of the Company or any Affiliate of the Company shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows to be so owned shall be so considered.  Notwithstanding the foregoing, Notes that are to be acquired by the Company, any Subsidiary of the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Company, a Subsidiary of the Company or an Affiliate of the Company until legal title to such Notes passes to the Company, such Subsidiary or such Affiliate, as the case may be.

SECTION 2.10. Temporary Notes.  Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company and the Trustee consider appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of the written order of the Company signed by two Officers of the Company, shall authenticate Definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11. Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act), unless the Company directs copies of canceled Notes to be returned to it. The Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a)                                 The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice unless a shorter period shall be acceptable to the Trustee) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b)                                 The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Notwithstanding the foregoing, if any such Interest Payment Date (other than an Interest Payment Date at maturity) would otherwise be a day that is not a Business Day, then the Interest Payment Date shall be postponed to the next succeeding Business Day (except if that Business Day falls in the next succeeding calendar month, then interest shall be paid on the immediately preceding Business Day). If the maturity date of the Notes is a day that is not a Business Day, all payments to be made on such day shall be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date. In either of such cases, no additional interest shall be payable as a result of such delay in payment.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use). The Trustee shall not be responsible for the use of CUSIP numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders. The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

SECTION 2.14. Reserved.

SECTION 2.15. Reserved.

ARTICLE III

COVENANTS

SECTION 3.1. Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2. Reports.  Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and to the Holders:

(a)                                 all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (in each case without exhibits) if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries, on a consolidated basis, and, with respect to the annual information only, a report (excluding a report on internal controls) thereon by the Company’s certified independent accountants, (x) within 95 days after the end of each fiscal year, in the case of annual financial information and (y) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, in the case of quarterly financial information; and

(b)                                 all current reports that would be required to be filed with the SEC on Form 8-K pursuant to Items 1.01, 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 3.03, 4.01, 4.02, 5.01, 5.02 and 5.03 thereof if the Company were required to file such reports, in each case, within the time periods required for filing such forms and reports as specified in the SEC’s rules and regulations; provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders of Notes or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

provided, however, that so long as Parent is a Guarantor of the Notes, the reports, information and other documents required to be furnished as described in this Section 3.2 may, at the Company’s option, be furnished by and be those of Parent rather than the Company.

Notwithstanding the foregoing, all such reports furnished pursuant to clauses (a) and (b) of the prior sentence shall not be required to comply with Section 302 or Section 404 of the Sarbanes Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 402 of Regulation S-K and (B) will not be required to contain the separate financial information for Guarantors or Subsidiaries whose securities are pledged to secure the Notes contemplated by Rule 3-16 of Regulation S-X promulgated by the SEC. At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either taken together or individually, would constitute a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, then the quarterly and annual reports required by this Section 3.2 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c)                                  The Company will (a) distribute such information and such reports electronically to the Trustee, and (b) make them available, upon request, to any Holder and to any beneficial owner of the Notes by posting such information and reports on IntraLinks or a comparable password protected online data system, which will require a confidentiality acknowledgment, and will make such information and reports readily available to any prospective investor, any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential or (ii) accesses such information on IntraLinks or such comparable password protected online data system, which will require a confidentiality acknowledgment; provided that if such information is to be provided by means of IntraLinks or a comparable password protected online data system, then the Company shall post such information thereon and make readily available any password or other login information to any such prospective investor, securities analyst or market maker.

(d)                                 The Company agrees that, for so long as any Notes remain outstanding, it shall use commercially reasonable efforts to hold and participate in quarterly conference calls with Holders of Notes, beneficial owners of the Notes and securities analysts to discuss such financial information no later than ten business days after distribution of such financial information.

(e)                                  In addition, the Company shall furnish to the Holders of the Notes and to prospective investors, upon requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

SECTION 3.3. Limitation on Indebtedness.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors shall be entitled to Incur Indebtedness (including Indebtedness Incurred under a Credit Agreement) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio of the Company exceeds 2 to 1.

(b)                                 Notwithstanding the provisions of Section 3.3(a), the Company and its Restricted Subsidiaries shall be entitled to Incur any or all of the following Indebtedness:

(i)                                     (x) Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (i) and clause (xiv) of this Section 3.3(b) and then outstanding does not exceed (a) prior to the Arctic Acquisition, $50.0 million or (b) following the Arctic Acquisition, $90.0 million; provided that the average daily amount drawn under the Credit Agreement over the last 90 days of each calendar year shall not exceed $70.0 million, in each case, less the aggregate sum of all principal payments actually made from time to time following the Emergence Date with respect to such Indebtedness pursuant to a prepayment of Indebtedness and permanent reduction in the commitments under the Credit Agreement pursuant to Section 3.7, and (y) Indebtedness represented by Hedging Obligations entered into in the ordinary course of business with Persons who were lenders under the Credit Agreement or their Affiliates at the time such Hedging Obligations were entered into and Cash Management Obligations;

(ii)                                  Indebtedness Incurred by the Company or any Subsidiary Guarantor representing reimbursement obligations in respect of letters of credit in an aggregate principal amount outstanding not to exceed (a) $15.0 million prior to the Arctic Acquisition or (b) $25.0 million following the Arctic Acquisition;

(iii)                               Indebtedness owed to and held by the Company, Parent or any of the Company’s Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

(iv)                              the Notes and the Exchange Notes in an aggregate principal amount up to $300 million (less any amount required to be cancelled or required to be exchanged for Capital Stock pursuant to the terms of the Plan or the Investment Agreement) and any Refinancing Indebtedness Incurred to Refinance the Notes or the Exchange Notes and all Subsidiary Guarantees thereof;

(v)                                 Indebtedness of the Company and its Subsidiaries outstanding on the Emergence Date (other than Indebtedness described in clause (i), (ii), (iii) or (iv));

(vi)                              Indebtedness of a Restricted Subsidiary of the Company Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company or a Restricted Subsidiary of the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary of the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (x) the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.3(a); or (y) the Consolidated Coverage Ratio would be equal to or greater than the Consolidated Coverage Ratio immediately prior to such acquisition;

(vii)                           Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clause (iv), (v), (vi), (xv), (xvii) or this clause (vii); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (vi), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(viii)                        Hedging Obligations entered into in the ordinary course of business to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to the interest rate, currency, commodity or weather exposure of the Company or any Restricted Subsidiary of the Company and not for speculative purposes;

(ix)                              (x) obligations in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid or appeal bonds, completion guarantees and payment obligations in connection with self-insurance or similar obligations provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business and (y) obligations owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or any Restricted Subsidiary of the Company pursuant to reimbursement or indemnification obligations to such Person, in each case, Incurred in the ordinary course of business;

(x)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xi)                              Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clause (i), (ii), (iii), (iv), (v), (viii), (ix), (x), (xv) or pursuant to clause (vii) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to Section 3.3(a) or pursuant to clause (iv) or (v);

(xii)                           Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days of such purchase, lease or improvement, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (xii) and then outstanding, does not exceed (a) $10.0 million prior to the Arctic Acquisition or (b) $25.0 million following the Arctic Acquisition;

(xiii)                        Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (xiii) and then outstanding, does not exceed (a) $5.0 million prior to the Arctic Acquisition or (b) $15.0 million following the Arctic Acquisition;

(xiv)                       Non-Recourse Securitization Entity Indebtedness Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that at the time of such Incurrence, the Company or any Restricted Subsidiary of the Company would have been able to Incur the same amount of Indebtedness pursuant to clause (i) above;

(xv)                          Indebtedness Incurred by the Company, the proceeds of which are used to repay, refinance, repurchase, redeem, defease or retire (substantially concurrently with such Incurrence), or which is issued in exchange for, Parent’s Indebtedness Incurred pursuant to the Plan in an amount not to exceed the aggregate principal amount of such Indebtedness repaid, refinanced, repurchased, redeemed, defeased, retired or exchanged, as applicable, plus any fees, expenses or premiums associated therewith;

(xvi)                       Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (i) through (xv) above or Section 3.3(a)), including any Refinancing Indebtedness Incurred to Refinance such Indebtedness, does not exceed (a) $25.0 million prior to the Arctic Acquisition or (b) $35.0 million following the Arctic Acquisition; and

(xvii)                    Additional Pari Passu Lien Indebtedness, Additional Notes, Junior Lien Obligations or unsecured Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the Arctic Acquisition and any Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided, the aggregate principal amount of Additional Pari Passu Lien Indebtedness and Additional Notes (and any Refinancing Indebtedness in respect thereof) incurred pursuant to this subsection (xvii) does not exceed the lesser of (a) $175.0 million and (b) an aggregate principal amount such that the First Lien Leverage Ratio does not exceed 6.0 to 1.0 after giving effect to the incurrence of such Indebtedness (it being understood that for purposes of the calculation of the First Lien Leverage Ratio under this subsection (xvii), if since the beginning of the applicable period the applicable Specified Person or any of its Restricted Subsidiaries (by merger or otherwise) shall have exercised an option or otherwise bought out, or purchased equipment that was subject to an operating lease to which the Specified Person or any of its Restricted Subsidiaries (by merger or otherwise) was party as lessee, EBITDA and the First Lien Leverage Ratio for such period shall be calculated after giving pro forma effect to the termination of such lease as if such termination had occurred on the first day of the period; provided however that the amount added to such EBITDA calculation as a result of such actions shall not exceed $10.0 million).

(c)                                  Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor shall be entitled to incur any Indebtedness pursuant to Section 3.3(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d)                                 For purposes of determining compliance with this Section 3.3:

(i)                                     in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in Section 3.3(b) or could be incurred pursuant to Section 3.3(a), the Company, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in Section 3.3(a) or 3.3(b);

(ii)                                  the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(iii)                               following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in Section 3.3(b) above (other than pursuant to Section 3.3(b)(i) or 3.3(b)(iv) above) may later be reclassified by the Company such that it shall be deemed as having been Incurred pursuant to Section 3.3(a) or another clause in Section 3.3(b)  above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new paragraph or clause at the time of such reclassification.

(e)                                  For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement.  The principal amount of any Refinancing Indebtedness being Refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is Incurred.

SECTION 3.4. Limitation on Restricted Payments.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)                                     a Default shall have occurred and be continuing (or would result therefrom);

(ii)                                  after giving effect to such Restricted Payment, on a pro forma basis, the First Lien Leverage Ratio would exceed 4.0 to 1.0; or

(iii)                               the aggregate amount of such Restricted Payment and all other Restricted Payments since the Emergence Date would exceed the sum of (without duplication):

(A)                               50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the first full fiscal quarter immediately following the Emergence Date to the end of the Company’s most recently ended fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are then available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)                               100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Emergence Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Emergence Date (and in any event excluding any Net Cash Proceeds received by the Company from any transaction undertaken pursuant to the Plan or to fund the Arctic Acquisition); plus

(C)                               the amount by which Indebtedness of the Company or any of its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Emergence Date of any Indebtedness of the Company or any of its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any such Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), and provided further that the foregoing amount shall not include any amounts resulting from any transaction undertaken pursuant to the Plan or the Arctic Acquisition; plus

(D)                               an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any of its Restricted Subsidiaries, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary of the Company in such Person or Unrestricted Subsidiary, and provided further that the foregoing sum shall not include any amounts resulting from any transaction undertaken pursuant to the Plan or the Arctic Acquisition.

(b)                                 The provisions of Section 3.4(a) shall not prohibit:

(i)                                     any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) subsequent to April 1, 2010 or a substantially concurrent cash capital contribution received by the Company from its shareholders subsequent to April 1, 2010; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts pursuant to Section 3.4(a)(iii)(B);

(ii)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of (i) Subordinated Obligations, (ii) unsecured Indebtedness or (iii) Junior Lien Obligations, in each case, of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations, unsecured Indebtedness or Junior Lien Obligations, as the case may be, of such Person or any Subsidiary Guarantor which is permitted to be Incurred pursuant to Section 3.3; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(iii)                               dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(iv)                              so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries (or Restricted Payments to Parent in respect of the purchase, redemption or other acquisition or retirement for value of shares of Capital

Stock of Parent) from employees, former employees, directors or former directors of Parent, the Company or any of the Company’s Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent or the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that (i) the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in any one calendar year may be carried forward to any succeeding calendar year but that the aggregate amount of all Restricted Payments made pursuant to this clause (b)(4) shall not exceed $5.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(v)                                 declarations and payments of dividends on Disqualified Stock issued pursuant to Section 3.3; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(vi)                              repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(vii)                           payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted pursuant to Section 3.3(b)(ii); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(viii)                        dividends and other payments to Parent to be used by Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees) incurred by Parent in the ordinary course of its business and legal fees and expenses incurred in connation with the pending Department of Justice investigation of Parent and its subsidiaries and the defense of litigation related thereto; provided, however, that such dividends and other payments shall not exceed $1.0 million in any calendar year; provided further, however, that such dividends and other payments shall be excluded in the calculation of the amount of Restricted Payments;

(ix)                              any payment by the Company to Parent pursuant to any Tax Sharing Arrangement in effect as of the Issue Date, as such Tax Sharing Arrangement may be modified or amended from time to time; provided, however, that the amount of any such payment shall not exceed the amount of taxes that the Company would have been liable for on a stand alone basis on a consolidated tax return with its Subsidiaries; provided further, however, that such payment shall be excluded in the calculation of the amount of Restricted Payments;

(x)                                 in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations, unsecured Indebtedness or Junior Lien Obligations, in each case, of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such repurchase and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(xi)                              in the event of an Asset Disposition that requires the Company to offer to repurchase Notes pursuant to Section 3.7, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations, unsecured Indebtedness or Junior Lien Obligations, of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Notes pursuant to Section 3.7 and has repurchased all Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed the amount of Net Available Cash remaining after the Company has complied with the requirement to make an Asset Disposition Offer pursuant to Section 3.7(a); provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(xii)                           cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or Parent; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(xiii)                        dividends in an aggregate amount per annum not to exceed 6% of the aggregate Net Cash Proceeds received by the Company in connection with any Public Equity Offerings occurring after the Issue Date; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred or be continuing;

(xiv)                       Permitted Payments to Parent; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(xv)                          Restricted Payments made pursuant to the terms and conditions of the Plan or the Investment Agreement;

(xvi)                       the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value after the Emergence Date of up to $25 million aggregate principal amount of (i) unsecured Indebtedness or (ii) Junior Lien Obligations, in each case, of the Company or any Subsidiary Guarantor, so long as the First Lien Leverage Ratio after giving effect to such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value is less than or equal to 2.5 to 1.0 (which amount shall increase to $50 million for so long as the First Lien Leverage Ratio after giving effect to such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value is less than or equal to 2.0 to 1.0); and

(xvii)                    Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (xvi) following the Emergence Date, does not exceed $25.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

SECTION 3.5. Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of their respective properties (including Capital Stock), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens. Additionally, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur or suffer to exist any Lien (the “Initial Lien”) on any Excluded Property to secure any Priority Payment Lien Obligations or Pari Passu Lien Indebtedness (other than on cash collateral for (x) letters of credit in an amount not to exceed (a) $15.0 million prior to the Arctic Acquisition or (b) $25.0 million following the Arctic Acquisition and (y) Hedging Obligations entered into in the ordinary course of business in an aggregate amount not to exceed (a) $7.5 million, prior to the Arctic Acquisition or (b) $15.0 million following the Arctic Acquisition), unless the Company or such Restricted Subsidiary concurrently grants a Lien to the Collateral Agent to secure the Notes ranking pari passu with such Lien securing such Priority Payment Lien Obligations or Pari Passu Lien Indebtedness, as applicable; provided, however, that any such Lien on Excluded Property created to secure the Notes pursuant to this sentence shall provide by its terms that upon the release and discharge of the Initial Lien on such Excluded Property by the collateral agent for the Priority Payment Lien Obligations or Pari Passu Lien Indebtedness secured by such Initial Lien, the Lien on such Excluded Property securing the Notes shall be automatically and unconditionally released and discharged and the Company may take any action necessary to effectuate such release or discharge.

SECTION 3.6. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)                                 The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to

(i)                                     pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary of the Company or pay any Indebtedness owed to the Company;

(ii)                                  make any loans or advances to the Company; or

(iii)                               transfer any of its property or assets to the Company.

(b)                                 The restrictions in Section 3.6(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(i)                                     any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Emergence Date, including the Credit Agreement;

(ii)                                  any encumbrance or restriction contained in the terms of any Credit Agreement if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (ii) the Company determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction shall not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings or agreements (as determined by the Company in good faith);

(iii)                               any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iv)                              any encumbrance or restriction pursuant to an agreement effecting a Refinancing (in whole or in part) of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this Section 3.6(b) or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this Section 3.6(b) or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, taken as a whole, are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(v)                                 any encumbrance or restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or any assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(vi)                              any encumbrance or restriction existing under applicable law, rule, regulation or order;

(vii)                           restrictions on cash or other deposits or net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

(viii)                        protective Liens filed in connection with Sale/Leaseback Transactions permitted under this Indenture;

(ix)                              customary restrictions on the assignment or transfer of any property that is subject to a license or similar contract; and

(x)                                 any encumbrance or restriction existing under Non-Recourse Securitization Entity Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity;

(c)                                  The restrictions in Section 3.6(a)(iii) shall not prohibit encumbrances or restrictions existing under or by reason of:

(A)                               any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer or assignment of the lease or the property leased thereunder;

(B)                               any encumbrance or restriction contained in security agreements or other documentation governing secured Indebtedness of a Restricted Subsidiary of the Company to the extent such encumbrance or restriction restricts the transfer of the property securing such Indebtedness; and

(C)                               customary provisions restricting the disposition or distribution of assets or property to each holder of Capital Stock of a joint venture contained in any constitutional documents of such joint venture or any joint venture agreement, shareholders agreement or similar agreement which restriction is limited to the assets or property of such joint venture.

SECTION 3.7.  Limitation on Sales of Assets and Subsidiary Stock.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

(i)                                     the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition; and

(ii)                                  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that this clause (a)(ii) shall not apply to any Asset Disposition in exchange for assets of a similar nature and to be used by the Company or a Restricted Subsidiary of the Company in a Related Business, or a combination of such assets and cash or cash equivalents, in each case having a Fair Market Value comparable to the Fair Market Value of the assets disposed of by the Company or a Restricted Subsidiary of the Company.

(b)                                 Any Net Available Cash received by the Company or any Restricted Subsidiary from any Asset Disposition shall be applied at the Company’s election:

(w)                               in the case of any Asset Disposition by a Non-Guarantor Subsidiary, to repay Indebtedness of a Non-Guarantor Subsidiary,

(x)                                 to reinvest in or acquire assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person that is or becomes a Restricted Subsidiary of the Company or that would constitute a Permitted Investment under clause (1) of the definition thereof) used or useful in a Related Business; provided that to the extent the assets subject to such Asset Disposition were Collateral, such newly acquired assets shall also be Collateral; or

(y)                                 to repay or redeem Priority Payment Lien Obligations; provided that if the Priority Payment Lien Obligations so repaid, prepaid, purchased, redeemed or acquired, is under a revolving credit facility, the Company shall effect a permanent reduction in the availability thereunder in an amount equal to the aggregate principal amount of Priority Payment Lien Obligations under such revolving credit facility so repaid, prepaid, purchased, redeemed or acquired.

(c)                                  All Net Available Cash received following the Emergence Date that is not applied or invested (or committed pursuant to a written agreement to be applied or invested) as provided in subclause (w), (x) or (y) of the preceding paragraph within 365 days after receipt (or in the case of any amount committed to be so applied or reinvested, which are not actually so applied or reinvested within 180 days following such 365-day period) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall be required to make an offer (“Asset Disposition Offer”) to all Holders in an amount equal to the Notes First Lien Percentage (determined with respect to any Net Available Cash from any Asset Disposition included in such Excess Proceeds at the time of such Asset Disposition) of such Excess Proceeds to purchase the maximum principal amount of the Notes (on a pro rata basis) that may be purchased out of the Notes First Lien Percentage of such Excess Proceeds, at an offer price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and additional interest, if any, thereon to, but excluding, the date of purchase (subject to the rights of Holders of record on any record date to receive payments of interest on the related Interest Payment Date), in accordance with the procedures set forth in this Indenture in integral multiples of $1,000 (except that no Note shall be purchased in part if the remaining principal amount would be less than $2,000). To the extent that the aggregate amount of Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Notes First Lien Percentage of such Excess Proceeds, the Company may use any remaining portion of such Excess Proceeds that is not applied to purchase Notes (“Unutilized

Excess Proceeds”) for general corporate purposes, the repayment of Indebtedness or as otherwise required pursuant to its other contractual requirements, subject to the terms of this Indenture. If the aggregate principal amount of Notes surrendered by Holders exceeds the Notes First Lien Percentage of such Excess Proceeds, the Notes to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. For the avoidance of doubt, the Company shall be permitted to apply Net Available Cash from any Asset Disposition (other than the Notes First Lien Percentage thereof) to repay, prepay, redeem, purchase or otherwise acquire Pari Passu Lien Indebtedness or Priority Payment Lien Obligations at any time; provided that any such Pari Passu Lien Indebtedness or Priority Payment Lien Obligations shall be cancelled by the Company and deemed no longer outstanding; provided, further, that if the Pari Passu Lien Indebtedness or Priority Payment Lien Obligations so repaid, prepaid, purchased, redeemed or acquired, is under a revolving credit facility, the Company shall effect a permanent reduction in the availability thereunder in an amount equal to the aggregate principal amount of Pari Passu Lien Indebtedness or Priority Payment Lien Obligations under such revolving credit facility so repaid, prepaid, purchased, redeemed or acquired.

(d)                                 The Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”).  No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to this Section 3.7 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Notes validly tendered in response to the Asset Disposition Offer.

(e)                                  If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(f)                                   On or before the Asset Disposition Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes or portions of Notes validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes validly tendered and not properly withdrawn, in each case in denominations of $1,000 (except that no Note shall be purchased in part if the remaining principal amount would be less than $2,000). The Company or the Trustee, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes validly tendered and not properly withdrawn by such holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered;

provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(g)                                  For the purposes of Section 3.7(a)(ii), the following are deemed to be cash or cash equivalents:

(i)                                     the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(ii)                                  securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

(h)                                 The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.7. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.7, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.7 by virtue of its compliance with such securities laws or regulations.

SECTION 3.8. Limitation on Affiliate Transactions.

(a)                                 The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(i)                                     the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(ii)                                  if such Affiliate Transaction involves an amount in excess of $2.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (i) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(iii)                               if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b)                                 The provisions of Section 3.8(a) shall not apply to:

(i)                               any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to Section 3.4;

(ii)                            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(iii)                         loans or advances to officers, employees and directors in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

(iv)                        reasonable fees and compensation paid to, and indemnity provided for the benefit of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors, including, without limitation, the payment of any expenses or any indemnity provided pursuant to the Advisory Agreement as in effect on the Emergence Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the Advisory Agreement as in the effect on the Emergence Date);

(v)                           any transaction with a Restricted Subsidiary of the Company or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary of the Company owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(vi)                        the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(vii)                     any agreement or arrangement as in effect on the Emergence Date (including, without limitation, the Investment Agreement) or any renewals or extensions of any such agreement (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable as in the effect on the Emergence Date) and the transactions evidenced thereby;

(viii)                        Permitted Payments to Parent;

(ix)                              any agreement or arrangement as in effect on the Issue Date and described in the Offering Memorandum (including any Tax Sharing Arrangement) or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby;

(x)                           any merger of the Company with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction;

(xi)                        transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time in arm’s-length dealings with a Person who is not an Affiliate;

(xii)                     transactions effected as part of a Qualified Securitization Transaction; and

(xiii)                  any transaction constituting part of the Transactions.

SECTION 3.9. Change of Control.

(a)                                 Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b)                                 Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i)                                     that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii)                                  the circumstances and relevant facts regarding such Change of Control;

(iii)                               the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv)                              the instructions, as determined by the Company, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

(c)                                  Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the

Holder and a statement that such Holder is withdrawing his selection to have such Note purchased.

(d)                                 On the purchase date, all Notes purchased by the Company under this Section 3.9 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto. With respect to any Note purchased in part, the Company will issue a new Note in a principal amount equal at maturity to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note.

(e)                                  The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Additionally, the Company shall not be required to make a Change of Control Offer or purchase the Notes as described under this Section 3.9 to the extent that the Company has mailed a notice to exercise its right to redeem Notes pursuant to the provisions of Section 5.1 at any time prior to the time by which consummation of a Change of Control Offer is required.

(f)                                   The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.9, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.9 by virtue of its compliance with such securities laws or regulations.

SECTION 3.10. Maintenance of Properties.

The Company will cause all properties owned by the Company or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Restricted Subsidiary.

SECTION 3.11. Additional Subsidiary Guarantees; Insurance.

(a)                                 If after the Issue Date the Company or any of its Restricted Subsidiaries acquires or creates another wholly-owned Restricted Subsidiary (other than a Foreign Subsidiary or Securitization Entity), then that Restricted Subsidiary shall become a Subsidiary Guarantor and (i) execute a supplemental indenture and a joinder agreement to the Collateral Documents (or any additional security documents) providing that such Subsidiary shall become a Subsidiary Guarantor under this Indenture and a party as grantor to the Collateral Documents, (ii) deliver an opinion of counsel satisfactory to the Trustee, in each case, within 5 Business Days of the date on which it was acquired or created and (iii) take all actions required by the Collateral Documents to perfect the Liens created thereunder.

(b)                                 The Company and each Subsidiary Guarantor will do or cause to be done all acts and things which may be required, or which the Trustee from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Secured Parties, duly created, enforceable and perfected first-priority Liens (subject to Permitted Liens) upon all property, whether real, personal (including after-acquired personal property) or mixed, of the Company and the Guarantors.

(c)                                  Upon request of the Trustee at any time and from time to time, the Company and each Subsidiary Guarantor will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents and take such other actions as shall be required or which the Trustee may reasonably request to grant, perfect or maintain the priority of (subject to Permitted Liens) the Liens and benefits intended to be conferred as contemplated by the Collateral Documents for the benefit of the Secured Parties.

(d)                                 The Company and the Subsidiary Guarantors shall maintain with financially sound and reputable insurance companies, insurance (including, with respect to any area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), flood insurance) on their property and assets (including the Collateral) in at least such amounts, with such deductibles and against at least such risks as is customary for companies of the same or similar size engaged in the same or similar businesses as those of the Company and the Subsidiary Guarantors and furnish to the Trustee, upon written request, full information as to its property and liability insurance carriers. The Trustee shall be named as an additional insured on all liability insurance policies of the Company and their Restricted Subsidiaries and the Trustee shall be named as loss payee on all property and casualty insurance policies of each such Person.

SECTION 3.12. Limitation on Line of Business. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Related Business.

SECTION 3.13. Compliance Certificate.  The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2010) an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 3.14. Statement by Officers as to Default. The Company shall deliver to the Trustee, within 30 days after the knowledge thereof if such event is still continuing, written notice in the form of an Officers’ Certificate of any Event of Default or any event which, with notice or the lapse of time or both, would constitute an Event of Default under Section 6.1(a)(i), (ii), (iii), (iv), (v), (vi), (ix), (x), (xi) or (xii), which shall include their status and what action the Company is taking or proposing to take in respect thereof.

SECTION 3.15. Post-Closing Obligations and After-Acquired Collateral.

(a)                                 Promptly following the acquisition by the Company or any Guarantor after the Issue Date of (i) any after-acquired assets, including, but not limited to, any after-acquired Material Real Property (but excluding any real property, including leasehold interests, that is not a Material Real Property) or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, or (ii) any replacement assets in compliance with Section 3.7 hereof, the Company or such Guarantor shall execute and deliver, (x) with regard to any Material Real Property, within 90 days (120 days in the case of any Material Real Property acquired in connection with the Arctic Acquisition) of the acquisition thereof, such mortgages, deeds of trust, security instruments, title insurance policies, surveys, financing statements, and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest, and (y) to the extent required by the Collateral Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Property) and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture and the Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

(b)                                 The Company shall, and shall cause each applicable Subsidiary Guarantor to, within ninety (90) days after the Issue Date, deliver to the Trustee and the Collateral Agent each of the following:

(i)                                     Title Insurance.  With respect to each Mortgage encumbering any Mortgaged Property, a 2006 ALTA policy of title insurance (or commitment to issue such a policy having the effect of a loan policy of title insurance) insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable first-priority mortgage or deed of trust lien on the fee estate of each Mortgaged Property described therein, in an amount not less than 115% of the greater of cost or book value of such Mortgaged Property as specified on Annex A attached hereto (such policies collectively, the “Mortgage Policies”) issued by such title insurance company, which reasonably assures the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include such title endorsements as the Collateral Agent shall reasonably request (to the extent applicable and available under local/state law at commercially reasonable rates) (it being understood that such policy or policies may include a so-called “pro tanto” endorsement effectively causing such policy or policies to be issued concurrently with the policy or policies issued to (i) the collateral agent insuring its Lien on the Mortgaged Properties pursuant to the Credit Agreement and (ii) the collateral agent insuring its Lien on the Mortgaged Properties pursuant to Parent’s existing 10 1/2% Senior Discount Notes due 2012 in connection with the Parent Exchange Offer) on matters relating to usury, first loss, last dollar, contiguity, doing business, nonimputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, so-called comprehensive coverage over covenants and restrictions, zoning (or, in lieu thereof, reports from zoning report companies or zoning letters as may be reasonably acceptable to the Collateral Agent), waiver of arbitration, “me too” coverage relating to co-insurance and/or re-insurance arrangements (if applicable) and “cluster” or “tie-in” coverage.

(ii)                                  Survey.  Parent and the Company shall deliver to the applicable title insurance company any and all surveys (or in the alternative, ExpressMaps issued by First American Title Insurance Company Express Map Division in form and substance reasonably acceptable to the Representative) and any and all affidavits as may be reasonably necessary to cause such title insurance company to issue the title insurance required pursuant to clause (i) above.

(iii)                               Consents.  With respect to the Mortgaged Property, such consents, approvals or tenant subordination agreements, as necessary to consummate the transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner of such Mortgaged Property to grant the lien contemplated by the Mortgage.

(iv)                              Mortgaged Property Indemnification.  With respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the Mortgage Policy/ies and endorsements contemplated above.

(v)                                 Collateral Fees and Expenses.  Evidence reasonably acceptable to the Collateral Agent of payment by the Company of all Mortgage Policy premiums, search and examination charges and issuance of the Mortgage Policies referred to above.

(vi)                              If necessary (or to the extent as shall reasonably be deemed necessary by the Collateral Agent) amendments to the Mortgages duly authorized, executed and acknowledged, in recordable form and otherwise in form and substance reasonably acceptable to the Collateral Agent with respect to each Mortgaged Property sufficient for the owner of such Mortgaged Property to (x) grant to the Collateral Agent and/or confirm the Collateral Agent’s Mortgage lien on and security interests in such Mortgaged (y) confirm such owner’s right and indefeasible title thereto and (z) confirm the Mortgaged Property to be encumbered thereby.

SECTION 3.16. Limitation on Sales or Issuances of Capital Stock of Restricted Subsidiaries.

(a)                                 The Company and shall not permit any Restricted Subsidiary (other than a Securitization Entity) to, sell, lease, transfer or otherwise dispose of (other than the granting of any Lien permitted under the terms of this Indenture) any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary or, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares), and

(b)                                 The Company shall not permit any Restricted Subsidiary (other than a Securitization Entity) to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless:

(i)                                     immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries owns any Capital Stock of such Restricted Subsidiary; or

(ii)                                  immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made pursuant to Section 3.4 hereof if made on the date of such issuance, sale or other disposition.

ARTICLE IV

SUCCESSOR COMPANY AND SUCCESSOR GUARANTOR

SECTION 4.1. When Company May Merge or Otherwise Dispose of Assets.

(a)                                 The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to, any Person, unless:

(i)                                     the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture;

(ii)                                  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii)                               immediately after giving pro forma effect to such transaction, either (x) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.3(a) hereof or (y) the Consolidated Coverage Ratio would be equal to or greater than the Consolidated Coverage Ratio immediately prior to such transaction;

(iv)                              the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(v)                                 the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens created by the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

(vi)                              the Collateral owned by or transferred to the Successor Company shall (a) constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (c) not be subject to any Liens other than Permitted Liens; and

(vii)                           the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

provided, however, (A) that the foregoing shall not prohibit a Restricted Subsidiary of the Company from merging into or transferring all or part of its properties and assets to the Company or another Restricted Subsidiary of the Company and (B) clause (iii) shall not be applicable to the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b)                                 The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

SECTION 4.2. When Parent or a Subsidiary Guarantor May Merge or Otherwise Dispose of Assets.

(a)                                 Except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company shall comply with its obligations pursuant to Section 3.7 hereto in respect of such disposition, the Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person (other than the Company or another Subsidiary Guarantor) unless:

(i)                                     the Successor Company (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and, if not a Subsidiary Guarantor, such Person shall expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(ii)                                  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(iii)                               the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, comply with this Indenture;

(iv)                              the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens created by the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

(v)                                 the Collateral owned by or transferred to the Successor Company shall (a) constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (c) not be subject to any Liens other than Permitted Liens; and

(vi)                              the property and assets of the Person which is merged or consolidated with or into such Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and such Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

The Successor Company shall be the successor to the Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Indenture, and the predecessor Subsidiary Guarantor, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b)                                 Parent shall not merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

(i)                                     the Successor Company (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the Parent Guaranty;

(ii)                                  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(iii)                               the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with this Indenture;

(iv)                              the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens created by the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

(v)                                 the Collateral owned by or transferred to the Successor Company shall (a) constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (c) not be subject to any Liens other than Permitted Liens; and

(vi)                              the property and assets of the Person which is merged or consolidated with or into such Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and such Person shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

The Successor Company shall be the successor to Parent and shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE V

REDEMPTION OF NOTES

SECTION 5.1. Optional Redemption.

(a)                                 Except as set forth in Section 5.1(b) and (c), the Company shall not be entitled to redeem the Notes at its option prior to March 15, 2013.  On and after March 15, 2013, the Company shall be entitled to at its option redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the Redemption Date), plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on March 15 of the years set forth below:

Year	Percentage
2013	105.625%
2014	100.000%

(b)                                 Prior to March 15, 2013, the Company shall be entitled at its option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued prior to such time at a redemption price (expressed as a percentage of principal amount as of the date of redemption) of 111.25%, plus accrued and unpaid interest to the Redemption Date, if any, with the net cash proceeds from one or more Qualified Equity Offerings (provided that if the Qualified Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

(i)                                     at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(ii)                                  each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

(c)                                  In addition, at any time prior to March 15, 2013, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

SECTION 5.2. Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions. If the Company elects to redeem Notes pursuant to Section 5.1, the Company shall furnish to the Trustee, at least 5 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.4, an Officers’ Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price. The Company shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.3.

SECTION 5.3. Selection by Trustee of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on as nearly a pro rata basis as possible (subject to such rounding as the Trustee may determine so that Notes are redeemed in whole increments of $1,000 and no Note of $2,000 in principal amount or less shall be redeemed in part), and in accordance with applicable procedures of DTC. If any Note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.7.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4. Notice of Redemption. The Company shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address not less than 30 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”), to each Holder of Notes to be redeemed. At the Company’s request, the Trustee may give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII.

All notices of redemption shall state:

(a)                                 the Redemption Date,

(b)                                 the redemption price and the amount of accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c)                                  if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d)                                 in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e)                                  that on the Redemption Date the redemption price (and accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.6) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f)                                   the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(g)                                  the name and address of the Paying Agent,

(h)                                 that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,

(i)                                     the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j)                                    the Section of this Indenture pursuant to which the Notes are to be redeemed.

SECTION 5.5. Deposit of Redemption Price. Prior to 10:00 a.m. New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date) (except as provided for in the last paragraph of Section 5.1(b)), and from and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the redemption price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.

SECTION 5.7. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default.

(a)                                 Each of the following is an event of default (an “Event of Default”):

(i)                                     a default in the payment of interest on the Notes when due, and such default continues for a period of 30 days;

(ii)                                  a default in payment of the principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(iii)                               the failure by the Company, Parent or any Subsidiary Guarantor to comply with its obligations under Article IV;

(iv)                              the failure by the Company or any Subsidiary Guarantor to comply for 30 days after notice as provided below with any of its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 (other than a failure to purchase the Notes), 3.8, 3.9 (other than a failure to purchase the Notes), 3.11, 3.12 and 3.16;

(v)                                 the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with its other agreements (except as provided in clauses (a)(i) through (a)(iv) of this Section 6.1) contained in this Indenture, the Notes or the Collateral Documents;

(vi)                              Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(vii)                           Parent, the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)                           commences a voluntary case (other than the voluntary case commenced in connection with the Plan);

(2)                           consents to the entry of an order for relief against it in any voluntary case;

(3)                           consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4)                           makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency.

(viii)                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)                                 is for relief against Parent, the Company or any Significant Subsidiary in an involuntary case;

(2)                                 appoints a Custodian of Parent, the Company or any Significant Subsidiary or for any substantial part of its property; or

(3)                                 orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(ix)                              any judgment or decree for the payment of money in excess of $10.0 million (excluding the amount of any insurance proceeds or indemnification claims available to the obligor from insurance carriers and indemnitors who in the reasonable judgment of the Board of Directors of the Company are creditworthy and who have acknowledged their liability with respect thereto) is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not paid, discharged, waived or stayed (the “judgment default provision”);

(x)                                 any Subsidiary Guaranty of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and their Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Parent Guaranty or such Subsidiary Guaranty) and such default continues for five Business Days or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty; or

(xi)                              with respect to any Collateral having a fair market value in excess of $5.0 million individually or in the aggregate, the applicable Collateral Document or Collateral Documents, in each case, of Parent, the Company or a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and their Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Guarantees) or is declared null and void in a judicial proceeding or Parent, the Company or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of Parent, the Company and their Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture, its Guarantee or any Collateral Document; and

(xii)                           with respect to any Collateral having a fair market value in excess of $5.0 million individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (B) the assertion by Parent, the Company or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Trustee to make filings, renewals and continuations (or other equivalent filings) which are required to be made or the failure of the Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations in Section 3.2 hereof, shall, for the 365 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. This additional interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. The additional interest shall accrue on all outstanding Notes from, and including, the date on which an Event of Default relating to a failure to comply with Section 3.2 hereof first occurs to, but not including, the 365th day thereafter (or such earlier date on which the Event of Default relating to Section 3.2 shall have been cured or waived). On such 365th day (or earlier, if an Event of Default relating to Section 3.2 is cured or waived prior to such 365th day), such additional interest shall cease to accrue and the Notes shall be subject to acceleration as provided below. If the Company does not elect to pay additional interest during the continuance of such an Event of Default, as applicable, in accordance with this paragraph, or if such Event of Default is continuing on such 365th day, the Notes shall be subject to acceleration as provided above.

Notwithstanding the foregoing, a default under clause (iv) or (v) of this Section 6.1(a) shall not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (iv) and (v) of this paragraph after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

SECTION 6.2. Acceleration.  If an Event of Default (other than an Event of Default specified in Sections 6.1(a)(vii) or (viii) above with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.  In case an Event of Default set forth in Section 6.1(a)(vii) or (viii) above shall occur with respect to the Company, the principal, premium, if any, and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Noteholders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and Collateral Agent and their agents and counsel), the Guarantees, Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in principal amount of outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences (except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on a Note) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Noteholders or that would involve the Trustee in personal liability.

SECTION 6.6. Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)            the Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;

(ii)           the Holders of at least 25% in outstanding principal amount of the Notes have made a written request to the Trustee to pursue the remedy;

(iii)          such Holder or Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(iv)          the Trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)           the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction that, in the opinion of the Trustee, is inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7. Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee.  If an Event of Default specified in Section 6.1(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee and the Collateral Agent and their respective agents and counsel) and the Holders allowed in any judicial proceedings relative to Parent, the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, and the Collateral Agent and their respective agents and its counsel, and any other amounts due the Trustee and the Collateral Agent under Section 7.6. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10. Priorities.  Subject to the terms of the First Lien Intercreditor Agreement and the Collateral Documents, the Trustee shall pay out any money or property received by it, whether pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents or otherwise, in the following order:

First: to the Trustee and Collateral Agent for amounts due to each of them under Section 7.6 and under the Collateral Documents;

Second:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to Parent or to the Company or, to the extent the Trustee receives any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee and Collateral Agent.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as the case may be, and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee and the Collateral Agent shall be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered the Trustee or the Collateral Agent indemnity, security or prefunding satisfactory to the Trustee or the Collateral Agent in its sole discretion, as applicable, against loss, liability or expense.

(b)           Except during the continuance of an Event of Default (with respect to the Trustee only) and at all times (with respect to the Collateral Agent):

(i)            the Trustee or the Collateral Agent undertake to perform such duties and only such duties as are specifically set forth in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and no implied covenants or obligations shall be read into this Indenture, any Collateral Document, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement against the Trustee or the Collateral Agent; and

(ii)           in the absence of bad faith on its part, the Trustee or Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or Collateral Agent under this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as applicable.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee or the Collateral Agent, the Trustee or the Collateral Agent shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee and the Collateral Agent may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)           neither the Trustee nor the Collateral Agent shall be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved that the Trustee or the Collateral Agent was negligent in ascertaining the pertinent facts; and

(iii)          neither the Trustee nor the Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(iv)          The Collateral Agent shall not have any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing.

(v)           No provision of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)           The Trustee and the Collateral Agent shall not be liable for interest on any money received by it except as the Trustee and the Collateral Agent may agree in writing with the Company.

(e)           Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(f)            Every provision of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee and the Collateral Agent shall be subject to the provisions of this Section.

(g)           The Trustee and the Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee or the Collateral Agent, as applicable, security, prefunding or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2. Rights of Trustee and Collateral Agent.

(a)           Each of the Trustee and the Collateral Agent may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee and the Collateral Agent need not investigate any fact or matter stated in the document.

(b)           Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel.  Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c)           Each of the Trustee and the Collateral Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)           Each of the Trustee and the Collateral Agent shall not be liable for any action it takes or omits to take in good faith (in the case of the Trustee) which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s or the Collateral Agent’s conduct, respectively, does not constitute willful misconduct.

(e)           Each of the Trustee and the Collateral Agent may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement in good faith and in accordance with the advice or opinion of such counsel.

(f)            The Trustee and the Collateral Agent shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture, any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement; moreover, the Trustee and the Collateral Agent shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, in any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any Collateral Document, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (iv) the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in any Collateral Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent or (vi) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but each of the Trustee and the Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee and the Collateral Agent shall have no liability with respect to any action or inaction taken by or with respect to any Sub-Collateral Agent (as defined in the Security Agreement).

(g)           The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have received written notification at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture.

(h)           In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent, and each agent, custodian and other Person employed to act hereunder and under the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

(j)            The Trustee and the Collateral Agent may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.3.  Individual Rights of Trustee and Collateral Agent. Subject to the TIA each of the Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Parent, the Company, the Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee or Collateral Agent, respectively.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Section 7.9.  In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4.  Disclaimer. Each of the Trustee and the Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents, the Collateral, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, it shall not be accountable for the Company’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5.  Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder, with a copy to the Collateral Agent, notice of the Default within 90 days after the Trustee obtains such knowledge. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6.  Compensation and Indemnity. The Company shall pay to each of the Trustee and the Collateral Agent from time to time such compensation for its services as the parties shall agree in writing from time to time. The Trustee’s compensation and the Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse each of the Trustee and the Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s and Collateral Agent’s respective agents, counsel, accountants and experts.  The Company shall indemnify the Collateral Agent, any predecessor Collateral Agent, the Trustee and any predecessor Trustee in each of its capacities hereunder (including Paying Agent and Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Collateral Agent and the Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent and the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Collateral Agent and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Collateral Agent and the Trustee through their own willful misconduct or negligence or bad faith.

To secure the Company’s payment obligations in this Section, the Collateral Agent and the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent other than money or property held in trust to pay principal of and interest on particular Notes.  The right of the Collateral Agent and the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Company or the Guarantors.

The Company’s payment obligations pursuant to this Section and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee or Collateral Agent. When the Trustee or Collateral Agent incurs expenses after the occurrence of a Default specified in Section 6.1(a)(vii) or (viii) with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Company hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7.  Replacement of Trustee.  The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i)            the Trustee fails to comply with Section 7.9;

(ii)           the Trustee is adjudged bankrupt or insolvent;

(iii)          a receiver or other public officer takes charge of the Trustee or its property; or

(iv)          the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Company’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8.  Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9.  Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.10.  Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral; Indemnification.

(a)           Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, including by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement by the Company, the Subsidiary Guarantors or any other Person.

SECTION 7.11.  Preferential Collection of Claims Against Company.  The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12.  Reports by Trustee to Holders of the Notes. Within 60 days after each May 15, beginning with May 15, 2011, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which any Notes are listed.

The Company shall promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.1.  Discharge of Liability on Notes; Defeasance.

(a)                                 When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.7) for cancellation or (ii) all outstanding Notes not theretofore delivered for cancellation (x) have become due and payable, whether at maturity or on a Redemption Date as a result of the mailing of a notice of redemption pursuant to Article V hereof, or (y) shall become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (x) and (y), the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such Redemption Date, and if in any case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 8.1(c), cease to be of further effect.

(b)                                 Subject to Sections 8.1(c) and 8.2, the Company at its option and at any time may terminate (i) all the obligations of the Company and any Guarantor under the Notes, this Indenture and the Collateral Documents (“legal defeasance option”) or (ii) the obligations of the Company and any Guarantors under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.15, 3.16 and 4.1(a)(iii) of this Indenture and under the Collateral Documents (whereupon the Collateral shall be automatically released) and the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants or provisions shall no longer constitute a Default or an Event of Default under Section 6.1(a)(iii) (only with respect to Section 4.1(a)(iii)), 6.1(a)(iv) (only with respect to such covenants), 6.1(a)(vi), 6.1(a)(vii) or (viii) (in the case of each of Sections 6.1(a)(vii) and (viii), only with respect to Significant Subsidiaries), Section 6.1(a)(ix) (clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.1(a)(iii) (only with respect to Section 4.1(a)(iii)), 6.1(a)(iv) (only with respect to the covenants subject to such covenant defeasance), 6.1(a)(vi), 6.1(a)(vii) or (viii) (in the case of each of Sections 6.1(a)(vii) and (viii), only with respect to Significant Subsidiaries) or 6.1(a)(ix).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)                                  Notwithstanding the provisions of Sections 8.1(a) and (b), the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.12, 3.1, 6.7, 6.8, 7.1, 7.2, 7.6, 7.7, 8.1(b) (with respect to legal defeasance), 8.3, 8.4, 8.5 and 8.6 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 6.7, 7.6, 8.4 and 8.5 shall survive.

SECTION 8.2.  Conditions to Defeasance.  The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i)                                     the Company shall irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of the principal amount and interest on the outstanding Notes issued hereunder on the Stated Maturity or on the Redemption Date, as the case may be;

(ii)                                  the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii)                               123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.1(vii) and (viii) with respect to the Company occurs which is continuing at the end of the period;

(iv)                              the deposit does not constitute a default under any other agreement binding the Company and is not prohibited by Article XII;

(v)                                 the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(vi)                              in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(vii)                           in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, such Opinion of Counsel is based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law, in either case to the effect that, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and legal defeasance and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred; and

(viii)                        the Company delivers to the Trustee and Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article V.

SECTION 8.3.  Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4.  Repayment to Company.  Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable, provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this paragraph.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.5.  Indemnity for U.S. Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6.  Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Subsidiary Guarantor under this Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company or the Subsidiary Guarantors have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company or the

Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1.  Without Consent of Holders. This Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement may be amended without notice to or consent of any Holder:

(i)                                     to cure any ambiguity, omission, defect or inconsistency;

(ii)                                  to comply with Article IV in respect of the assumption by a Successor Company of an obligations of the Company, Parent or any Subsidiary Guarantor under this Indenture;

(iii)                               to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv)                              to add Guarantees with respect to the Notes or to add additional assets that secure the Notes, including any Subsidiary Guaranty;

(v)                                 to add to the covenants of the Company, Parent or any Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, Parent or any Subsidiary Guarantor;

(vi)                              to make any change that does not adversely affect the rights of any Holder of the Notes;

(vii)                           to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(viii)                        to make any amendment to the provisions of this Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Notes;

(ix)                              to release Liens in favor of the Collateral Agent in the Collateral as provided in Section 11.3 or otherwise in accordance with the terms of this Indenture and the Collateral Documents;

(x)                                 to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(xi)                              to conform the text of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement to any provision of the “Description of the notes” section of the Offering Memorandum to the extent that such provision in the “Description of the notes” is intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement.

In addition, no consent of the Holders shall be required under the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement to any amendments and other modifications to the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Indebtedness or Junior Lien Obligations that are Incurred in compliance with this Indenture and the Collateral Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the Obligations under this Indenture and the Notes, all on the terms provided for in the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement as in effect immediately prior to such amendment or other modification and (C) to provide that the Liens securing the Notes are senior to the Liens securing other Indebtedness pursuant to the terms of the Junior Lien Intercreditor Agreement.

After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.2.  With Consent of Holders.  This Indenture, the Notes, the Collateral Documents the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes). Any past default or compliance with the provisions of this Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding.  However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may:

(i)                                     reduce the principal amount of Notes whose Holders must consent to an amendment;

(ii)                                  reduce the rate of or extend the time for payment of interest on any Note;

(iii)                               reduce the principal amount of or change the Stated Maturity of any Note;

(iv)                              change the provisions applicable to the redemption of any Note as described in Section 5.1;

(v)                                 make any Note payable in a currency other than that stated in the Note;

(vi)                              impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii)                           make any change in the amendment provisions in this Section 9.2;

(viii)                        make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(ix)                              make any change in or release (other than in accordance with this Indenture) any Subsidiary Guaranty that would adversely affect the Noteholders.

Notwithstanding the foregoing, (x) in addition to the release of Collateral expressly permitted by this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, all or any portion of the Collateral may be released under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement as to the Notes, (y) any Subsidiary Guarantor may be released from its obligations under its Subsidiary Guaranty and (z) the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement may be amended in a manner adverse to the Holders, in each case, with the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Indenture, the Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders of the Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.3.  Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (ix) of Section 9.2, in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4.  Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5.  Trustee and Collateral Agent To Sign Amendments.  The Trustee and Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee or Collateral Agent, adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent. If it does, the Trustee or Collateral Agent may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee or Collateral Agent shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions.

SECTION 9.6.  Compliance with Trust Indenture Act.  Every amendment to this Indenture and the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

ARTICLE X

GUARANTEES

SECTION 10.1. Guarantees. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee and Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Company of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

Except as set forth in Section 4.2, Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.2, Section 10.2 and Article VIII. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent and the Holders in enforcing any rights under this Section.

Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2.  Limitation on Liability; Termination, Release and Discharge.

(a)                                 Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)                                 A Subsidiary Guaranty by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Subsidiary Guaranty and this Indenture shall be released and discharged:

(i)                                     upon any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer) following which such Subsidiary Guarantor ceases to be a direct or indirect Subsidiary of the Company if such sale or disposition does not constitute an Asset Disposition or is made in compliance with this Indenture, including Section 3.7 and Article IV);

(ii)                                  if such Subsidiary Guarantor is dissolved or liquidated in accordance with the provisions of this Indenture;

(iii)                               upon exercise of the Company’s legal defeasance option or covenant defeasance option or upon satisfaction and discharge of this Indenture, in each case, pursuant to the provisions of Article VIII hereof; and

(iv)                              if the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture.

(c)                                  In the case of Section 10.2(b)(i) only, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(d)                                 The release of a Subsidiary Guarantor from its Subsidiary Guaranty and its obligations under this Indenture in accordance with the provisions of this Section 10.2 shall not preclude the future applications of Section 3.11 to such Person.

SECTION 10.3.  Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that any such Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Subsidiary Guaranty, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Subsidiary Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 10.4.  No Subrogation. Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1.  The Collateral.

(a)                                 The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Section 7.6 and Section 8.6 herein, and the Notes and the Guarantees thereof and the Collateral Documents, shall be secured by Liens as provided in the Collateral Documents which Parent, the Company and the Subsidiary Guarantors, as the case may be, have entered into and shall be secured by all Collateral Documents hereafter delivered as required or permitted by this Indenture.

(b)                                 Parent, the Company and the Subsidiary Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders, the Collateral Agent and the Trustee, in each case pursuant to the terms of the Collateral Documents, and the Collateral Agent is hereby authorized to execute and deliver the Collateral Documents.

(c)                                  Each Holder, by its acceptance of any Notes and the Guarantees thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure), the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, as the same may be in effect or as may be amended from time to time in accordance with their terms, and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement in accordance therewith.

(d)                                 The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Secured Parties, and that the Lien of this Indenture and the Collateral Documents in respect of the Secured Parties is subject to and qualified and limited in all respects by the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and actions that may be taken thereunder.

SECTION 11.2.  Further Assurances.

The Company and the Subsidiary Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper, or which the Collateral Agent may reasonably request, to evidence, perfect, maintain and enforce the first-priority lien in the Collateral granted to the Collateral Agent and the priority thereof and benefits intended to be conferred as contemplated by, and to otherwise effectuate the provisions or purposes of, this Indenture and the Collateral Documents.

In addition, from time to time, the Company will reasonably promptly secure the obligations under this Indenture and the Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral. Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents, all such instruments and documents (including certificates and legal opinions) as the Collateral Agent shall reasonably request to evidence compliance with this Section 11.2.

SECTION 11.3. Release of Liens on the Collateral.

(a)                                 The Liens on the Collateral shall automatically and without any need for any further action by any Person be released:

(i)                                     in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(ii)                                  in whole upon:

(1)                                 satisfaction and discharge of this Indenture as set forth in Section 8.1(a); or

(2)                                 a legal defeasance or covenant defeasance of this Indenture as set forth in Section 8.1(b);

(iii)                               in part, as to any property that (x) is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or (y) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guaranty in accordance with this Indenture, concurrently with the release of such Subsidiary Guaranty (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary);

(iv)                              pursuant to an amendment in accordance with Article IX;

(v)                                 in whole as to all Collateral that is owned by a Subsidiary Guarantor that is released from its Subsidiary Guaranty in accordance with Section 10.2; and

(vi)                              in part, in accordance with the applicable provisions of the Collateral Documents and the First Lien Intercreditor Agreement.

(b)                                 In connection with any termination or release of any Liens in all or any portion of the Collateral pursuant to this Indenture or any of the Collateral Documents, upon the request of the Company, the Trustee shall, or shall cause the Collateral Agent to, promptly execute, deliver or acknowledge all documents, instruments and releases that have been requested to release, reconvey to the Company and/or the Subsidiary Guarantors, as the case may be, such Collateral or otherwise give effect to, evidence or confirm such termination or release in accordance with the directions of the Company and/or the Subsidiary Guarantor, as the case may be.

(c)                                  The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent such Collateral is released pursuant to this Indenture or upon termination of this Indenture. The Trustee and each of the Holders each acknowledge and direct the Trustee and the Collateral Agent that a release of Collateral or a Lien in accordance with the terms of any Collateral Document and this Article XI shall not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.

(d)                                 Notwithstanding any provision to the contrary herein, as and when requested by the Company or any Subsidiary Guarantor, the Trustee shall instruct the Collateral Agent to authorize the filing of Uniform Commercial Code financing statement amendments or releases (which shall be prepared by the Company or such Subsidiary Guarantor) solely to the extent necessary to delete or release Liens on property or assets not required to be subject to a Lien under the Collateral Documents from the description of assets in any previously filed financing statements. If requested in writing by the Company or any Subsidiary Guarantor, the Trustee shall instruct the Collateral Agent to execute such documents, instruments or statements reasonably requested of it (which shall be prepared by the Company or such Subsidiary Guarantor) and to take such other action as the Company may request to evidence or confirm that such property or assets not required to be subject to a Lien under the Collateral Documents described in the immediately preceding sentence has been released from the Liens of each of the Collateral Documents.  The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Company, any Subsidiary Guarantor or the Trustee.

(e)                                  In no event shall the Trustee or Collateral Agent be obligated to execute or deliver any document evidencing any release or reconveyance without receipt of an Opinion of Counsel and Officers’ Certificate, each stating that such release complies with this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Collateral Documents.

SECTION 11.4. Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Collateral Documents.

(a)                                 Subject to the provisions of the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the other provisions of this Indenture, each of the Trustee or the Collateral Agent may take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and (ii) upon the occurrence and during the continuance of an Event of Default, collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of Parent, the Company and the Subsidiary Guarantors hereunder and thereunder. Subject to the provisions of the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b)                                 The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

(c)                                  Where any provision of the Collateral Documents requires that additional property or assets be added to the Collateral, the Company or Parent shall, or shall cause the applicable Subsidiary Guarantors to, take any and all actions reasonably required to cause such additional property or assets to be added to the Collateral and to create and maintain a valid and enforceable perfected first-priority security interest on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness in such property or assets (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties, in each case in accordance with and to the extent required under the Collateral Documents.

(d)                                 The Trustee or the Collateral Agent, in taking any action under the Collateral Documents, shall be entitled to receive, if requested, as a condition to take any action, an Officers’ Certificate and Opinion of Counsel to the effect that such action does not violate this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected relying thereon.

(e)                                  In acting under the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, the Trustee and Collateral Agent shall have all the protections, rights and immunities given to them under this Indenture.

SECTION 11.5. Recording, Registration and Opinions.

(a)                                 The Company shall comply with the provisions of TIA Sections 314(b) and 314(d), in each case following qualification of this Indenture pursuant to the TIA, except to the extent not required as set forth in any SEC regulation or interpretation or guidance (including any no-action letter or exemptive order issued by the Staff of the SEC, whether issued to the Company or any other Person).  Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to Trust Indenture Act Section 314(b)(2), the Company shall furnish such opinion not more than 60 but not less than 30 days prior to each September 1.

(b)                                 Any release of Collateral permitted by Section 11.3 shall be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof and any person that is required to deliver any certificate or opinion pursuant to Section 314(d) of the TIA shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee shall, to the extent permitted by Sections 7.1 and 7.2, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such certificate or opinion.

(c)                                  If any Collateral is released in accordance with this Indenture or any Collateral Document, the Company shall determine whether it has delivered all documentation required by TIA Section 314(d) in connection with such release and shall so notify the Trustee and the Collateral Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1. Notices.  Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing. Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to Parent, the Company or any Subsidiary Guarantor:

c/o Reddy Ice Corporation

8750 N. Central Expressway, Suite 1800

Dallas, Texas 75231

Attention: Steven J. Janusek

Facsimile No.: (214) 528-1532

if to the Trustee or Collateral Agent:

Wells Fargo Bank N.A.

750 N. Saint Paul Place, Suite 1750
Dallas, TX 75201

Attention: Corporate, Municipal & Escrow Services

Facsimile: 214-756-7401

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Any notice or communication shall also be so mailed or delivered to any Person described in TIA § 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Each of the Trustee and Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture or the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods.  If the party elects to give the Trustee or Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or Collateral Agent’s understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or Collateral Agent, including without limitation the risk of the Trustee or Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 12.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or Collateral Agent to take or refrain from taking any action under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement (except in connection with the original issuance of Notes on the Issue Date), the Company shall furnish to the Trustee or Collateral Agent:

(i)                                     an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or Collateral Agent stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement relating to the proposed action have been complied with; and

(ii)                                  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or Collateral Agent stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3. Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture,

the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and also shall include:

(i)                                     a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)                               a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)                              a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.4. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by Parent, the Company, any Subsidiary Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6. Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 12.7. Governing Law. This Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.8. Waiver of Jury Trial. EACH OF PARENT, THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.9. No Recourse Against Others.  An incorporator, director, officer, employee, stockholder or controlling person, as such, of Parent, the Company or any Subsidiary Guarantor shall not have any liability for any obligations of Parent, the Company or any Subsidiary Guarantor under the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 12.10. Successors.  All agreements of Parent, the Company and each Subsidiary Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 12.12. Variable Provisions. The Company initially appoints the Trustee as Paying Agent and Registrar and custodian with respect to any Global Notes.

SECTION 12.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14. Direction by Holders to Enter into Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement. By accepting a Note, each Holder is deemed to have authorized and directed the Trustee and the Collateral Agent, as applicable, to enter into the Collateral Documents the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

SECTION 12.15. Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.16. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.17. Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 12.18. Communication by Holders of Notes with Other Holders of Notes. Holders of the Notes may communicate pursuant to TIA § 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

REDDY ICE CORPORATION

By:
	Name:	Steven J. Janusek
	Title:	Executive Vice President, Chief Financial Officer and Secretary

REDDY ICE HOLDINGS, INC.

By:
	Name:	Steven J. Janusek
	Title:	Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
	Name:	Patrick T. Giordano
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
	Name:	Patrick T. Giordano
	Title:	Vice President

[Signature Page to Indenture]

ANNEX A

Mortgaged Property

15960 Shaw Rd.	Athens	AL
4626 S. 40th St.	Phoenix	AZ
2101 31st Street	Denver	CO
604 N. Frontage Rd	Plant City (Tampa)	FL
5050 S.W. 51st Street	Davie	FL
117 Society Ave.	Albany	GA
1586 E. Taylor Ave.	East Point	GA
1111 Burt St.	Shreveport	LA
8700 Ice Drive	Raleigh	NC
5525 S.W. 29th Street	Oklahoma City	OK
6004 N. Shepherd Dr.	Houston	TX
7901 Springdale Road	Austin	TX
1104 - 1130 E. Durango	San Antonio	TX
4320 Duncanville Rd	Dallas	TX
610 Pleasant Valley Rd	Harrisonburg	VA
W. Moler Ave. @ Factory St.	Martinsburg	WV

EXHIBIT A

[FORM OF FACE OF NOTE]

Global Note Legend, if applicable
Private Placement Legend, if applicable

No. [ ]	Principal Amount $[ ],
as revised by the Schedule of Increases
or Decreases in the Global Note attached hereto

CUSIP NO.

REDDY ICE CORPORATION

11.25% Senior Secured Note due 2015

Reddy Ice Corporation, a Nevada corporation, promises to pay to [   ], or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on the earlier of (i) 91 days prior to the Stated Maturity of any Indebtedness Incurred pursuant to Section 3.3(b)(xvii) of the Indenture (unless as of such 91st day such Indebtedness (including after giving effect to any amendment, waiver, modification, refinancing, replacement or amendment with respect thereto) has a Stated Maturity of March 15, 2015 or later) and (ii) March 15, 2015.

Interest Payment Dates: March 15 and September 15.

Record Dates: March 1 and September 1.

Additional provisions of this Note are set forth on the other side of this Note.

REDDY ICE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the
Notes referred to in the Indenture.

By:

	Authorized Signatory	Date:

[FORM OF REVERSE SIDE OF NOTE]

11.25% Senior Secured Note due 2015

1.                                      Interest

Reddy Ice Corporation, a Nevada corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company shall pay interest semiannually on March 15 and September 15 of each year, with the first interest payment to be made on September 15, 2010(1). Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from March 15, 2010(2). The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Interest shall accrue (in addition to the interest rate borne by the Notes) from and including the date on which an Event of Default under Section 6.1(a)(i), 6.1(a)(ii), 6.1(a)(vii) or 6.1(a)(viii) shall occur to but excluding the date on which such Event of Default shall have been cured, at a rate per annum equal to 1.0% of the principal amount of the Notes.

(1)                                 With respect to the Initial Notes.

(2)                                 With respect to the Initial Notes.

2.                                      Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 and September 1 next preceding the Interest Payment Date unless Notes are cancelled, repurchased or redeemed after the record date and before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary.  The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

(1)                                 With respect to the Initial Notes.

(2)                                 With respect to the Initial Notes.

3.                                      Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association, duly organized and existing under the laws of the United States of America and having a corporate trust office at Wells Fargo Bank, National Association, 1445 Ross Avenue, 2nd Floor, Dallas, TX 75202, Attention: Corporate Trust Services (“Trustee”), shall act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder.  The Company or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.                                      Indenture

The Company issued the Notes under an Indenture dated as of March 15, 2010 (as amended and restated as of                       , 2012, and as it may be further amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, Parent, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Company.  This Note is one of the 11.25% Senior Secured Notes due 2015 referred to in the Indenture.  The Notes include (i) $300,000,000 aggregate principal amount of the Company’s 11.25% Senior Secured Notes due 2015 issued under the Indenture on March 15, 2010 (herein called “Initial Notes”), (ii) pursuant to the Exchange Offer, Exchange Notes from time to time for issue only in exchange for a like principal amount of Initial Notes and (iii) if and when issued, additional 11.25% Senior Secured Notes due 2015 of the Company that may be issued from time to time under the Indenture subsequent to March 15, 2010 (herein called “Additional Notes”). The Indenture contains the terms and restrictions set forth in the Indenture or made a part of the Indenture pursuant to the requirements of the TIA. The Indenture, among other things, imposes certain covenants with respect to the following matters: the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries, the payment of dividends and other distributions on the Capital Stock of the Company, the purchase or redemption of Capital Stock of the Company, certain purchases or redemptions of Subordinated Obligations and other Junior Lien Obligations, the sale or transfer of assets and Capital Stock of Subsidiaries, the issuance or sale of Capital Stock of Restricted Subsidiaries, the incurrence of certain Liens, future Subsidiary Guarantors, the business activities and investments of the Company and its Restricted Subsidiaries and transactions with Affiliates. In addition, the Indenture limits the ability of the Company and its Restricted Subsidiaries to enter into agreements that restrict distributions and dividends from Subsidiaries. The Indenture also imposes requirements with respect to the provision of financial information. The Indenture also contains certain exceptions to the foregoing, and this description is qualified in its entirety by reference to the Indenture.

5.                                      Guarantee

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, Parent has unconditionally Guaranteed (and future guarantors, together with Parent, shall unconditionally Guarantee), jointly and severally, such obligations on a senior, secured basis on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness pursuant to the terms of the Indenture.

6.                                      Security

The Initial Notes, Exchange Notes and Additional Notes, if any, are treated as a single class of securities under the Indenture and shall be secured by first-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture and the Collateral Documents. The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, the Indenture, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and authorizes and directs the Collateral Agent to enter into the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

7.                                      Redemption

(a)                                 Except as described in clauses (b) and (c) below, the Notes are not redeemable until March 15, 2013. On and after March 15, 2013, the Company may redeem all or, from time to time, a portion of the Notes, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2013	105.625%
2014	100.000%

(b)                                 At any time prior to March 15, 2013, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

“Applicable Premium” means, as determined by the Company with respect to a Note on any Redemption Date, the greater of:

(1)                                 1.0% of the principal amount of such Note; and

(2)                                 the excess, if any, of (a) the present value as of such Redemption Date of (i) the redemption price of such Note on March 15, 2013, plus (ii) the remaining scheduled interest payments due on such Note through March 15, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal of such Note.

“Treasury Rate” means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2013; provided, however, that if the period from the Redemption Date to March 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(c)                                  On or prior to March 15, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) with the Net Cash Proceeds of one or more Qualified Equity Offerings at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date, if any (provided that if the Qualified Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

(i)                                     at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(ii)                                  the redemption occurs within 90 days after the closing of such Qualified Equity Offering.

Notice of any redemption pursuant to clause (c) may be given prior to the completion of such Qualified Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Qualified Equity Offering.

(d)                                 Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Section 5.1, and Sections 5.2 through 5.7 of the Indenture.

[8.                                  Registration Rights Agreement. The Notes are entitled to the benefit of the Registration Rights Agreement.](1)

9.                                      Change of Control; Asset Sales

(a)                                 If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes under Section 5.1 of the Indenture, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

(b)                                 In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 3.7(c) of the Indenture, the Company shall be required to make an offer to all Holders to purchase Notes in accordance with Section 3.7(c) of the Indenture at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase (subject to the rights of Holders of record on any Record Date to receive payments of interest on the related Interest Payment Date). Holders of Notes that are the subject of an offer to purchase shall receive an Asset Disposition Offer from the Company prior to any related purchase date and may elect to have such Note purchased pursuant to such offer by completing the form entitled “Option of Holder To Elect Purchase” attached hereto, or transferring its interest in such Note by book-entry transfer, to the Company or a Paying Agent at the address specified in the notice at least three Business Days before the Asset Disposition Purchase Date.

10.                               Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning 15 Business Days before an Interest Payment Date and ending on such Interest Payment Date.

11.                               Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

(1) To be included in Notes bearing the Private Placement Legend.

12.                               Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.                               Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.                               Amendment, Waiver

The Indenture, the Notes and the Collateral Documents may be amended or waived as set forth in Article IX of the Indenture.

15.                               Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes then outstanding may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Company are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee and the Collateral Agent may refuse to enforce the Indenture or the Notes unless each receives indemnity or security reasonably satisfactory to each of the Trustee and the Collateral Agent. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

16.                               Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.                               No Recourse Against Others

A director, officer, employee, incorporator, stockholder or controlling person, as such, of Parent, the Company or any Subsidiary Guarantor shall not have any liability for any obligations of Parent, the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

18.          Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

19.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

20.                               CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

21.                               Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity shall be released from those obligations.

22.                               Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Reddy Ice Corporation

8750 North Central Expressway

Suite 800

Dallas, Texas 75231

Attention: Steven J. Janusek

Facsimile No.: (214) 528-1532

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                                                                                 agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $ [                               ]. The following increases or decreases in this Global Note have been made:

Principal Amount of this
	Amount of decrease in	Amount of increase in	Global Note following	Signature of authorized
Date of	Principal Amount of this	Principal Amount of this	such decrease or	signatory of Trustee or
Exchange	Global Note	Global Note	increase	Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐	☐

3.7	3.9

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

PARENT GUARANTY

Pursuant to the Indenture (the “Indenture”) dated as of March 15, 2010, as amended and restated as of                       , 2012, among Reddy Ice Corporation, Reddy Ice Holdings, Inc. (“Parent” and the “Guarantor”), the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and as collateral agent, the Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness, as primary obligor and not merely as surety, to each Holder of the Notes, to the extent lawful, and the Trustee and Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under the Indenture and the Notes (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Parent agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Parent Guaranty notwithstanding any extension or renewal of any Guarantor Obligation.

The Guarantor Obligations of Parent to the Holders of the Notes pursuant to the Parent Guaranty and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Parent Guaranty.

Parent also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent and the Holders in enforcing any rights under this Parent Guaranty.

REDDY ICE HOLDINGS, INC.

By:
Name:
Title:

[FORM OF SUBSIDIARY GUARANTY]

Pursuant to the Indenture (the “Indenture”) dated as of March 15, 2010, as amended and restated as of                         , 2012, among Reddy Ice Corporation, Reddy Ice Holdings, Inc. (“Parent”), the Subsidiary Guarantors party thereto (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and as collateral agent, each Subsidiary Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee and Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under the Indenture and the Notes (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Parent, the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Each Subsidiary Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Subsidiary Guaranty notwithstanding any extension or renewal of any Guarantor Obligation.

The Guarantor Obligations of the Guarantors to the Holders of the Notes pursuant to the Subsidiary Guaranty and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guaranty.

Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent and the Holders in enforcing any rights under this Subsidiary Guaranty.

[Name of Subsidiary]

By:
Name:
Title:

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Reddy Ice Corporation

8750 North Central Expressway

Suite 800

Dallas, Texas 75231

Attention: Steven J. Janusek

Facsimile No.: (214) 528-1532

Wells Fargo Bank N.A.

750 N. Saint Paul Place, Suite 1750

Dallas, TX 75201

Attention: Corporate, Municipal & Escrow Services

Facsimile: 214-756-7401

Re: 11.25% Senior Secured Notes due 2015

Reference is hereby made to the Indenture, dated as of March 15, 2010, as amended and restated as of                       , 2012 (the “Indenture”), among Reddy Ice Corporation, as Issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $       in such Note[s] or interests (the “Transfer”), to          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.      ☐                                Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.      ☐                                Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.      ☐                                Check and complete if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)      ☐                           such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)      ☐                           or such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)           ☐           such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.              ☐            Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)          ☐           Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)          ☐           Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)           ☐           Check if Transfer is pursuant to other exemption.  (i)  The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the

Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                      The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

	(i)	☐ 144A Global Note (CUSIP [ ]), or

	(ii)	☐ Regulation S Global Note (CUSIP [ ])), or

(b)	☐	a Restricted Definitive Note.

2.                                      After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐	a beneficial interest in the:

	(i)	☐	144A Global Note (CUSIP [ ]), or

	(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

	(iii)	☐	Unrestricted Global Note (CUSIP [ ]), or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Reddy Ice Corporation

8750 North Central Expressway

Suite 800

Dallas, Texas 75231

Attention: Steven J. Janusek

Facsimile No.: (214) 528-1532

Wells Fargo Bank N.A.

750 N. Saint Paul Place, Suite 1750

Dallas, TX 75201

Attention: Corporate, Municipal & Escrow Services

Facsimile: 214-756-7401

Re: 11.25% Senior Secured Notes due 2015

(CUSIP [                ])

Reference is hereby made to the Indenture, dated as of March 15, 2010 (the “Indenture”), among Reddy Ice Corporation, as Issuer (the “Company”), the Guarantors named therein and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                  in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)         ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)         ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)          ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)         ☐            Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                                      Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)         ☐            Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)         ☐            Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF MORTGAGE

REDDY ICE CORPORATION,

a Nevada corporation,

Mortgagor

to

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent,

Mortgagee

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

Dated as of March 15, 2010

This instrument affects certain real and personal property

located at                   ,

in            County,

State of                (the “State”).

Record and return to:

Athy A. Mobilia, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

.

This instrument was prepared by the above-named attorney.

[NB: SUBJECT TO LOCAL COUNSEL REVIEW FOR EACH JURISDICTION]

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING, dated as of March 15, 2010 (this “Mortgage”), made by REDDY ICE CORPORATION, a Nevada corporation (the “Mortgagor” or “Company” ), having an address at 8750 N. Central Expressway, Suite 1800, Dallas, Texas 75231, to WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, having an address at 1445 Ross Avenue, 2nd Floor, Dallas, Texas 75202-2812, as Collateral Agent for the Secured Parties (as defined in the Indenture (as hereinafter defined)) (together with its successors and assigns in such capacity from time to time, the “Mortgagee” or “Collateral Agent”).

Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Mortgage, including its preamble and recitals, shall have the meaning assigned to such term in the Indenture (as defined below).

W I T N E S S E T H T H A T:

WHEREAS, the Mortgagor is on the date of delivery hereof the owner of fee title to the parcels of land described in Exhibit A hereto (the “Land”) and of the Improvements (as hereinafter defined);

WHEREAS, pursuant to (i) the Indenture dated as of March 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, REDDY ICE HOLDINGS, INC. (“Parent”), certain subsidiaries of the Company from time to time parties thereto (the “Subsidiary Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee and as collateral agent, and (ii) the Purchase Agreements dated February 26, 2010 and March 3, 2010 (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Purchase Agreement”) among the Company, Parent and J.P. Morgan Securities Inc., as representative of the several initial purchasers named in Schedule I thereto (the “Initial Purchasers”), the Company has issued or will issue $300,000,000 aggregate principal amount of its 11.25% Senior Secured Notes due 2015 (such notes, together with the Exchange Notes and any Additional Notes issued from time to time under the Indenture, the “Notes”) upon the terms and subject to the conditions set forth therein.

WHEREAS, the Mortgagee has been appointed to serve as Collateral Agent under the Indenture and, in such capacity, to enter into this Mortgage;

WHEREAS, the Collateral Agent, the Credit Agreement Collateral Agent (as defined in the Intercreditor Agreement, as hereinafter defined) and the other parties thereto have entered into that certain First Lien Intercreditor Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor

Agreement”), which sets forth the relative priorities of their respective security interests in the “Collateral” (as defined therein), including, without limitation, the Collateral (as defined herein), as to which the Collateral Agent (on behalf of the Secured Parties) and the Credit Agreement Collateral Agent (on behalf of the Credit Agreement Secured Parties (as defined in the Intercreditor Agreement)) in accordance with the provisions of the Intercreditor Agreement have a lien thereon securing the First Lien Obligations (as defined in the Intercreditor Agreement) including, the Obligations (as defined in the Security Agreement), the Credit Agreement Obligations (as defined in the Intercreditor Agreement) and the Additional First Lien Obligations (as defined in the Intercreditor Agreement) if any, that is equal in priority; provided that the Credit Agreement Obligations shall have priority in right of payment to the extent set forth in, and in accordance with the provisions of, the Intercreditor Agreement;

WHEREAS, (i) as a material inducement for the Initial Purchasers to purchase the Notes under the Purchase Agreement and the Collateral Agent to enter into the Indenture, (ii) to secure the payment and performance of the Company’s obligations under the Indenture, the Notes, the Collateral Documents, the Intercreditor Agreement and the Junior Lien Intercreditor Agreement (the “Notes Documents”), and (iii) to secure the payment and performance of the Obligations, the Mortgagor is required to execute and deliver this Mortgage to the Mortgagee; and

WHEREAS, the Mortgagor has duly authorized the execution, delivery and performance of this Mortgage.

G R A N T:

NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants herein contained, and for the purpose of securing the Obligations for the benefit of the Secured Parties, the Mortgagor hereby irrevocably grants, bargains, sells, mortgages, warrants, aliens, demises, releases, hypothecates, pledges, assigns, transfers and conveys to the Mortgagee for the benefit of the other Secured Parties and their successors and assigns, forever, all of the following (the “Collateral”):

(a)                                 Real Estate. All of the Land and all additional lands and estates therein now owned or hereafter acquired by the Mortgagor for use or development with the Land or any portion thereof, together with all and singular the tenements, rights, easements, hereditaments, rights of way, privileges, liberties, appendages and appurtenances now or hereafter belonging or in any way pertaining to the Land and such additional lands and estates therein (including, without limitation, all rights relating to storm and sanitary sewer, water, minerals, gas, electric, railway and telephone services) and any after acquired title to any of the foregoing (herein collectively referred to as the “Real Estate”);

(b)                                 Improvements. All buildings, structures and other improvements and any additions and alterations thereto or replacements thereof, now or hereafter built, constructed or located upon the Real Estate; and, to the extent that any of the following items of property constitutes fixtures under applicable laws, all furnishings, fixtures, equipment, machinery, building and construction materials and other articles of every kind and nature whatsoever and all replacements thereof, now or hereafter affixed or attached to, placed upon or used in any way in connection with the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Real Estate or such buildings, structures and other improvements and all other articles of property which are considered fixtures under applicable law (such buildings, structures and other improvements and such other property are herein collectively referred to as the “Improvements”; the Real Estate and the Improvements are herein collectively referred to as the “Property”);

(c)                                  Other Tangible Property. All of the Mortgagor’s right, title and interest in and to all building materials, goods, construction materials and all other tangible property of any kind or character, together with all replacements thereof, now or hereafter located on or in or used or useful in connection with the complete and comfortable use, enjoyment, occupation, operation, development and/or maintenance of the Property, regardless of whether or not located on or in the Property or located elsewhere for purposes of storage, fabrication or otherwise (herein collectively referred to as the “Goods”);

(d)                                 Intangibles. All of the Mortgagor’s right, title and interest in and to goodwill, trademarks, trade names, option rights, purchase contracts, real and personal property tax refunds, books and records and general intangibles of the Mortgagor relating to the Property and all accounts, contract rights, instruments, chattel paper and other rights of the Mortgagor for the payment of money for property sold or lent, for services rendered, for money lent, or for advances or deposits made, and any other intangible property of the Mortgagor relating to the Property (herein collectively referred to as the “Intangibles”);

(e)                                  Leases. All rights of the Mortgagor in, to and under all leases, licenses, occupancy agreements, concessions and other arrangements, oral or written, now existing or hereafter entered into, whereby any Person agrees to pay money or any other consideration for the use, possession or occupancy of, or any estate in, the Property or any portion thereof or interest therein (herein collectively referred to as the “Leases”), and the right, subject to applicable law, upon the occurrence of any Event of Default hereunder, to receive and collect the Rents (as hereinafter defined) paid or payable thereunder;

(f)                                   Plans. All rights of the Mortgagor in and to all plans and specifications, designs, drawings and other information, materials and matters heretofore or hereafter prepared relating to the Improvements or any construction on the Real Estate (herein collectively referred to as the “Plans”);

(g)                                  Permits. All rights of the Mortgagor, in, to and under all permits, franchises, licenses, approvals and other authorizations respecting the use, occupation and operation of the Property and every part thereof and respecting any business or other activity conducted on or from the Property, and any product or proceed thereof or therefrom, including, without limitation, all building permits, certificates of occupancy and other licenses, permits and approvals issued by governmental authorities having jurisdiction (herein collectively referred to as the “Permits”);

(h)           Contracts. All right, title and interest of the Mortgagor in and to all agreements, contracts, certificates, instruments, warranties, appraisals, engineering, environmental, soils, insurance and other reports and studies, books, records, correspondence, files and advertising materials, and other documents, now or hereafter obtained or entered into, as the case may be, pertaining to the construction, use, occupancy, possession, operation, management, leasing, maintenance and/or ownership of the Property and all right, title and interest of the Mortgagor therein (herein collectively referred to as the “Contracts”);

(i)            Leases of Furniture, Furnishings and Equipment. All right, title and interest of the Mortgagor as lessee in, to and under any leases of furniture, furnishings, equipment and any other Goods now or hereafter installed in or at any time used in connection with the Property;

(j)            Rents. All of the Mortgagor’s right, title and interest in and to rents, issues, profits, royalties, avails, income and other benefits derived or owned, directly or indirectly, by the Mortgagor from the Property, including, without limitation, any cash or other securities deposited to secure performance by tenants, under the Leases (herein collectively referred to as “Rents”);

(k)           Proceeds. All of the Mortgagor’s right, title and interest in and to proceeds of the conversion, voluntary or involuntary of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards (herein collectively referred to as “Proceeds”); and

(l)            Other Property. All of the Mortgagor’s right, title and interest in and to other property and rights of the Mortgagor of every kind and character relating to the Property, and all proceeds and products of any of the foregoing;

[AND, without limiting any of the other provisions of this Mortgage, the Mortgagor expressly grants to the Mortgagee, as secured party, a security interest in all of those portions of the Collateral which are or may be subject to the State Uniform Commercial Code provisions applicable to secured transactions. This Mortgage shall also constitute a “fixture filing” for purposes of the State Uniform Commercial Code. All or part of the Collateral are or are to become fixtures; information concerning the security interest granted herein may be obtained from either party at the address of such party set forth herein for purposes of the security interest herein granted, the addresses of the debtor (Mortgagor) and secured party (Mortgagee) are set forth in the first paragraph of this Mortgage](2);

TO HAVE AND TO HOLD the Collateral, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the

(2)           Local counsel to advise if additional information is need to order for mortgage to constitute a valid fixture filing.

Collateral and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns forever, for the purpose of securing the payment and performance of and compliance with each and every one of the Obligations.

Notwithstanding the foregoing provisions of this section, Collateral shall not include a grant of any of the Mortgagor’s right, title or interest in any Lease, Plan, Permit, Contract or lease of furniture, furnishings or equipment (A) that prohibits or requires the consent of any Person other than the Mortgagor which has not been obtained as a condition to the creation by Parent or Mortgagor of a Lien on any right, title or interest in such Lease, Plan, Permit, Contract or lease of furniture, furnishings or equipment or (B) to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other requirement of law.

FURTHER to secure the full, timely and proper payment and performance of the Obligations, the Mortgagor hereby covenants and agrees with and warrants to the Mortgagee as follows:

ARTICLE I

COVENANTS AND AGREEMENTS OF THE MORTGAGOR

SECTION 1.1.  Payment of Obligations. The Mortgagor agrees that it will duly and punctually pay and perform or cause to be paid and performed each of the Obligations, at the time and in accordance with the terms of the Notes Documents.

SECTION 1.2.  Title to Collateral, etc. The Mortgagor represents and warrants to and covenants with the Mortgagee that as of the date hereof and at all times hereafter while this Mortgage is outstanding, the Mortgagor (1) is and shall be the absolute owner of the legal and beneficial title to the Property and to all other property included in the Collateral, and (2) has and shall have fee simple title to the Property, subject to the Liens described in the definition of “Permitted Liens” set forth in the Indenture.

SECTION 1.3.  Representations and Warranties. In order to induce the Mortgagee to enter into this Mortgage, the Indenture and the other Notes Documents, the Mortgagor agrees that the representations and warranties of the Mortgagor set forth in Sections 3(a), (f), (h), (m), (r), (y), (bb), (uu), and (ww) of the Purchase Agreement, solely to the extent applicable to the Property, this Mortgage and/or Mortgagor in its capacity as mortgagor hereunder and not as the Company/Issuer generally under the Notes Documents, are incorporated into this Mortgage by reference as if fully set forth herein and are of full force and effect as if made by Mortgagor herein.

SECTION 1.4.  Mortgagor’s Covenants. In order to induce the Mortgagee to enter into this Mortgage, the Indenture and the other Notes Documents, the Mortgagor agrees that the covenants of Mortgagor set forth in Sections 3.5, 3.10. 3.11 and 3.15(a) of the Indenture, solely to the extent applicable to the Property, this Mortgage and/or Mortgagor in its capacity as mortgagor hereunder and not as the Company/Issuer generally under the Notes Documents, are incorporated into this Mortgage mutatis mutandis by reference as if fully set forth herein and are of full force and effect as if made by Mortgagor herein.

SECTION 1.5.  Maintenance of Existence; Compliance with Laws, etc. The Mortgagor agrees to preserve and maintain its legal existence (except as may be permitted under the Notes Documents), and comply in all material respects with (i) the terms of (and shall perform) its obligations under all material agreements to which it is a party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement) and (ii) all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all taxes, imposed upon the Mortgagor or upon the Collateral except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Mortgagor, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 1.6.  Environmental Law.

(a)           The Mortgagor agrees to use and operate the Collateral in compliance with all Environmental Laws (as defined in the Purchase Agreement), maintain all permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, handle all materials or substances that (a) constitute a “hazardous substance” as defined by CERCLA, “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended, or a “pollutant”, “contaminant”, “hazardous material”, “hazardous chemical”, or “regulated substance” within the meaning of any applicable Environmental Laws, or (b) are otherwise regulated by, or that otherwise gives rise to liability under, any applicable Environmental Laws (including, without limitation, any substance that contains any ammonia, ammonia hydroxide, asbestos, polychlorinated biphenyls, or petroleum, or that is flammable, explosive, radioactive or corrosive) (collectively, “Hazardous Substances”) in compliance with all applicable Environmental Laws, take timely action to resolve any non-compliance with or potential liability under Environmental Laws and keep the Collateral free of any Lien imposed by any Environmental Law (unless such non-compliance, liability or Lien is being contested in good faith and consistent with GAAP or could not reasonably be expected to result in a Material Adverse Effect).

(b)           The Mortgagor agrees to promptly notify the Mortgagee of any potential non-compliance with or liability under any Environmental Law involving a potential loss to the Mortgagor of greater than $1,000,000, individually or $2,500,000 in the aggregate and promptly provide to the Mortgagee upon its request any written claim, complaint, report, notice, inquiry or other document relating thereto.

(c)           The Mortgagee does not owe a duty of care to protect Mortgagor or any other party against, or to inform Mortgagor or any other party of, any Hazardous Substances or any other adverse condition affecting the Property. After and during the continuance of an Event of Default related to Section 1.6(a) and/or 1.6(b) above (an “Environmental Default”) (or, if Mortgagee believes, upon reasonably reliable information and with good-faith belief, that Mortgagor has committed an act that but for notice or the passage of time would constitute an Environmental Default), Mortgagee (and its agents and representatives) shall have the right

(subject to Section 1.9 below, if not during an Event of Default) to enter and visit the Property for the purposes of taking and removing environmental samples and conducting tests on any part of the Property. Mortgagor shall indemnify Mortgagee (to the extent not otherwise provided in Section 7.6 of the Indenture) on demand for the costs of any costs and reasonable out-of-pocket expenses (including reasonable legal expenses and reasonable environmental investigation and testing expenses) arising from an Environmental Default. Mortgagee will make reasonable efforts during any site visit, observation or testing conducted pursuant this Paragraph to avoid interfering with Mortgagor’s use of the Property. Mortgagee is under no duty, however, to visit or observe the Property or to conduct tests, and any such acts by Mortgagee will be solely for the purposes of protecting Mortgagee’s security and preserving Mortgagee’s rights under this Mortgage. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any Event of Default of Mortgagor; (ii) impose any liability on Mortgagee (except and only to the extent due to Mortgagee’s own negligence or willful misconduct, damage to the Property or exacerbation of a pre-existing environmental problem, all of which Mortgagee hereby indemnifies Mortgagor against and covenants to promptly repair and restore, as applicable); or (iii) be a representation or warranty of any kind regarding the Property (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event Mortgagee has (or potentially has) a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to Mortgagor, any other party or any regulatory authority, Mortgagee shall not disclose such Environmental Report without Mortgagor’s prior written consent (or, if required to disclose to any regulatory authority, without prior notice to Mortgagor and permitting Mortgagor an opportunity to object to such disclosure). Mortgagor further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to Mortgagor by Mortgagee or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of Mortgagor) by Mortgagor without advice or assistance from Mortgagee.

SECTION 1.7.  Assignment of Leases and Rents. During the term hereof, the Mortgagor absolutely, presently, unconditionally and irrevocably pledges, grants, sells, conveys, delivers, hypothecates, assigns, transfers and sets over to the Mortgagee (for its benefit and for the benefit of the other Secured Parties), and grants to the Mortgagee (for its benefit and for the benefit of the other Secured Parties) all of the Mortgagor’s estate, right, title, interest, claim and demand, as landlord, under any and all of the Leases, including, without limitation the immediate and continuing right to receive and collect Rents payable by any tenant pursuant to any Lease and the full power and authority, in the name of the Mortgagor or otherwise, to take all other actions whatsoever which the Mortgagor, as landlord, is or may be entitled to take under any of the Leases. Prior to an Event of Default, Mortgagor shall have a license to collect and receive all Rents and to enforce the Leases.

SECTION 1.8.  Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[     ], plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, plus, to the extent permitted under the Indenture, expenses incurred by the Mortgagee by reason of any Event of Default by the Mortgagor under the terms hereof, together with interest thereon (if/as provided in the Indenture), all of which amount shall be secured hereby.

SECTION 1.9.  Inspection. The Mortgagor shall permit the Mortgagee, and its agents, representatives and employees, upon reasonable prior notice to the Mortgagor, to inspect the Collateral and all books and records located thereon provided, that such inspections shall not materially interfere with the use and operation of the Collateral.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES, ETC.

SECTION 2.1.  Events of Default; Acceleration. If an “Event of Default” (pursuant to and as defined in the Indenture) shall have occurred and be continuing, then and in any such event the Mortgagee may at any time thereafter (unless all Events of Default shall theretofore have been remedied and all reasonable and actually incurred out-of-pocket costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by or on behalf of the Mortgagee, shall have been paid in full) declare, by written notice to the Mortgagor, the Obligations to be due and payable immediately or on a date specified in such notice (provided that, upon the occurrence of any Event of Default on the part of Mortgagor as described in Section 6.1(a)(vii) or Section 6.1(a)(viii) of the Indenture, the Obligations shall automatically become due and payable), and on such date the same shall be and become due and payable, together with interest accrued thereon (if/as provided in the Indenture), without presentment, demand, protest or notice, all of which the Mortgagor hereby waives. The Mortgagor will pay on written demand all reasonable and actually incurred out-of-pocket costs and expenses, including, without limitation, attorneys’ fees and expenses, incurred by or on behalf of the Mortgagee in enforcing this Mortgage, or any other Notes Document, or occasioned by any Event of Default hereunder or thereunder.

SECTION 2.2.  Legal Proceedings; Foreclosure. If an Event of Default shall have occurred and be continuing, the Mortgagee at any time may, at its election, proceed at law or in equity or otherwise to enforce the payment and performance of the Obligations in accordance with the terms hereof and to foreclose the lien of this Mortgage as against all or any part of the Collateral and to have the same sold under the judgment or decree of a court of competent jurisdiction. The Mortgagee shall be entitled to recover in such proceedings all reasonable costs incident thereto, including reasonable attorneys’ fees and reasonable expenses actually incurred in such amounts as may be fixed by the court.

SECTION 2.3.  Uniform Commercial Code Remedies. If an Event of Default shall have occurred and be continuing, the Mortgagee may exercise from time to time and at any time any rights and remedies available to it under applicable law upon default in the payment of indebtedness, including, without limitation, any right or remedy available to it as a secured party under the Uniform Commercial Code of the State.

SECTION 2.4.  Waiver of Appraisement, Valuation, etc. The Mortgagor hereby waives, to the fullest extent it may lawfully do so, the benefit of all appraisement, valuation, stay,

extension and redemption laws now or hereafter in force and all rights of marshaling in the event of any sale of the Collateral or any part thereof or any interest therein.

SECTION 2.5.  Application of Proceeds of Sale and Other Moneys. The proceeds of any sale of the Collateral or any part thereof or any interest therein under or by virtue of this Mortgage, whether pursuant to foreclosure or otherwise, and all other moneys at any time held by the Mortgagee as part of the Collateral, shall be applied as provided in the Intercreditor Agreement.

SECTION 2.6.  Appointment of Receiver. If an Event of Default shall have occurred and be continuing, the Mortgagee shall, as a matter of right, but with notice if required by law, and without regard to the adequacy of any security for the indebtedness secured hereby or the solvency of the Mortgagor, be entitled to the appointment of a receiver for all or any part of the Collateral, whether such receivership be incidental to a proposed sale of the Collateral or otherwise, and the Mortgagor hereby consents to the appointment of such a receiver and will not oppose any such appointment.

SECTION 2.7.  Remedies, etc., Cumulative. Each right, power and remedy of the Mortgagee provided for in this Mortgage, the Indenture or any other Notes Document, or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Mortgage, the Indenture or any other Notes Document, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Mortgagee of any one or more of the rights, powers or remedies provided for in this Mortgage, the Indenture, or any other Notes Document, or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Mortgagee of any or all such other rights, powers or remedies.

SECTION 2.8.  No Waiver, etc. No failure by the Mortgagee to insist upon the strict performance of any term hereof or of the Indenture, or of any other Notes Document, or to exercise any right, power or remedy consequent upon a breach hereof or thereof, shall constitute a waiver of any such term or of any such breach. No waiver of any breach shall affect or alter this Mortgage, which shall continue in full force and effect with respect to any other then existing or subsequent breach. By accepting payment or performance of any amount or other Obligations secured hereby before or after its due date, the Mortgagee shall not be deemed to have waived its right either to require prompt payment or performance when due of all other amounts and Obligations payable hereunder or to declare a default for failure to effect such prompt payment.

SECTION 2.9.  Casualty Event. If there shall occur any damage, destruction or condemnation, as the case may be, of the Collateral, the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof. The proceeds of each damage, destruction or condemnation, as the case may be, shall be applied, allocated and distributed in accordance with the provisions of the Intercreditor Agreement.

ARTICLE III

MISCELLANEOUS

SECTION 3.1.  Notices, etc. All notices and other communications provided to any of the parties hereto shall be in writing and addressed, delivered or transmitted to such party as set forth in Section 7.5 of the Security Agreement.

SECTION 3.2.  Waivers, Amendments, etc. The provisions of this Mortgage may be amended, discharged or terminated and the observance or performance of any provision of this Mortgage may be waived, either generally or in a particular instance and either retroactively or prospectively, only by an instrument in writing executed by the Mortgagor and the Mortgagee.

SECTION 3.3.  Governing Law. THIS MORTGAGE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE IN WHICH THE LAND IS LOCATED.

SECTION 3.4.  Successors and Assigns, etc. This Mortgage shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 3.5.  Waiver of Jury Trial; Submission to Jurisdiction. Section 12.8 of the Indenture is incorporated into this Mortgage by reference as if fully set forth herein and is of full force and effect as if made by Mortgagor herein.

SECTION 3.6.  Severability. Any provision of this Mortgage, the Indenture or any other Notes Document which is prohibited or unenforceable in any jurisdiction shall as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Mortgage, the Indenture or such Notes Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 3.7.  [Future Advances. This Mortgage secures all future advances, if any, under the law of the State in which the Collateral is located. Any and all future advances under this Mortgage and the Notes Documents shall have the same priority as if the future advance was made on the date that this Mortgage was recorded. This Mortgage shall secure the Obligations, whenever incurred, such Obligations to be due at the times provided in the Notes Documents. Notice is hereby given that the Obligations may increase as a result of any defaults hereunder by Mortgagor due to, for example, and without limitation, unpaid interest or late charges, unpaid taxes or insurance premiums which the Mortgagee elects to advance, defaults under leases that the Mortgagee elects to cure, attorney fees or costs incurred in enforcing the Notes Documents or other expenses incurred by the Mortgagee in protecting the Collateral, the security of this Mortgage or the Mortgagee’s rights and interests.](3)

SECTION 3.8.  Release. Upon (a) the Disposition of Collateral not in contravention of the Indenture (other than any Disposition to the Company, Parent or any Subsidiary Guarantor)

(3)           Local counsel to advise

or (b) the occurrence of the Termination Date (as defined in the Security Agreement), the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)). Upon any such Disposition or termination, the Mortgagee will, at Mortgagor’s sole expense, deliver to the Mortgagor, without any representations, warranties or recourse of any kind whatsoever, (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)) held by the Mortgagee hereunder, and execute and deliver to the Mortgagor such documents as the Mortgagor shall reasonably request to evidence such termination (including, without limitation, a partial release or satisfaction/termination of record, as appropriate, of this Mortgage).

SECTION 3.9.  Last Dollars Secured. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor. The parties agree that any payments or repayments of such Obligations by the Mortgagor shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby.

SECTION 3.10.  Concerning Mortgagee. The Mortgagor hereby irrevocably appoints the Mortgagee its attorney-in-fact, with full authority in the place and stead of such Mortgagor and in the name of the Mortgagor or otherwise, from time to time in the Mortgagee’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Mortgagee may deem necessary or advisable to accomplish the purposes of this Mortgage, including:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

(c) to file any claims or take any action or institute any proceedings which the Mortgagee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Mortgagee with respect to any of the Collateral; and

(d) to perform the affirmative obligations of the Mortgagor hereunder.

The Mortgagor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 3.10 is irrevocable and coupled with an interest.

SECTION 3.11.  Mortgagee May Perform. If Mortgagor fails to perform any agreement contained herein, upon the occurrence and during the continuance of any Event of Default, the Mortgagee may itself perform, or cause performance of, such agreement, and the expenses of the Mortgagee incurred in connection therewith shall be payable by Mortgagor pursuant to Article VII of the Indenture.

SECTION 3.12.  Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Mortgagee pursuant to this Mortgage, the exercise of any right or remedy by the Mortgagee hereunder and the obligations of the Mortgagor hereunder, in each case, with respect to the Collateral are subordinated and subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreements and the terms of this Mortgage, the terms of the Intercreditor Agreements shall govern and control.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the undersigned, by its duly elected officer(s) and pursuant to proper authority of its board of directors has duly executed, acknowledged and delivered this instrument as of the day and year first above written.

REDDY ICE CORPORATION, a Nevada
corporation

By:
Name:
Title:

ACKNOWLEDGMENT

[LOCAL COUNSEL TO PROVIDE]

EXHIBIT A

Legal Description of the Land

EXHIBIT H TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

INVESTMENT AGREEMENT

EXECUTION COPY

INVESTMENT AGREEMENT

by and among

REDDY ICE HOLDINGS, INC.,

REDDY ICE CORPORATION

and the Investor, as identified as such herein

Dated as of April 11, 2012

ii

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THIS INVESTMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 11, 2012, by and among (a) Reddy Ice Holdings, Inc., a Delaware corporation (and, to the extent it becomes such, as a debtor-in possession and as a reorganized debtor, as applicable, the “Company”), Reddy Ice Corporation, a Nevada corporation (and, to the extent it becomes such, as a debtor-in possession and as a reorganized debtor, as applicable, “Reddy Corp” and, together with the Company, each a “Reddy Party” and, collectively, the “Reddy Parties”), and (b) Centerbridge Capital Partners II, L.P., a Delaware limited partnership, and Centerbridge Capital Partners SBS II, L.P., a Delaware limited partnership (collectively, the “Investor”). Capitalized terms used in this Agreement are defined in Article XII.

RECITALS

WHEREAS, the Reddy Parties intend to implement a financial restructuring (the “Restructuring”) of the existing debt, equity and other obligations of the Reddy Parties, which Restructuring will be consummated by commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) to pursue confirmation of a chapter 11 plan of reorganization, substantially in the form attached hereto as Exhibit A (as it may be amended, supplemented or otherwise modified from time to time, together with the Plan Supplement and any other exhibits thereto, the “Plan”);

WHEREAS, subject to the entry of the Confirmation Order, the Company will be authorized to issue, on the effective date of the Plan (the “Effective Date”), new shares of 7.0% Series A Convertible Preferred Stock, par value $0.0001 per share, having the terms set forth in the Certificate of Designation attached hereto as Exhibit B (the “Series A Preferred”);

WHEREAS, pursuant to the terms of the Plan, the Company will conduct a rights offering, on the terms set forth herein and therein (the “Rights Offering”), by distributing to Eligible Holders in respect of their Allowed Second Lien Notes Claims non-transferable, non-certificated rights (“Rights”) to acquire an aggregate of 2,451,740.9 shares of Series A Preferred (the “Rights Offering Shares”) for the Exercise Price;

WHEREAS, to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, the Investor, directly or indirectly through one or more Affiliates, has agreed, among other things, to purchase on the Effective Date, and the Company agrees to sell to the Investor on the Effective Date, at the Exercise Price, the aggregate amount of Rights Offering Shares that have not been subscribed for by Eligible Holders by the Rights Offering Deadline (the “Unsubscribed Shares”);

WHEREAS, in the event that the Company enters into a definitive agreement to consummate the Arctic Acquisition, pursuant to this Agreement and subject to the terms, conditions and limitations set forth herein, the Investor, directly or indirectly through one or more Affiliates, has agreed, among other things, to purchase, and the Company has agreed to sell to the Investor, additional shares of Series A Preferred in connection with, and to finance, in part, the closing of the Arctic Acquisition; and

WHEREAS, in the event that an Arctic Termination event has occurred, pursuant to this Agreement and subject to the terms, conditions and limitations set forth herein, the Investor, directly or indirectly through one or more Affiliates, has agreed, among other things, to exchange a portion of the First Lien Notes held by the Investor (or one or more of its Affiliates or Related Funds) for, and the Company has agreed to issue to the Investor in exchange therefor, additional shares of Series A Preferred.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Reddy Parties and the Investor agree as follows.

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1            Rights Offering Shares.

(a)           The Company will commence the Rights Offering as promptly as practicable, but in any event within one Business Day, following the entry of the Rights Offering Order by the Bankruptcy Court. The Rights Offering shall be conducted and consummated on the terms, subject to the conditions and limitations and in accordance with the procedures set forth on Exhibit C hereto (the “Rights Offering Procedures”).

(b)           On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties, set forth in this Agreement, the Investor hereby agrees to, and to cause its Affiliates and Related Funds to, exercise in full all Rights distributed to the Investor and its Affiliates and Related Funds in the Rights Offering on the terms set forth in this Agreement, the Plan and the Rights Offering Procedures.

(c)           The Company hereby agrees and undertakes to deliver to the Investor, by facsimile transmission, a certification by an executive officer of the Company (including any supporting information reasonably requested by the Investor) of either (i) a true and accurate calculation of the number of Unsubscribed Shares, and the aggregate Exercise Price to be paid therefor (a “Purchase Notice”), or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the obligations of the Investor pursuant to Section 1.1(d) are terminated (a “Satisfaction Notice”), in either case as promptly as practicable after the Rights Offering Deadline and, in any event, at least five (5) Business Days prior to the Effective Date (the date of delivery of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).

(d)           On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties, set forth in this Agreement (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order), the Investor hereby agrees to purchase on the Effective Date, and the Company hereby agrees to sell and issue to the Investor, at the Exercise Price, each of the Unsubscribed Shares.

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(e)           On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties, set forth in this Agreement (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order), the Investor hereby agrees to purchase on the Effective Date, and the Company hereby agrees to sell and issue to the Investor, for an aggregate purchase price equal to the Investor Initial Closing Amount, the Investor Initial Closing Shares and the one authorized share of Class A Common Stock, par value $0.0001 per share, of the Company at the Initial Closing Date. The Investor Initial Closing Shares, including the one authorized share of Class A Common Stock of the Company, that are to be purchased by the Investor pursuant to this Section 1.1(e), together with the Unsubscribed Shares that the Investor is required to purchase pursuant to Section 1.1(d), the shares of Series A Preferred to be purchased by the Investor pursuant to its exercise of Rights in the Rights Offering in accordance with Section 1.1(b) and the shares of Series A Preferred, if any, purchased by the Investor pursuant to Section 1.1(g) are referred to herein, collectively, as the “Investor Shares.”

(f)            All Series A Preferred shares to be issued to the Investor pursuant to Section 1.1(b), Section 1.1(d), Section 1.1(e), Section 1.1(g), Section 1.2, Section 1.3 or otherwise in connection with the Contemplated Transactions will be delivered to the Investor free and clear of any and all Encumbrances (other than those arising under the Stockholders Agreement or applicable securities Laws) with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company.

(g)           Notwithstanding anything to the contrary set forth herein, upon the request of the Company, the Investor may elect, in its sole discretion, to waive the conditions set forth in Section 6.1(l) and Section 6.1(m) and to consummate the Initial Closing (subject to the satisfaction (or waiver by the applicable party) of the other conditions set forth herein); provided, that (i) at such Initial Closing, on the terms, subject to the conditions and limitations, and in reliance on the representations and warranties, set forth in this Agreement (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order), the Investor shall purchase, and the Company shall sell and issue to the Investor, for an aggregate purchase price equal to $17,500,000, all of the Rights Offering Shares and (ii) concurrently with or promptly thereafter, the Company shall commence and effectuate the Rights Offering in accordance with the Rights Offering Procedures and the Rights Offering Order as if the Company had not first issued or sold such offered Rights Offering Shares to the Investor. In the event that any Eligible Holder duly and properly exercises their Rights in accordance with the Rights Offering Procedures and purchases their respective Rights Offering Shares in the Rights Offering, then the Company shall repurchase and redeem, at a price per share equal to the Exercise Price, a corresponding amount of Rights Offering Shares acquired by the Investor pursuant to this Section 1.1(g) and such repurchased shares shall be retired and cancelled without any further action by the Investor or the Company (other than the payment by the Company of such repurchase price and the delivery by the Investor of any share certificates, if applicable).

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Section 1.2            Investor Acquisition Closing Shares. In the event the Investor consents to the consummation of the Arctic Acquisition (which consent Investor may withhold in its sole and absolute discretion for any reason or for no reason), on the terms, subject to the conditions and limitations, and in reliance on the representations and warranties, set forth in this Agreement (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order), the Investor hereby agrees to purchase from the Company at the Acquisition Closing, if any, and the Company hereby agrees to sell and issue to the Investor, for a price equal to the Investor Acquisition Closing Amount, the Investor Acquisition Closing Shares.

Section 1.3            First Lien Equitization Shares. In the event of an Arctic Termination, on the terms, subject to the conditions and limitations, and in reliance on the representations and warranties, set forth in this Agreement (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order), the Investor hereby agrees to acquire from the Company at the Equitization Closing, if any, and the Company hereby agrees to sell and issue to the Investor, the First Lien Equitization Shares, in exchange for First Lien Notes held by the Investor representing an aggregate amount in principal and accrued interest equal to $68,180,000 as of the Equitization Closing (the “Equitization Notes”), which First Lien Notes shall be cancelled concurrently therewith.  The transactions contemplated by this Section 1.3 are referred to herein as the “Investor Equitization.”

Section 1.4            Closings.

(a)           The Initial Closing. The closing of the purchase and sale of the Investor Shares hereunder (the “Initial Closing”) will occur at 10:00 a.m., New York City time, on the Effective Date, subject to the satisfaction or waiver (by the party having the benefit of any such condition) of all conditions to closing set forth in Article VI (other than the conditions to be satisfied concurrently with the Initial Closing, which shall be satisfied or waived concurrently with the Initial Closing). At the Initial Closing, (i) the Investor shall pay to the Company an amount equal to the product of (A) the number of Investor Shares and (B) the Exercise Price, by wire transfer of immediately available funds to an account designated by the Company at least two (2) Business Days prior to the anticipated Effective Date, and (ii) the Company shall deliver to the Investor (x) a certificate or certificates duly executed on behalf of the Company registered in the name of the Investor (or its designee) representing the Investor Shares and (y) such other certificates, counterparts to agreements, documents or instruments required by it to be delivered to the Investor pursuant to Article VI.  The agreements, instruments, certificates and other documents to be delivered at the Initial Closing by or on behalf of the Company will be delivered to the Investor at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or such other location as may be mutually agreed upon by the Company and the Investor.  The date on which the Initial Closing occurs is the “Initial Closing Date.”

(b)           The Acquisition Closing. In the event of the consummation of the Arctic Acquisition, the closing of the purchase and sale, if any, of the Investor Acquisition Closing Shares hereunder (the “Acquisition Closing”) will occur at 10:00 a.m., New York City time, on the date on which all conditions to closing set forth in Article VII

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(other than the conditions to be satisfied concurrently with the Acquisition Closing, which shall be satisfied or waived concurrently with the Acquisition Closing) have been satisfied or waived (by the party having the benefit of any such condition) or such other date, time and place to which the Company and the Investor may agree in writing. At the Acquisition Closing, if any, (i) the Investor shall pay to the Company an amount equal to the Investor Acquisition Closing Amount by wire transfer of immediately available funds to an account designated by the Company at least two (2) Business Days prior to the anticipated Acquisition Closing Date, and (ii) the Company shall deliver to the Investor (x) a certificate or certificates duly executed on behalf of the Company registered in the name of the Investor (or its designee) representing the Investor Acquisition Closing Shares and (y) such other certificates, counterparts to agreements, documents or instruments required by it to be delivered to the Investor pursuant to Article VII. The agreements, instruments, certificates and other documents to be delivered at the Acquisition Closing by or on behalf of the Company will be delivered to the Investor at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or such other location as may be mutually agreed upon by the Company and the Investor. The date, if any, on which the Acquisition Closing occurs is the “Acquisition Closing Date.”

(c)           The Equitization Closing.  In the event of an Arctic Termination, the closing of the Investor Equitization, if any, hereunder (the “Equitization Closing” and, together with the Initial Closing and the Acquisition Closing, each a “Closing”) will occur at 10:00 a.m., New York City time, on the first Business Day immediately following the date on which (i) all conditions to closing set forth in Article VIII (other than the conditions to be satisfied concurrently with the Equitization Closing, which shall be satisfied or waived concurrently with the Equitization Closing) have been satisfied or waived (by the party having the benefit of any such condition) or such other date, time and place to which the Company and the Investor may agree in writing and (ii) either (x) subject to the Company’s compliance with the covenants and agreements with respect to the pursuit of the Arctic Acquisition that are set forth in this Agreement, the Plan and the Restructuring Support Agreement, a final determination is made by the Company, with the consent of the Investor in its sole discretion, to abandon or no longer pursue the potential Arctic Acquisition or (y) if earlier, an Arctic Acquisition being consummated by a third party (the events set forth in the foregoing clauses (ii), an “Arctic Termination”). At the Equitization Closing, if any, (A) the Investor shall deliver the Equitization Notes to the Company, and (B) the Company shall deliver to the Investor (x) a certificate or certificates duly executed on behalf of the Company registered in the name of the Investor (or its designee) representing the First Lien Equitization Shares and (y) such other certificates, counterparts to agreements, documents or instruments required by it to be delivered to the Investor pursuant to Article VIII.  The agreements, instruments, certificates and other documents to be delivered at the Equitization Closing by or on behalf of the Company will be delivered to the Investor at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 or such other location as may be mutually agreed upon by the Company and the Investor. The date, if any, on which the Equitization Closing occurs is the “Equitization Closing Date” (together with the Initial Closing Date and the Acquisition Closing Date, each a “Closing Date”).

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(d)           Anything in this Agreement to the contrary notwithstanding (but without limiting the provisions of Section 11.4), the Investor, in its sole discretion, may designate that some or all of the Series A Preferred shares be issued in the name of, and delivered to, one or more of its Affiliates or Related Funds or any other Person, in each case over which the Investor, or any group of its Affiliates or Related Funds controlled by Investor, collectively exercise control.

Section 1.5            Transaction Expenses.

(a)           As part of the adequate protection required to be provided to the holders of the First Lien Notes and Second Lien Notes for the priming of their liens pursuant to the Debtors’ DIP Order (as defined in the Plan), all accrued and unpaid Transaction Expenses and Arctic Transaction Expenses shall be reimbursed or paid, as the case may be, after the Petition Date pursuant to the DIP Order and in accordance with the Approved Budget (as defined in the DIP Order).

(b)           Whether or not the Restructuring Transactions are consummated, the Reddy Parties hereby agree to reimburse or pay, as the case may be, all Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses incurred prior to the Petition Date shall be paid after the Petition Date and after the Reddy Parties receive the initial funds pursuant to the DIP Order in accordance with the Approved Budget, (ii) all accrued and unpaid Transaction Expenses incurred on and after the Petition Date shall be paid on a regular and continuing basis promptly (but in any event within five (5) Business Days) after invoices are presented to the Company without Bankruptcy Court review or further Bankruptcy Court order but in accordance with the Approved Budget, (iii) all then accrued and unpaid Transaction Expenses shall be paid in full on the Effective Date at the Initial Closing and (iv) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall be paid in full promptly (but in any event within two (2) Business Days) after invoices are presented to the Company without Bankruptcy Court review or further Bankruptcy Court order but in accordance with the Approved Budget. All Transaction Expenses of the Investor shall be paid to the Investor (or its designee) in cash by wire transfer of immediately available funds to the account(s) specified by the Investor.

(c)           Whether or not the Arctic Acquisition is consummated, the Reddy Parties hereby agree to reimburse or pay, as the case may be, in accordance with the Approved Budget, as applicable, all Acquisition Transaction Expenses as follows: (i) all accrued and unpaid Acquisition Transaction Expenses shall be paid in full on the Acquisition Closing Date at the Acquisition Closing, (ii) upon termination of this Agreement, all accrued and unpaid Acquisition Transaction Expenses incurred up to (and including) the date of such termination shall be paid in full promptly (but in any event within two (2) Business Days) after invoices are presented to the Company without Bankruptcy Court review or further Bankruptcy Court order and (iii) upon the occurrence of an Arctic Termination, all accrued and unpaid Acquisition Transaction Expenses incurred up to (and including) such date shall be paid in full promptly (but in any event within two (2) Business Days) after invoices are presented to the Company. All Acquisition Transaction

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Expenses shall be paid to the Investor (or its designee) in cash by wire transfer of immediately available funds to the account(s) specified by the Investor.

(d)           The terms set forth in this Section 1.5 shall survive termination of this Agreement and shall remain in full force and effect.  The obligations set forth in this Section 1.5 are in addition to, and do not limit, the Reddy Parties’ obligations under Article IX and Article X.

Section 1.6            Administrative Expense. Amounts required to be paid by the Company pursuant to Section 1.5 shall constitute allowed superpriority administrative expenses under the Bankruptcy Code (which shall be an administrative expense claim of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE REDDY PARTIES

The Reddy Parties, jointly and severally, represent and warrant to the Investor as set forth below (except as disclosed in the Exchange Act Documents or provided in the Plan).

Section 2.1            Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now conducted and is presently contemplated to be conducted. The Company is duly qualified or registered to do business as a foreign entity and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 2.2            Capitalization of the Company. As of the Effective Date, the authorized capital stock of the Company will consist entirely of the New Common Stock and the Series A Preferred, the number of authorized shares of which shall be as set forth in the certificate of incorporation of the Company, as amended to reflect the terms set forth on the applicable exhibit to the Plan (the “Effective Date Charter”). As of the Effective Date, the only shares of New Common Stock and Series A Preferred that shall be issued and outstanding shall be those shares of New Common Stock and Series A Preferred that shall have been issued in accordance with this Agreement and the Plan.  Except as set forth on Schedule 2.2 hereto, as of the Effective Date, there will be no options, warrants, securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give any Person any right to acquire, shares of capital stock or other securities of the Company or to receive payments based in whole or in part upon the value of the capital stock of the Company, whether pursuant to a phantom stock plan or otherwise.  As of the Effective Date, and except as provided hereunder or contemplated by the Plan, there will be no Contracts relating to the issuance, grant, sale or transfer of any equity securities, options, warrants, convertible securities or other securities of the Company.  Except as contemplated by the Plan, as of the Effective Date, there will be no Contracts of the Company to repurchase, redeem or otherwise acquire any of its equity securities, options, warrants, convertible securities or other securities and, other than pursuant to the Stockholders Agreement, the Company will not have granted any registration rights with respect

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to any of its securities or any securities of any of its Subsidiaries. As of the Effective Date, all of the outstanding shares of New Common Stock and Series A Preferred will have been duly authorized and validly issued, fully paid and nonassessable, and will not be issued in violation of the Securities Act or any other applicable Laws (including state “blue sky” Laws).

Section 2.3            Organization and Capitalization of the Subsidiaries.

(a)           Schedule 2.3(a) hereto sets forth the name and jurisdiction of incorporation or organization (as applicable) of each Subsidiary of the Company. The Company or one or more of its Subsidiaries, as the case may be, beneficially owns all of the outstanding shares of capital stock or other equity securities (or any securities convertible into or exercisable for any such securities) of each of its Subsidiaries. Except as set forth on Schedule 2.3(a), (i) the Company does not have any direct or indirect equity or ownership interest of any corporation, partnership, limited liability company or other Person or business and (ii) neither the Company nor any of its Subsidiaries has any Contract to directly or indirectly acquire any equity or other ownership interest in any Person or business.

(b)           Each Subsidiary is a corporation or limited liability company (as applicable), duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (as applicable), with full corporate or limited liability company (as applicable) power and authority to conduct its business as it is now conducted, and to own or use the properties and assets that it purports to own or use. Each Subsidiary is duly qualified or registered to do business as a foreign corporation or limited liability company (as applicable) and is in good standing under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           All of the outstanding capital stock or other securities of each Subsidiary directly or indirectly owned by the Company have been duly authorized and validly issued and are fully paid and nonassessable and the Company has good and marketable title to such capital stock or other equity securities, free and clear of all Encumbrances. There are, and there will be on the Effective Date, no options, warrants, securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give any Person any right to acquire shares of capital stock or other securities of any Subsidiary or to receive payments based in whole or in part upon the value of the capital stock of any Subsidiary, whether pursuant to a phantom stock plan or otherwise. There are no Contracts relating to the issuance, grant, sale or transfer of any equity securities, options, warrants, convertible securities or other securities of any Subsidiary. There are, and there will be on the Effective Date, no outstanding Contracts of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any equity securities, options, warrants, convertible securities or other securities of any Subsidiary and no Subsidiary will have granted any registration rights with respect to any of its securities.

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Section 2.4            Authority; No Conflict.

(a)           The Company and each of its Subsidiaries has the requisite corporate or limited liability company (as applicable) power and authority (i) to enter into, execute and deliver this Agreement and the Plan and (ii) subject to entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, to consummate the Contemplated Transactions, and has taken all necessary corporate or limited liability action required for (x) the due authorization, execution and delivery of this Agreement, (y) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (z) the performance and consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and its Subsidiaries, and, subject (only after the Petition Date) to the entry of the Agreement Order, this Agreement constitutes the legal, valid and binding obligation of the Company and its Subsidiaries, enforceable against the Company and its Subsidiaries in accordance with its terms. The Plan has been duly executed and delivered by the Company and its Subsidiaries, and, subject to entry of the Confirmation Order, the Plan constitutes the legal, valid and binding obligation of the Company and its Subsidiaries, enforceable against the Company and its Subsidiaries in accordance with its terms.

(b)           Neither the execution and delivery of this Agreement or the Plan nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries, or (B) any resolution adopted by the board of directors (or similar governing body) or the equityholders or members of the Company or any of its Subsidiaries;

(ii)           contravene, conflict with or result in a violation of any existing Law as in effect on the date of this Agreement or as in effect on the Effective Date to which the Company or any of its Subsidiaries, or any of the properties, assets, rights or interests owned or used by the Company or any of its Subsidiaries, may be subject;

(iii)          subject to the entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, contravene, conflict with or result in a violation or breach of any provision of, or give rise to any right of termination, acceleration, modification or cancellation, or any other right detrimental to the Company or any of its Subsidiaries, under, any Contract to which the Company or any of its Subsidiaries is a party or which any of the Company’s or any of its Subsidiaries’ properties or assets are bound; or

(iv)          result in the imposition or creation of any Encumbrance upon or with respect to any of the assets, properties, rights or businesses owned or used by the Company or any of its Subsidiaries;

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except, in the case of clauses (ii), (iii) and (iv), where such occurrence, event or result would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           Except (i) as set forth on Schedule 2.4(c), (ii) for any notices, filings or Consents required (A) by the Commission or the Bankruptcy Court, (B) to comply with the applicable requirements of the HSR Act and the Investment Canada Act, (C) the applicable requirements of antitrust or other competition laws of other jurisdictions which, if not obtained, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (D) in connection with the Arctic Acquisition and (iii) where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to give any notice to, make any filing with or obtain any Consent from, any Person (including any Governmental Body other than the Commission and the Bankruptcy Court) in connection with the execution and delivery of this Agreement or the execution and filing with the Bankruptcy Court of the Plan, or the performance or consummation of any of the Contemplated Transactions.

(d)           Neither the Company nor any of its Subsidiaries is in violation of its respective Organizational Documents.

Section 2.5            Legal Proceedings. Except as set forth on Schedule 2.5 hereto, there are no pending, outstanding or, to the knowledge of any of the Reddy Parties, threatened, and during the three (3) years preceding the date hereof there have been no, Proceedings (a) to which the Company or any of its Subsidiaries is or was a party or to which any property, rights or interests of any of them is or was subject, except for (i) such claims that, if adversely determined, would not, individually or in the aggregate, reasonably be expected to result in (A) liabilities or obligations of any nature of the Company or its Subsidiaries in excess of $250,000 or (B) equitable remedies that would reasonably be expected to be material and adverse to the business of the Company and its Subsidiaries, taken as a whole, and (ii) following the Petition Date, claims of creditors or other parties in the Chapter 11 Cases or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

Section 2.6            Compliance with Laws. The Company and each of its Subsidiaries are, and during the three (3) years preceding the date hereof have been, in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, Laws, and no written notices have been received by, and no claims have been made in writing against, the Company or any Subsidiary alleging a material violation of any such Laws.

Section 2.7            Brokers or Finders. Except as set forth on Schedule 2.7 hereto, neither the Company, any of its Subsidiaries nor any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the Plan, the Restructuring Support Agreement or the Contemplated Transactions.

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Section 2.8            Exemption from Registration. Assuming the accuracy of the Investor’s representations set forth in Article III, the offer, sale and issuance of the shares of Series A Preferred by the Company in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act.

Section 2.9            Issuance. Subject to entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, the distribution of the Rights, the issuance of the Rights Offering Shares pursuant to the Rights Offering (including, if applicable, the issuance of the Unsubscribed Shares to be issued by the Company to the Investor hereunder) or pursuant to Section 1.1(g), the issuance of the Investor Shares and the issuance of the Investor Acquisition Closing Shares or the First Lien Equitization Shares, as the case may be, to the Investor have been duly and validly authorized and, when (i) the Investor Shares and the Rights Offering Shares (including, if applicable, the issuance of the Unsubscribed Shares to the Investor) are issued and delivered against payment therefor in the Rights Offering, pursuant to Section 1.1(g) or as otherwise provided herein and (ii) the Investor Acquisition Closing Shares or the First Lien Equitization Shares, as the case may be, are issued and delivered to the Investor against payment therefor as provided herein, all such Investor Shares, Rights Offering Shares and Investor Acquisition Closing Shares or First Lien Equitization Shares, as the case may be, will be duly and validly issued, fully paid and non-assessable, and free and clear of all Taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription and similar rights.

Section 2.10          Exchange Act Documents.

(a)           The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents with the Commission required to be filed or furnished, as applicable, by the Company since and including January 1, 2009, under the Securities Act and the Exchange Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the Commission on a voluntary basis on Current Reports on Form 8-K, collectively, the “Exchange Act Documents”). The Exchange Act Documents, when they became effective or were filed with the Commission, conformed in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representation in the preceding sentence does not apply to (i) any statement or omission in (x) any Exchange Act Document filed prior to the date of this Agreement that was superseded by a subsequent Exchange Act Document filed prior to the date of this Agreement or (y) any Exchange Act Document filed after the date of this Agreement that is superseded by a subsequent Exchange Act Document filed prior to the Initial Closing Date or (ii) any projections, forecasts, estimates and forward-looking information included in the Exchange Act Documents. No Subsidiary of the Company, other than Reddy Corp., is currently required to file any periodic reports with the SEC under the Exchange Act.

(b)           The Company and its Subsidiaries have established and maintain disclosure controls and procedures and a system of internal accounting controls (as such

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terms are defined in and in accordance with the requirements of Rule 13a-15 under the Exchange Act) sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) material information relating to the Company and its Subsidiaries required to be disclosed in reports the Company files under the Exchange Act is recorded and made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents.

Section 2.11          Financial Statements. Each of (a) the audited consolidated balance sheet of the Company as of December 31, 2010, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the twelve-month period then ended, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010 (the “Audited Financial Statements”), and (b) the unaudited condensed consolidated balance sheet of the Company as of December 31, 2011, and the related condensed consolidated statements of operations and cash flows for the twelve-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), (i) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the Commission with respect thereto; (ii) have been prepared in accordance with GAAP (subject, in the case of the Unaudited Financial Statements to normal recurring year-end adjustments (that will not, individually or in the aggregate, be material in amount or effect) and the absence of all required footnotes thereto (that, if presented, would not, individually or in the aggregate, differ materially from those included in the Audited Financial Statements); and (iii) fairly present in all material respects the consolidated financial condition, stockholders’ equity and results of operations and cash flows (as applicable) of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein. Except as set forth on Schedule 2.11 or as would not, individually or in the aggregate, reasonably be expected to result in liabilities or obligations in excess of $250,000, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise that are required to be reflected on a balance sheet pursuant to GAAP), other than liabilities and obligations (x) to the extent reflected or reserved for on the face of the consolidated balance sheet included in the Unaudited Financial Statements, (y) that were incurred after December 31, 2011 in the ordinary course of business consistent with past practice (other than liabilities or obligations resulting from breach of contract, breach of warranty tort or infringement or an Action) or (z) that are obligations pursuant to the express terms of this Agreement or the Plan.

Section 2.12          Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)           Schedule 2.12(a) sets forth a true and complete list of all IP Rights that are issued to, filed or applied for in the name of the Company or any of its Subsidiaries (“Registered IP Rights”). The Company and its Subsidiaries exclusively own, free and

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clear of any Encumbrances, the Registered IP Rights and own or possess adequate rights to use all other IP Rights used in or necessary for the conduct of their businesses (collectively, “Company IP Rights”), except where the failure to own or possess any such rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           The conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any IP Rights of any Person, and neither the Company nor any of its Subsidiaries has received any notice of any claim of infringement, misappropriation or violation of any IP Rights of any Person. To the knowledge of the Reddy Parties, no third party has infringed, misappropriated or otherwise violated any Company IP Rights, and the Company is not aware of any facts indicating the likelihood of any of the foregoing or of any current or anticipated claims against a third party relating to the foregoing.

(c)           None of the Company IP Rights owned by the Company or any of its Subsidiaries has been adjudged invalid or unenforceable, nor has any Person challenged the validity or enforceability of such rights. The Company and its Subsidiaries have maintained all material Registered IP Rights in full force and effect and used reasonable efforts to maintain the secrecy of its material Trade Secrets.

(d)           The consummation of this Agreement and the Contemplated Transactions shall not impair the right, title or interest of the Company or any of its Subsidiaries in or to the Company IP Rights, and all of the Company IP Rights shall be exclusively owned or available for use by the Company and its Subsidiaries immediately after each applicable Closing Date on terms and conditions substantially identical to those under which the Company and its Subsidiaries owned or used the Company IP Rights immediately prior to the Effective Date, except where such impairment or failure to be owned or available would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries.

Section 2.13          Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, have made all declarations, payments and filings with, and have given all notices to, the appropriate Governmental Bodies that are necessary or required for the ownership or lease of their respective properties or assets, or the conduct of their respective businesses, except for such licenses, certificates, permits, authorizations, declarations, payments, filings or notices, the failure to have so obtained, made or delivered would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any material license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course and all of such licenses, certificates, permits or authorizations are in full force and effect and will continue to be in full force and effect following the consummation of the Contemplated Transactions without requiring the consent or approval of any Person, except where the failure to so continue would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 2.14          Environmental Matters.   Except as set forth on Schedule 2.14 or, in the cases of clause (a) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, the Company and its Subsidiaries: (a) have received and are and have been in compliance with all permits, licenses or Consents required of them under applicable Environmental Laws to conduct their respective businesses or occupy their respective facilities; (b) have no knowledge of and not received any notice, report, order or directive regarding (i) any material violation of, or material liability under, any Environmental Law, (ii) any actual or potential material liability for the investigation or remediation of any disposal or release of hazardous or toxic substances, petroleum products, asbestos, asbestos-containing material, ammonia, Freon, or any other wastes, pollutants or contaminants or (iii) any products sold, distributed, fabricated, designed, manufactured, transported, marketed, serviced, or otherwise used by the Company and its Subsidiaries that contained asbestos containing materials or parts that contained asbestos; (c) are not subject to any Proceedings or Orders under any Environmental Laws and have no knowledge of any threatened Proceedings or Orders under any Environmental Laws that, if determined or issued in a manner adverse to the Company or its Subsidiaries, would, individually or in the aggregate, be reasonably expected to be material to the Company or its Subsidiaries; (d) have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any substance, including without limitation any ammonia or ammonia-based chemicals, Freon or other hazardous substance, or owned or operated any property or facility which is or has been contaminated by any such substance, as would give rise to any current or future material liabilities under any Environmental Laws; (e) have not designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos or any other hazardous substances and are not and would not reasonably be expected to become subject to any material liabilities with respect to the presence of asbestos; (f) have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Laws; and (g) have made available to the Investor or the Investor’s special counsel all environmental audits, reports and other material environmental documents relating to their or their predecessors’ or Affiliates’ past or current properties, facilities or operations that are in their possession, custody or control. The consummation of the Contemplated Transactions will not result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

Section 2.15          Employee Benefit Plans.

(a)           Schedule 2.15(a) sets forth a complete and correct list of each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each other equity or equity-based, deferred compensation, bonus or incentive compensation, pension, retiree medical, disability or life insurance, or supplemental plan, program, contract, agreement or arrangement, each employment, severance, separation, change-of-control and each other benefit or compensation plan, program, contract, agreement or arrangement, in each case (i) that is maintained, sponsored, administered or contributed or required to by the Company or any of its Subsidiaries for employees or former employees of the Company or any of its Subsidiaries, or (ii) with respect to which the Company or any of its

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Subsidiaries has any current or contingent liability or obligation (each, a “Company Benefit Plan”). Each Company Benefit Plan is in writing and the Company has made available to the Investor or the Investor’s special counsel a true and complete copy of each Company Benefit Plan.

(b)           Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect:

(i)            Each Company Benefit Plan has been maintained, funded and administered in compliance with its terms and the requirements of any applicable Law, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Benefit Plan excluding transactions effected pursuant to a statutory or administrative exemption, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or relating to any “pension plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries contributes to, has any obligation to contribute to, or has any current or contingent liability under or with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA). There is no pending or threatened Proceeding relating to any Company Benefit Plan nor is there any basis for any such Proceeding. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(ii)           Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions, either alone or together with another event, will (A) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Benefit Plan, whether or not such payment is contingent, (B) increase any benefits or compensation otherwise payable under any Company Benefit Plan or other arrangement or (C) result in the acceleration of the time of payment, vesting or funding of any benefits or compensation.

(iii)          Each Company Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to each such Company Benefit Plan as to its qualified status under the Code, and no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan. With respect to each Company Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been made and all contributions, distributions, reimbursements and premium payments for any period ending on or before any Closing that are not yet due have been made or

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accrued. Neither the Company nor any of its Subsidiaries has any obligation to provide any post-employment or post-termination welfare or welfare type benefits to any Person, except as required under Section 4980B of the Code. The Company and its Subsidiaries have complied and are in compliance with the requirements of Section 4980B of the Code.

Section 2.16          Material Contracts.

(a)           “Material Contracts” means each Contract, or group of Contracts with the same party or related parties, of the Company or any of its Subsidiaries currently in effect which by its, or their, terms (i) is a Contract pursuant to which the Company or any of its Subsidiaries is required to make or entitled to receive payments on an annual basis in excess of $1,000,000 in the aggregate, (ii) is otherwise material to the Company and its Subsidiaries or (iii) any Contract pursuant to which any Person is entitled to a single-trigger cash payment as a result of the change in control of the Company (whether as a direct result or through the continued service with the Company for a period of time thereafter) contemplated in connection with the Contemplated Transactions.

(b)           True and complete copies of all Material Contracts have previously been made available to the Investor or the Investor’s special counsel. Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company or its applicable Subsidiary and, to the knowledge of any of the Reddy Parties, each other party thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Neither the Company nor any of its Subsidiaries (except as a result of the Chapter 11 Cases) nor, to the knowledge of any of the Reddy Parties, any other party to any Material Contract is in material breach of or default under any obligation thereunder or has given notice of material default to any other party thereunder.

Section 2.17          No Unlawful Payments.   Neither the Company nor any of its Subsidiaries nor, to the knowledge of any of the Reddy Parties, any current or former director, officer or employee of the Company or any of its Subsidiaries has, directly or indirectly: (a) offered, paid, delivered or otherwise used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) offered, delivered or made any direct or indirect unlawful payment to any official or employee of a Governmental Body; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any comparable legislation applicable under foreign Law; or (d) offered, delivered, made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 2.18          Absence of Certain Changes or Events.   Since December 31, 2011, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices, (b) no event, change or circumstance has occurred that has had, or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (c) there has been no material damage, destruction or loss (whether or not covered by insurance) to the tangible property of the Company or any Subsidiary, and (d)

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neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of the Investor pursuant to Sections 4.14(a) through 4.14(l) of this Agreement.

Section 2.19          Title to Property; Leases.   As of the Effective Date:

(a)           Owned Real Property.   Schedule 2.19(a) sets forth a true and complete list of all Owned Real Property. Subject to entry of the Confirmation Order, on the Effective Date the Company and each of its Subsidiaries will have good, valid and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Encumbrances. With respect to the Owned Real Property: (i) except as set forth on Schedule 2.19(a), the Company or its Subsidiaries has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)           Leased Real Property.   Subject to entry of the Confirmation Order, Schedule 2.19(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. The Company has made available to the Investor or the Investor’s special counsel true and complete copies of the Leases. Except as set forth on Schedule 2.19(b) (and subject to entry of the Confirmation Order), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) to the knowledge of the Reddy Parties, there are no disputes with respect to such Lease; (iii) none of the Company, any of its Subsidiaries or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, except, in each case, for such breaches or defaults as would not reasonably be expected to be material to the Company and its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or interest therein.

(c)           Real Property Used in the Business.   The Owned Real Property identified on Schedule 2.19(a) and Leased Real Property identified on Schedule 2.19(b) (collectively, the “Real Property”), constitute all of the material real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries.

Section 2.20          Tax Matters.

(a)           Except as set forth on Schedule 2.20(a),   since January 1, 2009, (i) all material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any Affiliated Group of which the Company or any of its Subsidiaries is or was a member, have been properly prepared and duly and timely filed with the

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appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); (ii) all income and other material Taxes payable by or on behalf of the Company or any of its Subsidiaries either directly, as part of the consolidated Tax Return of another taxpayer, or otherwise, have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the balance sheet included as part of the Unaudited Financial Statements in respect of any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of a material amount of Taxes (including any applicable statute of limitation), has been executed or filed with the IRS or any other Taxing Authority by or on behalf of the Company or any of its Subsidiaries and no power of attorney in respect of any Tax matter is currently in force.

(b)           The Company and its Subsidiaries have, since January 1, 2009, duly and timely withheld from employee salaries, wages, and other compensation and have paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(c)           All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other Taxing Authority of the Tax Returns of or covering or including the Company or any of its Subsidiaries have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Company or any of its Subsidiaries received notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local, or foreign Taxing Authority in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period that would reasonably be expected to be material to the Company and its Subsidiaries.

Section 2.21          Labor and Employment Compliance.   Except as set forth on Schedule 2.21, none of the employees of the Company or any of its Subsidiaries is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries and no trade union or other labor organization is the collective bargaining representative of any employees of the Company or any of its Subsidiaries. To the knowledge of the Reddy Parties, no union organizing or decertification activities are underway or threatened at the Company or any of its Subsidiaries. There is not presently pending, and for the previous five (5) years there has been no, labor strike, lockout, slow-down, work stoppage or other material labor dispute against or affecting the Company or any of its Subsidiaries. No trade union has undertaken legal process to have the Company or any of its Subsidiaries declared a common or related employer pursuant to any applicable Law. Within the previous three (3) years, neither the Company nor any of its Subsidiaries have implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar foreign, state or local Law.

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Section 2.22          Arm’s Length.   The Reddy Parties acknowledge and agree that the Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Contemplated Transactions (including in connection with determining the terms of the Rights Offering, the Investor Shares, the First Lien Equitization Shares and the Investor Acquisition Closing Shares) and not as a financial advisor or fiduciary to, or agent of, the Company or any other Person. Additionally, the Investor is not advising the Company or any other Person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Contemplated Transactions, and the Investor shall not have any responsibility or liability to the Company with respect thereto. Any review by the Investor of the Company, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of the Investor and shall not be on behalf of the Company.

Section 2.23          No Inconsistent Transaction.   None of the Reddy Parties, or any of their respective Affiliates, or any person acting on their behalf, is party to any Contract or other binding commitment to pursue, implement or effectuate any Inconsistent Transaction, or any discussions, plans, efforts, negotiations, or activities related to any transaction, which if consummated, would be an Inconsistent Transaction.

Section 2.24          Insurance.     Schedule 2.24   sets forth a description of all insurance maintained by or on behalf of the Company and its Subsidiaries as of the date hereof, and such policies are in full force and effect and will continue to be in full force and effect following the consummation of the Contemplated Transactions. All premiums due and payable in respect of such insurance have been paid. The Company reasonably believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate in all material respects. Neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any of such policies of cancellation or termination of such policies.

Section 2.25          Transactions with Related Parties.   Except as set forth in Schedule 2.25, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any executive officer, director or Affiliate of the Company or any of its Subsidiaries, or any Affiliate, relative or spouse of any such officer, director or Affiliate or any greater than 5% equityholder of the Company or and any other Person of which any of the foregoing Persons directly or indirectly owns any equity interest, on the other hand, except with respect to compensation for services rendered by employees in the ordinary course of employment.

Section 2.26          Customers, Distributors and Suppliers.

(a)           Schedule 2.26(a) sets forth a true and complete list of the Company’s ten (10) largest customers and ten (10) largest distributors, in each case based on total sales for the business on a consolidated basis in its most recently completed fiscal year by the Company and its Subsidiaries. None of the customers or distributors listed on Schedule 2.26(a) has materially reduced the volume of business that it does with the Company or any of its Subsidiaries since December 31, 2011 or notified the Company or any of its Subsidiaries that such customer or distributor intends to materially reduce the volume of business that it does with the Company or any of its Subsidiaries, nor is the

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Company aware of any such intention. There are no pending disputes or disagreements with any of the customers or distributors set forth on Schedule 2.26(a).

(b)           Schedule 2.26(b) sets forth a true and complete list of the Company’s ten (10) largest suppliers based on total cost of products purchased by the Company and its Subsidiaries for the business on a consolidated basis in the most recently completed fiscal year. None of the suppliers listed on Schedule 2.26(b) has materially reduced the volume of business that it does with the Company or any of its Subsidiaries since December 31, 2011 or notified the Company or any of its Subsidiaries that such customer intends to materially reduce the volume of business that it does with the Company or any of its Subsidiaries. There are no pending disputes or disagreements with any of the suppliers set forth on Schedule 2.26(b).

Section 2.27          State Takeover Statutes; Rights Plan.   Subject to the entry of the Agreement Order and the Confirmation Order, the Company has approved this Agreement, the Plan and the Restructuring Support Agreement and the transactions described herein and therein and such approval is sufficient to render the provisions of any “control share acquisition”, “fair price”, “moratorium” or other state takeover statute or similar Law, including Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), inapplicable to this Agreement, the Plan and the Restructuring Support Agreement and the transactions described herein and therein. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement that would apply to the execution of this Agreement, the Plan and the Restructuring Support Agreement and the transactions described herein and therein, and the consummation of the Contemplated Transactions do not and will not grant to or result in the ability of any Person to exercise or obtain any rights under any stockholder rights plan, “poison pill” or similar plan or arrangement or to otherwise enable or require any such rights to be exercised, distributed or triggered as a result thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Reddy Parties as set forth below. Except for representations and warranties that are expressly limited as to a particular date, each representation and warranty is made as of the date hereof and as of each Closing Date.

Section 3.1            Organization of Such Investor.   The Investor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full partnership power and authority to conduct its business as it is now or currently proposed to be conducted, and to own or use the properties and assets that it purports to own or use.

Section 3.2            Authority; No Conflict.

(a)           The Investor has the requisite partnership power and authority to enter into, execute and deliver this Agreement and to consummate the Contemplated Transactions, and has taken all necessary partnership action required for the due authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by

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the Investor, and this Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against the Investor in accordance with its terms.

(b)           Neither the execution and delivery by the Investor of this Agreement nor the consummation or performance on the part of the Investor of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(i)            contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of the Investor, or (2) any resolution adopted by the board of directors (or similar governing body) or the partners of the Investor; or

(ii)           contravene, conflict with or result in a violation of any existing Law as in effect on the date of this Agreement or as in effect on the applicable Closing Date to which the Investor, or any of the properties, assets, rights or interests owned or used by the Investor, may be subject.

except, in the case of clause (ii), where such occurrence, event or results would not reasonably be expected to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(c)           Except (i) for Consents that have been obtained, notices which have been given and filings which have been made, (ii) where the failure to give any notice, obtain any Consent or make any filing would not, indirectly or in the aggregate, reasonably be expected to prevent or materially delay the consummation of any of the Contemplated Transactions and (iii) compliance with the applicable requirements of the HSR Act or any foreign competition Laws, if required, the Investor is not and will not be required to give any notice to, make any filing with or obtain any Consent from, any Person in connection with the execution and delivery by the Investor of this Agreement or the consummation or performance by the Investor of any of the Contemplated Transactions.

Section 3.3            Shares Not Registered.   The Investor understands that the shares of Series A Preferred have not been registered under the Securities Act. The Investor also understands that the shares of Series A Preferred are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon the Investor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 3.4            Acquisition for Own Account.   The Investor is acquiring the shares of Series A Preferred for its own account (or for the accounts for which it is acting as investment advisors or manager) for investment and not with a present view toward distribution, within the meaning of the Securities Act.

Section 3.5            Accredited Investor.   The Investor is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits

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and risks of its investment. The Investor understands and is able to bear any economic risks with such investment.

Section 3.6            Brokers or Finders.   Except as set forth on Section 3.6, the Investor has not, and its agents have not, incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, for which the Company or any Reddy Party may be liable.

Section 3.7            Legal Proceedings.   There is no pending, outstanding or, to the knowledge of the Investor, threatened Proceedings against the Investor that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the Contemplated Transactions.

Section 3.8            Sufficient Funds.   The Investor has sufficient uncalled capital commitments and will have sufficient funds available to pay for the Investor Shares and the Investor Acquisition Closing Shares, as the case may be, at each applicable Closing.

ARTICLE IV

COVENANTS OF THE REDDY PARTIES

Section 4.1            Certain Bankruptcy Matters.   Except as expressly set forth in this Agreement, the Plan or the Restructuring Support Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Initial Closing Date, the Company shall, and shall cause each of its Subsidiaries to:

(a)           (i)   support, and take all reasonable actions necessary or reasonably requested by the Investor to facilitate, the solicitation, confirmation and consummation of the Restructuring, the Plan and the transactions contemplated thereby; (ii) not take any action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the approval of, the Disclosure Statement, the solicitation of votes on the Plan and the confirmation and consummation of the Plan and the Restructuring; and (iii) use commercially reasonable efforts to obtain any and all required regulatory or third-party approvals, if any, for the Restructuring embodied in the Plan;

(b)           commence solicitation of the Plan in accordance with section 1126(b) of the Bankruptcy Code on or before April 11, 2012 and commence the Chapter 11 Cases on or before April 12, 2012;

(c)           file on the Petition Date such first day motions and pleadings that are reasonably acceptable, in form and substance, to the Investor;

(d)           (i) file a motion with the Bankruptcy Court on the Petition Date seeking approval of the DIP Facility, which motion shall be reasonably acceptable to the Investor, and (ii) use its commercially reasonable efforts to obtain interim and final orders from the Bankruptcy Court approving the DIP Facility (which orders shall be in form and substance reasonably acceptable to the Investor) as promptly as reasonably practicable;

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(e)           (i) file the Plan and the Disclosure Statement with the Bankruptcy Court on the Petition Date and (ii) use its commercially reasonable efforts to obtain approval of the Disclosure Statement and obtain the Confirmation Order as promptly as reasonably practicable and in no event later than May 18, 2012 (such date that the Confirmation Order is entered, the “Confirmation Date”);

(f)            use its commercially reasonable efforts to cause the Confirmation Order to become effective and enforceable immediately upon its entry and to have the period in which an appeal thereto must be filed commence immediately upon its entry, and, in any event, satisfy all conditions to the effectiveness of the Plan and consummate the Plan as promptly as reasonably practicable and in no event later than June 5, 2012;

(g)           use commercially reasonable efforts to provide draft copies of all other material pleadings the Company intends to file with the Bankruptcy Court to the Investor or its Representatives within a reasonable time prior to filing such pleading to the extent reasonably practicable and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading;

(h)           complete and file the such other applicable motions, applications or proceedings as may be reasonably necessary to consummate the Contemplated Transactions within the timeframes contemplated herein, which such documents shall contain terms and conditions consistent with this Agreement and the Plan and shall otherwise be reasonably acceptable to the Investor;

(i)            timely file with the Bankruptcy Court a formal written objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing any of the Chapter 11 Cases or (iv) modifying or terminating the Company’s exclusive right to file or solicit acceptances of a plan of reorganization; and

(j)            provide to the Investor or its Representatives, no later than two (2) calendar days before the Petition Date, a schedule of executory Contracts and unexpired Leases the Company intends to reject, which schedule shall be in form and substance reasonably acceptable to the Investor.

Section 4.2            Automatic Stay.   The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

Section 4.3            Agreement Motion and Agreement Order.   On the Petition Date, the Reddy Parties shall file a motion (the “Agreement Motion”) with the Bankruptcy Court seeking the Agreement Order approving the indemnification provisions in favor of the Indemnified Persons set forth herein; provided, that to the extent not otherwise payable in accordance with the terms of Section 4.1(d), the Agreement Motion shall seek the payment by the Reddy Parties of

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the Transaction Expenses and Acquisition Expenses, as the case may be. The Reddy Parties agree that they shall use their commercially reasonable efforts to (a) obtain a waiver of Bankruptcy Rule 6004(h) and request that the Agreement Order be effective immediately upon its entry by the Bankruptcy Court, and cause such Agreement Order not to be revised, modified or amended by the Confirmation Order or any other further order of the Bankruptcy Court, (b) fully support the Agreement Motion and any application seeking Bankruptcy Court approval and authorization to pay the fees and expenses under this Agreement, including the Transaction Expenses and the Acquisition Transaction Expenses, as the case may be, as an administrative expense of the Reddy Parties’ estates and (c) obtain approval of the Agreement Order on the Petition Date.

Section 4.4            Rights Offering.   The Reddy Parties shall provide copies of drafts of all documents, instruments, agreements and other materials to be entered into, delivered, distributed or otherwise used in connection with the Rights Offering (the “Rights Offering Documentation”) for review and comment by, and approval (such approval not to be unreasonably withheld, conditioned or delayed) of, the Investor. No Rights Offering Documentation shall be entered into, delivered, distributed or otherwise used without the prior written consent of the Investor, which consent shall not be unreasonably withheld, conditioned or delayed. On the Petition Date, the Reddy Parties will file a motion (the “Rights Offering Motion”) seeking Bankruptcy Court approval and authorization of the Rights Offering Procedures and the commencement and consummation of the Rights Offering in accordance with the Rights Offering Procedures (the “Rights Offering Order”) and shall use their commercially reasonable efforts to obtain approval of the Rights Offering Order on the Petition Date or as soon as reasonably practicable thereafter. Upon entry of the Rights Offering Order, the Reddy Parties shall commence and execute the Rights Offering in accordance with the Rights Offering Procedures and the Rights Offering Order. For the avoidance of doubt, the Agreement Motion and the Rights Offering Motion may be brought by the Reddy Parties in a single motion. The Agreement Order may also be the Rights Offering Order.

Section 4.5            Conditions Precedent.   The Reddy Parties shall use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent within their control set forth in Section 6.1, Section 7.1 or Section 8.1, as the case may be, and to procure and obtain all Consents, authorizations and waivers of, make all filings with, and give all notices to, third parties (including Governmental Bodies) that may be necessary or required on their part in order to effect the Contemplated Transactions.

Section 4.6            Notification.

(a)              The Reddy Parties shall, upon request by the Investor and no less frequently than every two (2) Business Days, notify the Investor, or cause the applicable subscription agent for the Rights Offering (the “Subscription Agent”) to notify the Investor, of the aggregate number of Rights and the aggregate number of Old Reddy Equity Cash Out Shares known by the Company or the Subscription Agent to have been exercised or elected pursuant to the Rights Offering or Restructuring as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

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(b)              In the event that the Company or any of its Subsidiaries or Representatives receives a written proposal or offer (binding or nonbinding) with respect to any Inconsistent Transaction, the Company shall provide the Investor with written notice thereof within twenty-four (24) hours and such notice shall include a summary of the material terms of such proposal or offer, including economic terms and the conditions to entering into definitive documentation with respect to such proposed Inconsistent Transaction, including the identity of all parties and financing sources involved in or making such proposal or offer.

(c)               Between the date hereof and the Effective Date, the Company shall provide prompt written notice to the Investor of (i) the occurrence, or failure to occur, of any event of which the Company is aware which occurrence or failure would reasonably be expected to be likely to cause (A) any representation or warranty of any of the Reddy Parties contained in this Agreement to be untrue or inaccurate in any material respect which would reasonably be expected to result in any of the conditions set forth in Section 6.1(b), Section 6.1(t), Section 7.1(b) and Section 7.1(h) not being satisfied, (B) any covenant of any of the Reddy Parties contained in this Agreement not to be complied with or satisfied which would reasonably be expected to result in any of the conditions set forth in Section 6.1(b), Section 6.1(t), Section 7.1(b) and Section 7.1(h) not being satisfied or (C) any condition precedent contained in the Plan or this Agreement not to occur or become impossible to satisfy, (ii) receipt of any notice or other communication from any third party alleging that the consent of such party is or may be required in connection with the Contemplated Transactions, (iii) any notice or other communication from any Governmental Body in connection with this Agreement or the Contemplated Transactions, and (iv) any material Proceeding commenced, or, to the knowledge of the Reddy Parties, threatened, relating to or involving or otherwise affecting any of the Reddy Parties or the Contemplated Transactions.

(d)              The Company shall provide draft copies of all Exchange Act Documents the Company intends to file with the Commission to counsel to the Investor and counsel to the ad hoc committee of Eligible Holders at least two (2) Business Days prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Commission.

Section 4.7            Financial Information.   The Company shall provide to the Investor an unaudited consolidated balance sheet and related unaudited consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows for each month, beginning January 1, 2012 until the Effective Date (the “Monthly Financial Statements”), in each case, as promptly as practicable and in any event within thirty (30) calendar days following the last day of such month (or forty-five (45) calendar days following the last day of any fiscal quarter), and such other information as is reasonably requested by the Investor. The Monthly Financial Statements, except as indicated therein and the absence of footnote disclosures and year end adjustments, shall be prepared in accordance with GAAP and shall fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates indicated and for the periods specified.

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Section 4.8            Use of Proceeds.

(a)              The Reddy Parties shall apply the net proceeds from the sale of the Rights Offering Shares (including any Unsubscribed Shares acquired by the Investor) and pursuant to this Agreement in accordance with the terms of the Plan, including if applicable, to fund the payment of claims and administrative claims as provided in the Plan and the Disclosure Statement and otherwise for general corporate purposes.

(b)              The Reddy Parties shall apply the net proceeds from the sale of the Investor Acquisition Closing Shares, if any, pursuant to this Agreement in accordance with the terms of the definitive documentation with respect to an Arctic Acquisition, including to fund the purchase price or other payment obligations necessary to consummate the transactions contemplated thereby and otherwise for general corporate purposes.

Section 4.9            HSR Act and Foreign Competition Filings.   The Reddy Parties shall promptly prepare and file all necessary documentation and effect all applications that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of the Rights Offering Shares, the Investor Shares and the First Lien Equitization Shares or the Investor Acquisition Closing Shares, as the case may be, hereunder or the Contemplated Transactions in time for the such transactions to be consummated within the timeframes contemplated hereunder or under the Plan, and not take any action, or fail to take any action, that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Without limiting the provisions of Section 1.5, Section 1.6 or Section 9.6, the Reddy Parties shall bear all costs and expenses of the Reddy Parties and the Investor in connection with the preparation or the making of any filing under the HSR Act or applicable foreign competition Laws, including any filing fees thereunder.

Section 4.10          Access.   Promptly following the Execution Date, each of the Reddy Parties will, and will use commercially reasonable efforts to cause its employees, officers, directors, accountants, attorneys and other advisors (collectively, “Representatives”) to, provide the Investor and its Representatives with reasonable access (including reasonably prompt access by telephone), upon reasonable advance notice, during normal business hours, to (a) officers, management, advisors and key employees and other Representatives of any of the Company and any of its Subsidiaries, (b) assets, properties, contracts, books, records and any other information concerning the business and operations of any of the Company and its Subsidiaries as the Investor or any of its Representatives may reasonably request and (c) any information provided to any lenders (including the Investor, the Eligible Holders and lenders under the DIP Facility or any Exit Facility).

Section 4.11          Exit Facility.   The Reddy Parties shall promptly provide copies of all drafts and final execution copies of all documents, instruments, agreements and other materials to be entered into, delivered or otherwise used in connection with the Exit Facility (the “Exit Facility Documentation”) for review and comment by the Investor. The Reddy Parties shall comply, in a timely manner, with all of the terms, conditions and covenants contained in the Exit

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Facility Documentation. The Exit Facility Documentation shall be consistent in all material respects with the terms set forth in the applicable exhibit hereto and otherwise reasonably acceptable to the Investor, except as otherwise agreed by the Investor.

Section 4.12          Stockholders Agreement. No later than the Effective Date, the Company shall execute and deliver the Stockholders Agreement.

Section 4.13          Specified Issuances. The Reddy Parties shall:

(a)              consult with the Investor with respect to the steps (the “Specified Issuance Steps”) to be taken by the Reddy Parties to ensure that (i) each of the Specified Issuances described in clauses (i) through (iii) of the definition of Specified Issuances are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code or Section 4(2) of the Securities Act and (ii) the Specified Issuances described in clause (iv) of the definition of Specified Issuances are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 4(2) of the Securities Act, and

(b)              following preparation thereof, promptly provide copies of drafts of all documents, instruments, questionnaires, agreements and other materials to be entered into, delivered, distributed or otherwise used in connection with the Specified Issuances (the “Specified Issuance Documentation”) for review and comment by the Investor. Any comments received by the Reddy Parties from the Investor or its Representatives with respect to the Specified Issuance Steps or the Specified Issuance Documentation shall be considered by them in good faith and, to the extent the Reddy Parties disagree with any such comments, they shall inform the Investor thereof and discuss the same with the Investor prior to taking such Specified Issuance Steps or delivering, distributing, entering into or using any such Specified Issuance Documentation.

Section 4.14          Conduct of the Business.   Except as (x) expressly set forth in this Agreement, the Plan or the Restructuring Support Agreement, (y) required by applicable Law or (z) contemplated by the 13-week budget established in connection with the DIP Facility, during the period from the date of this Agreement to the Initial Closing Date, the Company shall, and shall cause each of its Subsidiaries to, operate in the ordinary course of business consistent with past practices and, to the extent consistent therewith, use their commercially reasonable efforts to maintain their good standing under the Laws of the state in which they are incorporated or organized and to preserve intact in all material respects their current business organizations, (subject to clause (i) below) keep available the services of their current officers and material employees and preserve in all material respects their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise expressly provided by this Agreement or as required by applicable Law, prior to the Initial Closing Date, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions without the prior written consent of the Investor:

(a)              (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the capital stock of the Company or any of its

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Subsidiaries, or (ii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)              adjust, split, combine or reclassify any capital stock or equity interests or issue or propose or authorize the issuance of any other securities (including options, profit interest, warrants or any similar security exercisable for, or convertible into, such other security);

(c)               incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, or delay or fail to make any material capital expenditures, in each case, in excess of $500,000 individually or $1,500,000 in the aggregate;

(d)              acquire or agree to acquire by merging or consolidating with, or purchase any portion of the stock of, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company;

(e)               sell, lease, mortgage, pledge, grant any Encumbrance on or otherwise encumber or dispose of any of its properties (including the Real Property) or assets, including on the capital stock or equity interests of any Reddy Party, in each case, having value in excess of $250,000 individually or $500,000 in the aggregate (other than sales of inventory in the ordinary course) or discharge or cause the satisfaction of any material Encumbrance or obligation other than current liabilities in the ordinary course of business consistent with past practices;

(f)               except to the extent permitted by the DIP Facility (i) incur or permit to exist any Indebtedness in excess of $250,000 in the aggregate, (ii) waive, cancel or modify any Indebtedness, claims or rights involving in excess of $100,000, (iii) make any loan or advances to any Person (other than the advancement of expenses to employees in the ordinary course of business in accordance with existing Company policy) or (iv) guarantee any Indebtedness of any Person (other than the Company or any of its Subsidiaries) or enter into any “keep well” or other agreement to maintain any financial condition of another Person (other than a Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing;

(g)               (i)   other than in the ordinary course of business in a manner that is consistent with past practice, enter into, assume, amend, waive or terminate any Material Contract, material permit or unexpired Lease, (ii) enter into any settlement of any material Proceeding relating to a Material Contract or (iii) enter into any Contract that would not be a Material Contract, that delays or is reasonably expected to impede or materially delay the Initial Closing;

(h)              adopt or propose any amendments to any of the Company’s or its Subsidiaries’ Organizational Documents or take any steps to incorporate or organize any Subsidiary, except, in each case, in furtherance of the Restructuring or the Contemplated

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Transactions (and approved by the Investor to the extent not expressly set forth in this Agreement or the Plan);

(i)                except (i) as required by the terms of an existing Contract, agreement, arrangement, plan or policy disclosed to the Investor on a Schedule to this Agreement or in the Exchange Act Documents or provided in the Plan or (ii) as required to comply with Law, (A) enter into, adopt, amend or terminate any Company Benefit Plan, (B) increase in any material manner the compensation or benefits of any director or officer, or management level employee with a total annual compensation as of the date hereof in excess of $150,000, of the Company or any of its Subsidiaries, or (C) enter into, renew (other than automatically without action by either party) or terminate any Contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any director or officer, or management level employee with a total annual compensation as of the date hereof in excess of $150,000, of the Company or any of its Subsidiaries;

(j)               implement any employee layoffs that could implicate the WARN Act;

(k)              commence any Proceeding, (other than a Proceeding as a result of a Proceeding commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $500,000 in the aggregate, in any case without the imposition of any equitable relief;

(l)                change materially its financial or tax accounting methods, elections, principles, periods or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(m)             amend or modify (other than technical, non-substantive modifications, which changes shall not in any event be adverse in any material respect to the Investor) the Restructuring Support Agreement or the Plan;

(n)              withdraw or revoke the Restructuring Support Agreement or the Plan or publicly announce its intention not to pursue the Restructuring Support Agreement or the Plan;

(o)              file any motion, application or pleading with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any material respect with this Agreement or the Plan;

(p)              take any action inconsistent with, or omit to take any action required by, this Agreement or the Contemplated Transactions;

(q)              reject, or take any action with the purpose of rejecting, any executory Contract or unexpired Lease of the Company or any of its Subsidiaries;

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(r)               fail to take any steps or actions, or fail to omit to take any steps or actions, the result of which would be reasonably likely to result in the inability to satisfy each of the conditions to closing or effectiveness under the commitment letters or term sheets, as applicable, relating to the DIP Facility or Exit Facility;

(s)               enter into a material amendment or waiver with respect to the DIP Facility;

(t)               syndicate or issue, attempt to syndicate or issue, negotiate, announce or authorize the announcement of the syndication or issuance of, any debt facility (including any debtor-in-possession facility), or debt or preferred equity security of the Company or any of its Subsidiaries, including any renewals or refinancings of any existing debt facility, other than as part of the Contemplated Transactions and expressly provided for in this Agreement, the Plan or the Restructuring Support Agreement; or

(u)              commit or agree to take any of the foregoing.

Section 4.15          Arctic Acquisition.   The Reddy Parties shall, at all times at the direction of the Investor and in all cases subject to the Investor’s sole and absolute consent and discretion, (a) take all actions directed by, and refrain from taking any material or binding actions without the consent of the Investor, to diligently pursue the Arctic Acquisition (i) on terms acceptable to the Investor, and (ii) in compliance with the procedures set forth in Schedule B to the Initial Order, dated as of February 22, 2012, entered in the proceedings of Arctic under the Companies’ Creditors Arrangement Act (Canada); (b) diligently pursue commitments in respect of the debt financing required to consummate the Arctic Acquisition, and diligently pursue the implementation of the debt financing contemplated by such commitments, on terms acceptable to the Investor; (c) otherwise cooperate, and cause its Representatives to cooperate, with the Investor and its Representatives in connection with the Arctic Acquisition, including by providing status reports on the Arctic Acquisition to the Investor upon the reasonable request of the Investor; and (d) subject to Section 4.16(b), not pursue any Arctic Acquisition or an alternative transaction thereto involving Arctic or its Subsidiaries outside of the terms of this Section 4.15 or that is not consistent with the terms of this Agreement and the Plan unless expressly approved by the Investor in writing; provided, that for purposes of this clause (d) the definition of Arctic Acquisition shall be amended to replace the reference to “70%” with “20%.”

Section 4.16             No Solicitation; Notification of Inconsistent Transaction.

(a)              Until the earlier of (i) the valid termination of this Agreement in accordance with Article IX or (ii) the consummation of the Restructuring Transactions, the Company shall not, and shall not permit any of its Affiliates or Subsidiaries or any of its or their respective directors, officers, counsel, advisors, agents or other Representatives to, in each case, directly or indirectly, (A) discuss, negotiate, undertake, authorize, recommend, propose, adopt or enter into any Inconsistent Transaction involving the Company or any of its Subsidiaries, or similar transaction, other than the Contemplated Transactions, (B) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Inconsistent Transaction, (C) except as permitted by, and in compliance with, Section 4.16(b) below,

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furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties, assets, liabilities, ownership, strategy or plans of the Company or its Subsidiaries in connection with an Inconsistent Transaction or (D) otherwise cooperate in any way with, entertain, assist, participate in, facilitate, respond to or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing. The Company shall, and shall cause its Affiliates and Subsidiaries and each of their respective directors, officers, counsel, advisors, agents or other representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Investor or as required to consummate the Contemplated Transactions) conducted heretofore with respect to any Inconsistent Transaction. The Company shall promptly (and in any event within twenty-four (24) hours of receipt thereof) provide the Investor with a written copy of any communication (or, in the case of oral communications, a written summary containing all material terms thereof) from any Person in connection with an Inconsistent Transaction.

(b)              Nothing in this Agreement will be deemed to preclude the Company, prior to the entry of the Confirmation Order, from furnishing information with respect to the Company and its Subsidiaries to any Person proposing an Inconsistent Transaction that the Company Board determines in good faith is reasonably likely to result in a Superior Proposal (as defined below) or participating in discussions or negotiations with the Person making such a proposal; provided, that the Company will not disclose any material non-public information to such Person without such Person entering into a confidentiality agreement with the Company having terms no less favorable to the Company or more favorable to such Person than the respective terms of the confidentiality agreement with the Investor and which does not prevent compliance with this Section 4.16(b). If the Company Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor or advisors) that the terms of an Inconsistent Transaction proposal are superior to the terms of this Agreement, the Plan, the Restructuring Support Agreement and the Contemplated Transactions, taking into account all legal, financial, regulatory and other aspects of such Inconsistent Transaction and the likely time to consummation of the Inconsistent Transaction (a “Superior Proposal”), then the Company must promptly, but in no event more than one (1) Business Day, after such determination by the Company Board provide written notice to the Investor (the “Notice of Superior Proposal”) advising it that it has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and indicating that the Company Board intends to consider whether to terminate this Agreement pursuant to Section 9.2. The Investor will have three (3) Business Days from its receipt of the Notice of Superior Proposal (a “Match Period”) to make an offer to amend the terms of this Agreement, the Plan, the Restructuring Support Agreement or the Contemplated Transactions in response thereto, and during such Match Period, the Company shall, and shall cause its Representatives to, negotiate with the Investor and its Representatives in good faith (to the extent the Investor desires to negotiate) to make such amendments in the terms and conditions of this Agreement so that such Inconsistent Transaction proposal would cease to be a Superior Proposal as contemplated by the immediately preceding sentence (it being understood and agreed that (i) the Company Board shall promptly following the receipt of any such revised proposal from the Investor convene a meeting at which it will consider such proposal in accordance with this

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sentence and (ii) any material amendment to the financial terms or other material terms of such Inconsistent Transaction proposal shall require a new written notification from the Company and a Match Period under this Section 4.16).

Section 4.17             Takeover Statutes and Charter.   The Company has taken or will take, with respect to itself and its Subsidiaries, all action necessary to ensure that Section 203 of the DGCL or any similar state takeover statute or regulation is not and does not become applicable to this Agreement, the Restructuring Support Agreement, the Plan or any of the Contemplated Transactions and otherwise to act to eliminate or minimize the effects of any such statute or regulation on such transactions.

Section 4.18             Rights Agreement.   The Company shall not implement, and shall take all action necessary to ensure that the transactions contemplated by this Agreement, the Plan or the Restructuring Support Agreement will not grant to or result in the ability of any Person to exercise or obtain any rights under, any stockholder rights plan, “poison pill” or similar plan or arrangement or otherwise enable or require any such rights to be exercised, distributed or triggered as a result of the execution of this Agreement, the Plan or the Restructuring Support Agreement or the consummation of the Contemplated Transactions.

ARTICLE V
COVENANTS OF THE INVESTOR

Section 5.1               Conditions Precedent.   The Investor shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent applicable to the Investor set forth in Section 6.2, Section 7.2 or Section 8.2, as the case may be.

Section 5.2               HSR Act and Foreign Competition Filings.   The Investor shall promptly prepare and file all necessary documentation and effect all applications that are necessary under the HSR Act or any applicable foreign competition Laws so that all applicable waiting periods shall have expired or been terminated thereunder with respect to the purchase of the Rights Offering Shares, the Investor Shares and the First Lien Equitization Shares or the Investor Acquisition Closing Shares, as the case may be, hereunder within the timeframes contemplated hereunder or under the Plan, and not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Contemplated Transactions. Anything herein to the contrary notwithstanding, neither the Investor nor its ultimate parent entity, as such term is used in the HSR Act, shall be required to (a) disclose to any other party hereto any information contained in its HSR Notification and Report Form or filings under any applicable foreign competition Laws that such party, in its sole discretion, deems confidential as a condition to the expiration or termination of all applicable waiting periods under the HSR Act and any applicable foreign competition Laws with respect to the purchase of the Rights Offering Shares, the Investor Shares and the First Lien Equitization Shares or the Investor Acquisition Closing Shares, as the case may be, hereunder, (b) agree to any condition, restraint or limitation relating to its ability to freely own or operate all or a portion of its business or assets, (c) hold separate (including by trust or otherwise) or divest any of its businesses or assets, or (d) hold separate (including by trust or otherwise) or divest any assets of the Company or any of its Subsidiaries.  Without limiting the provisions of Section 1.5, Section 1.6 or Section 9.6, the Reddy Parties shall bear all costs and expenses of the Reddy

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Parties and the Investor in connection with the preparation or the making of any filing under the HSR Act or any applicable foreign competition Laws, including any filing fees thereunder.

ARTICLE VI

CONDITIONS TO THE INITIAL CLOSING

Section 6.1               Conditions Precedent to Obligations of the Investor.   The obligation of the Investor to purchase the Investor Shares at the Initial Closing is subject to the following conditions precedent, each of which may be waived in writing by the Investor.

(a)              Agreement Order.   The Agreement Order shall have been entered by the Bankruptcy Court in a form reasonably satisfactory to the Investor, and the Agreement Order shall have become a Final Order.

(b)              Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any changes or events that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect.

(c)               Inconsistent Transaction.   The Company shall not have made a public announcement, entered into any Contract, or filed any pleading or document with the Bankruptcy Court, evidencing its intention to support, or otherwise agreed to, consented to, supported, participated in or encouraged the formulation of, any Inconsistent Transaction, except as provided in Section 4.16(b), or otherwise breached Section 4.16.

(d)              Confirmation Order.   The Confirmation Order, in form and substance reasonably acceptable to the Investor, shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(e)               Plan.   The Plan, as approved by the Bankruptcy Court, shall be consistent with Exhibit A and otherwise in form and substance reasonably acceptable to the Investor.

(f)               Disclosure Statement.   The Disclosure Statement, as approved by the Bankruptcy Court, shall be consistent with Exhibit E and the Bankruptcy Court shall have entered the order approving the Disclosure Statement and confirming the Plan, which order shall otherwise be in form and substance reasonably acceptable to the Investor, and the order approving the Disclosure Statement and confirming the Plan shall be a Final Order.

(g)               Company Equity.   All of the interests and rights to acquire capital stock or other equity interests (or to exchange therefor or convert thereto) of the Company shall have been cancelled, other than the shares of New Common Stock and the Series A Preferred to be issued in connection with the Restructuring Transactions and pursuant to the terms of this Agreement, the Plan and the Restructuring Support Agreement.

(h)              Conditions to Confirmation.   The conditions to confirmation and the conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived

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with the consent of the Investor) in accordance with the Plan, and the Effective Date shall have occurred.

(i)                                               Assumption of Agreement.  The Company shall have assumed this Agreement pursuant to section 365 of the Bankruptcy Code.

(j)                                              Exit Facility. The Reddy Parties shall have entered into and consummated the Exit Facility on the terms set forth in the Exit Facility Documentation, and with lenders that are, in each case, reasonably acceptable to the Investor.

(k)                                           First Lien Indenture. The terms of the First Lien Indenture shall have been amended and restated in the form attached to the Plan, with no changes other than those satisfactory in all respects to the Investor.

(l)                                               Rights Offering.  The Company shall have commenced the Rights Offering, the Rights Offering shall have been conducted and completed in accordance with the Rights Offering Procedures and in accordance with this Agreement and the Plan, and the Rights Offering Deadline shall have occurred.

(m)                                       Purchase Notice.  The Investor shall have received from the Company either a Purchase Notice or a Satisfaction Notice in accordance with Section 1.1(c), dated as of the Determination Date, certifying as to the number of Unsubscribed Shares to be purchased pursuant to Section 1.1(c) and the number of Old Reddy Equity Cash Out Shares.

(n)                                           Valid Issuance.  The Investor Shares shall be, upon payment of the aggregate Exercise Price for the Investor Shares as provided herein, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription and similar rights, except for any restrictions on transfer as may be imposed by applicable Law and pursuant to the Stockholders Agreement.

(o)                                           Share Certificates.  The Company shall have delivered to the Investor validly issued certificates representing the Investor Shares.

(p)                                           No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Restructuring Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding have been brought by or before a Governmental Body seeking any of the foregoing be pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the Restructuring Transactions illegal, void or rescinded.

(q)                                           HSR Act and Foreign Competition Laws. If the purchase of the Investor Shares by the Investor pursuant to this Agreement is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to such purchase.

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(r)                                              Notices and Consents.  All other material governmental and third party notifications, filings, waivers, authorizations and Consents necessary or required for the consummation of the Restructuring Transactions shall have been made or received and shall be in full force and effect.

(s)                                             Good Standing.  The Investor shall have received on and as of the Business Day prior to the Initial Closing Date satisfactory evidence of the good standing of the Company and its Subsidiaries in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication from the appropriate Governmental Body of such jurisdictions.

(t)                                              Representations and Warranties and Covenants.  (i) Each of the representations and warranties of the Reddy Parties in this Agreement (other than as set forth in the clause (ii) below), without giving effect to any limitation as to “materiality” or Material Adverse Effect set forth therein, shall be true and correct at and as of the date hereof and as of the Initial Closing Date as if made at and as of the Initial Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except, in the case of each such date, for such failures to be true and correct as would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (ii) each of the Fundamental Representations shall be true and correct in all respects as of the Initial Closing Date as though made on and as of the Initial Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date); and (iii) each of the Reddy Parties shall have complied in all material respects with all covenants in this Agreement applicable to it.

(u)                                           Organizational Documents. The Organizational Documents of each of the Reddy Parties shall have been amended, and shall have been filed with the Secretary of State of the State of Delaware to be effective as such as of the Initial Closing, to reflect terms consistent with this Agreement, the Plan and the Restructuring Support Agreement and are otherwise in form and substance satisfactory to the Investor; provided, that (i) the Effective Date Charter shall have been adopted as the Company’s amended and restated certificate of incorporation, (ii) the terms of the Series A Preferred included in the Effective Date Charter of the Company shall in any event be in the form of Exhibit B, and (iii) the Investor shall have received from the Company a certificate of the Secretary of the Company certifying as to such Organizational Documents.

(v)                                           Board Composition. Effective upon the Initial Closing, the composition of the Company Board shall be consistent with the Term Sheet for Stockholders Agreement set forth on Exhibit D hereto.

(w)                                         Officer’s Certificate.  The Investor shall have received on and as of the Initial Closing Date a certificate of the chief financial officer or chief accounting officer of the Company confirming that the conditions set forth in Section 6.1(b) and Section 6.1(t) have been satisfied.

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(x)                                           Transaction Expenses.  The Company shall have paid all Transaction Expenses that have accrued and remain unpaid as of the Initial Closing Date.

(y)                                           Stockholders Agreement.  The Company shall have executed and delivered the Stockholders Agreement.

Section 6.2                                    Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Investor Shares to the Investor at the Initial Closing pursuant to this Agreement are subject to the following conditions precedent, each of which may be waived in writing by the Company.

(a)                                 Agreement Order. The Agreement Order shall have been entered by the Bankruptcy Court and the Agreement Order shall have become a Final Order.

(b)                                 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(c)                                  Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived with the consent of the Investor) in accordance with the Plan, and the Effective Date shall have occurred.

(d)                                 Rights Offering. The Rights Offering shall have been consummated.

(e)                                  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Restructuring Transactions shall have been entered, issued, rendered or made, nor shall any Proceeding brought by or before a Governmental Body seeking any of the foregoing be pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the Restructuring Transactions illegal, void or rescinded.

(f)                                   HSR Act and Foreign Competition Laws. If the purchase of the Investor Shares by the Investor pursuant to this Agreement is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to such purchase.

(g)                                  Representations and Warranties and Covenants.  (i) Each of the representations and warranties of the Investor in this Agreement that shall be true and correct at and as of the date hereof and as of the Initial Closing Date as if made at and as of the Initial Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) the Investor shall have complied in all material respects with all covenants in this Agreement applicable to it.

Section 6.3                                    Frustration of Conditions to the Initial Closing. No party hereto may rely, either as a basis for not consummating the Rights Offering, the purchase and sale of the Investor Shares or terminating this Agreement and abandoning the other transactions contemplated to

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occur at the Initial Closing, on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the Rights Offering, the purchase and sale of the Investor Shares and such other transactions.

ARTICLE VII

CONDITIONS TO THE ACQUISITION CLOSING

Section 7.1                                    Conditions Precedent to Obligations of the Investor. The obligation of the Investor to purchase the Investor Acquisition Closing Shares at the Acquisition Closing is subject to the following conditions precedent, each of which may be waived in writing by the Investor.

(a)                                 Initial Closing.  The Initial Closing shall have occurred and the Restructuring Transactions contemplated by this Agreement and the transactions contemplated by the Plan and the Restructuring Support Agreement shall have been consummated, or, if not so consummated, the conditions set forth in Article VI shall have been satisfied and the Initial Closing shall be consummated concurrently with the Acquisition Closing, subject to the satisfaction of the conditions set forth in Section 7.1(c), Section 7.1(d), Section 7.1(e), Section 7.1(f), Section 7.1(i), Section 7.1(j), Section 7.1(k), Section 7.1(m) and Section 7.1(n) below.

(b)                                 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes or events that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect.

(c)                                  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Arctic Acquisition or the transactions contemplated by Section 1.2 hereof shall have been entered, issued, rendered or made, nor shall any Proceeding have been brought by or before a Governmental Body seeking any of the foregoing be pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the Arctic Acquisition or the transactions contemplated by Section 1.2 hereof illegal, void or rescinded.

(d)                                 HSR Act and Foreign Competition Laws. If the purchase of the Investor Acquisition Closing Shares by the Investor pursuant to this Agreement is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to such purchase.

(e)                                  Valid Issuance. The Investor Acquisition Closing Shares shall be, upon payment of the Investor Acquisition Closing Amount as provided herein, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription and similar rights, except for any restrictions on transfer as may be imposed by applicable Law.

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(f)                                   Notices and Consents.  All other material governmental and third party notifications, filings, waivers, authorizations and Consents necessary or required for the consummation of the Arctic Acquisition or the transactions contemplated by Section 1.2 hereof shall have been made or received and shall be in full force and effect.

(g)                                  Good Standing.  The Investor shall have received on and as of the Business Day prior to the Acquisition Closing Date satisfactory evidence of the good standing of the Company and its Subsidiaries in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication from the appropriate Governmental Body of such jurisdictions.

(h)                                 Representations and Warranties and Covenants.  (i) Each of the representations and warranties of the Reddy Parties in this Agreement (other than as set forth in the clause (ii) below), without giving effect to any limitation as to “materiality” or Material Adverse Effect set forth therein, shall be true and correct at and as of the date hereof and as of the Acquisition Closing Date as if made at and as of the Acquisition Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except, in the case of each such date, for such failures to be true and correct as would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (ii) each of the Fundamental Representations shall be true and correct in all respects as of the Acquisition Closing Date as though made on and as of the Acquisition Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date); and (iii) each of the Reddy Parties shall have complied in all material respects with all covenants in this Agreement applicable to it.

(i)                                     Acquisition Transaction Expenses. The Company shall have paid, or shall have committed to pay simultaneously with the Acquisition Closing, all Acquisition Transaction Expenses that have accrued and remain unpaid as of the Acquisition Closing Date.

(j)                                    Share Certificates.  The Company shall have delivered to the Investor validly issued certificates representing the Investor Acquisition Closing Shares.

(k)                                 First Lien Indenture. The terms of the First Lien Indenture shall have been amended as of the Effective Date as contemplated by the Plan and, among other things, shall permit the consummation of the Arctic Acquisition and the purchase and sale of the Investor Acquisition Closing Shares as contemplated by Section 1.2 hereof and shall be otherwise satisfactory in all respects to the Investor.

(l)                                     Officer’s Certificate.  The Investor shall have received on and as of the Acquisition Closing Date a certificate of the chief financial officer or chief accounting officer of the Company confirming that the conditions set forth in Section 7.1(b) and Section 7.1(h) have been satisfied.

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(m)                             Arctic Acquisition. The Company shall have complied in all respects with the covenants set forth in Section 4.15, the definitive documentation and the terms and conditions on which the Arctic Acquisition is to be consummated on terms and in form and substance in all respects acceptable to the Investor in its sole discretion, the conditions to the closing of the Arctic Acquisition set forth in the definitive documentation shall have been satisfied and the closing of the Arctic Acquisition shall occur simultaneously with the Acquisition Closing.

(n)                                 Investor Minimum Take Up Condition. Upon the Acquisition Closing, the Investor Minimum Take Up Condition shall have been satisfied.

(o)                                 Investor Equitization. The Investor Equitization shall not have occurred.

Section 7.2                                    Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Investor Acquisition Closing Shares to the Investor at the Acquisition Closing pursuant to this Agreement are subject to the following conditions precedent, each of which may be waived in writing by the Company.

(a)                                 Initial Closing.  The Initial Closing shall have occurred and the Restructuring Transactions contemplated by this Agreement and the transactions contemplated by the Plan and the Restructuring Support Agreement shall have been consummated, or, if not so consummated, the conditions set forth in Article VI shall have been satisfied and the Initial Closing shall be consummated concurrently with the Acquisition Closing, subject to the satisfaction of the conditions set forth in Section 7.2(b) and Section 7.2(c) below.

(b)                                 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Arctic Acquisition or the transactions contemplated by Section 1.2 hereof shall have been entered, issued, rendered or made, nor shall any Proceeding have been brought by or before a Governmental Body seeking any of the foregoing be pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the Arctic Acquisition or the transactions contemplated by Section 1.2 hereof illegal, void or rescinded.

(c)                                  HSR Act and Foreign Competition Laws. If the purchase of the Investor Acquisition Closing Shares by the Investor pursuant to this Agreement is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to such purchase.

(d)                                 Representations and Warranties and Covenants.  (i) Each of the representations and warranties of the Investor in this Agreement that shall be true and correct at and as of the date hereof and as of the Acquisition Closing Date as if made at and as of the Acquisition Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date) and (ii) the Investor shall have complied in all material respects with all covenants in this Agreement applicable to it.

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Section 7.3                                    Frustration of Conditions to Acquisition Closing.  No party hereto may rely, either as a basis for not consummating the Arctic Acquisition, the purchase and sale of the Investor Acquisition Closing Shares or terminating this Agreement and abandoning the other transactions contemplated to occur at the Acquisition Closing, on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the Arctic Acquisition, the purchase and sale of the Investor Acquisition Closing Shares and such other transactions.

ARTICLE VIII

CONDITIONS TO THE EQUITIZATION CLOSING

Section 8.1                                    Conditions Precedent to Obligations of the Investor. The obligation of the Investor to purchase the First Lien Equitization Shares at the Equitization Closing is subject to the following conditions precedent, each of which may be waived in writing by the Investor.

(a)                                 Initial Closing.  The Initial Closing shall have occurred and the Restructuring Transactions contemplated by this Agreement and the transactions contemplated by the Plan and the Restructuring Support Agreement shall have been consummated, or, if not so consummated, the conditions set forth in Article VI shall have been satisfied and the Initial Closing shall be consummated concurrently with the Equitization Closing, subject to the satisfaction of the other conditions set forth below in this Section 8.1.

(b)                                 Arctic Termination. An event constituting an Arctic Termination shall have occurred.

(c)                                  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Investor Equitization or the transactions contemplated by Section 1.3 hereof shall have been entered, issued, rendered or made, nor shall any Proceeding have been brought by or before a Governmental Body seeking any of the foregoing be pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the Investor Equitization or the transactions contemplated by Section 1.3 hereof illegal, void or rescinded.

(d)                                 HSR Act and Foreign Competition Laws. If the purchase of the First Lien Equitization Shares by the Investor pursuant to this Agreement is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to such purchase.

(e)                                  Valid Issuance; Share Certificates.  The First Lien Equitization Shares shall be, upon delivery of the Equitization Notes as payment therefor as provided herein, validly issued, fully paid, non-assessable and free and clear of all Taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription and similar rights, except for any restrictions on transfer as may be imposed by applicable Law and the Company shall

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have delivered to the Investor validly issued certificates representing the First Lien Equitization Shares.

(f)                                   Notices and Consents.  All other governmental and third party notifications, filings, waivers, authorizations and Consents necessary or required for the consummation of the Investor Equitization or the transactions contemplated by Section 1.3 hereof shall have been made or received and shall be in full force and effect.

Section 8.2                                    Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the First Lien Equitization Shares to the Investor at the Equitization Closing pursuant to this Agreement are subject to the following conditions precedent, each of which may be waived in writing by the Company.

(a)                                 Initial Closing.  The Initial Closing shall have occurred and the Restructuring Transactions contemplated by this Agreement and the transactions contemplated by the Plan and the Restructuring Support Agreement shall have been consummated, or, if not so consummated, the conditions set forth in Article VI shall have been satisfied and the Initial Closing shall be consummated concurrently with the Equitization Closing, subject to the satisfaction of the conditions set forth below in this Section 8.2.

(b)                                 Arctic Termination. An event constituting an Arctic Termination shall have occurred.

(c)                                  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Investor Equitization or the transactions contemplated by Section 1.3 hereof shall have been entered, issued, rendered or made, nor shall any Proceeding have been brought by or before a Governmental Body seeking any of the foregoing be pending or threatened; nor shall there be any Law promulgated, enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the Investor Equitization or the transactions contemplated by Section 1.3 hereof illegal, void or rescinded.

(d)                                 HSR Act and Foreign Competition Laws. If the purchase of the First Lien Equitization Shares by the Investor pursuant to this Agreement is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to such purchase.

(e)                                  Delivery of Equitization Notes. The Investor shall have delivered to the Company the Equitization Notes, duly endorsed to effect legal transfer to the Company, and such other documentation reasonably requested by the Company to effect legal transfer and cancellation of the Equitization Notes.

Section 8.3                                    Frustration of Conditions to the Equitization Closing.  No party hereto may rely, either as a basis for not consummating the Investor Equitization, the purchase and sale of the First Lien Equitization Shares or terminating this Agreement and abandoning the other transactions contemplated to occur at the Equitization Closing, on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused

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by such party’s breach in any material respect of any provision of this Agreement or failure to use its commercially reasonable efforts to consummate the Investor Equitization, the purchase and sale of the First Lien Equitization Shares and such other transactions.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination by Investor.  This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time by the Investor by written notice to the Company:

(a)                                 if the Company shall not have commenced solicitation of the Plan in accordance with section 1126(b) of the Bankruptcy Code on or before April 11, 2012;

(b)                                 if the Company does not file an executed copy of this Agreement, together with all of the exhibits and schedules hereto (as redacted pursuant to Section 4.3), with the Bankruptcy Court on the Petition Date (if it occurs);

(c)                                  if any of the conditions set forth in Section 6.1(m), Section 6.1(o), Section 6.1(t) and Section 6.1(w) with respect to the Initial Closing and Section 7.1(h), Section 7.1(j) and Section 7.1(l) with respect to the Acquisition Closing become incapable of fulfillment and such condition is not able to be fulfilled within five (5) days, or, if able to be fulfilled within five (5) days, is not fulfilled prior to the earlier of (x) the End Date and (y) five (5) days after written notice of such condition is given to the Company by the Investor;

(d)                                 if the Bankruptcy Court shall not have entered the Confirmation Order on or prior to May 18, 2012;

(e)                                  if the Petition Date shall not have occurred on or prior to April 12, 2012;

(f)                                   if the Effective Date has not occurred on or prior to June 5, 2012 (the “End Date”);

(g)                                  if the Restructuring Support Agreement shall have been terminated as to (i) the Investor, (ii) the Company or (iii) holders of First Lien Notes and Second Lien Notes accounting for more than 50% of the aggregate First Lien Notes and Second Lien Notes held by all noteholders party thereto;

(h)                                 if the Bankruptcy Court enters an Order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases;

(i)                                     if any Reddy Party (or any of their direct or indirect equity owners) makes a public announcement, enters into an agreement, or files any pleading or document with the Bankruptcy Court, evidencing its intention to support or participate in, or otherwise

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supports or participates in, any Inconsistent Transaction (other than as permitted by Section 4.16(b)); or

(j)                                    if the Company fails to pay all invoiced Transaction Expenses or Acquisition Transaction Expenses, as the case may be, in accordance with Section 1.5 on or prior to the fifth calendar day after written notice requesting payment is given to the Company by the Investor.

Section 9.2                                    Termination by the Company.  Prior to the entry of the Confirmation Order, this Agreement may be terminated and the Contemplated Transactions may be abandoned by the Company by written notice to the Investor, in the event that the Company Board approves an Inconsistent Transaction (pursuant to a definitive agreement) after determining in good faith (after consultation with its outside legal counsel and its independent financial advisor or advisors) that the terms of such Inconsistent Transaction are superior to the terms of this Agreement and the Plan, taking into account all legal, financial, regulatory and other aspects of such Inconsistent Transaction, the likely time to consummation of the Inconsistent Transaction, and any amendments to this Agreement and the Plan proposed by the Investor during the Match Period; provided, that in order for the termination of this Agreement pursuant to this Section 9.2 to be effected, the Company shall first have complied in all respects with the provisions of Section 4.16 and simultaneously with delivery by the Company to the Investor of notice of such termination the Company shall have made the payments contemplated by Section 9.6 by wire transfer of immediately available funds to an account designated by the Investor.

Section 9.3                                    Termination by Mutual Agreement. This Agreement may be terminated at any time by written consent of the Company and the Investor.

Section 9.4                                    Arctic Termination. The transactions contemplated by Section 1.2 hereof may be abandoned, and this Agreement shall be considered terminated with respect thereto, at any time by the Investor if an Arctic Termination event shall have occurred.

Section 9.5                                    Effect of Termination.

(a)                                 In the event of termination of this Agreement in accordance with this Article IX, except as set forth in Section 9.6 below, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Section 1.5, Section 1.6, Article IX, Article X, Article XI and Article XII, and other than in respect of any liability of any party for any breach of this Agreement prior to such termination, which shall in each case expressly survive any such termination).

(b)                                 Each of the Reddy Parties hereby acknowledges and agrees and shall not dispute that, after the Petition Date, the giving of notice of termination by the Investor pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each of the Reddy Parties hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

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Section 9.6                                    Liquidated Damages.

(a)                                 In the event of a termination of this Agreement prior to the Initial Closing pursuant to Section 9.1(a), Section 9.1(b), Section 9.1(c), Section 9.1(e), Section 9.1(i) or Section 9.2, whether or not parties are then party, voluntarily or involuntarily, to a Proceeding under the Bankruptcy Code and whether in connection with the Restructuring, the Restructuring Support Agreement, the Plan or any other in- or out-of-court restructuring, including a plan under the Bankruptcy Code sponsored by the Company or any other Person, and at the time of such termination the Investor has not breached any of its representations, warranties, covenants or agreements under this Agreement in any material respect, then the Company will pay the Investor, as liquidated damages, a payment of $10,000,000 other than in the event of a termination pursuant to Section 9.1(c), with respect to the closing conditions set forth in Section 6.1(t)(i), Section 6.1(w) (with respect to Section 6.1(b) or Section 6.1(t)(i)), Section 7.1(h) or Section 7.1(l). The parties acknowledge and agree that any payment to be made to the Investor pursuant this Section 9.6 shall be a general unsecured claim of Reddy Corp.

(b)                                 Any such payments pursuant to this Section will be earned and payable by the Company to the Investor immediately upon the effective date of the termination of this Agreement. The Investor and the Company agree that it would be impractical and extremely difficult to determine the extent of any damages to the Investor that might result from a termination of this Agreement by the Company under such circumstances. Therefore, the parties acknowledge and agree that any payment to the Investor made pursuant this Section 9.6 will be paid as liquidated damages and the parties’ good faith estimate of the actual potential damages to the Investor for any such termination.

ARTICLE X

INDEMNIFICATION

Section 10.1                             Indemnification.

(a)                                 Whether or not the Rights Offering, the Investor Equitization or the Arctic Acquisition are consummated or this Agreement is terminated, and notwithstanding any investigation on the part of the Investor, the Reddy Parties (in such capacity, the “Indemnifying Parties”) shall jointly and severally indemnify and hold harmless the Investor and its Affiliates, members, partners, equityholders, officers, directors, employees, Representatives, agents, advisors and controlling persons (each, in such capacity, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (including counsel fees), joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or Proceeding (collectively, “Actions”) with respect to the Rights Offering, this Agreement, the Investor Equitization, the purchase of Investor Acquisition Closing Shares, the Plan (or the solicitation thereof), the Chapter 11 Cases or the Contemplated Transactions, including payment of the Transaction Expenses and the Acquisition Transaction Expenses, if any, distribution of the Rights, purchase and sale of Investor Shares in connection with the Rights Offering, purchase and sale of Investor Initial Closing Shares and purchase and sale of Investor Acquisition Closing Shares or First Lien Equitization Shares, as the case may be, pursuant to this Agreement or any breach by the Reddy Parties of this Agreement (for the avoidance of doubt, other than a

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breach of the representations and warranties made in Article II), in each case, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, monitoring, responding to or defending any of the foregoing; provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from fraud on the part of such Indemnified Person.

(b)                                 If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Parties shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Parties, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Parties, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.

(c)                                  The Indemnifying Parties agree also that no Indemnified Person shall have any liability based on their exclusive or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of the Indemnifying Parties or any other Person in connection with or as a result of the Rights Offering, the purchase of Investor Acquisition Closing Shares, the Investor Equitization, this Agreement, the Plan (or the solicitation thereof), the Chapter 11 Cases or the Contemplated Transactions, except as to any Indemnified Person to the extent that any losses, claims, damages, liability or expenses incurred by the Company are finally judicially determined to have resulted from fraud of such Indemnified Person.  The indemnity and reimbursement obligations of the Indemnifying Parties under this Article X are in addition to, and do not limit, the Company’s obligations under Section 1.5, Section 1.6 and Section 11.12, shall be in addition to any liability that the Indemnifying Parties may otherwise have to an Indemnified Person (including as a result of any breach of this Agreement) and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Parties and any Indemnified Person.

(d)                                 An Indemnified Person shall give written notice to the Indemnifying Parties of any claim with respect to which indemnification under this Article X is sought promptly after discovery by such Indemnified Person of the matters giving rise to such claim for indemnification; provided that (i) the omission so to notify the Indemnifying Parties will not relieve the Indemnifying Parties from any liability that it may have hereunder except to the extent it has been actually and materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Parties will not relieve the Indemnifying Parties from any liability that it may have to an Indemnified Person otherwise than on account of this Article X. In case any Actions are brought against any Indemnified Person and such Indemnified Person notifies the Indemnifying Parties of the commencement thereof, if the Indemnifying Parties commits in writing to fully indemnify and hold harmless the Indemnified Person with respect to such Actions,

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without regard to whether any Closing occurs, the Indemnifying Parties will be entitled to participate in such Actions, and, to the extent that such Indemnifying Parties may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Actions include both such Indemnified Person and the Indemnifying Parties and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Parties, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Actions on behalf of such Indemnified Person.  Following the date of receipt of such indemnification commitment from the Indemnifying Parties and notice from the Indemnifying Parties to such Indemnified Person of its election so to assume the defense of such Actions, the Indemnifying Parties shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof after such date unless (w) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (x) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person at the Indemnifying Parties’ expense within a reasonable time after notice of commencement of the Actions, (y) after the Indemnifying Parties assumes the defense of such Actions, such Indemnified Person reasonably determines that the Indemnifying Parties is failing to diligently defend against such Actions in good faith or (z) the Indemnifying Parties shall have authorized in writing the employment of counsel for such Indemnified Person.

(e)                                  The Indemnifying Parties shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Actions in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Actions, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (iii) does not impose injunctive or other equitable relief against such Indemnified Person that could interfere with or materially adversely affect the business, operations or assets of such Indemnified Person.

(f)                                   The indemnification rights contained in this Article X shall survive each Closing and are not limited or deemed waived by any investigation at any time made by or on behalf of any party hereto with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any representation or warranty made by or on behalf of any party hereto.

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ARTICLE XI

MISCELLANEOUS

Section 11.1                             No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive any Closing.

Section 11.2                             Amendments and Waivers. Any term of this Agreement may be amended or modified and the compliance with any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification or waiver is signed, in the case of an amendment or modification, by the Investor and the Company, and, in the case of any waiver, by the applicable party whose rights are being waived. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, or any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

Section 11.3                             Notices, etc.. Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

(a)                                 if to the Investor or one or more of its Affiliates

Centerbridge Capital Partners II, L.P.
375 Park Avenue, 12th Floor
New York, NY 10152
Attention: Steven Silver and Vivek Melwani

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Anup Sathy, P.C. and Jon A. Ballis, P.C.
Fax:  (312) 862-2200

(b)                                 if to the Company or any other Reddy Party to:

Reddy Ice Corporation
8750 North Central Expressway, Suite 800
Dallas, TX 75231
Attention: Steven J. Janusek
Facsimile No.: (214) 528-1532

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with copies (which shall not constitute notice) to:

DLA Piper LLP
1251 Avenue of the Americas
New York, NY 10020
Attention: Gregg Galardi, Esq. and Jamie Knox, Esq.
Facsimile: (212) 884-8692

Any such notice, demand or other communication shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, three (3) days after being mailed as described above, and (iv) if sent by written telecommunication prior to 5:00 PM local time of the recipient on a Business Day, when dispatched, otherwise on the next Business Day immediately following the date of such dispatch, in either case, with confirmation to follow pursuant to any of clauses (i) through (iii).

Section 11.4                             Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding the previous sentence, any Investor’s rights, obligations or interests hereunder may be assigned, delegated or transferred, in whole or in part by the Investor: (i) to any Person that the Investor controls or is under common control with or (ii) to any Affiliate of the Investor over which the Investor, or any of its Affiliates, exercises investment authority (including any Related Fund of the Investor); provided, that any such assignee assumes the obligations of the Investor hereunder and agrees in writing prior to such assignment to be bound by the terms of this Agreement in the same manner as the Investor. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the Investor of its obligations hereunder if any such assignee fails to perform such obligations.

Section 11.5                             Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.6                             Entire Agreement. Except as expressly set forth herein, this Agreement, the Confidentiality Agreement, the Plan and the Restructuring Support Agreement (and the agreements referenced therein) constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 11.7                             Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (PDF) or similar format signatures), each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

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Section 11.8  Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Delaware, without giving effect to the conflicts of law principles thereof.

Section 11.9  Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court), and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement and the Contemplated Transactions hereby. Each of the parties hereto agrees not to commence any Proceeding relating hereto or thereto except in the courts described above in Delaware, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Contemplated Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c)that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all Proceedings contemplated by this Section 11.9 shall be brought in the Bankruptcy Court.

Section 11.10  WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11  Further Assurances. From time to time after the date of this Agreement, the parties hereto will execute, acknowledge and deliver to the other parties hereto such other documents, instruments and certificates, and will take such other actions, as any other party hereto may reasonably request in order to consummate the Contemplated Transactions.

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Section 11.12  Specific Performance. The Reddy Parties and the Investor acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, the Reddy Parties and the Investor agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by a Proceeding or Proceedings for damages but also by a Proceeding or Proceedings for specific performance, injunctive or other equitable relief. The right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement. Each of the Reddy Parties and the Investor hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

Section 11.13  Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 11.14  Interpretation; Rules of Construction. When a reference is made in this Agreement to Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (v) the word “or” shall not be exclusive and shall be read to mean “and/or”; (vi) references herein to an agreement, instrument, document, disclosure statement or offering memorandum means such agreement, instrument, document, disclosure statement or offering memorandum as amended, supplemented and modified from time to time (including all exhibits, term sheets and schedules annexed thereto and certificates, instruments or any other documents delivered pursuant thereto) to the extent permitted by the provisions thereof and not prohibited by this Agreement; and (vii) the phrase “made available” means posted in the electronic data room, established at https://collaborate3.dlapiper.com/eRoom/ReddyIce/ ProjectPacerBondholders for the purpose of the Contemplated Transactions, on or prior to the close of business on April 1, 2012 and has continuously remained posted in such electronic data room thereafter and through the date of this Agreement. Unless expressly set forth herein to the contrary, any provision of this Agreement granting a party the right to approve, accept, adopt or consent to any action or document shall be deemed to grant to such party the right to do so in such party’s sole and absolute discretion with regard to its own interest only and without regard to the interest of any other Person. If any payment or other obligation is due on any day which is not a Business Day, such obligation shall be automatically extended to the next Business Day.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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Section 11.15  Disclosure. Unless otherwise required by applicable Law or as permitted by the Confidentiality Agreement, the Reddy Parties will not, without the Investor’s prior written consent, disclose to any Person the identity of the Investor and the investment commitment of the Investor, other than to the Reddy Parties’ Representatives, in each case in connection with the Contemplated Transactions.

ARTICLE XII

DEFINITIONS

Section 12.1  Defined Terms. As used in this Agreement the following terms have the following respective meanings.

“Acquisition Closing” has the meaning given to such term in Section 1.4(b).

“Acquisition Closing Date” has the meaning given to such term in Section 1.4(b).

“Acquisition Transaction Expenses” means the reasonable and documented fees, costs, expenses, disbursements and charges of the Investor paid or payable to third parties incurred in connection with, or relating to the diligence, negotiation, preparation or implementation (including legal, accounting, business strategy, advisory and consulting services) of this Agreement solely as it relates to the Arctic Acquisition, the purchase of the Investor Acquisition Closing Shares or the transactions specifically contemplated by the foregoing, and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including the collection of any fees or expenses owing under this Agreement), which shall include but is not limited to, the reasonable and documented fees, costs and expenses of the advisors, agents and Representatives for the Investor, but shall not include, for the avoidance of doubt, any Transaction Expenses.

“Actions” has the meaning given to such term in Section 10.1(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Affiliated Group” has the meaning given to such term in Section 1504(a) of the Code.

“Agreement” has the meaning given to such term in the Preamble.

“Agreement Motion” has the meaning given to such term in Section 4.3.

“Agreement Order” means an order entered by the Bankruptcy Court granting the Agreement Motion, which shall be in form and substance reasonably acceptable to the Investor.

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“Allowed Second Lien Notes Claim” has the meaning given to such term in the Plan.

“Arctic Acquisition” means, with respect to Arctic Glacier Income Fund (“Arctic”), a transaction that results in the Company’s direct or indirect acquisition in any manner, including by way of a tender offer, exchange offer, merger, consolidation, share exchange, joint venture, partnership, dissolution, liquidation, recapitalization, reorganization, other business combination or similar transaction, of beneficial ownership of at least 70% of the equity securities entitled to vote generally in the election of directors calculated on a fully-diluted basis, taking into account any securities convertible into, exchangeable for or exercisable for any such securities (whether immediately or otherwise) on an as- converted, exchanged or exercised basis, or of all or substantially all of the consolidated assets of Arctic and its Subsidiaries taken as a whole.

“Arctic Termination” has the meaning given to such term in Section 1.4(c).

“Audited Financial Statements” has the meaning given to such term in Section 2.11.

“Bankruptcy Code” has the meaning given to such term in the Recitals.

“Bankruptcy Court” has the meaning given to such term in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases or the Contemplated Transactions, and any Local Rules of the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday or a “legal holiday,” as defined in Bankruptcy Rule 9006(a) or any other day on which commercial banks in New York, New York are not required to be open for business.

“Chapter 11 Cases” has the meaning given to such term in the Recitals.

“Closing” has the meaning given to such term in Section 1.4(c).

“Closing Date” has the meaning given to such term in Section 1.4(c).

“Code” has the meaning given to such term in Section 2.15(b)(i).

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning given to such term in the Preamble.

“Company Benefit Plan” has the meaning given to such term in Section 2.15(a).

“Company Board” means the board of directors of the Company.

“Company IP Rights” has the meaning given to such term in Section 2.12(a).

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“Company Transaction Expenses” means, to the extent not paid before the Effective Date, all fees, costs, expenses, disbursements and charges (including fees, costs, expenses, disbursements and charges of any subscription agent, information agent, dealer manager, legal counsel, investment bankers, brokers or other representatives and consultants and associated expenses) incurred by or on behalf of, or to be paid by, any of the Reddy Parties in connection with or relating to the diligence, negotiation, preparation or implementation of this Agreement, the Rights Offering, the Investor Equitization, the Arctic Acquisition or any of the transactions contemplated by the foregoing or by the Plan or the Restructuring Support Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated March 1, 2012 (as amended March 14, 2012 and March 27, 2012) by and between the Company and the Investor.

“Confirmation Date” has the meaning given to such term in Section 4.1(e).

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Investor.

“Consent” means any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Body).

“Contemplated Transactions” means any or all of the transactions contemplated by this Agreement, the Plan and the Restructuring Support Agreement, including the issuance of the Rights Offering Shares, the Unsubscribed Shares, the Investor Shares, the First Lien Equitization Shares and the Investor Acquisition Closing Shares.

“Contract” means any agreement, contract, obligation, promise, understanding, commitment or undertaking, whether written or oral.

“Determination Date” has the meaning given to such term in Section 1.1(c).

“DGCL” has the meaning given to such term in Section 2.27.

“DIP Facility” means that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, to be dated on or about the Petition Date, among Reddy Corp., as Borrower, the Company, as Guarantor, certain other Subsidiaries of the Company party thereto, as Guarantors, Macquarie Bank Limited, as Administrative Agent and Lender, and the other lenders party thereto.

“Disclosure Statement” means the disclosure statement or offering memorandum that relates to the Restructuring, as such disclosure statement may be amended, modified or supplemented (including all exhibits, term sheets and schedules annexed thereto or referred to therein).

“Disclosure Statement Hearing” means the hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement as containing adequate information as required

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by section 1125 of the Bankruptcy Code, as the same may be adjourned or continued from time to time.

“Effective Date” has the meaning given to such term in the Recitals.

“Effective Date Charter” has the meaning given to such term in Section 2.2.

“Eligible Holders” each holder of an Allowed Second Lien Notes Claim as of the Voting Record Date or its investment advisor, manager, intermediary or nominee.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, license, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning given to such term in Section 9.1(f).

“Environmental Laws” means all Laws relating to pollution or the regulation or protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Uniform Safety Act, as amended (49 U.S.C. 5101 et seq.); the National Traffic and Motor Vehicle Safety Act, as amended (49 U.S.C. § 30101 et seq.); Commercial Motor Safety Act, as amended (49 U.S.C. § 31101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); the rules and regulations promulgated by the Federal Motor Carrier Safety Administration, and, in each case, their foreign, state, provincial, municipal and local counterparts or equivalents.

“Equitization Closing” has the meaning given to such term in Section 1.4(c).

“Equitization Closing Date” has the meaning given to such term in Section 1.4(c).

“Equitization Notes” has the meaning given to such term in Section 1.3.

“ERISA” has the meaning given to such term in Section 2.15(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated pursuant thereto.

“Exchange Act Documents” has the meaning given to such term in Section 2.10(a).

“Execution Date” has the meaning given to such term in Section 1.5(a).

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“Exercise Price” means $7.1377853.

“Exit Facility” means the credit facility to be entered into by the Reddy Parties upon the Effective Date, the proceeds of which will be used, among other things, to repay all Indebtedness under and terminate the DIP Facility substantially on the terms set forth in Exhibit F.

“Exit Facility Documentation” has the meaning given to such term in Section 4.11.

“Final Order” means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court) that:  (i) is in full force and effect; (ii) is not stayed; and (iii) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

“Financial Statements” has the meaning given to such term in Section 2.11.

“First Lien Equitization Shares” means a number of shares of Series A Preferred equal to 10,507,460.9.

“First Lien Notes” means the 11.25% senior secured notes due 2015, issued by Reddy Corp., pursuant to that certain Indenture (as amended, restated, supplemented or otherwise modified from time to time), dated as of March 15, 2010, by and among the Company and Reddy Corp., as issuer, and Wells Fargo Bank, N.A., as Trustee.

“Fundamental Representations” means the representations and warranties contained in Section 2.1 (Organization of the Company), Section 2.2 (Capitalization of the Company), Section 2.3(c) (Organization and Capitalization of the Subsidiaries), Section 2.4(a) (Authority), Section 2.7 (Brokers or Finders) and Section 2.27 (State Takeover Statutes; Rights Plans).

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Body” means any federal, state, provincial, local or foreign government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality thereof, or any federal, state, local or foreign court or arbitrator.

“HSR Act” means the Hart Scott Rodino Antitrust Improvement Act of 1976.

“Inconsistent Transaction” means any transaction, directly or indirectly through any Person, that is inconsistent with the Contemplated Transactions, including (i) a merger, consolidation, business combination, recapitalization, dissolution or refinancing of any of the

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Reddy Parties (in one or a series of related transactions) on terms other than as set forth in this Agreement or the Plan, (ii) the issuance, sale, transfer, exchange or other disposition by any of the Reddy Parties of any equity interests (other than common equity issued in respect of any employee options), or all or substantially all of its assets, on terms other than as set forth in this Agreement or the Plan, (iii) the formulation, preparation, filing or prosecution of a plan, plan proposal, restructuring, restructuring proposal, liquidation or reorganization that does not contemplate a reorganization of the Reddy Parties on the terms set forth in the Plan, (iv) the acceptance by the Company of parties (other than the Investor and the other parties expressly contemplated by this Agreement and the Plan) as “equity investors” for the Rights Offering or any similar offering or transaction, (v) any other transaction or transactions rendering the Rights Offering or any other Contemplated Transaction no longer practicable or (vi) any other action that would reasonably be expected to prevent, interfere with, delay or impede in any way, the solicitation of votes on the Plan, the approval of the Disclosure Statement or the implementation or consummation of the Plan or the Contemplated Transactions.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business) and including any “earn out” obligations, (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP consistently applied for the periods covered thereby, is classified as a capital lease, (vii) any interest rate or commodity swap agreements, (viii) any accrued interest, prepayment penalties and premiums on any of the foregoing, (ix) any deferred rent, revenue or compensation, (x) any liabilities classified as non-current liabilities as of any Closing in accordance with GAAP, (xi) any liabilities or obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any property or assets (including accounts and contract rights) owned by such Person, whether or not the Person that owns such assets or property has assumed or become liable for the payment of such liabilities or obligations, (xii) all liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or similar arrangements, and (xiii) all contingent obligations, including direct or indirect guarantees, in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (xii) above.

“Indemnified Person” has the meaning given to such term in Section 10.1(a).

“Indemnifying Parties” has the meaning given to such term in Section 10.1(a).

“Initial Closing” has the meaning given to such term in Section 1.4(a).

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“Initial Closing Date” has the meaning given to such term in Section 1.4(a).

“Investor” has the meaning given to such term in the Preamble.

“Investor Acquisition Closing Amount” means the aggregate amount determined by the Investor in its sole discretion to be invested at the Acquisition Closing in connection with the consummation of the Arctic Acquisition (including, without limitation, amounts invested by the Investor to fund payments to be made pursuant to the Plan).

“Investor Acquisition Closing Shares” means a number of shares of Series A Preferred equal to the Investor Acquisition Closing Amount divided by the Exercise Price.

“Investor Equitization” has the meaning given to such term in Section 1.3.

“Investor Initial Closing Amount” means the sum of (a) $7.5 million plus (b) the product of (i) the quotient of $2,877,853 divided by the aggregate number of shares of Old Reddy Common Stock that are to receive any distribution pursuant to the Plan multiplied (ii) by the number of Old Reddy Equity Cash Out Shares.

“Investor Initial Closing Shares” means a number of shares of Series A Preferred equal to the Investor Initial Closing Amount divided by the Exercise Price.

“Investor Minimum Take Up Condition” means that the quotient, expressed as a percentage, of (a) the aggregate number of shares of Series A Preferred and New Common Stock acquired by the Investor and its Affiliates and Related Funds at the Initial Closing and the Acquisition Closing, divided by (b) the total number of shares of New Common Stock and Series A Preferred issued and outstanding as of immediately following the Acquisition Closing, is equal to or greater than 70%.

“Investor Shares” has the meaning given to such term in Section 1.1(e).

“IP Rights” means any and all of the following: (i) all United States, international and foreign patents and applications therefor (including design patents and design patent applications), and rights in patent disclosures and inventions, (ii) all common law trademarks, service marks, trade dress, trade names, domain names logos and corporate names and all trademark and service mark registrations and applications therefor throughout the world, and all goodwill associated with the foregoing, (iii) all copyrights, copyrightable works, copyright registrations and applications therefor, (iv) all trade secrets and other similar rights in confidential and proprietary information or know-how (“Trade Secrets”), (v) all Web addresses, sites and domain names and other locators associated with the Internet, (vi) all licenses related to any of the foregoing, and (vii) all rights arising out of or associated with any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service and any Governmental Body succeeding to the functions thereof.

“Law” means any federal, state, local, municipal, foreign, international, multinational, provincial or other statute, law (including common law), writ, Order, decree,

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guideline, policy, ordinance, rule, treaty, constitution, code, judicial or administrative doctrine, rule or regulation enacted, promulgated, issued, entered or enforced by any Governmental Body.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries.

“Match Period” has the meaning given to such term in Section 4.16(b).

“Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that, individually, or taken together with all other event(s), change(s), effect(s), occurrence(s), development(s), circumstance(s) or change(s) of fact, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, customer or supplier relationships, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries taken as a whole or (b) would or would be reasonably expected to prevent or materially impair or delay the ability of a Reddy Party to consummate the Contemplated Transactions, other than any event, change, effect, occurrence, development, circumstance or change of fact to the extent resulting from (i) any change in applicable Laws or GAAP or the interpretation or enforcement thereof, (ii) any act of God or natural disaster, (iii) any change in geopolitical conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) any change in the United States or global economy generally, capital, credit, debt or financial markets generally, or the industry in which the Company and its Subsidiaries operate or (v) the entry into this Agreement or the filing of the Chapter 11 Cases; provided, that the events, changes, effects, occurrences, developments, circumstances or changes of fact described in the case of the foregoing clauses (i) through (iv) shall be disregarded only if the effect or change does not have a disproportionately adverse impact on the Company and its Subsidiaries (taken as a whole) relative to other businesses in the industry in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning given to such term in Section 2.16(a).

“Monthly Financial Statements” has the meaning given to such term in Section 4.7.

“New Common Stock” means the shares of Common Stock, par value $0.0001 per share, of the Company after giving effect to the Restructuring Transactions and the adoption of the Effective Date Charter.

“Notice of Superior Proposal” has the meaning given to such term in Section 4.16(b).

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“Old Reddy Equity Cash Out Shares” means the aggregate number of shares of Old Reddy Common Stock with respect to which cash, and not New Common Stock, is to be distributed pursuant to the Plan.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or arbitrator.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, any other entity or organization or a government or any department or agency thereof.

“Petition Date” means the date that the Chapter 11 Cases are commenced.

“Plan” has the meaning given to such term in the Recitals.

“Plan Supplement” has the meaning given to such term in the Plan.

“Proceeding” means any action, complaint, charge, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, investigative or informal), condemnation, expropriation or other proceeding in eminent domain, commenced, pending, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, including any of the foregoing, whether voluntary or involuntary, under the Bankruptcy Code.

“Purchase Notice” has the meaning given to such term in Section 1.1(c).

“Real Property” has the meaning given to such term in Section 2.19(c).

“Reddy Corp.” has the meaning given to such term in the Preamble.

“Reddy Parties” has the meaning given to such term in the Preamble.

“Registered IP Rights” has the meaning given to such term in Section 2.12(a).

“Related Fund” means, with respect to any Investor, (i) any fund, account or investment vehicle that is controlled or managed by (A) such Investor, (B) an Affiliate of such

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Investor or (C) the same investment manager or advisor as such Investor or an Affiliate of such investment manager or advisor or (ii) any Person formed by any of the foregoing, individually or collectively, for the related to or for the purpose of consummating the Contemplated Transactions.

“Representatives” has the meaning given to such term in Section 4.10.

“Restructuring” has the meaning given to such term in the Recitals.

“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of the date of this Agreement (including all exhibits, term sheets and schedules annexed thereto and certificates and other instruments required to be delivered thereby), by and among the Reddy Parties, certain holders of the Second Lien Notes, certain holders of the First Lien Notes and the other parties thereto from time to time, as amended, supplemented or otherwise modified from time to time.

“Restructuring Transactions” means all of the transactions contemplated by this Agreement, the Plan and the Restructuring Support Agreement, other than the Arctic Acquisition, the issuance of the Investor Acquisition Closing Shares, the Investor Equitization and the issuance of the First Lien Equitization Shares.

“Rights” has the meaning given to such term in the Recitals.

“Rights Offering” has the meaning given to such term in the Recitals.

“Rights Offering Deadline” has the meaning given to such term on the Rights Offering Procedures.

“Rights Offering Documentation” has the meaning given to such term in Section 4.4.

“Rights Offering Motion” has the meaning given to such term in Section 4.4.

“Rights Offering Order” has the meaning given to such term in Section 4.4.

“Rights Offering Procedures” has the meaning given to such term in Section 1.1(a).

“Rights Offering Shares” has the meaning given to such term in the Recitals.

“Satisfaction Notice” has the meaning given to such term in Section 1.1(c).

“Second Lien Notes” means the 13.25% senior secured notes due 2015, issued by Reddy Corp., pursuant to that certain Indenture (as amended, restated, supplemented or otherwise modified from time to time), dated as of March 15, 2010, by and among the Company and Reddy Corp., as issuer, and Wells Fargo Bank, N.A., as Trustee.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto.

“Senior Revolver Facility” means the $50 million revolving credit facility dated as of October 22, 2010 by and between Reddy Corp. and Macquarie Bank Limited as lender, and as of December 10, 2010, as administrative agent.

“Series A Preferred” has the meaning given to such term in the Recitals.

“Specified Issuances” means, collectively, (i) the distribution by the Company of the Rights to the Eligible Holders pursuant to the Plan, (ii) the distribution by the Reddy Parties of the New Common Stock to (subject to the terms of the Plan and the Restructuring Support Agreement) the Eligible Holders and the existing equityholders of the Company in accordance with the Plan, (iii) the issuance and sale by the Company of the Investor Shares to the Investor and of Rights Offering Shares to the holder of a Right upon exercise of such Right (including pursuant to Section 1.1(g)), including the issuance of any Unsubscribed Shares to the Investor pursuant to this Agreement, and (iv) the issuance and sale by the Company of the Investor Acquisition Closing Shares or the First Lien Equitization Shares, as the case may be, to the Investor pursuant to this Agreement.

“Specified Issuances Documentation” has the meaning given to such term in Section 4.13(b).

“Specified Issuances Steps” has the meaning given to such term in Section 4.13(a).

“Stockholders Agreement” means, with respect to the Company, a stockholders agreement in form and substance consistent with the Term Sheet attached hereto as Exhibit D and otherwise reasonably acceptable to the Investor.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.  Unless otherwise qualified, all references to a “Subsidiary” in this Agreement shall refer to the Subsidiary of the Company.

“Subscription Agent” has the meaning given to such term in Section 4.6(a).

“Superior Proposal” has the meaning given to such term in Section 4.16(b).

“Tax” means any foreign, federal, state, county, or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, value added, alternative minimum, capital gains, estimated, escheat, unemployment, environmental, employment, payroll, severance, social security (or similar), or withholding tax or other tax, duty, fee, assessment or charge of any kind whatsoever imposed by

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any Taxing Authority and any interest, fine, penalties or additions related thereto, including any item described in this definition that is attributable to another Person but for which the taxpayer is liable to pay by Law or contract.

“Tax Return” means all tax returns, statements, forms, reports or other documents (including elections, waivers or extensions, declarations, disclosures, schedules, estimates, information returns, attachments thereto and any amendment thereof) with respect to Taxes supplied or required to be supplied to any Taxing Authority.

“Taxing Authority” means any federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

“Transaction Expenses” means the reasonable and documented fees, costs, expenses, disbursements and charges of the Investor paid or payable to third parties incurred in connection with, or relating to the diligence, negotiation, preparation or implementation (including legal, accounting, restructuring, business strategy, advisory and consulting services) of this Agreement, the Rights Offering, the Investor Equitization or any of the transactions contemplated by the foregoing or by the Plan or the Restructuring Support Agreement, and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including the collection of any fees or expenses owing under this Agreement), which shall include but is not limited to, (i) the reasonable and documented fees, costs and expenses of the advisors, agents and Representatives for the Investor (including, for the avoidance of doubt, the fees, costs and expenses of each of Kirkland & Ellis LLP, Wachtell Lipton Rosen & Katz and, pursuant to the terms of the engagement letter dated February 13, 2012, Houlihan Lokey) and (ii) filing fees (if any) required by the HSR Act or any foreign competition Laws and any expenses related thereto in accordance with Section 4.9 and Section 5.2, but shall not include, for the avoidance of doubt, any Acquisition Transaction Expenses.

“Unaudited Financial Statements” has the meaning given to such term in Section 2.11.

“Unsubscribed Shares” has the meaning given to such term in the Recitals.

“Voting Record Date” has the meaning given to such term in the Disclosure Statement.

“WARN Act” has the meaning given to such term in Section 2.21.

Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE REDDY PARTIES:

Reddy Ice Holdings, Inc.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

Reddy Ice Corporation

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

INVESTOR:

Centerbridge Capital Partners II, L.P.

By:

By:	/s/ Susanne V. Clark
	Name:	Susanne V. Clark
	Title:	Authorized Signatory

Centerbridge Capital Partners SBS II, L.P.

By:

By:	/s/ Susanne V. Clark
	Name:	Susanne V. Clark
	Title:	Authorized Signatory

[Signature Page to Investment Agreement]

Exhibit A

Plan

Please see attached.

Exhibit B

Series A Preferred

Please see attached.

Execution Copy

EXHIBIT B

REDDY ICE HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF
7.0% SERIES A CONVERTIBLE PREFERRED STOCK

The terms of the authorized 7.0% Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred”), of Reddy Ice Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), are as set forth below:

Section 1.      Designation.  There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a new series of Preferred Stock designated as the Series A Preferred.  The number of shares constituting the Series A Preferred will be 100,000,000.

Section 2.      Dividends.

2.1. General Obligation.  If, as and when declared by the Corporation’s Board of Directors and to the extent not prohibited under the Delaware General Corporation Law (the “DGCL”), the Corporation shall pay preferential dividends in cash or as otherwise provided in Section 2.4 to the holders of the Series A Preferred as provided in this Section 2.  Dividends shall accrue on each share of the Series A Preferred (a “Share”) on a daily basis at the rate of 7.0% per annum on the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such Share is otherwise acquired by the Corporation.  Such dividends shall accrue regardless of whether or not (a) such dividends have been declared, (b) there are profits or surplus (as defined in the DGCL) available for payment or (c) the Corporation is prohibited from paying dividends under applicable law, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid with respect to any Junior Securities.  The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such Share.

2.2. Dividend Reference Dates.  To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning [                 , 2012] (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

2.3. Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

2.4. Payment of Dividends with Shares.  Notwithstanding any other provision of this Section 2, in the sole discretion of the Corporation, any dividends accruing on the Series A Preferred may be paid, in whole or in part, to each holder of Series A Preferred entitled to receive any such dividend in lieu of cash dividends by the issuance of additional Shares of Series A Preferred (including fractional Shares) having an aggregate Liquidation Value at the time of such payment equal to the aggregate amount of the dividends to be paid to any such holder; provided that if the Corporation pays less than the total amount of dividends then accrued on the Series A Preferred in the form of additional Shares, such payment in Shares shall be made pro rata among the holders of Series A Preferred based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.  If, as and when any Shares are issued under this Section 2.4 for the payment of accrued dividends, such Shares shall be deemed to be duly authorized, validly issued and outstanding, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

2.5. Participating Dividends.  In addition to any other dividends accruing or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock (which shall be subject to Section 6.3), the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred had all of the outstanding Series A Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 3.      Liquidation.

3.1. Normal Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon), which amount shall be paid before any distribution or payment is made upon any Junior Securities, and (ii) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series A Preferred was converted into Conversion Stock immediately prior to such event, and the holders of Series A Preferred shall not be entitled to any further payment with respect to their Shares.  If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount to which they are entitled to be paid under this Section 3.1, then the entire assets available to be distributed to the holders of the Series A Preferred shall be distributed pro rata

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among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred held by each such holder.  Not less than 30 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up.

3.2. Deemed Liquidation.  Any (i) consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity (the Corporation, such surviving entity or the acquirer(s) of assets contemplated by clause (ii), as applicable, the “Surviving Entity”)), (ii) sale or transfer by the Corporation of all or substantially all of its assets (determined for the Corporation together with its Subsidiaries on a consolidated basis), or (iii) sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the holders thereof, in any case of (i), (ii) or (iii), as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Surviving Entity’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Surviving Entity’s Board of Directors shall be deemed to be a liquidation, dissolution and winding up of the Corporation (a “Deemed Liquidation”) for purposes of this Section 3.2.  Upon the election of the holders of a majority of the outstanding Shares delivered to the Corporation within 45 days after receipt of the Corporation’s notice to the holders of Series A Preferred of any such Deemed Liquidation, all of the holders of the Series A Preferred shall receive from the Corporation the amount payable with respect to the Series A Preferred upon a liquidation, dissolution or winding up of the Corporation under Section 3.1 in cancellation of all of their Shares upon the consummation of any such Deemed Liquidation.  Upon the election of the Corporation delivered to the holders of Series A Preferred within 45 days after delivery of the Corporation’s notice to the holders of Series A Preferred of any such Deemed Liquidation, the Corporation shall have the right to redeem the Series A Preferred for the amount payable with respect to the Series A Preferred upon a liquidation, dissolution or winding up of the Corporation under Section 3.1 upon the consummation of any such Deemed Liquidation; provided that  such right shall be subject to the prior right of the holders of Series A Preferred to convert their shares in accordance with Section 6.1.

Section 4.      Priority of Series A Preferred on Dividends and Redemptions.  So long as any shares of Series A Preferred remain outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Series A Preferred; provided that the Corporation may repurchase shares of Common Stock or Preferred Stock from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of agreements approved by the Corporation’s Board of Directors.

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Section 5.      Voting Rights.

5.1. Voting Rights.

(i)            The holders of the Series A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws in the election of directors and as otherwise required by applicable law, and the holders of the Series A Preferred shall be entitled to vote, together with the holders of the Common Stock voting as a single class, on all matters submitted to the stockholders for a vote, with each share of Common Stock entitled to one vote per share and each Share entitled to one vote for each share of Common Stock issuable upon conversion of the Series A Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

(ii)           In accordance with the provisions of § 242(b)(2) of the DGCL, the number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class vote requirements set forth in § 242(b)(2) of the DGCL (but, in the case of any decrease, not below the number of outstanding shares of any such class or classes).

Section 6.      Conversion.

6.1. Conversion Procedure.

(i)            Optional Conversion.  At any time, and from time to time, any holder of Series A Preferred may convert all or any portion of the Series A Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by calculating the product of the number of Shares to be converted multiplied by the Liquidation Value of each such Share and dividing such product by the Conversion Price then in effect.

(ii)           Except as otherwise provided herein, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation.  At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series A Preferred shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)          Notwithstanding any other provision hereof, if a conversion of Series A Preferred is to be made in connection with a Public Offering or any other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

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(iv)          As soon as possible after a conversion of Series A Preferred has been effected (but in any event within three business days in the case of paragraph (a) below), the Corporation shall deliver to the converting holder:

(a)   a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b)   if such Share is converted under circumstances to which Section 6.6(ii) applies, a cash payment in an amount equal to all accrued dividends with respect to each Share converted which have not been paid prior thereto, plus the amount, if any, payable under paragraph (ix) below with respect to such conversion;

(c)   if such Share is converted pursuant to Section 6.1(i) or Section 6.6(i), other than under circumstances to which Section 6.6(ii) applies, all accrued dividends with respect to each Share converted which have not been paid prior thereto, plus the amount, if any, payable under paragraph (ix) below with respect to such conversion, shall be paid either, in the sole discretion of the Corporation, (x) by the issuance of additional shares of Conversion Stock (including fractional shares) having an aggregate value (in the case of Section 6.6(i), based upon the gross offering price (after giving effect to underwriter discounts and commissions) in such IPO) at the time of such payment equal to the amount of the dividends to be paid plus the amount, if any, payable under paragraph (ix) below or (y) by cash payment in an amount equal to all accrued dividends with respect to each Share converted plus the amount, if any, payable under paragraph (ix) below; and

(d)   a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v)           The Corporation shall declare the payment of all dividends payable under paragraph (iv)(b) and (iv)(c) above.  If for any reason the Corporation is unable to pay any portion of the accrued and unpaid dividends on Series A Preferred being converted pursuant to paragraph (iv)(b) above, such dividends may, at the converting holder’s option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

(vi)          The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.  Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be duly authorized, validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

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(vii)         The Corporation shall not close its books against the transfer of Series A Preferred or of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred.  The Corporation shall assist and cooperate with any holder of Series A Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(viii)        The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series A Preferred.  All shares of Conversion Stock which are so issuable shall, when issued, be duly authorized, validly issued, fully paid and nonassessable and free and clear from all taxes, liens, charges and encumbrances.  The Corporation shall take all such actions as may be necessary to ensure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance) subject to any necessary approvals by the Corporation’s stockholders required under such law, regulation or requirements.  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.

(ix)          If any fractional interest in a share of Conversion Stock would, except for the provisions of this paragraph (ix), be delivered upon any conversion of the Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, may elect to pay an amount to the holder thereof equal to the fair market value of such fractional interest as of the date of conversion (determined jointly by the Corporation and the holders of a majority of the Series A Preferred (without applying any marketability, minority or other discounts)).

(x)           If the shares of Conversion Stock issuable by reason of conversion of Series A Preferred are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

6.2.         Conversion Price.  The initial Conversion Price shall be $7.1377853.  In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to Sections 6.3, 6.4 and 6.5.

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6.3. Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6.4. Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other similar transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.”  Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to ensure that the Series A Preferred shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred immediately prior to such Organic Change.  In each such case, the Corporation shall also make appropriate provisions to ensure that the provisions of this Section 6 and Section 7 shall thereafter be applicable to the Series A Preferred.  The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

6.5. Notices.

(i)            Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)           The Corporation shall give written notice to all holders of Series A Preferred at least five (5) days prior to the date on which the Corporation closes its books or fixes a record date (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)          The Corporation shall also give written notice to the holders of Series A Preferred at least five (5) days prior to the date on which any Organic Change shall take place.

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6.6.Mandatory Conversion.

(i)            Public Offering. The Corporation shall require the conversion of all of the outstanding Series A Preferred hereunder upon the earlier of:

(a)     the consummation of a firm commitment underwritten Public Offering of shares of Common Stock in which (1) the aggregate price paid by the public (after giving effect to underwriter discounts and commissions) for such shares shall be (X) at least $75,000,000, if occurring prior to the closing of the Arctic Acquisition or (Y) at least $100,000,000, if occurring following the closing of the Arctic Acquisition, and (2) the price per share paid by the public (after giving effect to underwriter discounts and commissions) for such shares shall be at least 200% of the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Public Offering; and

(b)   the first date, following an initial Public Offering of shares of Common Stock, on which (1) the aggregate value of the “public float” of the Common Stock shall be at least (X) $75,000,000, if occurring prior to the closing of the Arctic Acquisition or (Y) $100,000,000, if occurring following the closing of the Arctic Acquisition, and (2) the public price per share of Common Stock shall be at least 200% of the Conversion Price then in effect, in the case of each of (1) and (2), determined by the price of the last reported trade, on at least twenty (20) trading days (whether consecutive or not) in a period of thirty (30) consecutive trading days (the period during which the condition set forth in this Section 6.6(i)(b) is satisfied, the “Measurement Period”).

Any mandatory conversion pursuant to this Section 6.6(i) shall only be effected, as applicable, (x) at the time of and subject to the closing of the sale of such shares by the Corporation or its stockholders pursuant to such Public Offering, in the case of clause (a), or (y) on the day following the last day of the Measurement Period, in the case of clause (b). Upon any mandatory conversion pursuant to this Section 6.6(i), the holders of Series A Preferred shall surrender all of their stock certificates representing Series A Preferred in exchange for certificates representing the number of shares of Conversion Stock then issuable upon conversion of such Series A Preferred in accordance with this Section 6.

(ii)           Performance In the event that the Net Debt Ratio is less than 3.0 on four consecutive Dividend Reference Dates, the Corporation shall within the thirty (30) day period following such fourth consecutive Dividend Reference Date require the conversion of all of the outstanding shares of Series A Preferred hereunder by (x) delivering written notice of such mandatory conversion to all holders of shares of Series A Preferred at least seven days prior to such conversion and (y) delivering payment of all accrued and unpaid dividends pursuant to Section 6.1(iv)(b). Upon the payment of all accrued and unpaid dividends pursuant to Section 6.1(iv)(b), the holders of shares of Series A Preferred shall surrender all of their respective stock certificates representing shares of Series A Preferred in exchange for certificates representing the number of shares of Conversion Stock then issuable upon conversion of such shares of Series A Preferred in accordance with this Section 6.

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Section 7. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase capital stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Series A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at the holder’s expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 10.Definitions.

“Arctic Acquisition” means, with respect to Arctic Glacier Income Fund (“Arctic”), a transaction that results in the Corporation’s direct or indirect acquisition in any manner, including by way of a tender offer, exchange offer, merger, consolidation, share exchange, joint venture, partnership, dissolution, liquidation, recapitalization, reorganization, other business combination or similar transaction, of beneficial ownership of at least 80% of the equity securities entitled to vote generally in the election of directors calculated on a fully-diluted basis, taking into account any securities convertible into, exchangeable for or exercisable for any such securities (whether immediately or otherwise) on an as- converted, exchanged or exercised basis, or of all or substantially all of the consolidated assets of Arctic and its Subsidiaries taken as a whole, in each case, without giving effect to any dispositions required by applicable law.

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“Cash” means, as of any date of determination, the aggregate consolidated cash (including bank balances) and cash equivalents of the Corporation and its Subsidiaries, excluding any such cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet of the Corporation and its Subsidiaries, in each case as determined in accordance with GAAP.

“Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $0.0001 per share; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean shares (or other units, as applicable) of the security issuable upon conversion of the Series A Preferred.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“DGCL” has the meaning set forth in Section 2.1.

“EBITDA” means, for any period, the net income or loss of the Corporation and its Subsidiaries on a consolidated basis for such period, in each case, determined in accordance with GAAP, adjusted by excluding, to the extent included in the calculation of net income or loss and without duplication, (1) income tax expense, (2) consolidated interest expense, (3) depreciation and amortization expense, (4) any extraordinary items of income, cost or expense, (5)(a) any gains or losses attributable to the early extinguishment or conversion of indebtedness, (b) gains or losses on discontinued operations and asset sales, disposals or abandonments, (c) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (d) professional expenses, severance expenses or integration costs incurred in connection with any mergers, acquisition or similar transactions, including the Arctic Acquisition and (e) any costs or expenses related to any offering of equity interests of the Corporation or any incurrence of indebtedness (in each case whether or not successful), (6) any non-cash items of income, cost or expense (other than to the extent such non- cash items of expense require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense shall added to net income and deducted when and to the extent actually paid in cash)), (7) transaction costs for the restructuring of the Corporation as contemplated by the Plan, the negotiation and consummation of the fmancing transactions in connection therewith and the other transactions contemplated in connection with the foregoing consummated on or before the date hereof, (8) non-cash valuation adjustments and (9) any expenses related to the repurchase of stock options. EBITDA shall be calculated on a pro forma

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basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by the Corporation which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to any material acquisitions consummated by the Corporation or of its Subsidiaries during any period as if each such material acquisition had been effected on the first day of such period; provided that such pro forma calculation shall be made with respect to only those Dividend Reference Dates occurring after the date of consummation of such acquisition, and EBITDA shall not be recalculated on such pro forma basis with respect to Dividend Reference Dates preceding such consummation for the purpose of determining satisfaction of the condition described in Section 6.6(ii) with respect to such prior Dividend Reference Dates.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business and “earn out” obligations), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, to the extent drawn, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) the amount of all monetary obligations under any leasing or similar arrangement appearing as a liability on the consolidated balance sheet of such Person in accordance with GAAP, (vii) all mark-to-market liabilities under any interest rate cap or swap agreement or foreign currency exchange agreement relating to any liabilities or obligations of such Person of the type described in clauses (i) through (vi) above (and not, for the avoidance of doubt, any commodity swap agreement or other similar agreement), (viii) any liabilities or obligations of a third party of the type described in clauses (i) through (vii) above secured by any property or assets owned by such Person, whether or not the Person that owns such assets or property has assumed or become liable for the payment of such liabilities or obligations, but in no event in excess of the fair market value of the applicable property and assets and (ix) all direct or indirect guarantees in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series A Preferred or any other class or series of the Corporation’s capital stock which is senior to or pan passu with the Series A Preferred with respect to preference and priority on dividends and liquidations as permitted by the terms of the Series A Preferred hereunder or approved by a vote of the holders of the Series A Preferred as provided hereunder.

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“Liquidation Value” of any Share as of any particular date shall be equal to $7.1377853.

“Net Debt” means the difference, determined as of any date, of Indebtedness minus Cash.

“Net Debt Ratio” means, as of any date, the quotient of Net Debt as of such date divided by EBITDA for the twelve-month period ending on such date.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that for purposes of Section 6.6, a Public Offering shall not include an offering made in connection with an employee benefit plan.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

Section 11.Amendment and Waiver.

No amendment, modification, alteration, repeal or waiver of any provision of Section 2 to Section 12 shall be binding or effective without the prior written consent of the holders of a majority of the Series A Preferred outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A Preferred then outstanding.

Section 12.Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal

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executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

Section 13.Other Rights. The shares of Series A Preferred shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Corporation’s certificate of incorporation or as provided by applicable law and regulation.

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Exhibit C

Rights Offering Procedures

Please see attached.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re:	§
	§	Case Nos.: 12-32349 and 12-32350
REDDY ICE HOLDINGS, INC. and	§
REDDY ICE CORPORATION,	§	Chapter 11
§
Debtors.	§	Jointly Administered

RIGHTS OFFERING PROCEDURES

On April 12, 2012, Reddy Ice Holdings, Inc. and Reddy Ice Corporation, as debtors and debtors in possession (collectively, the “Debtors” or the “Company”) filed the Debtors’ Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (as it may be amended, modified, or supplemented from time to time, the “Plan”) and the Debtors’ Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (as it may be amended, modified, or supplemented from time to time, the “Disclosure Statement”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan. Copies of the Plan and Disclosure Statement and related documents describing the Rights Offering can be obtained by going on the Debtors’ restructuring website (http://www.kccllc.net/ReddyIce) free of charge.

On April 19, 2012, the Bankruptcy Court entered an order [Dkt. No. 105] approving these procedures for participating in the rights offering (the “Rights Offering”) contemplated by, and to be implemented pursuant to, Articles III and V of the Plan.

All questions relating to these procedures, other documents associated with the Rights Offering or the requirements for participating in the Rights Offering should be directed to Kurtzman Carson Consultants LLC (the “Subscription Agent”), the rights offering agent retained by the Debtors in these Chapter 11 Cases at:

Kurtzman Carson Consultants
599 Lexington Avenue, 39th Floor
New York, NY 10022
(877) 833-4150

1.             Rights Offering Overview

Pursuant to the Plan, the Debtors are seeking to have holders of Second Lien Notes exchange those Notes for their ratable share of (i) 6,094,327 shares of common equity of reorganized Reddy Holdings, subject to dilution in accordance with the other provisions of the Plan and a further distribution of certain of such shares upon the occurrence of certain events and

(ii) New Preferred Stock of Reorganized Reddy Holdings pursuant to the Rights Offering (to the extent such holder elects to participate in the rights offering). Further, in the event that Class 8B Reddy Holdings General Unsecured Claims votes as a class to accept the Plan, the holders of the Allowed Second Lien Notes Guarantee Deficiency Claims shall waive their right to participate in any distribution of the Reddy Holdings General Unsecured Claim Settlement Payments (which are two annual payments, each totaling $150,000, with the first to be made on the first anniversary of the Effective Date and the second payment to be made on the second anniversary of the Effective Date), and the remaining holders of Allowed Reddy Holdings General Unsecured Claims shall receive, in full and final satisfaction of each Allowed Reddy Holdings General Unsecured Claim, their Pro Rata share of the Reddy Holdings General Unsecured Claim Settlement Payments. The Reddy Holdings General Unsecured Claim Settlement Payments are in complete satisfaction, settlement, discharge, and release of, all Claims and Causes of Action, including, but not limited to, any fraudulent conveyance or lien avoidance action relating to, in connection with or arising out of the Intercompany Claim.

Each holder of an Allowed Second Lien Notes Claim as of the record date (the “Record Date”) established by the Bankruptcy Court, (each an “Eligible Holder”), pursuant to the Rights Offering, has the non-transferable right to purchase the Reorganized Reddy Holdco Preferred Stock (which consists of shares of the 7.0% Series A Convertible Preferred Stock, with a par value of $0.0001 per share, of Reorganized Reddy Holdings) (the “New Preferred Stock”) for a price equal to $7.1377853 per share (the “Rights Exercise Price”). To exercise its right to purchase shares of New Preferred Stock (the “Subscription Rights”), the holder must complete the enclosed rights offering subscription exercise form (the “Rights Exercise Form”), which is being sent concurrently to each Eligible Holder entitling such holder to exercise its Subscription Rights and make the representations and warranties contained therein. As fully described in sections 3 and 4 below, all holders must affirmatively make a binding election on the Rights Exercise Form to exercise its Subscription Rights on or prior to the Rights Offering Deadline and in accordance with the procedures set forth herein. The Rights Exercise Form also indicates the Rights Exercise Price payable in connection with such an exercise. Any reference to “Subscription Purchase Price” shall mean the Rights Exercise Price multiplied by the number of shares of New Preferred Stock such holder has properly elected to purchase in accordance with and subject to these procedures and the Rights Exercise Form.

“New Preferred Stock Pro Rata Share” of an Eligible Holder means the ratio (expressed as a percentage) of such holder’s Rights Participation Claim Amount (as defined below) to the aggregate amount of all Rights Participation Claim Amounts as of the Record Date, subject to adjustment as set forth below.

“Rights Participation Claim Amount” means, in the case of a Second Lien Notes Claim, the principal amount thereof plus prepetition accrued interest.

The Subscription Rights will not be transferable. Only Eligible Holders entitled to exercise Subscription Rights on the Record Date and Subscription Nominees (as defined below) of such holders may submit completed Rights Exercise Forms. Fractional shares shall not be issued; rather, the number of shares of New Preferred Stock available for purchase shall be rounded down to the nearest whole number, and no compensation shall be paid in cash in respect

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of such fractional shares. Each Subscription Right can be exercised for one share of New Preferred Stock.

Notwithstanding anything contained in the Plan to the contrary, under no circumstances shall any Holder of a Second Lien Notes Claim that is not entitled to vote on the Plan pursuant to the order approving the solicitation procedures with respect to the Plan have any Rights Participation Claim Amount with respect to any such Claim.

2.             The Investor Backstop

The Debtors will undertake and consummate the Rights Offering in the amount of $17.5 million. To facilitate the consummation of the Rights Offering, pursuant to the Investment Agreement and as part of the transactions contemplated by the Plan, Centerbridge Capital Partners II, L.P. (and certain of its affiliates) (the “Investor”) has provided a backstop to the offering and has agreed, among other things, to purchase on the Effective Date of the Plan, at the Rights Exercise Price, the aggregate amount of New Preferred Stock that have not been subscribed for by Eligible Holders by the Rights Offering Deadline.

3.             Commencement/Expiration of the Rights Offering

The Rights Offering shall commence on the day upon which the Rights Exercise Forms are first mailed or made available to Eligible Holders (the “Rights Commencement Date”). The Rights Offering shall expire at 5:00 p.m. (Eastern Time) on May 17, 2012, the “Rights Offering Deadline”). Each Eligible Holder intending to participate in the Rights Offering must affirmatively make a binding election to exercise its Subscription Rights on or prior to the Rights Offering Deadline in accordance with the provisions set forth in Section 4 below and in the Rights Exercise Form and submit payment for the shares of New Preferred Stock underlying such Subscription Rights on or prior to the Rights Offering Deadline in accordance with the provisions of Section 4 below.

To facilitate the exercise of the Subscription Rights, on the Rights Commencement Date, the Debtors will mail or cause to be mailed a Rights Exercise Form to each Eligible Holder or its intermediary as of the Record Date, together with instructions for the proper completion, due execution and timely delivery of instructions to the Subscription Agent.

To the extent applicable and necessary, the Debtors will furnish or cause to be furnished Rights Exercise Forms to the record holders of Second Lien Notes Claims, including, without limitation, brokers, banks, dealers, or other agents or nominees (the “Subscription Nominees”). Each Subscription Nominee will be entitled to receive sufficient copies of the Rights Exercise Form and Disclosure Statement for distribution to the beneficial owners of the Second Lien Notes Claims for whom such Subscription Nominee holds such Claims.

4.             Exercise of Subscription Rights

Each Eligible Holder that elects to participate in the Rights Offering (in such capacity, a “Participating Holder”) must affirmatively make a binding, irrevocable election to exercise its

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Subscription Rights before the Rights Offering Deadline.

Each Eligible Holder (other than the Investor) is entitled to participate in the Rights Offering solely to the extent of its Rights Participation Claim Amount. Each Participating Holder may exercise all or any portion of such holder’s Subscription Rights pursuant to the procedures outlined below.

Exercise by Eligible Holders

For a beneficial Holder of a Second Lien Notes Claim to exercise its Subscription Rights, such Holder must return a duly completed Rights Exercise Form to its Subscription Nominee or otherwise instruct its Subscription Nominee as to its instructions for the Subscription Rights in accordance with procedures established by its Subscription Nominee, which, in turn, must (i) convey your subscription through the Depository Trust Company’s (“DTC”) Automated Subscription Offer Program (“ASOP”), so that such information is actually received by the Subscription Agent on or before the Rights Offering Deadline and (ii) pay to the Subscription Agent, by wire transfer of immediately available funds or bank cashier’s check, the Subscription Purchase Price, so that the payment of the Subscription Purchase Price is actually received by the Subscription Agent no later than one (1) Business Day after the Rights Offering Deadline in accordance with these procedures.

Failure to Exercise Subscription Rights

If, on or prior to the Rights Offering Deadline, the Subscription Agent for any reason does not receive from an Eligible Holder’s Subscription Nominee (i) a duly completed Rights Exercise Form or equivalent instructions from DTC (or if such Rights Exercise Form is incomplete or otherwise deficient) on or prior to the Rights Offering Deadline, and (ii) payment of the Subscription Purchase Price for any such Eligible Holder no later than one (1) Business Day after the Rights Offering Deadline, such Eligible Holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

Any attempt to exercise Subscription Rights after the Rights Offering Deadline shall be null and void and the Debtors or Reorganized Debtors shall not be obligated to honor any such purported exercise received by the Subscription Agent after the Rights Offer Deadline regardless of when the documents relating thereto were sent.

The method of delivery of the Rights Exercise Form and any other required documents is at each Holder’s option and sole risk, and delivery will be considered made only when actually received by the Subscription Nominee. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to 5:00 p.m. (Eastern Time) on the Rights Offering Deadline.

Payment for Subscription Rights

On the Rights Commencement Date or at such later date described above, the Debtors

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shall deliver or cause to be delivered to each Eligible Holder, along with the Rights Exercise Form and Disclosure Statement, a notice setting forth the number of shares of New Preferred Stock such Eligible Holder is entitled to purchase, such Holder’s total Subscription Purchase Price and instructions for payment of such Holder’s Subscription Purchase Price.

If, no later than one (1) Business Day after Rights Offering Deadline set forth in such instructions, the Subscription Agent for any reason does not receive on behalf of the Eligible Holder immediately available funds by wire transfer or bank cashier’s check in an amount equal to the total Subscription Purchase Price for such Eligible Holder’s Subscription Rights, such Eligible Holder shall be deemed to have relinquished and waived its Subscription Rights.

Disputes, Waivers, and Extensions

Any and all disputes concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be addressed in good faith by the Debtors in consultation with the Investor, the determinations of which shall be final and binding. The Debtors, in consultation with the Investor, and subject to Bankruptcy Court approval, may (i) waive any defect or irregularity, or permit a defect or irregularity to be corrected, within such times as they may determine in good faith to be appropriate, or (ii) reject the purported exercise of any Subscription Rights for which the Rights Exercise Form and/or payment includes defects or irregularities.

Rights Exercise Forms shall be deemed not to have been properly completed until all irregularities have been waived or cured within such time as the Debtors determine in their discretion reasonably exercised in good faith. The Debtors reserve the right, but are under no obligation, to give notice to any Eligible Holder regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Eligible Holder and the Debtors may, but are under no obligation, to permit such defect or irregularity to be cured; provided, however, that none of the Debtors (including any of its respective officers, directors, employees, agents or advisors), the Subscription Agent, or Investor shall incur any liability for failure to give such notification.

The Debtors, with the approval of the Bankruptcy Court, and in consultation with the Investor, may (i) extend the duration of the Rights Offering or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the Subscription Rights; and (ii) make such other changes to the Rights Offering including which creditors constitute Eligible Holders.

Funds

The payments made to acquire New Preferred Stock pursuant to the Rights Offering (the “Rights Offering Funds”) shall be deposited when made and held by the Subscription Agent in escrow pending the Effective Date in an account or accounts (a) which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien or any cash collateral arrangements and (b) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until

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the Effective Date. The Subscription Agent shall not use the Rights Offering Funds for any purpose other than to release the funds as directed by the Debtors on the Effective Date and shall not encumber or permit the Rights Offering Funds to be encumbered by any lien or similar encumbrance. No interest will be paid to Participating Holders on account of any amounts paid in connection with their exercise of Subscription Rights under any circumstances.

All exercises of Subscription Rights are subject to and conditioned upon confirmation of the Plan and the occurrence of the Effective Date of the Plan. In the event the current Plan is not confirmed and consummated, any payment of the Subscription Purchase Price made to and held by the Subscription Agent will be promptly refunded, without interest, to each respective Participating Holder.

Notwithstanding anything to the contrary herein, the Investor shall make all payments in connection with the Rights Offering Unsubscribed Shares directly to the Company on the Effective Date pursuant to the terms and conditions of the Investment Agreement.

Participating Holder Release

Upon the Effective Date of the Plan, each Participating Holder shall be deemed by virtue of its election to exercise Subscription Rights, to have waived and released, to the fullest extent permitted under applicable law, all rights, claims or causes of action against the Company, Reorganized Reddy Holdings and Reorganized Reddy Corp., the Debtors, the Investor and the Subscription Agent, and each of their respective affiliates, officers, directors, counsel and advisors arising out of or related to the receipt, delivery, disbursements, calculations, transmission or segregation of cash, Subscription Rights and shares of New Preferred Stock in connection with the Rights Offering, except to the extent such claims arise from bad faith, gross negligence or willful misconduct.

5.                                      Stockholders Agreement

The New Preferred Stock will be issued to the Participating Holders without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 1145 of the Bankruptcy Code. The Unsubscribed Shares will be issued to the Investor without registration under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act

On the Effective Date, the Reorganized Company shall enter into a Stockholders Agreement (the “Stockholders Agreement”) with the Investor and certain other holders (the “Stockholders”) of shares of New Common Stock and New Preferred Stock.

Pursuant to the Stockholders Agreement, Courage Capital Management LLC and each holder of New Common Stock or New Preferred Stock representing at least 5% of the New Common Stock (including the New Preferred Stock on and as converted basis, voting as a single class) that elects to join the Stockholders Agreement (collectively the “Stockholder Parties”) and Centerbridge will vote their shares of New Common Stock and New Preferred Stock in favor of five members of the seven member board of directors of reorganized Reddy Holdings that are

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appointed by Centerbridge, one member that is appointed by Courage Capital Management LLC and one member that is the Chief Executive Officer of Reddy Holdings. In addition, the Stockholders Agreement will provide, among other things, that (i) the Stockholder Parties have preemptive rights with respect to equity issuances by reorganized Reddy Holdings in which Centerbridge participates, piggy-back registration rights with respect to registrations of reorganized Reddy Holdings’ capital stock, and certain information rights, (ii) Centerbridge has unlimited demand rights, and the Stockholder Parties, collectively, have one demand right, to cause reorganized Reddy Holdings to register shares of their capital stock, (iii) the Stockholder Parties will have tag-along rights with respect to sales of reorganized Reddy Holdings’ capital stock by Centerbridge and (iv) from and after the fifth anniversary of the effective date of the Plan of Reorganization, the holders of a majority of the then outstanding shares of New Preferred Stock held by the Stockholder Parties will have the right to cause reorganized Reddy Holdings to pursue a sale of reorganized Reddy Holdings. In addition, the Stockholders Agreement will impose transfer restrictions on the Stockholder Parties, including generally prohibiting (subject to certain customary exceptions) transfers of shares of Reddy Holdings’ capital stock by the Stockholder Parties without the approval of the reorganized Reddy Holdings’ board of directors and requiring the Stockholder Parties to cooperate with a sale of reorganized Reddy Holdings that is initiated by Centerbridge or by the holders of a majority of the New Preferred Stock.

Please refer to the Disclosure Statement and the Plan for a more detailed discussion regarding the issuance of the New Preferred Stock

6.                                      Transfer Restriction

The Subscription Rights will not be transferable and will not be listed or quoted on any public or over-the-counter exchange or quotation system. Only Eligible Holders that are entitled to exercise such Subscription Rights on the Record Date and Subscription Nominees of such Eligible Holders may submit completed Rights Exercise Forms. Fractional shares shall not be issued; rather, the number of shares of New Preferred Stock available for purchase shall be rounded down to the nearest whole number, and no compensation shall be paid in cash in respect of such fractional shares. Each Subscription Right can be exercised for one share of New Preferred Stock.

7.                                      Rights Offering Conditioned Upon Confirmation of the Plan; Reservation of Subscription Rights; Investor Election

All exercises of Subscription Rights are subject to and conditioned upon the confirmation of the Plan and the occurrence of the Effective Date of the Plan. Notwithstanding anything to the contrary contained herein, the Disclosure Statement or the Plan, the Debtors reserve the right, in consultation with the Investor, to modify these procedures or adopt additional detailed procedures if necessary in the Debtors’ business judgment to more efficiently administer the distribution and exercise of the Subscription Rights or comply with applicable law.

The Investment Agreement provides as follows. Upon the request of the Company, the Investor may elect, in its sole discretion, to waive the conditions set forth in Section 6.1(1) and Section 6.1(m) of the Investment Agreement and to consummate the Initial Closing (subject to

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the satisfaction (or waiver by the applicable party) of certain other conditions); provided, that (i) at such Initial Closing, on the terms, subject to the conditions and limitations, and in reliance on the representations and warranties, set forth in the Investment Agreement (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order), the Investor shall purchase, and the Company shall sell and issue to the Investor, for an aggregate purchase price equal to $17,500,000, all of the Rights Offering Shares and (ii) concurrently with or promptly thereafter, the Company shall commence and effectuate the Rights Offering in accordance with the Rights Offering Procedures and the Rights Offering Order as if the Company had not first issued or sold such offered Rights Offering Shares to the Investor. In the event that any Eligible Holder duly and properly exercises their Rights in accordance with the Rights Offering Procedures and purchases their respective Rights Offering Shares in the Rights Offering, then the Company shall repurchase and redeem, at a price per share equal to the Exercise Price, a corresponding amount of Rights Offering Shares acquired by the Investor pursuant to Section 1.1(g) and such repurchased shares shall be retired and cancelled without any further action by the Investor or the Company (other than the payment by the Company of such repurchase price and the delivery by the Investor of any share certificates, if applicable).

8.                                      Inquiries and Transmittal of Documents; Subscription Agent

Questions relating to these procedures, properly completing the Rights Exercise Form or any of the requirements for exercising Subscription Rights or otherwise participate in the Rights Offering, should be directed to the Subscription Agent at:

Kurtzman Carson Consultants
599 Lexington Avenue, 39th Floor
New York, NY 10022
(877) 833-4150

All documents relating to the Rights Offering are available from the Subscription Agent as set forth herein. In addition, such documents, together with all papers filed in these chapter 11 cases, are available on the Debtors’ restructuring website (http://www.kccllc.net/ReddyIce) free of charge.

These procedures and the subscription instructions should be read carefully and must be strictly followed. The risk of non-delivery of any documents sent or payments remitted to the Subscription Agent in connection with the exercise of Subscription Rights lies solely with Eligible Holders, and shall not fall on The Debtors, Reorganized Debtors or any of their respective officers, directors, employees, agents or advisors, including the Subscription Agent, under any circumstance whatsoever.

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

In re:
§
REDDY ICE HOLDINGS, INC. and	§	Case Nos.: 12-32349 and 12-32350
REDDY ICE CORPORATION,	§
	§	Chapter 11
§
Debtors.	§	Jointly Administered

INSTRUCTIONS TO RIGHTS EXERCISE FORM

IN CONNECTION WITH THE DEBTORS’ JOINT PLAN OF REORGANIZATION OF

REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION

RIGHTS OFFERING DEADLINE

The Deadline for Exercise of Rights is 5:00 p.m. Eastern Time on May 17, 2012 (the “Rights Offering Deadline”). Please leave sufficient time for your Rights Exercise Form to reach your Nominee and be processed.

To Holders of Second Lien Notes Claims (included in Class 3A Second Lien Notes Claims):

On April 12, 2012, Reddy Ice Holdings, Inc. and Reddy Ice Corporation, as debtors and debtors in possession (collectively, the “Debtors” or the “Company”) filed the Debtors’ Joint Plan of Reorganization of Reddy Ice Holdings and Reddy Ice Corporation (as it may be amended, modified, or supplemented from time to time, the “Plan”) and the Debtors’ Join Plan of Reorganization of Reddy Ice Holdings and Reddy Ice Corporation (as it may be amended, modified, or supplemented from time to time, the “Disclosure Statement”). Pursuant to the Plan, each Holder of a Second Lien Notes Claim as of April 19, 2012 (the “Record Date”) has the right to subscribe for New Preferred Stock based on such Holder’s Rights Participation Claim Amount (as described in Item 2 of the Rights Exercise Form). For a complete description of the Rights Offering, see the accompanying Rights Offering Procedures (the “Rights Offering Procedures”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. Copies of the Plan and Disclosure Statement and related documents describing the Rights Offering can be obtained by going on the Debtors’ restructuring website (http://www.kccllc.net/ReddyIce) free of charge.

You have received the attached Rights Exercise Form because you are a beneficial holder of Reddy Corp’s 13.25% Senior Secured Second Lien Notes due 2015 pursuant to the Second Lien Notes Indenture (the “Second Lien Notes”). Please utilize the attached Rights Exercise Form to execute your election. To elect to participate in the Rights Offering, you must complete and return the attached Rights Exercise Form, together with your full payment for the exercise of such Subscription Rights, to your bank, broker or other nominee (each of the foregoing, a “Nominee”) (or otherwise follow the instructions of your Nominee) with sufficient time for your instructions to be processed and delivered by your nominee to Kurtzman Carson Consultants LLC (the “Subscription Agent”) on or before the Rights Offering Deadline set forth above. Your Rights Exercise Form will be processed by your Nominee in accordance with its established procedures.

Questions. If you have any questions about this Rights Exercise Form or the exercise procedures described herein, please contact the Subscription Agent at (877) 833-4150.

Your Nominee must process any subscription to be made on your behalf by the Rights Offering Deadline or the exercise shall be void and your Subscription Rights will terminate and be cancelled.

To purchase New Preferred Stock pursuant to the Rights Offering:

1.             Insert the principal amount of Second Lien Notes you hold in Item 1. If you have any questions about the amount of Second Lien Notes held by you, please contact your Nominee.

2.             Complete the calculation in Item 2a.

3.             Complete Item 2b, indicating the whole number of Subscription Rights which you wish to exercise.

4.             Read and Complete the certification in Item 3.

5.             Return the Rights Exercise Form in the pre-addressed envelope to your Nominee (or otherwise follow the instructions of your Nominee) in sufficient time for your instructions to be processed by your Nominee on or before the Rights Offering Deadline.

Before exercising any Subscription Rights you should read the Disclosure Statement, including the section entitled “Risks Factors” and the valuation of the Reorganized Debtors contained therein.

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RIGHTS EXERCISE FORM

FOR RIGHTS OFFERING IN CONNECTION WITH THE DEBTORS’ JOINT PLAN OF

REORGANIZATION OF REDDY ICE HOLDINGS AND REDDY ICE CORPORATION

RIGHTS OFFERING DEADLINE

The Rights Offering Deadline for Exercise of Subscription Rights is 5:00 p.m. Eastern on May 17, 2012.

Please leave sufficient time for your Rights Exercise Form to reach your Nominee and be processed.

Please consult the Rights Offering Procedures for additional information with respect to this Rights Exercise Form.

Item 1. Amount of Second Lien Notes. I certify that, as of the Record Date of April 19, 2012, I held Second Lien Notes in the following principal amount (upon stated maturity) (insert amount in box below) or that I am the authorized signatory of that beneficial owner. (If a Nominee holds your Second Lien Notes on your behalf and you do not know the principal amount, please contact your Nominee immediately). For purposes of this Rights Exercise Form, do not adjust the principal (face) amount for any accrued or unmatured interest or any accretion factor. Accrued prepetition interest is accounted for in the multiplier set forth in Item 2a below.

$

Item 2. Rights. Pursuant to the Plan and the accompanying Rights Offering Procedures, each Eligible Holder is entitled to participate in the Rights Offering based upon its “Rights Participation Claim Amount.” To subscribe, fill out Items 2a and 2b below and read and complete Items 3 and 4 below.

2a. Calculation of Maximum Number of Shares of New Preferred Stock.(1) The maximum number of shares of New Preferred Stock for which you may subscribe is calculated as follows:

	X	0.017586928	=
(Insert Principal Amount from Item 1 above)				(Maximum Number of Preferred Stock) Round down to Nearest Whole Number

2b. Exercise Amount. By filling in the following blanks, you are indicating that you are interested in purchasing the number of shares of New Preferred Stock specified below (specify a whole number of shares of New Preferred Stock not greater than the figure in Item 2a), at a price of $7.1377853 per share, on the terms of and subject to the conditions set forth in the Rights Offering Procedures.

(1) To be completed as of the Record Date.

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	X	$ 7.1377853	=	$
(Indicate number of shares of New Preferred Stock you elect to purchase)				Total Exercise Price

Payment for the underlying New Preferred Stock with respect to the Subscription Rights is due no later than one (1) Business Day after the Rights Offering Deadline, to be made in accordance with the instructions contained in the Rights Offering Procedures. If, for any reason, the Subscription Agent does not receive both a duly-completed Rights Exercise Form and payment of the Total Exercise Price before the Rights Offering Deadline from or on behalf of an Eligible Holder, such Eligible Holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

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Item 3. Certification. I certify that (i) I am the holder, or the authorized signatory of the holder, of the amount of Second Lien Notes listed under Item 1 above, (ii) I have received a copy of the Plan and the Disclosure Statement and (iii) I understand that the exercise of rights is subject to all the terms and conditions set forth in the Disclosure Statement and Plan. This certification is not an admission as to the ultimate allowed amount of such Claim.

By returning this Rights Exercise Form, I hereby certify that (A) I am the Eligible Holder, or the authorized signatory of an Eligible Holder, of the Claim identified in Item 1 as of the Record Date; (B) I agree, or such Eligible Holder agrees, to be bound by all the terms and conditions described in the instructions and as set forth in this Rights Exercise Form; (C) I have, or such Eligible Holder has, received a copy of the Disclosure Statement (including the exhibits thereto) and understand that the exercise of this Rights Exercise Form pursuant to the Rights Offering is subject to all the terms and conditions set forth therein and in the accompanying documents.

By returning this Rights Exercise Form, I further certify that I recognize and understand that the Subscription Rights are not transferable. Furthermore, I acknowledge that the Subscription Rights can only be exercised by an Eligible Holder.

I acknowledge that by executing this Rights Exercise Form that the undersigned holder will be bound to pay for the New Preferred Stock that it has subscribed for pursuant to the instructions that will be set forth in a separate notice and that the undersigned holder may be liable to the Debtors to the extent of any nonpayment.

Date: , 2012
Name of Holder:
(Print or Type)
Social Security or Federal Tax I.D. No.:
(Optional)
Signature:
Name of Person Signing:
(If other than holder)
Title (if corporation, partnership or LLC):
Street Address:
City, State, Zip Code:
Telephone Number:

THIS FORM SHOULD BE RETURNED ONLY TO YOUR NOMINEE. DO NOT RETURN TO THE SUBSCRIPTION AGENT.

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Exhibit D

Term Sheet for Stockholders Agreement

Please see attached.

Execution Copy

Exhibit D

REDDY ICE HOLDINGS, INC.

CERTAIN POST-RESTRUCTURING EQUITY TERMS

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Investment Agreement to which this term sheet is attached as an Exhibit.

STOCKHOLDERS AGREEMENT; PARTIES

In connection with the Initial Closing, the Company shall enter into a Stockholders Agreement (the “Stockholders Agreement”) with (a) the Investor, (b) Courage Capital Management, LLC (“Courage”), for so long as it holds either Shares representing at least 5% of the New Common Stock (including Series A Preferred on an as converted basis) or 50% of the Shares acquired by it in the Plan, and (c) each other holder of Shares representing at least 5% of the New Common Stock (including Series A Preferred on an as converted basis) that elects to become a party to the Stockholders Agreement pursuant to the Plan (collectively with the Investor and Courage, the “Stockholder Parties”).

PREEMPTIVE RIGHTS

Subject to customary exceptions, if, after the Effective Date, the Company or any Subsidiary of the Company issues New Common Stock or Series A Preferred (collectively, the “Shares”) or other equity securities (or any options, warrants or other securities (including debt securities) that are convertible into, or exchangeable or exercisable for, Shares or other equity securities) and the Investor (or its Affiliates or Related Funds) participates in such issuance, then each other Stockholder Party shall be entitled to participate in such issuance on a pro rata basis.

TRANSFER RESTRICTIONS

Subject to certain customary exceptions for transfers to Affiliates, Related Funds and family members (“Permitted Transfers”), and except for transfers made pursuant to Tag-Along rights and Drag-Along obligations, prior to the date that is the earlier to occur of (i) a Sale of the Company and (ii) an IPO, no Stockholder Party (other than the Investor or its Affiliates and Related Funds) may transfer any Shares without the prior approval of the Board, and any such transfers so approved by the Board will be subject to securities law compliance, regulatory restrictions, restrictions on transfers to competitors and certain other reasonable restrictions designed to keep the Company from being required to be a public reporting company prior to an initial registered public offering.

TAG-ALONG RIGHTS

Prior to the date that is the earlier to occur of (i) a Sale of the Company and (ii) satisfaction of the Qualified IPO Condition, in connection with any transfer by the Investor (or its Affiliates or Related Funds) of any Shares to a purchaser (other than a transfer that constitutes a Permitted Transfer) (a “Tag-Along Sale”), each other Stockholder Party (collectively, the “Tag-Along Stockholders”) shall have the option to include in such Tag-Along Sale a corresponding percentage of the Shares owned by such Tag-Along Stockholder.

Tag-Along Stockholders shall receive the same amount of consideration per Share that is being paid to the Investor in connection with the Tag-Along Sale and shall otherwise participate on the same terms and conditions as the Investor (in each case, subject to any differences between the Series A Preferred and the New Common Stock to take into account any liquidation preference). No Tag-Along Stockholder shall be liable for any indemnification, or be required to participate in any escrow arrangement, relating to the Tag-Along Sale in excess of the amount of proceeds payable to such Tag-Along Stockholder in connection with such Tag- Along Sale (or in an amount that is disproportionate to the Investor or the other Tag-Along Stockholders, other than with respect to representations, warranties or covenants that are individual to such Tag-Along Stockholder).

DRAG-ALONG

Subject to customary limitations and conditions, in the event that, prior to satisfaction of the Qualified IPO Condition, the Investor holds Shares representing at least 50% of the New Common Stock (including Series A Preferred on an as converted basis but excluding the Equity Plan (as defined below)) and agrees to a Sale of the Company, upon the Investor’s request, all other Stockholder Parties (the “Dragged Stockholders”) shall be required to consent to, and raise no objection against, such Sale of the Company, and to reasonably cooperate with the Investor in the negotiation, documentation and consummation of such Sale of the Company, which may include (x) selling a percentage of such Dragged Stockholder’s Shares to the purchaser in such Sale of the Company corresponding to the aggregate percentage of the Shares held by the Investor that are proposed to be included in such Sale of the Company at the per Share price negotiated by and applicable to the Investor and (y) signing all documents reasonably necessary to consummate such Sale of the Company.

Dragged Stockholders shall receive the same amount of consideration per Share that is being paid to the Investor in connection with the Sale of the Company and shall otherwise participate on the same terms and conditions as the Investor (in each case, subject to any differences between the Series A Preferred and the New Common Stock to take into account any liquidation value). No Dragged Stockholder shall be liable for any indemnification, or be required to participate in any escrow arrangement, relating to the Sale of the Company in excess of the amount of proceeds payable to such Dragged Stockholder in connection with such Sale of the Company (or in an amount that is disproportionate to the Investor or the other Dragged Stockholders, other than with respect to representations, warranties or covenants that are individual to such Dragged Stockholder).

2

SERIES A COMPANY SALE

On and after the fifth anniversary of the Effective Date, the holders of a majority of the then outstanding shares of Series A Preferred held by the Stockholder Parties shall have the right, at any time, to require the Company to undertake a process to seek to consummate, and to consummate, a Sale of the Company.

REGISTRATION RIGHTS

Each Stockholder Party will have the right to participate on a pro rata basis in registered public offerings initiated by the Company or the Investor (which shall have demand registration rights) or the other Stockholder Parties (which shall have one demand registration right, exercisable, following the first anniversary of an IPO, by such other Stockholder Parties representing the lesser of (i) 10% of the Shares and (ii) 50% of the Shares held by such other Stockholder Parties), in each case, subject to underwriter cutbacks, lockups and other customary exceptions or limitations; provided that the in the event of a primary offering by the Company, underwriter cutbacks shall apply first to such piggyback shares.

BOARD REPRESENTATION

Effective upon the Initial Closing and until an IPO shall have occurred, the Company’s board of directors (the “Board”) shall consist of seven directors, (i) five of whom shall be designated by the Investor, and one of whom, for a period of one year following the Effective Date, shall be a member of the Company’s existing board of directors acceptable to the Investor in its sole discretion, (ii) one of whom shall be designated by Courage, for so long as it continues to hold at least 50% of the Shares acquired by it in the Plan (and if such condition fails to be satisfied, such director will resign and its replacement will be designated by the Investor), and (iii) one of whom shall be the Chief Executive Officer of the Company. The Stockholders Agreement will contain a customary voting agreement obligating each Stockholder Party to vote its Shares for these designees. Each member of the Board shall be reimbursed for reasonable expenses incurred in the performance of his or her duties as a director.

MANAGEMENT/INDEPENDENT BOARD MEMBER EQUITY

The Company will establish, for the benefit of members of the Board (other than members of the Board that are employed by any of the Stockholder Parties) and members of senior management of the Company and its Subsidiaries, an incentive equity plan (the “Equity Plan”) that shall provide for the authorization of up to 15.0% of the New Common Stock, on a fully diluted basis, allocable, in the discretion of the Board following the consummation of the Plan, on terms and subject to conditions acceptable to the Board and to the Investor, which are expected initially to take the form of options having an exercise price equal to or greater than fair market value (and initially equal to or greater than the Exercise Price).

AFFILIATE TRANSACTIONS

The Company will not enter into any transactions with the Investor other than (i) the Advisory Agreement, (ii) transactions that, in the judgment of a majority of the directors not affiliated with the Investor, are at least as favorable to the Company and its subsidiaries as could be obtained from an independent third party and (iii) securities offerings in which the “Preemptive Rights” apply.

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INFORMATION RIGHTS

Each Stockholder Party will have the right to receive (i) audited financial statements as soon as reasonably practicable, to the extent these will otherwise be prepared (and unaudited annual financial statements to the extent audited financial statements are not prepared) and (ii) quarterly unaudited financial statements as soon as reasonably practicable.

ADVISORY AGREEMENT

The Company (or one of its Subsidiaries) will enter into a customary advisory agreement with the Investor (the “Advisory Agreement”) providing for reimbursement of its reasonable expenses and containing customary indemnification provisions. The Advisory Agreement will not provide for any monitoring, financing, transaction or other fees.

AMENDMENTS

Any amendments to the Stockholders Agreement will require approval of Stockholder Parties representing more than 50% of the votes represented by then- issued and outstanding Shares (voting as a single class, including Series A Preferred on an as converted basis and any super-voting or other preferred shares or “golden share” issued to the Investor (in all cases, in accordance with and subject to terms of the Agreement and the Plan) prior to the Acquisition Closing or Equitization Closing, as applicable). Notwithstanding the foregoing, any amendment to the provisions of the Stockholders Agreement adversely affecting (a) Courage in the definition of Stockholder Party or under “Board Representation” shall require the approval of Courage and (b) any rights granted to the Stockholder Parties shall require the approval of adversely affected Stockholder Parties holding Shares representing more than 50% of the Shares held by such Stockholder Parties. In addition, no amendment of the Stockholders Agreement that would adversely affect the rights or increase the obligations or liabilities of any Stockholder Party set forth in the Stockholders Agreement in a manner that is disproportionate from the other Stockholder Parties (other than in proportion to the number and relative preferences of Shares) shall be effective without the written consent of such affected Stockholder Party.

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SALE OF THE COMPANY

“Sale of the Company” means (i) any arms’ length transaction or series of related transactions (whether pursuant to an equity issuance, transfer of equity, merger or otherwise) that results in any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Investor or any of its Affiliates or Related Funds) acquiring Shares that represent more than 50% of the combined voting power of the then outstanding Shares or other voting securities of the Company or (ii) any arms’ length transaction or series of related transactions (whether pursuant to an equity issuance, transfer of equity, merger or otherwise) that results in a sale or disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (other than to an entity with respect to which, following such sale or other disposition, at least 50% of the combined voting power of the then outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of the Shares immediately prior to such sale or other disposition); provided that, in the case of clause (i) above, such transaction shall only constitute a Sale of the Company if it results in the Investor ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise) collectively to elect a majority of the Board.

IPO/QUALIFIED IPO CONDITION

“IPO” means an initial public offering, following the Effective Date, of the New Common stock pursuant to an offering registered under the Securities Act, other than any such offerings that are registered on Form S-4 or Form S-8 under the Securities Act.

“Qualified IPO Condition” means the earlier to occur of:

(a)   an IPO in which (i) the aggregate price paid by the public (after giving effect to underwriter discounts and commissions) for such shares shall be at least (A) $75,000,000, if occurring prior to the closing of the Arctic Acquisition or (B) $100,000,000, if occurring following the closing of the Arctic Acquisition, and (ii) the price per share paid by the public (after giving effect to underwriter discounts and commissions) for such shares shall be at least 200% of the Exercise Price (subject to adjustments for splits, recapitalizations and similar events); and

(b)   the first date following an IPO on which (i) the aggregate value of the “public float” of the New Common Stock shall be at least (A) $75,000,000, if occurring prior to the closing of the Arctic Acquisition or (B) $100,000,000, if occurring following the closing of the Arctic Acquisition, and (ii) the public price per share of New Common Stock shall be at least 200% of the Exercise Price (subject to adjustments for splits, recapitalizations and similar events), in the case of each of (A) and (B), determined by the price of the last reported trade, on at least twenty (20) trading days (whether consecutive or not) in a period of thirty (30) consecutive trading days.

5

Exhibit E

Disclosure Statement

Please see attached.

Exhibit F

Term Sheet for Exit Facility

Please see attached.

Exhibit F to

Investment Agreement

Reorganized Reddy Ice Corporation

Reorganized Reddy Ice Holdings

Senior Secured First-Out Revolving Credit Facility(1)

This term sheet sets forth the changes to the terms of the Pre-Petition Credit Agreement that will be implemented in connection with the Exit Facility.

Borrower:

Reddy Ice Corporation, a Nevada corporation (the “Borrower”), reorganized pursuant to a prepackaged case (the “Borrower’s Case”) filed under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Guarantors:

The obligations of the Borrower shall be guaranteed by Reddy Ice Holdings, Inc. (“Holdings”) and each of Holdings’ and Borrower’s direct and indirect subsidiaries (each, a “Guarantor” and collectively the “Guarantors”), each reorganized pursuant a prepackaged case (collectively, the “Guarantors’ Cases” and, together with the Debtor’s Case, the “Cases”) filed under the Bankruptcy Code in the Bankruptcy Court. The obligations also shall be guaranteed by any entity acquired by Holdings or Borrower pursuant to the proposed acquisition of Arctic Glacier Income Fund and its affiliates, and any other acquisitions (and all such entities shall immediately upon the acquisition thereof become “Guarantors” under the Exit Facility).

Administrative Agent:	Macquarie Bank Limited (the “Administrative Agent”)

Lenders:	Macquarie Bank Limited, and other parties to the Facility (as defined herein) from time (collectively, the “Lenders”)

Facility:	A first lien, first-out revolving credit facility (the “Exit Facility”) with an aggregate commitment of $50,000,000.

Fees:

The Exit Facility shall include (without limitation) a servicing fee, make-whole provisions and an anniversary fee (the “Anniversary Fee”), on the same terms and as set forth in the Letter Agreement between Borrower and Administrative Agent dated

(1)                                 Capitalized terms used but not defined herein have the meanings ascribed thereto in the DIP Facility as defined in the Commitment Letter dated as of April 2, 2012.

October 22, 2010 (as amended), beginning with the Anniversary Fee Amount of 1.50% due on October 22, 2012.

The Exit Facility shall also include (without limitation) the Applicable Prepayment Premium (as provided in the letter agreement between Borrower and Administrative Agent dated September 15, 2011), provided that the definition of Applicable Prepayment Premium will be revised to read: “as of any date of determination, (a) from now until December 31, 2012, an amount equal to (i) 1.0% of the total amount of the Commitment reduced or terminated, plus (ii) 50% of all the Anniversary Fees that would have been payable on the Commitment Amount reduced or terminated, (b) from January 1, 2013 until January 1, 2014, an amount equal to 1.0% of the total amount of the Commitment reduced or terminated, and (c) thereafter, zero.”

Interest Rates:	The interest rates under the Exit Facility will be: LIBOR + 700 basis points, or, at the Borrower’s election, ABR + 600 basis points.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days) and interest shall be payable monthly.

ABR is the Alternate Base Rate, which is the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate of interest per annum publicly announced from time to time by the Administrative Agent in New York as its prime rate, and (iii) LIBOR (after giving effect to the LIBOR floor) for an interest period of one-month beginning on such day plus 1.0%; provided that the Base Rate shall be deemed to be not less than 2.50% per annum.

LIBOR will at all times include statutory

2

reserves.

The LIBOR floor shall be 150 basis points.

Maturity:	The earliest of (x) October 22, 2014, and (y) the maturity date (whether by acceleration or otherwise) of the obligations under the Pre-Petition Note Agreements.

Priority and Liens:

All obligations and all guarantees in connection with the Exit Facility (including any cash management obligations) shall at all times be secured by a perfected first priority lien on all tangible and intangible property of the Borrower and Guarantors, including without limitation, all inventory, accounts receivable, general intangibles, chattel paper, owned real estate, real property leaseholds, fixtures and machinery and equipment, deposit accounts, patents, copyrights, trademarks, tradenames, rights under license agreements and other intellectual property and capital stock of subsidiaries of the Borrower and Guarantors and other investment property, whether now existing or in the future created, and including all proceeds and products of any of the foregoing.

Conditions Precedent to Initial Borrowing:

(a) The definitive documentation in respect of the Exit Facility shall have been executed and delivered by the parties thereto and shall be substantially similar to the Pre-Petition Loan Documents, as amended, provided, that:

(i) thresholds and baskets will be adjusted as required by the Administrative Agent to reflect the Borrower’s reorganized capital structure;

(ii) financial ratios and test (but not the financial covenants) will be adjusted as required by the Administrative Agent to reflect the Borrower’s reorganized capital structure;

(iii) the maximum commitment amount shall be $50,000,000; and

(iv) any intercreditor agreement required by the Administrative Agent shall be in form and substance acceptable to the Administrative Agent and on market terms; provided, that the intercreditor agreement with any holders of

3

first lien notes shall be in the same form as the First Lien Intercreditor Agreement (as such term is defined in the Pre-Petition Credit Agreement).
(b) With respect to the cases:

(i) the Bankruptcy Court shall have entered the Approved Confirmation Order;

(ii) the Approved Reorganization Plan shall have been consummated; and

(iii) the Approved Reorganization Plan shall not have been revoked or withdrawn.

(c) After giving pro forma effect to the Approved Reorganization Plan and the borrowing of the loans under the Exit Facility on the closing date thereof:

(i) the Exit Facility shall have at least 7,500,000 available to be borrowed thereunder;

(ii) EBITDA (as defined in the Pre-Petition Credit Agreement) for the last twelve-month period shall be not less than $38,000,000;

(iii) the Borrower shall have received net proceeds of at least $25,000,000 from (i) the Sponsor (as defined in the Plan Support Agreement) and (ii) any holders of notes under the Pre-Petition Second-Lien Note Agreement, in the form of an equity contribution available to the Borrower for general corporate purposes; and

(iv) the aggregate principal amount of any Indebtedness (including any commitments to provide Indebtedness) of the Borrower and the Guarantors in effect upon the effectiveness of the Exit Facility shall not exceed the Exit Facility plus (x) with respect to the holdco notes, an amount and on terms (including, but not limited to, interest rate and maturity date) that are mutually agreed to by the Administrative Agent and the Borrower; provided, that (A) the aggregate amount of holdco notes

4

outstanding shall not exceed $11,700,000 at any one time, (B) the holdco notes shall have a longer dated maturity than the notes under the Pre-Petition First Lien Note Agreement, and (C) the holdco notes shall at all times remain unsecured obligations without any covenants, and (y) $300,000,000 in respect of obligations under the Pre-Petition First Lien Note Agreement, and the Borrower shall have provided to the Administrative Agent reasonably satisfactory support for the calculation of the aggregate amount of such Indebtedness.

Events of Default:

In addition to those included in the Pre-Petition Loan Documents, the Exit Facility shall include events of default relating to (a) the Sponsor’s failure to own voting securities of Holdings in an amount greater than 51% and failure to control a majority of the board of directors of Holdings; and (b) failure of the Sponsor (or its affiliates) to equitize (without any cash consideration paid or payable by the Borrower or any Guarantor and without any cash obligations of the Borrower or any Guarantor arising as a result thereof) its (or their) first lien obligations under the Pre-Petition Note Agreements in an amount of not less than $68,000,000 on or before December 31, 2012 unless prior to such date the Borrower and Guarantors shall have acquired substantially all of the assets of Arctic Glacier Income Fund (and its affiliates) in compliance with the terms of the Exit Facility.

5

EXHIBIT I TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

LIST OF REJECTED CONTRACTS AND LEASES

Executory Contracts and Unexpired Leases to be Rejected(1)

Name and Address of Counterparty	Contracts or Leases Being Rejected (to the Extent they Constitute Executory Contracts)(2)	Debtor Name(3)
A.J. Lewis III	Indemnification Agreement	Reddy Ice Corporation
801 Ivy Lane
San Antonio, TX 78209
Andrew R. Heyer	Indemnification Agreement	Reddy Ice Holdings, Inc.
55 Cushman Road
Scarsdale, NY 10583
Andrew R. Heyer	Indemnification Agreement	Reddy Ice Corporation
55 Cushman Road
Scarsdale, NY 10583
Angela S. Wallander	Indemnification Agreement	Reddy Ice Holdings, Inc.
6522 Waggoner Dr.
Dallas, TX 75230
Ben D. Key	Indemnification Agreement	Reddy Ice Corporation
4423 Creekmeadow Dr.
Dallas, TX 75287
Billy W. Daniel	Indemnification Agreement	Reddy Ice Corporation
2204 Yeargain Ct.
South Lake, TX 76092
Christopher Kiper	Indemnification Agreement	Reddy Ice Holdings, Inc.
628 Palisades Drive
Pacific Palisades, CA 90272
David E. King	Indemnification Agreement	Reddy Ice Holdings, Inc.
455 Bunn Road
Bedminster, NJ 07921
David E. King	Indemnification Agreement	Reddy Ice Corporation
455 Bunn Road
Bedminster, NJ 07921
Douglas R. Korn	Indemnification Agreement	Reddy Ice Holdings, Inc.
303 E. 57th Street, Apt. 34BC
New York, NY 10022

(1)         Each rejected executory contract and unexpired lease identified on this Exhibit includes any modifications, amendments, addenda or supplements thereto.  The listing of a contract or lease on this Exhibit is not an admission that the contract or lease is executory or unexpired within the meaning of section 365 of the Bankruptcy Code. Further, the Debtors reserve the right to contest any claim or other action that asserts that any contract or lease listed in this Exhibit is not executory or unexpired.

(2)         For the avoidance of doubt, any rejection damage claims for those contracts listed herein will be afforded the treatment for claims in Class 8A or Class 8B of the Plan, as applicable.

(3)         To the extent additional Debtors are party to executory contract or unexpired lease listed herein, each such contract or lease shall be deemed rejected with respect to such Debtor party.

1

Name and Address of Counterparty	Contracts or Leases Being Rejected (to the Extent they Constitute Executory Contracts)(2)	Debtor Name(3)
Douglas R. Korn	Indemnification Agreement	Reddy Ice Corporation
303 E. 57th Street, Apt. 34BC
New York, NY 10022
Gerald A. Williams	Indemnification Agreement	Reddy Ice Holdings, Inc.
9219 Club Glen Drive
Dallas, TX 75243
Gilbert M Cassagne	Indemnification Agreement	Reddy Ice Holdings, Inc.
5939 Deloache
Dallas, TX 75225
Graham D. Davis	Indemnification Agreement	Reddy Ice Corporation
408 Willows Spring Rd.
Heath, TX 75032
Jimmy C. Weaver	Indemnification Agreement	Reddy Ice Corporation
101 Sarsi Cove
Gainsville, TX 76240
Jimmy C. Weaver	Indemnification Agreement	Reddy Ice Holdings, Inc.
101 Sarsi Cove
Gainsville, TX 76240
Joseph A. Geloso	Indemnification Agreement	Reddy Ice Corporation
8239 N.W. 15th Ct.
Coral Springs, FL 33071
Kevin J. Cameron	Indemnification Agreement	Reddy Ice Holdings, Inc.
3647 Washington St.
San Francisco, CA 94118
Mark A. Steffek	Indemnification Agreement	Reddy Ice Corporation
9222 Balsam Gap
Missouri City, TX 77459
Mark A. Steffek	Indemnification Agreement	Reddy Ice Holdings, Inc.
9222 Balsam Gap
Missouri City, TX 77459
Michael Rauch	Indemnification Agreement	Reddy Ice Holdings, Inc.
44 W 77th Street, Apt 7W
New York, NY 10024
Michael S. McGrath	Indemnification Agreement	Reddy Ice Holdings, Inc.
5349 Balmoral
Frisco, TX 75034
Nancy G. Green	Indemnification Agreement	Reddy Ice Corporation
409 Woodmere
Garland, TX 75043
Paul D. Smith	Indemnification Agreement	Reddy Ice Holdings, Inc.
1216 Comal Drive
Allen, TX 75013

2

Name and Address of Counterparty	Contracts or Leases Being Rejected (to the Extent they Constitute Executory Contracts)(2)	Debtor Name(3)
Philip M. Carpenter III	Indemnification Agreement	Reddy Ice Holdings, Inc.
351 East 84th St., Apt. 3C
New York, NY 10028
Philip M. Carpenter III	Indemnification Agreement	Reddy Ice Corporation
351 East 84th St., Apt. 3C
New York, NY 10028
Raymond D. Booth	Indemnification Agreement	Reddy Ice Corporation
2047 Cascade Farms S.
Grand Rapids, MI 49546
Richard A. Coonrod	Indemnification Agreement	Reddy Ice Corporation
7133 Gleason Road
Edina, MN 55439
Rick Wach	Indemnification Agreement	Reddy Ice Holdings, Inc.
5413 Grasmere Drive
Plano, TX 75093
Robert J. Fioretti	Indemnification Agreement	Reddy Ice Holdings, Inc.
666 Greenwich Street, PH 18
New York, NY 10014
Robert J. Fioretti	Indemnification Agreement	Reddy Ice Corporation
666 Greenwich Street, PH 18
New York, NY 10014
Robert G. Miller	Indemnification Agreement	Reddy Ice Corporation
30333 Via Cuesta Arriba
Bonsall, CA 92003
Robert N. Verdecchio	Indemnification Agreement	Reddy Ice Holdings, Inc.
122 Webster Ave
Wyncote, PA 19095
Steven A. Flyer	Indemnification Agreement	Reddy Ice Holdings, Inc.
8 Hickory Road
Short Hills, NJ 07078
Steven J. Janusek	Indemnification Agreement	Reddy Ice Holdings, Inc.
3500 Woodland Hills Court
Flower Mound, TX 75022
Steven J. Janusek	Indemnification Agreement	Reddy Ice Corporation
3500 Woodland Hills Court
Flower Mound, TX 75022
Steven P. Rosenberg	Indemnification Agreement	Reddy Ice Corporation
1480 Justin Road
Rockwall, TX 75087
Theodore J. Host	Indemnification Agreement	Reddy Ice Holdings, Inc.
26690 Rookery Lane
Bonita Springs, FL 34134

3

Name and Address of Counterparty	Contracts or Leases Being Rejected (to the Extent they Constitute Executory Contracts)(2)	Debtor Name(3)
Thomas L. Dann	Indemnification Agreement	Reddy Ice Corporation
431 Log Cabin Road
Ennis, TX 75119
Tracy L. Noll	Indemnification Agreement	Reddy Ice Corporation
5850 Town & Country
Suite 802
Frisco, TX 75034
William A. Newberry	Indemnification Agreement	Reddy Ice Corporation
PO Box 663
Midlothian, TX 76065
William P. Brick	Indemnification Agreement	Reddy Ice Holdings, Inc.
5864 Versailles Avenue
Frisco, TX 75034
William P. Brick	Indemnification Agreement	Reddy Ice Corporation
5864 Versailles Avenue
Frisco, TX 75034
William P. Phoenix	Indemnification Agreement	Reddy Ice Holdings, Inc.
6 Castle Road
Irvington, NY 10533
William P. Phoenix	Indemnification Agreement	Reddy Ice Corporation
6 Castle Road
Irvington, NY 10533

ANY AND ALL INDEMNIFICATION AGREEMENTS WITH REDDY ICE HOLDINGS, INC. AND REDDY ICE CORPORATION, WHETHER OR NOT SET FORTH ABOVE, SHALL BE DEEMED REJECTED PURSUANT TO THE PLAN.

4

EXHIBIT J TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

TERMS OF EXIT CREDIT FACILITY

Exhibit J to

Approved Reorganization Plan

Reorganized Reddy Ice Corporation

Reorganized Reddy Ice Holdings

Senior Secured First-Out Revolving Credit Facility(1)

This term sheet sets forth the changes to the terms of the Pre-Petition Credit Agreement that will be implemented in connection with the Exit Facility.

Borrower:

Reddy Ice Corporation, a Nevada corporation (the “Borrower”), reorganized pursuant to a prepackaged case (the “Borrower’s Case”) filed under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (Dallas Division) (the “Bankruptcy Court”).

Guarantors:

The obligations of the Borrower shall be guaranteed by Reddy Ice Holdings, Inc. (“Holdings”) and each of Holdings’ and Borrower’s direct and indirect subsidiaries (each, a “Guarantor” and collectively the “Guarantors”), each reorganized pursuant a prepackaged case (collectively, the “Guarantors’ Cases” and, together with the Debtor’s Case, the “Cases”) filed under the Bankruptcy Code in the Bankruptcy Court.

Notwithstanding the requirements set forth herein that all subsidiaries of Holdings become a guarantor, the Exit facility will permit Holdings, at its option, to effectuate the proposed acquisition (the “Arctic Acquisition”) of the assets of Arctic Glacier Income Fund and its affiliates under a structure whereby the newly acquired entities and related assets (or entities created to acquire such assets as a means to effectuate the Arctic Acquisition) would be owned directly or indirectly by Holdings but any such newly created or acquired entities (the “Arctic Entities”) shall not be (i) subject to the guaranty and collateral pledge requirements under the Exit Facility, such provisions to be negotiated by MBL and the Borrower in good faith or (ii) considered “Subsidiaries” for purposes of the Loan Documents; it being understood that, such provisions at a minimum shall require that: (a) Holdings at all times shall continue to guaranty solely the obligations arising under the Exit Facility on a senior basis and such guaranty shall be secured by a first priority lien on all of Holdings assets; (b) any

(1)         Capitalized terms used but not defined herein have the meanings ascribed thereto in the DIP Facility as defined in the Commitment Letter dated as of April 2, 2012.

shared services agreements that shall be entered into among the Borrower and/or its subsidiaries on the one hand and the Arctic Entities on the other hand, shall be in form and substance reasonably satisfactory to the Administrative Agent (an “Approved Shared Services Agreement”); and (c) subsidiaries of Holdings that are or own any assets acquired in connection with the Arctic Acquisition shall constitute “Affiliates” of the Borrower for purposes of the “Transactions with Affiliates” covenant in the Exit Facility; provided that such covenant shall contain an exception to enter into the Approved Shared Services Agreement and consummate the transactions contemplated thereby.

Administrative Agent:	Macquarie Bank Limited (the “Administrative Agent”)

Lenders:	Macquarie Bank Limited, and other parties to the Facility (as defined herein) from time (collectively, the “Lenders”)

Facility:	A first lien, first-out revolving credit facility (the “Exit Facility”) with an aggregate commitment of $50,000,000.

Fees:

The Exit Facility shall include (without limitation) a servicing fee, make-whole provisions and an anniversary fee (the “Anniversary Fee”), on the same terms and as set forth in the Letter Agreement between Borrower and Administrative Agent dated October 22, 2010 (as amended), beginning with the Anniversary Fee Amount of 1.50% due on October 22, 2012.

The Exit Facility shall also include (without limitation) the Applicable Prepayment Premium (as provided in the letter agreement between Borrower and Administrative Agent dated September 15, 2011), provided that the definition of Applicable Prepayment Premium will be revised to read: “as of any date of determination, (a) from now until December 31, 2012, an amount equal to (i) 1.0% of the total amount of the Commitment reduced or terminated, plus (ii) 50% of all the Anniversary Fees that would have been payable on the Commitment Amount reduced or terminated, (b) from January 1, 2013 until January 1, 2014, an amount equal to 1.0% of the total amount of the Commitment reduced or terminated, and (c)

2

thereafter, zero.”

Interest Rates:	The interest rates under the Exit Facility will be: LIBOR + 700 basis points, or, at the Borrower’s election, ABR + 600 basis points.

The Borrower may elect interest periods of 1, 2, 3 or 6 months for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days) and interest shall be payable monthly.

ABR is the Alternate Base Rate, which is the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the rate of interest per annum publicly announced from time to time by the Administrative Agent in New York as its prime rate, and (iii) LIBOR (after giving effect to the LIBOR floor) for an interest period of one month beginning on such day plus 1.0%; provided that the Base Rate shall be deemed to be not less than 2.50% per annum.

LIBOR will at all times include statutory reserves.

The LIBOR floor shall be 150 basis points.

Maturity:	The earliest of (x) October 22, 2014, and (y) the maturity date (whether by acceleration or otherwise) of the obligations under the Pre-Petition Note Agreements.

Priority and Liens:

All obligations and all guarantees in connection with the Exit Facility (including any cash management obligations) shall at all times be secured by a perfected first priority lien on all tangible and intangible property of the Borrower and Guarantors, including without limitation, all inventory, accounts receivable, general intangibles, chattel paper, owned real estate, real property leaseholds, fixtures and machinery and equipment, deposit accounts, patents, copyrights, trademarks, tradenames, rights under

3

license agreements and other intellectual property and capital stock of subsidiaries of the Borrower and Guarantors and other investment property, whether now existing or in the future created, and including all proceeds and products of any of the foregoing.

Conditions Precedent to Initial Borrowing:

(a) The definitive documentation in respect of the Exit Facility shall have been executed and delivered by the parties thereto and shall be substantially similar to the Pre-Petition Loan Documents, as amended, provided, that:

(i) thresholds and baskets will be adjusted as required by the Administrative Agent to reflect the Borrower’s reorganized capital structure;

(ii) financial ratios and test (but not the financial covenants) will be adjusted as required by the Administrative Agent to reflect the Borrower’s reorganized capital structure;

(iii) the maximum commitment amount shall be $50,000,000; and

(iv) any intercreditor agreement required by the Administrative Agent shall be in form and substance acceptable to the Administrative Agent and on market terms; provided, that an intercreditor agreement relating to the obligations under the Pre-Petition First First Lien Note Agreement (to the extent such obligations remain outstanding upon the effectiveness of the Exit Facility) that is the same form and substance as the First Lien Intercreditor Agreement (as such term is defined in the Pre-Petition Credit Agreement) shall be acceptable to the Administrative Agent.

(b) With respect to the cases:

(i) the Bankruptcy Court shall have entered the Approved Confirmation Order;

(ii) the Approved Reorganization Plan shall have been consummated; and

(iii) the Approved Reorganization Plan

4

shall not have been revoked or withdrawn.

(c) After giving pro forma effect to the Approved Reorganization Plan and the borrowing of the loans under the Exit Facility on the closing date thereof:

(i) the Exit Facility shall have at least $7,500,000 available to be borrowed thereunder;

(ii) EBITDA (as defined in the Pre-Petition Credit Agreement) for the last twelve-month period shall be not less than $38,000,000;

(iii) the Borrower shall have received net proceeds of at least $25,000,000 from (i) the Sponsor (as defined in the Plan Support Agreement) and (ii) any holders of notes under the Pre-Petition Second-Lien Note Agreement, in the form of an equity contribution available to the Borrower for general corporate purposes; and

(iv) the aggregate principal amount of any Indebtedness (including any commitments to provide Indebtedness) of the Borrower and the Guarantors in effect upon the effectiveness of the Exit Facility shall not exceed the Exit Facility plus (x) with respect to the holdco notes, an amount and on terms (including, but not limited to, interest rate and maturity date) that are mutually agreed to by the Administrative Agent and the Borrower; provided, that (A) the aggregate amount of holdco notes outstanding shall not exceed $11,700,000 at any one time, (B) the holdco notes shall have a longer dated maturity than the notes under the Pre-Petition First Lien Note Agreement, and (C) the holdco notes shall at all times remain unsecured obligations without any covenants, and (y) $300,000,000 in respect of obligations under the Pre-Petition First Lien Note Agreement (such obligations to be payable at an interest rate to be not more than 11.25% per annum and subject to the same fees as in effect prior to the Petition Date), and the Borrower shall have provided to the Administrative Agent

5

reasonably satisfactory support for the calculation of the aggregate amount of such Indebtedness.

Events of Default:

In addition to those included in the Pre-Petition Loan Documents, the Exit Facility shall include events of default relating to (a) the Sponsor’s failure to own voting securities of Holdings in an amount greater than 51% and failure to control a majority of the board of directors of Holdings; and (b) failure of the Sponsor (or its affiliates) to equitize (without any cash consideration paid or payable by the Borrower or any Guarantor and without any cash obligations of the Borrower or any Guarantor arising as a result thereof) its (or their) first lien obligations under the Pre- Petition Note Agreements in an amount of not less than $68,000,000 on or before December 31, 2012 unless prior to such date the Borrower and Guarantors shall have acquired substantially all of the assets of Arctic Glacier Income Fund (and its affiliates) in compliance with the terms of the Exit Facility.

6

EXHIBIT K TO THE

JOINT PLAN OF REORGANIZATION OF REDDY HOLDINGS, INC., ET AL.

FORM OF DISCOUNT NOTES PROMISSORY NOTE

REDDY ICE HOLDINGS, INC.(1)

[FORM OF]
PROMISSORY NOTE

[DATE]	UP TO $[AMOUNT INCLUDING PRO RATA SHARE OF ARCTIC ACQUISITION DISCOUNT NOTES PAYMENT]

FOR VALUE RECEIVED, REDDY ICE HOLDINGS, INC., a Delaware corporation (the “Issuer”), hereby promises to pay to [HOLDER] (together with its successors and assigns, the “Holder”), on each applicable Maturity Date (as defined in Section 1(b) below) the aggregate principal amount, if any, due on such Maturity Date as set forth in Sections 1(a) and (b) below (and identified as the Initial Payment Amount and the Additional Payment Amount), together with interest thereon calculated in accordance with the provisions of this Promissory Note (this “Note”).

1.                                      Principal; Prepayment.

(a)           On [DISCOUNT NOTES PAYMENT DATE] (the “Initial Maturity Date”), the Issuer shall pay to the Holder $[PRO RATA SHARE OF DISCOUNT NOTES PAYMENT] (the “Initial Payment Amount”), together with all accrued and unpaid interest on the Initial Payment Amount.

(b)           In the event that an Arctic Acquisition (as defined in the Joint Plan of Reorganization of Reddy Ice Holdings, Inc. and Reddy Ice Corporation (the “Plan”)) is consummated (the date of such consummation, the “Arctic Consummation Date”), the Issuer shall pay to Holder $[PRO RATA SHARE OF ARCTIC ACQUISITION DISCOUNT NOTES PAYMENT] (the “Additional Payment Amount”) on the Initial Maturity Date or, if the Arctic Consummation Date is on or after the Initial Maturity Date, on the date which is ten (10) business days following the Arctic Consummation Date (such applicable date, the “Additional Payment Maturity Date” and, together with the Initial Maturity Date, each a “Maturity Date”), together with all accrued and unpaid interest on the Additional Payment Amount, if any, payable pursuant to Section 2 below.

(c)           The Issuer shall be entitled to prepay all or any portion of the outstanding interest amount of this Note without premium or penalty at any time.  Any such prepayment shall be made together with all accrued and unpaid interest on the amount prepaid. Unless sooner paid in accordance with the terms hereof, the entire unpaid Initial Payment Amount and Additional Payment Amount, if any, and all unpaid accrued interest shall become fully due and payable on the earlier of (i) the Initial Maturity Date, in respect of the Initial Payment Amount, (ii) the Additional Payment Maturity Date, in

(1) Bracketed, all capitalized terms used in this form of Note which are defined in the Plan have the meanings ascribed to them in the Plan.

respect of the Additional Payment Amount, if any, or (iii) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default.

2.                                      Interest.

(a)           Interest shall accrue on any unpaid portion of the Initial Payment Amount from the date hereof to, but not including, the date of payment on a daily basis at a rate equal to 7.00% per annum (or, if less, at the highest rate then permitted under applicable law) (calculated on the basis of a 365/366 day year, as applicable).  All accrued and unpaid interest shall be payable on the Initial Maturity Date and will not be compounded.

(b)           In the event that an Arctic Acquisition is consummated prior to the Initial Maturity Date, interest shall accrue on any unpaid portion of the Additional Payment Amount from the date hereof to, but not including, the date of payment on a daily basis at a rate equal to 7.00% per annum (or, if less, at the highest rate then permitted under applicable law) (calculated on the basis of a 365/366 day year, as applicable).  All accrued and unpaid interest pursuant to the prior sentence shall be payable on the Initial Maturity Date and will not be compounded.

3.                                      Event of Default.

(a)                                 Definition.  For purposes of this Note, an “Event of Default” shall be deemed to have occurred if the Issuer fails to pay when due and payable on the Initial Maturity Date and/or the Additional Payment Maturity Date, if applicable, any portion of the principal of this Note then due and payable, together with accrued and unpaid interest thereon. The foregoing shall constitute an Event of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b)                                 Consequences of Events of Default.

(i)            If an Event of Default has occurred and is continuing, the Holder may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note (together with all such other amounts then due and payable).  If the Holder demands immediate payment of all or any portion of this Note, the Issuer shall immediately pay to the Holder all amounts due and payable with respect to this Note. Notwithstanding anything to the contrary herein, in no event may the Holder declare any portion of the Additional Payment Amount (or any accrued interest thereon or other amounts with respect thereto) due and payable unless and until the Arctic Consummation Date shall have occurred.

(ii)           The Holder shall also have, and shall be entitled to exercise, any other rights which the Holder may have pursuant to applicable law.

(iii)        The Issuer hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Issuer hereunder.

4.             Amendment and Waiver.  The provisions of this Note may be amended only with the consent of the Issuer and the Holder, and the Issuer may take any action prohibited under this Note, or omit to perform any act required to be performed by it under this Note, only if the Issuer has obtained the written consent of the Holder.

5.             Assignment, Transfer and Register.  The Holder may assign or transfer all or any portion of its interest in this Note in accordance with applicable securities laws. No such transfer shall be effective until the Holder has surrendered this Note for cancellation and replacement, together with written notice to the Issuer of such transfer, which shall include such information as is necessary for the Issuer to maintain the Register.  The Issuer shall keep at its principal office a register (the “Register”) in which the Issuer shall provide for the registration of this Note and for the transfer of the same or any portion thereof. Upon a surrender for registration of transfer of this Note or any portion thereof, the Issuer shall, at its expense, promptly execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name(s) of such transferee(s) and, in the case of a transfer in part, a new Note in the appropriate partial amount registered in the name of such transferor.

6.             Cancellation.  Immediately upon the later of (x) the payment in full of all principal and accrued interest at any time owed on this Note and (y) an Arctic Termination (as defined in the Plan), this Note shall be automatically canceled and the Holder shall immediately surrender this Note to the Issuer for cancellation. After cancellation of this Note, this Note shall not be reissued.

7.             Payments. All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds.

8.             Place of Payment. Payments shall be delivered to the Holder at the address of the Holder set forth on the Issuer’s records or at such other address as is specified by prior written notice by a Holder to the Issuer.

9.             Governing Law.  All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

10.          Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Florida, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

11.          Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address, facsimile number and email address of each party hereto shall be as set forth under such party’s name on the signature pages hereto or such other address, facsimile number or email address as shall be designated by such person in a written notice delivered to the other parties hereto.

*              *              *              *              *

IN WITNESS WHEREOF, the Issuer has executed and delivered this Promissory Note on the date first above written.

ISSUER:
REDDY ICE HOLDINGS, INC.

By:
Name:
Title:

Address:	Reddy Ice Holdings, Inc.
8750 North Central Expressway,
Suite 1800
Dallas, Texas 75231

Signature Page to Promissory Note